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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock of Tribune Company, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
118,282,175 shares of common stock
5,586,083 options to purchase shares common stock
Restricted stock units with respect to 2,901,245 shares of common stock
Share equivalents with respect to 382,523 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 118,282,175 shares of common stock multiplied by $34.00 per share; (B) options to purchase 5,586,083 shares of common stock with exercise prices less than $34.00 multiplied by $7.79 (which is the difference between $34.00 and the weighted average exercise price of such options of $26.21 per share); (C) restricted stock units with respect to 2,901,245 shares of common stock multiplied by $34.00 per share; and (D) share equivalents with respect to 382,523 shares of common stock multiplied by $34.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $4,176,757,677
	(5)	Total fee paid: $128,227
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        July 13, 2007

Dear Shareholder:

        We cordially invite you to attend a special meeting of shareholders of Tribune Company, which we will hold on August 21, 2007, at 9:00 a.m., Central Time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois. At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 1, 2007, by and among Tribune Company (the "Company"), GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the "Trustee") of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "ESOP"), Tesop Corporation, a Delaware corporation wholly owned by the ESOP ("Merger Sub"), and, for limited purposes, EGI-TRB, L.L.C. (the "Zell Entity"), a Delaware limited liability company wholly owned by a trust established for the benefit of Samuel Zell ("Zell" or "Mr. Zell") and his family.

        The Merger Agreement contemplates the merger of Merger Sub into the Company (the "Merger"), with the Company surviving and becoming wholly owned by the ESOP. The Merger is part of a series of transactions under which the ESOP and the Zell Entity have invested and will invest in the Company. If we complete the Merger, the Company will become a privately held company wholly owned by the ESOP, with the Zell Entity as an investor in the Company through a subordinated promissory note and a warrant to acquire common stock. In the Merger, all shares of the Company's common stock ("Company Common Stock"), other than shares held by the ESOP and shares held by shareholders who validly exercise appraisal rights, will be converted into the right to receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, this amount will be increased at an annualized rate of 8% from January 1, 2008 to the closing. Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing a majority of the shares of Company Common Stock outstanding and entitled to vote at the special meeting. Your board of directors recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger.

        The accompanying notice of special meeting and proxy statement provide you with a summary of the Merger Agreement and the Merger, conditions and other factors relating to the Merger, and additional important information. Please read these materials carefully.

        The board has fixed the close of business on July 12, 2007, as the record date for the purpose of determining shareholders entitled to receive notice of and to vote at the special meeting or any adjournment, postponement or continuation of the meeting. The board knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You may also submit your proxy by either visiting the website or calling the toll-free number shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the Merger Agreement and approval of the Merger requires approval by the holders of a majority of the outstanding shares of Company Common Stock, your failure to vote will have the same effect as a vote against the Merger. If you hold your shares through a broker, your broker will be unable to vote your shares without your instructions. You should instruct your broker how to vote your shares, following the procedures provided by your broker.

        We thank you for your support.

Sincerely,

Dennis J. FitzSimons Chairman, President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated July 13, 2007, and is first being mailed to shareholders on or about July 17, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 21, 2007

        We will hold a special meeting of shareholders of Tribune Company ("Tribune" or the "Company") on August 21, 2007, at 9:00 a.m., Central Time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois, for the following purposes:

  1.
  to consider and vote on a proposal to adopt the Merger Agreement and approve the Merger;

  2.
  to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement and approve the Merger; and

  3.
  to act on any other business that may properly come before the meeting.

        Only holders of record of Company Common Stock at the close of business on July 12, 2007, the record date for the special meeting, are entitled to notice of and to vote at the meeting. We cordially invite all shareholders of record to attend the special meeting in person. We will ask you to confirm your identity and stock ownership prior to entering the meeting. If you hold your shares through a broker, please bring a copy of a brokerage statement reflecting your stock ownership as of July 12, 2007. For at least ten days prior to the meeting, the Company will maintain, at its principal executive offices, a list of the names and addresses of shareholders eligible to vote at the meeting.

        Your vote is important, regardless of the number of shares of Company Common Stock you own. The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by the holders of shares of Company Common Stock present and entitled to vote. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting.

        You may also vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. If you sign, date and return your proxy card without indicating how you wish to vote, we will vote your proxy in favor of the adoption of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and do not vote at the meeting, we will not be able to count your shares for purposes of determining whether a quorum is present at the special meeting and your failure to vote will have the same effect as a vote against adoption of the Merger Agreement.

        If you are a shareholder of record, voting in person at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

        If you do not vote in favor of adoption of the Merger Agreement, you will have the right to seek appraisal of the fair value of your shares if we complete the Merger, but only if you submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and otherwise strictly comply with all requirements of Delaware law, which we summarize in the accompanying proxy statement.

By order of the board of directors,

Crane H. Kenney Senior Vice President, General Counsel and Secretary
Dated: July 13, 2007

IMPORTANT

PLEASE VOTE.    YOU MAY VOTE BY:

  •
  SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD

OR

  •
  SUBMITTING YOUR PROXY BY TELEPHONE OR BY INTERNET  (see the proxy card for instructions)

OR

  •
  VOTING IN PERSON AT THE MEETING (if you are a shareholder of record or hold a legal proxy from the shareholder of record)

i

Treatment of Merger Sub Common Stock	83
Representations and Warranties	83
Conduct of Business Pending the Merger	85
No Solicitation of Transactions	87
Shareholders Meeting	89
Stock Options and Other Stock-Based Awards; Employee Benefits	90
Indemnification and Insurance	90
Agreement to Take Further Action and to Use All Reasonable Best Efforts	91
Financing Commitments; Company Cooperation	91
The Tender Offer	92
Eagle Exchange	92
Other Covenants and Agreements	92
Conditions to the Merger	92
Termination	93
Amendment and Waiver	94
OTHER TRANSACTION AGREEMENTS	95
Zell Entity Purchase Agreement	95
ESOP Purchase Agreement	97
Investor Rights Agreement	98
Voting Agreement	98
Zell Entity/ESOP Registration Rights Agreement	99
Chandler Trusts Registration Rights Agreement	99
ESOP Plan Documents	100
Amendment of Shareholder Rights Plan	101
APPRAISAL RIGHTS	101
INFORMATION ABOUT THE COMPANY	104
About Tribune Company	104
Selected Financial Data	106
Market Price of Company Common Stock	119
Security Ownership of Certain Beneficial Owners and Management	119
FINANCIAL PROJECTIONS	124
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	129
SUBMISSION OF SHAREHOLDER PROPOSALS	129
OTHER MATTERS	129
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	130
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	130
WHERE YOU CAN FIND MORE INFORMATION	132
ANNEXES
Annex A Agreement and Plan of Merger	A-1
Annex B Opinion of Morgan Stanley & Co. Incorporated	B-1
Annex C Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	C-1
Annex D Section 262 of the Delaware General Corporation Law	D-1

ii

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. We refer to the Company at times as "we," "our" or "us." This summary term sheet highlights the material information in this proxy statement, but you should realize that it does not describe all of the details of the Merger and related transactions to the same extent described in this proxy statement. We recommend that you read the entire proxy statement because it contains details of the Merger and other important information. We have included references to the pages of this proxy statement where you will find a more complete discussion where helpful.

The Parties to the Merger

        Tribune Company.    The Company is a media and entertainment company, operating primarily in the United States, that conducts its operations through two business segments: publishing and broadcasting and entertainment. In publishing, the Company's leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The Company's broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement the Company's print and broadcast properties and extend its nationwide audience. These segments reflect the manner in which the Company sells its products to the marketplace, manages its operations and makes business decisions. The Company's media operations are principally in major metropolitan areas of the United States and compete against all types of media on both a local and national basis. The Company was founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, the Company became a holding company incorporated in Delaware. The principal executive offices of the Company are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is (312) 222-9100. The Company is publicly traded on the New York Stock Exchange (the "NYSE") under the symbol "TRB."

        Tribune Employee Stock Ownership Plan.    The ESOP was newly formed by the Company on April 1, 2007, with an effective date of January 1, 2007, to enable eligible employees to acquire stock ownership interests in the Company by investing primarily in the Company's common stock. The ESOP is intended to be a qualified employee benefit plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code. The ESOP is intended to invest primarily in the common stock of the Company, and is specifically permitted to invest up to 100% of its assets in the common stock of the Company. As of the record date, July 12, 2007, the ESOP owns 8,928,571 shares of Company Common Stock. The address of the Tribune Employee Stock Ownership Plan is c/o GreatBanc Trust Company, 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523; telephone (630) 572-5130.

        The trustee of the ESOP is GreatBanc Trust Company, a Delaware corporation with its principal executive offices at 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523, and its telephone number is (630) 572-5130. Incorporated in 1989, GreatBanc Trust Company provides trust, investment and wealth management services to individuals as well as a range of institutional services to corporations, foundations, endowments and not-for-profit organizations. GreatBanc Trust Company is an independent ERISA trustee with a specialization in employee stock ownership plans. Together with its two affiliates, Salem Trust Company and Pennant Management, Inc., GreatBanc Trust Company supervises client assets from its headquarters in Oak Brook, Illinois and offices in New York, Chicago, Milwaukee and several locations in Florida.

        Tesop Corporation.    Tesop Corporation is a Delaware corporation wholly owned by the ESOP with its principal executive offices at c/o GreatBanc Trust Company, 1301 West 22nd Street, Suite 800, Oak

Brook, Illinois 60523. Merger Sub's telephone number is (630) 572-5130. Merger Sub was formed solely for purposes of entering into and consummating the Leveraged ESOP Transactions. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the Leveraged ESOP Transactions.

        EGI-TRB, L.L.C.    EGI-TRB, L.L.C. (the "Zell Entity") is a Delaware limited liability company wholly owned by Sam Investment Trust, a trust established for the benefit of Zell and his family. Its address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606; telephone number (312) 454-0100. The Zell Entity was formed solely for purposes of entering into and consummating the Leveraged ESOP Transactions. As of the record date, July 12, 2007, the Zell Entity owns 1,470,588 shares of Company Common Stock. The Zell Entity has not conducted any activities to date other than activities incidental to its formation and in connection with the Leveraged ESOP Transactions. See "Identity and Background of Filing Persons" beginning on page 73.

The Proposal

        We are asking you to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Merger. We have attached a copy of the Merger Agreement to this proxy statement as Annex A. The Merger is part of a series of transactions, which we refer to as the Leveraged ESOP Transactions, under which the ESOP and the Zell Entity have invested and will invest in the Company. In the Merger, all shares of Company Common Stock, other than shares held by the ESOP and shares held by shareholders who validly exercise appraisal rights, will be converted into the right to receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, this amount will be increased at an annualized rate of 8% from January 1, 2008 to the closing. We refer to the per share amount paid in the Merger as the "Merger Consideration." See "The Special Meeting" beginning on page 79.

Date, Time and Location of the Special Meeting

        We will hold the special meeting at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois, on August 21, 2007, starting at 9:00 a.m., Central Time. See "Time, Place and Purpose of the Special Meeting" beginning on page 79.

Record Date

        Each holder of record of shares of Company Common Stock entitled to vote will have the right to one vote for each such share held. Only holders of record at the close of business on July 12, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. See "Record Date and Quorum" beginning on page 79.

Required Vote

        In order for us to complete the Merger, shareholders representing at least a majority of shares of Company Common Stock outstanding and entitled to vote thereon at the close of business on the record date must vote "FOR" adoption of the Merger Agreement and approval of the Merger. A failure to vote your shares of Company Common Stock, an abstention or a broker non-vote will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the Merger. In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our shareholders on the proposal. For the purpose of such adjournment proposal, if a holder of shares of Company Common Stock fails to cast a vote, in person or by authorizing a proxy, such failure will not have any effect on the outcome of the proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. See "Required Vote" beginning on page 79.

When the Merger Will be Completed

        We anticipate completing the Merger by the end of 2007, subject to adoption of the Merger Agreement by the Company's shareholders and satisfaction of the other closing conditions set forth in the Merger Agreement. See "The Merger Agreement—Effective Time; Structure" beginning on page 82.

Effects of the Merger

        If the Company's shareholders adopt the Merger Agreement and we satisfy the other conditions to closing, Merger Sub will merge into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation") and becoming wholly owned by the ESOP. Following completion of the Merger, the Company Common Stock will no longer be publicly traded and shareholders other than the ESOP will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company. Immediately following the consummation of the Merger, the Zell Entity will purchase from the Company a subordinated promissory note and a warrant to acquire common stock. Immediately upon completion of the Leveraged ESOP Transactions, the ESOP will own approximately 52% of the fully diluted equity of the Company, and the Zell Entity will own a warrant to purchase approximately 40% of the fully diluted equity of the Company, in each case after giving effect to the grant of share equivalent awards expected to be made to certain members of management and other key employees. See "Certain Effects of the Merger" beginning on page 54.

Recommendation of the Company's Board of Directors

        The Company's board of directors (the "Board") recommends that you vote FOR adoption of the Merger Agreement and approval of the Merger. See "Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board" beginning on page 28.

        On September 21, 2006, the Board formed a special committee (the "Special Committee"), consisting of all of the members of the Board other than the Chief Executive Officer and the three directors nominated by Chandler Trust No. 1 and Chandler Trust No. 2 (the "Chandler Trusts"), to oversee a formal process of exploring strategic alternatives. The Special Committee was created to ensure oversight of the process free of any potential conflicts of interest.

        On April 1, 2007, the Board, based on the recommendation of the Special Committee, determined that the Merger Agreement is advisable, fair to and in the best interests of the Company and its unaffiliated shareholders, and approved the Merger Agreement and the transactions contemplated thereby. Representatives of the Chandler Trusts on the Board abstained from voting as directors, and Mr. Zell was not a member of the Board at the time the Board made these determinations, recommendations and approvals.

        For the factors considered by the Board in reaching its decision to approve the Merger Agreement and approve the Merger, see "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board." See also "Special Factors—Interest of Directors and Executive Officers" beginning on page 60.

Opinion of the Special Committee's Financial Advisor

        In connection with the Merger, the Special Committee received a written opinion, dated April 1, 2007, from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Special Committee's financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the unaffiliated holders of Company Common Stock. Morgan Stanley also provided this opinion to the Board. We have attached the full text of Morgan Stanley's written opinion to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Morgan Stanley addressed its opinion to the Special Committee and the Board in connection with their evaluation of the Merger Consideration from a financial point of view, and its opinion does not address any other aspects or implications of the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger. See "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 34 and Annex B.

Opinion of the Company's Financial Advisor

        In connection with the Merger, the Board received a written opinion, dated April 1, 2007, from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Company's financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by unaffiliated holders of Company Common Stock. We have attached the full text of Merrill Lynch's written opinion to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Merrill Lynch addressed its opinion to the Board in connection with its evaluation of the Merger Consideration from a financial point of view, and its opinion does not address any other aspects or implications of the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger. See "Special Factors—Opinion of the Company's Financial Advisor" beginning on page 43 and Annex C.

Opinion of Valuation Research Corporation

        In connection with the Tender Offer, the Board received written opinions, dated May 9, 2007 and May 24, 2007, from Valuation Research Corporation ("VRC") as to the solvency and capital adequacy of the Company after giving effect to the Step One Transactions, as of those dates. VRC's opinion is directed to the Board, addresses only the matters set forth therein, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act on any matters relating to the Merger. The Company also expects that VRC will provide a solvency opinion in connection with the Merger. The Company's receipt of a satisfactory solvency opinion giving effect to the Merger and related transactions is a condition to consummation of the Merger. See "Special Factors—Opinion of Valuation Research Corporation" beginning on page 47.

Financing

        The Company has entered into a commitment letter with certain lenders with respect to a $2.105 billion incremental term loan facility and a $2.1 billion senior unsecured bridge facility. The Company may issue $2.1 billion senior notes or senior subordinated notes in lieu of drawing under the senior bridge facility or to refinance the senior bridge facility at a later date. The proceeds from these borrowings or issuances will in all cases be used by the Company, among other ways, in connection with the payment of the Merger Consideration pursuant to the terms of the Merger Agreement. See "Special Factors—Financing" beginning on page 57.

No-Solicitation Provision of the Merger Agreement

        The Company has agreed not to take certain actions that would encourage an alternative proposal to the Merger. However, the parties to the Merger Agreement have agreed that, under certain circumstances, the Company may respond to an unsolicited alternative proposal. The Company has also agreed not to withdraw or modify the approval by the Special Committee or the Board of the Merger or the Merger Agreement, or propose publicly to do so, or to approve or propose publicly to approve any alternative proposal, except, under certain circumstances, if the Board determines that failure to take the foregoing actions would be inconsistent with the exercise of its fiduciary duties. See "The Merger Agreement—No Solicitation of Transactions" beginning on page 87.

Conditions to the Merger

        The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of certain conditions, including shareholder and regulatory approval, receipt of financing and receipt of a satisfactory solvency opinion. See "The Merger Agreement—Conditions to the Merger" beginning on page 92.

Termination of the Merger Agreement

        The Merger Agreement may be terminated by mutual agreement of the Company and the ESOP (but only with the prior written consent of the Zell Entity). In addition, the Merger Agreement may be terminated, under certain circumstances, if the Merger has not occurred by May 31, 2008, if any final and non-appealable injunction or order permanently prohibits the consummation of the Merger, or if shareholder approval has not been obtained at the shareholders meeting.

        In addition, the Merger Agreement may be terminated by the Company, under certain circumstances: (1) if the ESOP breaches or fails to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition to the Company's obligation to consummate the Merger to be satisfied and cannot be cured by May 31, 2008; (2) in order to accept a Superior Proposal; or (3) if the Zell Entity Purchase Agreement is terminated in accordance with its terms prior to the consummation of the Merger.

        The Merger Agreement may be terminated by the ESOP, under certain circumstances: (1) if the Company breaches or fails to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a mutual condition or a condition to the ESOP's obligation to consummate the Merger to be satisfied and cannot be cured by May 31, 2008; or (2) with the prior written consent of the Zell Entity, if prior to approval of the Company's shareholders the Board has failed to make the required recommendation in the proxy statement or has effected a change of recommendation in a manner adverse to the ESOP. See "The Merger Agreement—Termination" beginning on page 93.

        If the Merger Agreement is terminated under certain specified circumstances, the Company may be required to pay the Zell Entity a fee of $25 million, including in the event of termination due to (1) certain breaches by the Company, (2) a change in recommendation by the Board or the Special Committee, (3) a determination by the Board or the Special Committee to accept a Superior Proposal or (4) shareholder disapproval under certain circumstances if the Company then enters into an alternative transaction meeting certain criteria within a year after termination. In addition, under certain specified circumstances the Zell Entity may be required to pay the Company a fee of $25 million, including in the event of termination due to (1) certain breaches by the Zell Entity or (2) failure to obtain the financing for the transactions unless the failure is due to a breach by the Company or the ESOP. See "Other Transaction Agreements—Zell Entity Purchase Agreement" beginning on page 95.

Treatment of Stock Options

        The Merger Agreement provides that all holders of the Company's stock options will receive an amount in cash equal to the excess of the Merger Consideration over the applicable per share exercise price for each stock option (whether vested or unvested) held, less applicable withholding tax. See "The Merger Agreement—Stock Options and Other Stock-Based Awards; Employee Benefits" beginning on page 90.

Treatment of Restricted Stock Shares and Stock-Based Awards

        The Merger Agreement provides that all holders of the Company's restricted stock shares and stock-based awards will receive the Merger Consideration in cash for each share (whether vested or unvested) held, less applicable withholding tax. See "The Merger Agreement—Stock Options and Other Stock-Based Awards; Employee Benefits" beginning on page 90.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the Board, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder, and that may present actual or potential conflicts of interest. See "Special Factors—Interest of Directors and Executive Officers" beginning on page 60.

Material United States Federal Income Tax Consequences

        If you are a U.S. holder (as defined below) of shares of Company Common Stock, the Merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Company Common Stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Company Common Stock. You should consult your own tax advisor for a full understanding of how the Merger will affect your taxes. See "Special Factors—United States Federal Income Tax Consequences" beginning on page 67.

Regulatory Approvals

        The parties have filed applications with the Federal Communications Commission ("FCC") for consent to the transfer of control of the Company from its public shareholders to the ESOP, the Zell Entity and Zell. The parties have also requested that the FCC waive its rule prohibiting the common ownership of daily English language newspapers and broadcast stations in the five markets where the Company owns such combinations. The parties have also requested a "failing station waiver" to permit the continued common ownership of the Company's two television stations in Hartford, Connecticut, as well as a "satellite waiver" to permit the continued common ownership and operation of WTTK, Kokomo, Indiana, as a satellite station of WTTV, Indianapolis, Indiana. See "Special Factors—Regulatory Approvals" beginning on page 71.

Rights of Appraisal

        Delaware law provides you with appraisal rights in the Merger. This means that, if you fully comply with the procedures for perfecting appraisal rights, Delaware law entitles you to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the Merger Agreement at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow strictly the procedures specified under Delaware law will result in the loss of your appraisal rights. We have attached a copy of Section 262 of the General Corporation Law of the State of Delaware ("DGCL"), which sets forth the requirement for exercising appraisal rights, to this proxy statement as Annex D. We encourage you to consult your legal advisor if you intend to seek appraisal rights. See "Special Factors—Appraisal Rights" beginning on page 67 and Annex D).

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers address briefly some questions you may have regarding the Merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents that we refer to or incorporate by reference in this proxy statement.

What am I being asked to vote on?

        We are asking you to vote on adoption of the Merger Agreement entered into by and among the Company, the ESOP, Merger Sub and, for limited purposes, the Zell Entity, and thereby to approve the Merger.

What is the purpose of the Merger?

        The purpose of the Merger is to make the Company a private company, wholly owned by the ESOP, with the Zell Entity as an investor in the Company through a subordinated note and a warrant to acquire common stock. The Merger is one step in the Leveraged ESOP Transactions. In the Merger, all shares of Company Common Stock, other than shares held by the ESOP and shares held by shareholders who validly exercise appraisal rights, will be converted into the right to receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, this amount will be increased at an annualized rate of 8% from January 1, 2008 to the closing.

What are the Leveraged ESOP Transactions?

        What we refer to as the "Leveraged ESOP Transactions" consist of a series of transactions that include the Merger, as well as the following:

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  The ESOP has purchased 8,928,571 shares of Company Common Stock from the Company at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP or distributions paid on the shares of Company Common Stock held by the ESOP. See "Other Transaction Agreements—ESOP Purchase Agreement."

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  The Zell Entity has made an initial investment of $250 million in the Company in exchange for (1) 1,470,588 shares of the Company Common Stock at a price of $34.00 per share and (2) an unsecured subordinated exchangeable promissory note of the Company in the principal amount of $200 million, which the Company must repay immediately prior to the Merger. The promissory note is exchangeable at the Company's option, or automatically upon termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments. The shares of Company Common Stock, the exchangeable promissory note and any underlying shares acquired upon exchange that are held by the Zell Entity are subject to certain transfer restrictions until April 23, 2010. In connection with the Zell Entity's investment, on May 9, 2007, Mr. Zell was appointed as a member of the Board. See "Other Transaction Agreements—Zell Entity Purchase Agreement."

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  The Company commenced, on April 25, 2007, a tender offer to purchase up to 126,000,000 shares of Company Common Stock at a price of $34.00 per share in cash (the "Tender Offer"). Approximately 218,132,000 shares were tendered in the Tender Offer, which expired at 5:00 p.m. New York City time, on May 24, 2007. Because more than 126,000,000 shares were tendered in the Tender Offer, proration of tendered shares, except for "odd lots" (lots held by owners of less than 100 shares), was required.

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  The Company, the ESOP, Merger Sub and, for limited purposes, the Zell Entity entered into the Merger Agreement providing for the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. See "The Merger Agreement."

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  In the Merger, the Zell Entity will receive cash for the shares of Company Common Stock it owns and, immediately prior to the Merger, the Company will repay the exchangeable promissory note held by the Zell Entity. Following consummation of the Merger, the Zell Entity will purchase from the Company, for an aggregate of $315 million, a $225 million subordinated promissory note and a 15-year warrant (the "Warrant"). The Warrant will entitle the Zell Entity to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully-diluted basis, including after giving effect to share equivalents under a management equity incentive plan). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first 10 years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment). See "Other Transaction Agreements—Zell Entity Purchase Agreement."

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  The Company has agreed to grant the Zell Entity and the ESOP registration rights, in the event the Merger does not close, with respect to the shares of Company Common Stock that the Zell Entity and the ESOP purchased from the Company in their initial investments. However, the Zell Entity will not be able to exercise its registration rights prior to April 23, 2010 and, in the event the Merger does not close, will be prohibited from selling or assigning its Company Common Stock, exchangeable promissory note or underlying shares acquired upon exchange until April 23, 2010, other than to certain permitted transferees. In addition, the ESOP will not be able to exercise its registration rights prior to April 1, 2008. The Company has also agreed to grant the Chandler Trusts registration rights. See "Other Transaction Agreements—Zell Entity/ESOP Registration Rights Agreement" and "Other Transaction Agreements—Chandler Trusts Registration Rights Agreement."

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  The Company has secured financing commitments from and executed a Credit Agreement with certain lenders to provide the Company with the ability to borrow the amounts required for purposes of financing the Leveraged ESOP Transactions, to refinance certain indebtedness of the Company, including indebtedness under its existing credit facilities, and for working capital and general corporate purposes of the Company. See "Special Factors—Financing."

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  The Chandler Trusts tendered into the Tender Offer all shares held by them as of the expiration of the Tender Offer.

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  Effective no later than January 1st following the date the Merger is consummated, the Company intends to elect to be treated as an S corporation under Subchapter S of the Code and to elect for each of its domestic eligible subsidiaries (other than (a) immaterial subsidiaries and (b) any other subsidiaries for which the Company reasonably determines the failure to be treated as a qualified subchapter S subsidiary for U.S. federal income tax purposes would not result in material adverse tax consequences to the Company) to be treated as qualified subchapter S subsidiaries for U.S. federal income tax purposes. Subject to certain limitations (such as the built-in gains tax applicable for ten years to gains accrued prior to the election), once the Company so elects, it will not be subject to federal income tax. Instead, the Company's income will be required to be reported by its shareholders. The ESOP will generally not be taxed on the share of income that is passed through to it.

In addition, after the 2007 baseball season, the Company intends to dispose of an interest in the Chicago Cubs and the Company's 25 percent stake in Comcast SportsNet Chicago. The Company currently expects to use proceeds from such disposition to pay down Company debt.

Who will own the Company following the Merger?

        Immediately upon completion of the Merger, the Company will be wholly owned by the ESOP. The Zell Entity will be an investor in the Company through a subordinated promissory note and a warrant to acquire common stock, which will entitle the Zell Entity to purchase, at a future date, approximately 40% of the economic equity interest in the Company.

Why is the Company engaging in the Merger and the other Leveraged ESOP Transactions?

        After a rigorous and thorough strategic review process during which the Special Committee considered a number of strategic alternatives, the Special Committee and the Board determined that the Merger and the other Leveraged ESOP Transactions were in the best interests of the Company and its shareholders. The Special Committee and the Board considered a number of factors in determining to recommend the Merger and the other Leveraged ESOP Transactions. These included:

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  the fact that the value offered in the Leveraged ESOP Transactions was as high as any proposal received from any third party, and the consideration offered in the Merger of $34.00 per share reflects a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, and approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007;

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  the business, operations, properties and assets, financial condition, business strategy and prospects of the Company (as well as the risks involved in achieving those prospects);

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  the fact that the Company had explored a variety of strategic alternatives over an extended period of time and the Special Committee's view that the Leveraged ESOP Transactions, including the Merger, were in the best interests of the Company and its unaffiliated shareholders compared to the alternatives considered;

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  the fact that the transactions were structured to permit the Tender Offer as a means of purchasing a significant portion of the Company Common Stock on an accelerated timetable, and the increased consideration to be paid in the Merger, in the form of the 8% annualized "ticking fee," in the event the Merger does not close by January 1, 2008;

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  the other terms of the Merger Agreement, including the fact that the Merger Agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits the Company to terminate the Merger Agreement prior to shareholder approval to accept a superior proposal, subject to payment by the Company of a $25 million termination fee;

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  the availability of financing commitments for the Merger and other steps in the Leveraged ESOP Transactions;

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  the analysis and written opinion of Morgan Stanley to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders; and

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  the analysis and written opinion of Merrill Lynch to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders.

For additional factors and more details with respect to the factors considered by the Special Committee and the Board, see "Special Factors—Background of the Merger" and "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board."

Is this part of a going-private transaction?

        Yes. In the Merger, all the remaining shares of Company Common Stock, other than shares held by the ESOP and shares held by shareholders who validly exercise appraisal rights, will be converted into the right to receive cash. As a result, following the Merger, the Company will cease to be a public company.

What does it mean to cease to be a public company?

        Immediately upon completion of the Merger, the Company will be wholly owned by the ESOP, which will result in the Company being delisted from the NYSE and will permit the Company to deregister the shares under the Securities Exchange Act of 1934 (the "Exchange Act"). However, the Company has debt securities that are registered under the Securities Act of 1933, certain of which are listed on the NYSE and, so long as those debt securities remain outstanding, the Company will continue to have reporting obligations under the Exchange Act.

Has the Company or the Board adopted a position on the Merger?

        Yes. The Board, based on the recommendation of the Special Committee, has determined that the Merger Agreement, including the Merger, is advisable, fair to and in the best interests of the Company and the Company's unaffiliated shareholders, and recommends that shareholders vote their shares in favor of the Merger Agreement and the Merger. Representatives of the Chandler Trusts abstained from voting as directors, and Mr. Zell was not a member of the Board at the time the Board made these determinations, recommendations and approvals. See "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board."

How will the Company pay the Merger Consideration?

        We anticipate that we will pay for the Merger Consideration from borrowings under the Second Step Credit Facilities (as defined below). At this time, the Company does not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to pay the Merger Consideration. See "Special Factors—Financing."

When and where is the special meeting?

        We will hold the special meeting of shareholders of the Company on August 21, 2007, at 9:00 a.m., Central Time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois. See "The Special Meeting."

May I attend the special meeting?

        All Company shareholders of record as of the close of business on July 12, 2007, the record date for the special meeting, or their duly appointed proxies, may attend the special meeting. In order to be admitted to the special meeting, we will require a form of personal identification, as well as proof of ownership of Company Common Stock.

        If you hold your shares of Company Common Stock in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of Company Common Stock, such as a bank or brokerage account statement or other proof of ownership, in order to be admitted to the special meeting.

        Please note that if you hold your shares of Company Common Stock in the name of a bank, broker or other holder of record, and plan to vote at the special meeting, you must also present at the special meeting a proxy issued to you by the holder of record of your shares.

        No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Who can vote at the special meeting?

        You can vote at the special meeting if you owned shares of Company Common Stock at the close of business on July 12, 2007, the record date for shareholders entitled to vote at the special meeting. As of the close of business on that day, 127,330,754 shares of Company Common Stock were outstanding (excluding shares held by our subsidiaries). See "The Special Meeting."

What constitutes a quorum?

        The special meeting will only be held if a quorum is present. The presence, in person or by proxy, of shareholders having a majority of the votes entitled to be cast at the meeting will constitute a quorum to conduct business. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter, in circumstances where the broker votes a client's shares on some but not all of the proposals presented at the meeting.

How do I vote?

        Shareholders of record can vote in person, or by proxy on the Internet, by telephone or by mail. To submit a proxy by mail, complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. To submit a proxy by telephone or on the Internet, follow the instructions on the proxy card. We will vote your shares as you indicate. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the Board's recommendations.

        You have the right to revoke your proxy at any time before the meeting by:

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  delivering a written notice of revocation to Tribune's corporate secretary;

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  voting in person by ballot at the meeting;

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  returning a later-dated proxy card; or

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  submitting a new proxy by telephone or on the Internet.

        If you hold shares through a broker, your broker will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available, and as to how your proxy may be revoked. If you would like to vote in person at the meeting, you must obtain a proxy from your broker and bring it to the meeting.

How do I vote my shares in Tribune's employee benefit plans?

        If you are a participant in the Tribune Company 401(k) Savings and Profit Sharing Plan, the Tribune Company Defined Contribution Retirement Plan, or the Times Mirror Savings Plus Plan (collectively, the "Retirement Plans") or in the Tribune Company Employee Stock Purchase Plan (the "Stock Purchase Plan"), you are entitled to instruct the appropriate plan trustee or nominee how to vote the shares held in an account for you under these plans. Plan participants may give instructions to the appropriate plan trustee or nominee by mail, by telephone or on the Internet by following the procedures described on the proxy card.

        Any participant may revoke or modify such instructions prior to 5:00 p.m., Central Time, on August 17, 2007 by delivering written notice to the trustee or nominee. The trustee or nominee will vote shares under Tribune's employee benefit plans in accordance with instructions that it receives by the close of business on August 17, 2007. Shares held in any of the Retirement Plans for which no instructions are received by the close of business on August 17, 2007 will be voted in the same proportion as the shares in each plan for which instructions are received. Shares held in the Employee Stock Purchase Plan for which no instructions are received by the close of business on August 17, 2007 will not be voted.

How many shares are held by Tribune's employee benefit plans?

        Computershare Trust Company, Inc. is the nominee of the Tribune Company Employee Stock Purchase Plan. The Northern Trust Company is the trustee of each of the Retirement Plans. As of the record date, July 12, 2007, the following shares are held in these plans:

Tribune Company Employee Stock Purchase Plan	2,078,829 shares
Tribune Company 401(k) Savings and Profit Sharing Plan	8,513,927 shares
Times Mirror Savings Plus Plan	256,218 shares
All other Tribune defined contribution plans	1,125,282 shares

How are votes counted?

        The inspector of election appointed for the special meeting will count the votes, and will separately count "For" and "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with regard to the proposed Merger, in circumstances where the broker is authorized to vote the client's shares on some but not all of the proposals presented at the meeting and lacks discretionary voting authority with respect to that matter. Because adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, the failure to vote, broker non-votes and abstentions will have the same effect as voting "Against" adoption of the Merger Agreement.

How many votes are required to approve the Merger Agreement?

        Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing a majority of outstanding shares of Company Common Stock entitled to vote thereon as of the close of business on July 12, 2007, the record date for shareholders entitled to vote at the special meeting. As of the close of business on the record date, there are 127,330,754 shares of Company Common Stock outstanding and entitled to vote on the Merger Agreement and the Merger.

How many votes are required to approve an adjournment of the special meeting?

        Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast by our shareholders, in person or by proxy, on the proposal. For the purpose of this proposal, if you fail to cast a vote on this proposal, in person or by proxy, such failure will not have any effect on the outcome of this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

How do the Company's directors and executive officers intend to vote?

        To the best of our knowledge, all of our directors and executive officers intend to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger, although such persons have not entered into agreements obligating them to do so. The Zell Entity, which is owned by a trust established for the benefit of Zell (who became a director of the Company effective May 9, 2007) and his family, has entered into an agreement to vote all of the shares of Company Common Stock that it beneficially owns in favor of the adoption of the Merger Agreement and approval of the Merger. As of the record date, the directors and executive officers of the Company (in the aggregate) hold and are entitled to vote Company Common Stock representing approximately 0.6% of the outstanding shares (which amount does not include the approximately 1.2% of the outstanding shares held by the Zell Entity). See "Other Transaction Agreements—Zell Entity Purchase Agreement."

How does the ESOP intend to vote?

        The ESOP currently holds and is entitled to vote 8,928,571 shares of Company Common Stock, representing approximately 7% of the outstanding shares. The ESOP intends to vote all its shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger.

How many votes do I have?

        You have one vote for each share of Company Common Stock you own as of the record date. If you are a participant in one of the Retirement Plans or in the Stock Purchase Plan, you can direct one vote for each share allocated to your account under these plans.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

        Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See "The Special Meeting."

What if I fail to instruct my broker?

        Without instructions, your broker will not vote any of your shares held in "street name." Broker non-votes, if any, will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as a vote "Against" the Merger proposal.

Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

        No. Because any shares you may hold in "street name" will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

When should I send in my stock certificates?

        After the completion of the Merger, you will receive a letter of transmittal to complete and return to Computershare Trust Company, N.A., the paying agent. In order to receive the Merger Consideration as soon as reasonably practicable following the completion of the Merger, you must send the paying agent your validly completed letter of transmittal together with your Company stock certificates as instructed in the separate mailing. You should not send your stock certificates now.

I do not know where my stock certificate is—how will I get my cash?

        The materials we will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to the Company in order to cover any potential loss.

What should I do now?

        Mail your completed proxy card in the enclosed return envelope. You may also submit your proxy by visiting the website or by calling the toll-free number shown on your proxy card.

What happens if I sell my shares before the special meeting?

        If you transfer your shares of Company Common Stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Can I change my vote after I have mailed in my proxy card?

        Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in any of the following ways: first, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of the Company at the address given below; second, you can request a new proxy card, complete it and send it to the Corporate Secretary of the Company at: 435 North Michigan Avenue, Chicago, Illinois 60611 or complete a new proxy by visiting the website or by calling the toll-free number shown on your proxy card; and third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611. Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. See "The Special Meeting."

What if I have further questions?

        If you have additional questions about the Merger or if you would like additional copies of this proxy statement or a new proxy card, you may call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8621 or contact our Corporate Secretary, Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611.

INTRODUCTION

        We are providing you with this proxy statement and the accompanying form of proxy in connection with the solicitation of proxies by our Board for use at a special meeting of our shareholders to be held on August 21, 2007, at 9:00 a.m., Central Time, at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois.

        At the special meeting, we will ask you to vote on adoption of the Merger Agreement and thereby approve the Merger. The Merger is part of a series of transactions, which we refer to as the Leveraged ESOP Transactions, under which the ESOP and the Zell Entity have invested and will invest in the Company. If we complete the Merger, the Company will become a privately held company wholly owned by the ESOP, and our shareholders will have the right to receive the Merger Consideration for each share of Company Common Stock.

        Our Board, based on the recommendation of the Special Committee, has determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company's unaffiliated shareholders and recommends that shareholders vote "FOR" adoption of the Merger Agreement and approval of the Merger. Representatives of the Chandler Trusts abstained from voting as directors, and Mr. Zell was not a member of the Board at the time the Board made these determinations, recommendations and approvals. See "Special Factors—Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board."

SPECIAL FACTORS

Background of the Merger

        The Company periodically conducts strategic reviews of its businesses internally and with the Board as a means of evaluating the Company's strategic direction and alternatives.

        As early as February 2005, the Company and Merrill Lynch, the Company's outside financial advisor, reviewed with the Board certain factors affecting the Company's Broadcasting & Entertainment Group (the "B&E Group") and discussed on a preliminary basis the range of financial and strategic options available with respect to that business. While the Company had preliminary discussions with certain third parties with respect to the B&E Group, the Company determined not to proceed further with any such discussions pending an upcoming strategic review with the Board.

        In October 2005, the Company held a two-day strategic review with the Board and Merrill Lynch. These sessions included a full review of the media business environment, strategic opportunities and capital planning. Among the strategic alternatives reviewed, the Board dedicated substantial time to exploring the possible sale or other separation of the B&E Group and the impact that such a transaction might have on shareholder value. The Board asked the Company's management and Merrill Lynch to continue their evaluation of such a transaction and other strategic alternatives.

        At a Board meeting in December 2005, the Board explored further the possibility of a separation of the B&E Group, as well as other strategic alternatives, with management and Merrill Lynch. Potential value creation alternatives that were reviewed included a variety of structures for separating the B&E Group, a possible strategic combination with another media company and the acquisition of the Company by financial buyers through a leveraged buy-out. The Board also considered an increase in the Company's stock repurchase authority.

        With respect to the separation of the B&E Group, the Board focused on a tax-free spin-off as having substantial tax and other advantages compared to a taxable sale of the B&E Group. The Board also considered the need to restructure two limited liability companies, TMCT, LLC and TMCT II, LLC (the "TMCT LLCs"), co-owned by the Company and the Chandler Trusts, in connection with a spin-off of the B&E Group or certain other transactions. The restructuring of the TMCT LLCs required the mutual consent of the Company and the Chandler Trusts. The Board directed management to prepare for a possible spin-off of the B&E Group and to pursue the necessary restructuring of the first TMCT LLC, as well as to continue to explore the possible sale of the B&E Group. The Board also increased the Company's stock repurchase authority.

        In mid-December 2005 and early 2006, representatives of the Company met with representatives of a private equity firm, at the firm's request, to understand outside views of the potential value to shareholders of possible private equity transactions. The Company's management and Merrill Lynch also continued to evaluate the possible spin-off of the B&E Group. In January 2006, representatives of the Company met with representatives of the Chandler Trusts to discuss the Company's strategic alternatives and the impact of those alternatives on the TMCT LLCs. The Chandler Trusts representatives expressed their desire to combine any strategic alternative pursued by the Company with the restructuring of the TMCT LLCs. The Chandler Trusts representatives suggested that such a restructuring could occur in the third quarter of 2006.

        In early February 2006, prior to a February 2006 Board meeting, the Chandler Trusts sent a letter to the Board reiterating their desire to restructure the TMCT LLCs and proposing that the TMCT LLCs be restructured prior to a spin-off of the B&E Group. The letter suggested that the restructuring of the first TMCT LLC should be completed by the end of May and the second in September, with a spin-off of the B&E Group promptly thereafter. The letter also stated that in the absence of satisfactory progress on these suggestions, the Chandler Trusts would begin exploring with other shareholders and possible acquirors the possibility of a "fundamental transaction" involving the Company.

        At the February 2006 Board meeting, the Company's management and Merrill Lynch reviewed the Company's progress toward a spin-off of the B&E Group. Management and the Board, including the directors nominated by the Chandler Trusts, discussed the impediments posed by the TMCT LLCs to a spin-off transaction and the Chandler Trusts' proposed resolution through a restructuring of the TMCT LLCs. Management also reviewed its discussions with third parties with respect to a possible sale, spin-off or merger of the B&E Group. In addition, management reviewed its meetings with the private equity firm and its assessment of the range of private equity opportunities that might be available to the Company, and sought the Board's permission to have further discussions to explore a private equity transaction. After reviewing these alternatives, the Board determined that the potential spin-off of the B&E Group was more promising than the other alternatives reviewed. Accordingly, the Board directed management and Merrill Lynch to continue preparing for a possible spin-off of the B&E Group and to continue working toward a resolution of the TMCT LLCs. In light of the focus on a possible spin-off and resolution of the TMCT LLCs, the Board directed management not to have further discussions with the private equity firm.

        At a special meeting of the Board in late March 2006, management reviewed the Chandler Trusts' proposal for restructuring the first TMCT LLC through a distribution to the Company of the Company's interest, the Company's evaluation of that proposal as well as tax and accounting issues, and the work being performed by consultants to appraise certain assets held by that TMCT LLC. Management also reviewed the continued work on the separation of the B&E Group and the potential spin-off, and noted that it would be necessary to restructure not only the first TMCT LLC but also TMCT II, LLC in connection with a spin-off. In late April 2006, the Chandler Trusts sent a letter to the Board stating that they remained committed to a May 31 deadline for restructuring the first TMCT LLC, and urging that the Company announce a plan to spin off the B&E Group at the same time, with a target for completion of the spin-off in September following a restructuring of the second TMCT LLC. The letter also stated that the Chandler Trusts had received "feelers" from a variety of parties and that the Company was considered vulnerable to a transaction initiated by outside parties.

        In early May 2006, the Board reviewed with management and Merrill Lynch the status of the negotiations with respect to the first TMCT LLC, and progress toward a spin-off of the B&E Group. Citi was also invited to this Board meeting to make a presentation regarding a recapitalization and other alternatives. Management and the financial advisors reviewed with the Board various recapitalization alternatives available to the Company, either alone or in combination with a spin-off or other separation of the B&E Group, as a means of returning capital to shareholders in the near term. Merrill Lynch and Citigroup Global Markets Inc. ("Citi") reviewed the impact of a leveraged recapitalization and other considerations that would accompany such a transaction. Management discussed potential cost-savings measures and divestitures that could be used to reduce debt following a leveraged recapitalization. The directors nominated by the Chandler Trusts expressed a lack of support for a leveraged recapitalization, but the rest of the Board determined that further work should be done on the leveraged recapitalization alternatives and should be presented to the Board at the end of the month. The Board also directed management to continue working toward a resolution of the TMCT LLCs and the possible spin-off of the B&E Group.

        At a meeting on May 26, 2006, the Board reviewed with the Company's management, Merrill Lynch and Citi a potential leveraged recapitalization transaction that would involve the repurchase of up to 75 million shares of Company Common Stock. Merrill Lynch and Citi reviewed the benefits of the transaction and the impact on the Company of such a repurchase. Following these reviews, the Board authorized the leveraged recapitalization transaction in the form of a repurchase of up to 75 million shares of Company Common Stock at prices not to exceed $32.50 per share. The three directors nominated by the Chandler Trusts voted against the transaction. On May 30, 2006, the Company announced the leveraged recapitalization transaction using a modified "dutch auction" tender offer. The Company also identified a performance improvement plan with targets of $200 million in annual cost savings and $500 million in asset sale proceeds.

        On June 13, 2006, the Chandler Trusts sent a letter to the Board, and filed the letter publicly, stating that the Chandler Trusts did not intend to tender any shares into the tender offer. The letter said that the Chandler Trusts believed that the process that led to the offer was "hasty and ill-informed" and that the offer failed to address the business issues facing the Company. The letter urged the Company to restructure the TMCT LLCs and to spin off the B&E Group, and suggested the possibility of a financial sponsor for the spin-off. The letter expressed the view that the Company should also promptly explore other strategic alternatives, including a possible leveraged buyout. In addition, the letter called on the Board to appoint a committee of independent directors, with independent financial advisors and legal counsel, to oversee a review of the issues facing the Company and to take action to enhance shareholder value. The letter concluded that, if timely action were not taken, the Chandler Trusts intended to engage with other shareholders and parties to pursue changes in the Company's management and other transactions to enhance value.

        On June 27, 2006, the Company announced that it had repurchased 55 million shares for a price of $32.50 through the tender offer and a separate purchase agreement with the McCormick Tribune Foundation and the Cantigny Foundation (the "Foundations"), two of the Company's major shareholders, at the same price. As a result of these repurchases and the Chandler Trusts' decision not to tender any shares, the Chandler Trusts became the Company's largest shareholders, increasing their percentage ownership in the Company to approximately 15% of the Company's outstanding shares.

        On July 19, 2006, management and the Board reviewed the results of the recapitalization plan with Merrill Lynch and Citi and the Board continued its discussion of other strategic alternatives. The Board requested that each of Merrill Lynch and Citi separately analyze the strategic alternatives available to the Company given the existing operating conditions and to provide their recommendations to the Board at a special meeting scheduled for September 21, 2006. The Board also directed management to renew its efforts to resolve the TMCT LLC issues with the Chandler Trusts.

        Between July 19 and September 21, 2006, representatives of the Company re-engaged with representatives of the Chandler Trusts with respect to the restructuring of the first TMCT LLC and, in September, also engaged in discussions with respect to TMCT II, LLC, including negotiating valuations with respect to the assets of the TMCT LLCs and the timing and terms of a redemption of the

Company's interests in the TMCT LLCs. Representatives of the Chandler Trusts reiterated their view that the Company should undertake a public process to review the Company's strategic alternatives. During this same period, Merrill Lynch and Citi each conducted a review of strategic alternatives available with respect to the Company's businesses and the Company as a whole.

        At its meeting on September 21, 2006, the Board reviewed with management and Merrill Lynch the progress of negotiations on the restructuring of the TMCT LLCs, and reviewed with Merrill Lynch and Citi their analyses of strategic alternatives. The Board reviewed with management and Merrill Lynch the proposed terms of a distribution to the Company of the Company's interests in the TMCT LLCs, including the valuations that had been negotiated with respect to the assets held by the TMCT LLCs, and the proposed distribution to the Company of all of the Company's preferred stock and 80% of the Company Common Stock held by the TMCT LLCs. The Board approved the redemption on the terms presented.

        The range of strategic alternatives reviewed with the Board at the September 21, 2006 meeting included continuing to operate without further restructurings, continuing to pursue a separation of the B&E Group, alternatives with respect to the publishing business, and seeking proposals from third parties for the acquisition of the entire Company. Following this review, the Board created the Special Committee, consisting of all of the members of the Board other than the Chief Executive Officer and the three directors nominated by the Chandler Trusts, to oversee a formal process of exploring strategic alternatives. The Special Committee was created to ensure oversight of the process free of any potential conflicts of interest. As part of this process, the Board authorized the Company to seek third-party proposals for the acquisition of the Company.

        Following the September 21, 2006 meeting, the Company publicly announced the creation of the Special Committee to oversee the process of evaluating strategic alternatives for the Company. The Company stated that it expected the process to conclude by the end of 2006. The Company also publicly announced the restructuring of the TMCT LLCs. As a result of the restructuring, the Chandler Trusts' percentage ownership in the Company increased further. The Special Committee subsequently engaged Morgan Stanley as its financial advisor, as well as separate legal counsel. In addition, the Company formally engaged Citi to act as co-advisor with Merrill Lynch for purposes of the process. Thereafter, the Special Committee directed Merrill Lynch and Citi to begin contacting a wide range of private equity firms and potential strategic buyers to invite them to indicate their interest in an acquisition of the Company, and the Company entered into confidentiality agreements and began sharing information about the Company with interested parties. Over the next several weeks, these parties began receiving information and conducting due diligence with respect to the Company for purposes of determining whether to submit a preliminary bid for the acquisition of the Company. Merrill Lynch and Citi requested preliminary bids from interested parties by October 27, 2006.

        On October 18, 2006, the Special Committee reviewed with the Company's advisors and management and with the Special Committee's financial and legal advisors the status of the strategic review process and considerations relating to the financing that Merrill Lynch and Citi proposed to make available to interested parties. The Special Committee also reviewed with its financial advisor considerations relating to the benefits and risks of exploring the possible sale of parts of the Company concurrently with the possible sale of the whole Company.

        On October 31, 2006, the Special Committee reviewed the process to date with the Company's financial advisors and management, and with the Special Committee's financial and legal advisors. As of October 31, 2006, a total of 17 confidentiality agreements were signed with private equity firms and potential strategic bidders (by the end of the process, 31 confidentiality agreements were signed with potential bidders). Five parties or groups had submitted preliminary indications of interest, with indications of price ranging from $30 to $34 per share. One other group stated that it expected to submit an indication of interest shortly and another group requested an extension. The Special Committee also reviewed with the Company's management and advisors the possibility of asset sales as an enhancement to the process, as well as the possibility of a further leveraged recapitalization of the Company. The Special Committee directed management and the Company's financial advisors to continue the process of seeking a buyer for the entire Company and to explore the sale of all of the B&E Group, the sale of the major market assets of the B&E Group and the sale of the Company's largest newspaper. Thereafter, six parties or groups continued in the process and conducted further due diligence, including data room access and management presentations.

        On November 8, 2006, Zell's Equity Group Investments, L.L.C. ("EGI") signed a confidentiality agreement with the Company.

        On November 17, 2006, the Special Committee reviewed with the Company's financial advisors the status of the process and the parties who remained interested in a potential acquisition of the Company. The financial advisors also reported on parties that had expressed interest in discrete assets of the Company, as well as parties that had initially expressed some interest but had dropped out, including Zell. In addition, the Company's financial advisors reported that the Chandler Trusts desired to enter the bidding process with a possible transaction involving the spin-off of the B&E Group and the Chandler Trusts' acquisition of the remaining Company following the spin-off. The Company's financial advisors also reported on the buyout of Clear Channel Communications that had just been announced, and the implications of that transaction for the Company's process, including the timing of when the Company should request final bids and potential regulatory issues that the buyers in the Clear Channel transaction would have with respect to a subsequent acquisition of the Company. The Special Committee requested further consideration and analysis of these issues.

        On November 27, 2006, the Special Committee received an update from the financial advisors and the Company's management. The advisors reported that one party had dropped out of the process due, in part, to the party's involvement in the Clear Channel transaction, and that the status of another party was uncertain. In light of these uncertainties and a strong desire expressed by the remaining participants in the process for adequate time to prepare and submit a definitive proposal, the Company's financial advisors recommended that final bids not be requested until January 12, 2007. The Special Committee approved this timetable and, the next day, the Company issued a press release stating that the process was being extended and the Company expected a final recommendation in the first quarter of 2007.

        On December 12, 2006, the Special Committee received a further update on the process from the Company's financial advisors and the Company's management. Five parties or groups continued to show interest in making a bid for the Company. In addition, other parties had shown interest in parts of the Company, including the Chandler Trusts, who were continuing to conduct due diligence and to work on their proposal for a spin-off of the B&E Group followed by an acquisition of the remaining Company. The Special Committee also reviewed with the advisors possible alternative approaches in the event that there was not a satisfactory bid for the whole Company. These included selling the Company in two or more pieces, a spin-off of the B&E Group or other restructuring, and a further leveraged recapitalization. The Special Committee directed the Company's financial advisors to request final bids from the remaining interested parties by January 12, 2007.

        Following the December 12 Special Committee meeting, Merrill Lynch and Citi sent letters to the remaining interested parties to request final bids by January 12, 2007, and sent a form of merger agreement to these parties with a request that the parties provide markups of a form of merger agreement by January 3, 2007. Merrill Lynch and Citi also invited the Chandler Trusts to formalize their proposal, and the Company's counsel subsequently sent counsel for the Chandler Trusts a form of spin-off agreement with respect to the spin-off of the B&E Group as well as the form of merger agreement. In early January 2007, counsel for the Chandler Trusts sent counsel for the Company a markup of the form of merger agreement and spin-off agreement. One other potential bidder sent an issues list reflecting issues with the form of merger agreement. Another potential bidder determined that it was interested only in acquiring the B&E Group, and the Company's counsel sent that bidder a form of stock purchase agreement with respect to that potential transaction.

        On January 12, 2007, the Special Committee reviewed with the Company's financial advisors and the Company's management the status of the bidding process. Several parties had determined that they would not be submitting final proposals, while two bidders were still pursuing bids for the whole Company. In addition, one bidder was pursuing a bid for the B&E Group, and the Chandler Trusts were continuing to pursue their proposal for a spin-off of the B&E Group followed by an acquisition by the Chandler Trusts of the remaining Company. The Special Committee also reviewed with the Company's financial advisors and separately with Morgan Stanley the various strategic alternatives available to the Company, including a sale of the whole Company, a leveraged recapitalization of the Company, the sale of the B&E Group, a spin-off of the B&E Group and a split-off of the Company's publishing business.

        On January 20, 2007, the Special Committee met to review the proposals that had been submitted to the Company pursuant to its process. One of the bidders that was still pursuing a bid as of January 12, 2007 had dropped out of the process. The remaining proposals consisted of: (1) a proposal from a third-party group for a transaction pursuant to which the Company would pay a $27 per share dividend to its shareholders, the third-party group would invest $500 million in new equity and warrants, and shareholders would retain an equity interest in the Company that the third-party group asserted, based on its assumptions of the discounted present value of the future expected trading values of the recapitalized equity, would be valued at $7 per share or more; (2) a third-party proposal to acquire the B&E Group, including the Cubs, for cash in a taxable transaction for a purchase price of approximately $4.8 billion; and (3) the Chandler Trusts' proposal to spin off the B&E Group and acquire the remaining Company, with shareholders receiving $19.30 per share in cash and equity in the B&E Group, in a transaction that the Chandler Trusts asserted, based on their valuation of the B&E Group equity, to be worth $31.70 per share. In addition, the Special Committee reviewed a letter submitted by the Foundations, expressing the Foundations' preference that the Company continue as a public company with its current structure unless a transaction for the whole Company at a substantial premium with minimal closing risk could be obtained.

        The Special Committee reviewed with the Company's advisors the terms of each of the proposals submitted, including the financial advisors' valuations of such proposals. In the case of the first and third proposals, the financial advisors' valuations were lower than the valuations asserted by the third- party group and the Chandler Trusts, respectively. In addition, the advisors reviewed the conditionality and tax consequences to the Company and to shareholders of the proposals. Representatives of the third-party group making the first proposal and representatives of the Chandler Trusts both made presentations at the meeting with respect to their proposals. The Special Committee also met separately with its financial and legal advisors to review the proposals. Following these reviews, the Special Committee determined that none of the proposals was satisfactory, and directed the Company's financial advisors to seek improvements in the proposals. The Special Committee also directed the Company's financial advisors to analyze alternatives that the Company could implement on its own. In addition, the Special Committee directed the Company to permit discussions between the Chandler Trusts and the Foundations to determine whether the Foundations could assist in developing an improved proposal. Following the Special Committee meeting, the Company issued a press release saying that its strategic review was continuing and that a decision was expected by the end of the first quarter.

        The Special Committee received an update on the process on January 27, 2007. The Company's financial advisors again reviewed the three proposals that had been submitted, including minor revisions to the proposals designed to make them more attractive. In the case of the first proposal, the third-party group agreed to reduce the amount of warrants that it would acquire, limiting its ownership in the Company following the $27 dividend to 40%. In the case of the bid to acquire the B&E Group, the third party slightly increased the price it was willing to offer. In the case of the Chandler Trusts'

proposal, the Chandler Trusts suggested the possibility of additional leverage at the B&E Group to permit an increased cash payment of $24.55 per share, reducing the equity value of the B&E Group to be spun off to shareholders under their proposal.

        The Special Committee reviewed with the Company's advisors their valuations of these proposals, which again were lower than the valuations asserted by the third parties in the case of the first and third proposals, as well as their assessment of conditionality and execution risk. Management and the Company's advisors also reviewed a possible leveraged recapitalization of the Company and spin-off of the B&E Group, under which the Company would pay a special dividend of $20 per share in cash prior to the spin-off. The Special Committee reviewed the valuations of the leveraged recapitalization and spin-off plan compared to the third-party proposals with the Company's financial advisors and then separately with the Special Committee's financial advisor. The Special Committee directed the Company's management and financial advisors to continue to seek improvements in the proposals while developing further details with respect to the leveraged recapitalization and spin-off plan.

        On February 2, 2007, the Special Committee received a letter from the Foundations expressing their preference for the recapitalization and spin-off plan compared to the other alternatives available to the Company. The Foundations also stated that, in connection with a recapitalization and spin-off plan, the Foundations would be willing to consider increasing their ownership in the Company, including by purchasing shares of Company Common Stock from the Chandler Trusts.

        The Special Committee received an update on February 3, 2007. Morgan Stanley compared the two remaining third-party proposals to a leveraged recapitalization of the Company that contemplated a cash dividend of $20 per share. In addition, Morgan Stanley noted that EGI had submitted a proposal the previous day for a transaction in which EGI and a Company ESOP would acquire the Company at a price of $30 per share. Following these reviews, the Special Committee directed management and the Company's financial advisors to present a full comparison of the possible alternatives and recommendations to the Special Committee and the Board at their meetings scheduled for February 12 and 13, 2007.

        The Special Committee met on February 12, 2007 to review presentations and recommendations with respect to the alternatives available to the Company. The review included presentations by the Company's management and by the advisors with respect to a proposed recapitalization and spin-off plan, contemplating a dividend of $20 per share and a subsequent spin-off of the B&E Group. Management and the Company's advisors also reported that the Chandler Trusts and the Foundations had been negotiating with respect to the purchase of shares of Company Common Stock by the Foundations from the Chandler Trusts in the context of the recapitalization and spin-off plan. The Company's management recommended proceeding with this plan. Management also reviewed certain revisions to the Company's financial outlook based on preliminary operating results in January 2007. In particular, management revised downward the outlook for the Company's publishing business, and this revised outlook was shared with the parties that had submitted proposals.

        The Special Committee also reviewed the status of the other proposals that had been submitted. The third-party proposal that had originally contemplated a cash dividend of $27 per share had been verbally revised to reduce the cash dividend to $23 per share, but to add a contingent value right tied to any recovery from the Company's appeal of certain tax litigation. That third party stated that if the Company were interested in the revised proposal, the third party would submit the proposal in writing if so requested by the Board. The Chandler Trusts' proposal contemplated a cash payment of $18 per share upon completion of audited financial statements for the B&E Group, with an additional cash payment of $6 per share upon the spin-off of the B&E Group. The EGI proposal was revised to provide for an acquisition by EGI and a Company ESOP of the entire Company at $33 per share.

        Following these reviews and presentations, the Special Committee determined to recommend to the Board that the Company proceed with the recapitalization and spin-off plan and that the Company not continue to pursue the Chandler Trusts' proposal or the other third-party proposals. The Special

Committee did, however, direct management and the Company's advisors to continue to develop the EGI proposal to determine its feasibility. The Special Committee, following consultation with its financial advisors and the Company's financial advisors, did not believe that the Chandler Trusts' proposal or the other third-party proposals offered as much value as the recapitalization and spin-off plan or the EGI proposal. The following day, the Board authorized the Company to move forward towards completion of the recapitalization and spin-off plan. Following the Board meeting, the Company issued a press release stating once again that the Special Committee's process was continuing and that the Board expected to make a decision before the end of the first quarter.

        Following these meetings, the Company's management and advisors worked to complete the required documentation with respect to the recapitalization and spin-off plan, including the negotiation of registration rights agreements with the Chandler Trusts and the Foundations. In addition, the Chandler Trusts and the Foundations negotiated with respect to the terms and pricing of a purchase of shares of Company Common Stock by the Foundations from the Chandler Trusts in connection with the recapitalization and spin-off plan.

        At the same time, the Company's management and financial advisors sought to develop further details with respect to the potential ESOP transaction proposed by Zell and EGI. The Company engaged counsel to advise it on ESOP matters, and engaged GreatBanc Trust Company as the Trustee in connection with the possible ESOP transaction. The Trustee engaged Duff & Phelps as its financial advisor and engaged K&L Gates as its legal counsel. Duff & Phelps had previously conducted due diligence with respect to the Company in connection with a possible engagement to provide a solvency opinion to the Company, but this possible engagement was rescinded after Duff & Phelps was engaged by the Trustee.

        On February 19, 2007, EGI submitted a term sheet to the Company with respect to proposed terms for the ESOP transaction. The term sheet contemplated a merger in which the Company's shareholders would receive $33 per share in cash, with a new LLC formed by EGI investing $225 million, a newly formed ESOP investing $825 million and the Company incurring debt for the remaining cash payments to shareholders. Following the merger, the Company would elect to become an S-corporation for federal income tax purposes, with the result that the Company would not pay corporate level federal income taxes. The EGI LLC would initially hold approximately 21.4% of the Company Common Stock following the merger and would acquire 20-year warrants to purchase an additional 20%. The term sheet also contemplated a management incentive plan with respect to the economic equivalent of 5% of the Company Common Stock. After preliminary conversations with the Company's management and financial advisors, EGI submitted a revised term sheet on February 22, 2007, which included a description of the terms of proposed financing for the transaction.

        On February 24, 2007, the Special Committee reviewed with the Company's management and advisors the status of the proposed recapitalization and spin-off plan, as well as an update with respect to EGI's proposed ESOP transaction. For a description of the financial advisors' presentations at this meeting and subsequent meetings, see "Special Factors—Reports of the Special Committee's Financial Advisor" and "Special Factors—Reports of the Company's Financial Advisors" below, as well as the financial advisors' presentation materials, which are attached as exhibits to the Schedule 13E-3 filed with the Securities and Exchange Commission (the "SEC") in connection with this proxy statement (the "Schedule 13E-3").

        The advisors also described the steps involved in the proposed ESOP transaction and the anticipated timetable. They noted that EGI's proposal contemplated voting agreements from the Chandler Trusts and the Foundations. Following these reviews, the Special Committee also consulted separately with its financial and legal advisors. The Special Committee then directed the Company's management and financial advisors to solicit the views of the Chandler Trusts and the Foundations with respect to the EGI proposal, and to continue to pursue the proposal with a view to improving the economic terms and certainty. On February 25, 2007, the Company's advisors had separate discussions with representatives of the Chandler Trusts and representatives of the Foundations with respect to the EGI proposal.

        Over the course of the next week, the Company's management and advisors had discussions with representatives of EGI and the ESOP with respect to the proposed ESOP transaction. On March 1, 2007, EGI's counsel provided the Company's counsel with a markup of the form of merger agreement. On March 2, EGI's counsel and the Company's counsel discussed the markup, particularly with respect to conditions to the merger and termination fees in the event the merger did not close. Also on March 1, the Foundations sent a letter to the Special Committee expressing concerns about the timing and execution risk of the proposed ESOP transaction, and suggesting that the Company pursue the recapitalization and spin-off plan. On March 2, the Chandler Trusts sent a letter to the Special Committee also indicating concern about the timing and execution risk of the proposed ESOP transaction, and indicating a willingness to continue to work with the Company to complete the recapitalization and spin-off plan. On March 3, the Company's counsel provided a revised draft of the merger agreement, and counsel for the parties had further discussions with respect to the draft on March 4.

        Also on March 4, 2007, EGI provided the Company with a revised term sheet, reflecting improvements to the proposed economic terms of the transaction. In particular, the revised term sheet contemplated that the Company would effect a first step tender offer at $33 per share in cash, as a means of providing a portion of the cash consideration to the Company's shareholders more quickly and with greater certainty. The revised term sheet also contemplated that shareholders would receive an 8% "ticking fee" on the merger consideration running from six months following execution of the merger agreement until closing of the merger, and that the Company would be permitted to pay regular quarterly cash dividends until the merger closed.

        During the week of March 5, 2007, representatives of the Company continued to have discussions with representatives of EGI and the ESOP with respect to the potential transaction. In the course of these discussions, EGI indicated that it would be willing to make an investment of $250 million in the Company as soon as possible following execution of the merger agreement and before the closing of the merger, in order to create more certainty with respect to the transaction. The parties also discussed a similar investment by the ESOP concurrently with executing the merger agreement. On March 6, EGI provided a revised term sheet reflecting this change of structure and other improved economic terms. The revised term sheet contemplated that EGI would purchase $250 million of Company Common Stock at $33 per share as soon as practicable following execution of the merger agreement, and that the ESOP would purchase $250 million of Company Common Stock at market prices concurrently with executing the merger agreement. The revised term sheet also contemplated that shareholders would receive a 5% "ticking fee" on the merger consideration running from the date of execution of the merger agreement until closing, but that the Company would not pay dividends on the Company Common Stock between signing and closing. The revised term sheet also contemplated that EGI's initial investment would be cashed out in the merger, but that EGI would then immediately purchase a $185 million subordinated note and pay an additional $40 million to acquire a 20-year warrant to acquire 38% of the Company Common Stock for an aggregate exercise price of $351 million.

        On March 7, 2007, EGI's counsel provided the Company with a revised draft of a merger agreement reflecting the revised structure of the proposed transaction. The revised merger agreement contemplated that the Company would merge with an entity owned by the ESOP, with the ESOP initially owning 100% of the Company Common Stock following the merger. EGI's counsel also provided the Company with drafts of a warrant agreement setting forth the terms of EGI's proposed warrant, and a voting agreement under which the Chandler Trusts and the Foundations would vote for the ESOP transaction. On March 8, the Company's ESOP counsel circulated drafts of an ESOP purchase agreement, loan agreement, pledge agreement and note. During March 8 and 9, counsel for the parties exchanged comments on various agreements, including comments from the ESOP's counsel on the draft merger agreement, and EGI's counsel provided drafts of the Zell Entity securities purchase agreement, the subordinated note, the warrant, the investor rights agreement and the registration rights agreement and the charter and by-laws for the Company following the merger.

        On March 10, 2007, the Company informed EGI that the Company was reconsidering its level of comfort with the proposed ESOP transaction, including the levels of leverage contemplated by that transaction, and was also reconsidering the possible recapitalization and spin-off plan at reduced levels of leverage. Over the course of the following week, representatives of the Company discussed with representatives of the Chandler Trusts and the Foundations the possibility of pursuing the recapitalization and spin-off plan with a dividend of $15 per share rather than $20 per share. The Foundations and the Chandler Trusts engaged in discussions with respect to restructuring their agreement on the purchase of shares by the Foundations from the Chandler Trusts in the context of a reduced dividend. The Company's advisors and the Special Committee's financial and legal advisors also had discussions with respect to the advisability of pursuing a revised recapitalization and spin-off plan versus re-engaging on the proposed ESOP transaction. As a result of these discussions, the Special Committee scheduled a meeting for March 21, 2007 to consider the status of the two potential transactions.

        At the March 21, 2007 Special Committee meeting, the Company's management and advisors provided a full review of the proposed terms of the potential ESOP transaction with a first-step cash payment to shareholders equivalent to $17.50 per share, and compared it to a recapitalization and spin-off transaction with a $17.50 per share cash dividend. The Company's advisors stated that the ESOP transaction involved substantially more debt, but as a result of the tax advantages of the S-corporation structure, as well as the elimination of the Company's 401(k) cash contributions after creation of the ESOP and other cost savings, the cash flow available for debt repayment would be approximately equivalent in the two alternatives. The Company's advisors noted, however, that they expected that the credit rating agencies would rate the Company's debt in the proposed recapitalization transaction one level higher than they would rate the Company's debt in the proposed ESOP transaction. The Company's financial advisors also provided a comparative valuation of the two alternatives.

        The Special Committee also heard presentations from the Trustee and its financial advisor about their qualifications and the process they were following with respect to determining the fairness of the transaction to the ESOP. Management reported on the Company's financial performance to date in 2007, and the Company's legal advisors reported on the legal terms of the alternative transactions. The Company's advisors also reviewed the financing arrangements contemplated by each transaction. The Special Committee consulted separately with its financial and legal advisors with respect to the two potential transactions. Following these reviews, the Special Committee directed the Company's management and advisors to present two fully developed alternatives to the Special Committee at a meeting on March 30, 2007 for a final determination.

        Between March 21 and March 30, 2007, representatives of the Company, EGI and the ESOP, including the Special Committee's financial and legal advisors, negotiated the terms of the various agreements relating to the potential ESOP transaction. In addition, representatives of the Company and EGI negotiated with representatives of the Chandler Trusts with respect to the proposed voting agreement and registration rights agreement. The Foundations declined to negotiate with respect to a voting agreement. The Company sought to increase the certainty with respect to the transaction, to limit any breakup fees the Company would have to pay, and to require a breakup fee from EGI in the event financing was not obtained for any reason other than a breach by the Company or the ESOP. The Company also required that its obligation to complete the merger would be conditioned on the receipt of a satisfactory solvency opinion, among other conditions.

        As a result of negotiations with the Company and the ESOP, the initial investment by the Zell Entity was restructured so that the Zell Entity would purchase $50 million in Company Common Stock and $200 million in a subordinated exchangeable note that would be exchangeable into Company

Common Stock at the Company's election, or automatically if the Merger Agreement was terminated. The parties also negotiated the terms of proposed financing, with the goal of increasing the certainty that the financing would be available, and agreed that receipt of financing would be a condition to the merger.

        The Company continued to seek improvements in the economic terms of the transaction, including an increase in the price to be paid to the Company's shareholders and an increase in the investment to be made by EGI. The Company and the Trustee also negotiated the terms of the ESOP's investment, including with respect to the price to be paid by the ESOP for the shares of Company Common Stock to be purchased by the ESOP. In addition, the Board received two letters from one of the third-party groups that had previously made a revised proposal with respect to a transaction with the Company. In the first letter, the third-party group sought access to further information and, thereafter, additional information was provided to them. In the second letter, the third-party group expressed its interest in participating with a $500 million equity investment in an ESOP transaction in which the Company's shareholders would receive $34 per share. This second letter was not accompanied by any further documents or financing commitments. Thereafter, the Company's financial advisors had further discussions with the financial advisors to the third-party group in order to obtain further details about the proposal.

        Prior to the meeting of the Special Committee on March 30, EGI slightly revised its proposal to increase the stated per share consideration in the merger to $33.50, but with the "ticking fee" start date moved to January 1, 2008.

        On March 30, the Special Committee and the Board met for a full review of the alternative transactions. The Special Committee received presentations and reviewed in detail the terms of the proposed ESOP transaction and the terms of the proposed recapitalization and spin-off, including the terms of the draft agreements with respect to each alternative, the terms of proposed financing for each alternative, the transaction steps and timing of each alternative, regulatory approvals and tax treatment for each alternative, and the process undertaken by the Trustee and its advisors in connection with the proposed ESOP transaction. The Company's financial advisors also reviewed the relative valuations of the two alternatives. The Board and Special Committee also reviewed the letters received as described above and the discussions between the third-party group submitting such letters and the financial and legal advisors of the Company and the Special Committee.

        Following these reviews, the Special Committee met separately with its advisors to review the alternatives. Based on its review, and after consultation with its advisors, the Special Committee determined that the proposed ESOP transaction was a more attractive transaction than the proposed recapitalization and spin-off. In particular, the Special Committee noted that the proposed price for the ESOP transaction was at the high end of the valuation ranges presented for the recapitalization and spin-off transaction. See "Special Factors—Reports of the Special Committee's Financial Advisor" and "Special Factors—Reports of the Company's Financial Advisors." In addition, the Special Committee believed that the execution risk of the recapitalization and spin-off transaction was higher, given that the valuation ranges presented depended on the ability of the Company to meet the projections that the advisors had used in developing these valuation ranges. The Special Committee directed the Company and its advisors to continue to seek improvement of the economic terms of the proposed ESOP transaction. The Special Committee noted that the proposal from the third-party group required additional work and documentation and directed the Company and its advisors to continue discussions with the third-party group. Based on these recommendations, the Board directed the Company's management and financial advisors, and the Special Committee's financial and legal advisors, to seek to complete negotiation of the proposed ESOP transaction and present the completed proposal to the Board at a meeting on Sunday morning, April 1, and concurrently to continue discussions with the third-party group.

        The representatives of the Company, the ESOP, EGI and the Chandler Trusts then continued negotiation of the agreements with respect to the ESOP transaction. In the course of these negotiations, EGI agreed to increase the price to be paid to the Company's shareholders from $33.50 to $34 per share, with an 8% "ticking fee" running from January 1, 2008 to the closing of the merger if the merger did not close by January 1, 2008. EGI agreed that its initial $250 million investment in the Company would be based on a $34 per share price, and that its investment would increase to $315 million in connection with the merger, consisting of a $225 million subordinated note and a $90 million purchase price for the warrant. EGI also agreed to a breakup fee of $25 million to be paid by the Company if it accepted a superior proposal and agreed to pay a $25 million breakup fee if financing was not obtained for any reason other than breach by the Company or the ESOP. The Company and the ESOP agreed to a $28 per share purchase price for the ESOP's purchase of shares of Company Common Stock. The Chandler Trusts agreed to the voting agreement and, in connection with the registration rights agreement, agreed to tender their shares of Company Common Stock in the Offer, and to cause the directors nominated by the Chandler Trusts to resign upon the closing of the Offer (or under certain other circumstances).

        On Sunday morning, April 1, the Special Committee received a report on the status of the proposed ESOP transaction and additional discussions over the last few days with the third-party group that submitted the letters described above. The Company's management and advisors reported that all major open issues with respect to the proposed ESOP transaction had been resolved, with the exception of the exercise price of the warrant. Given the increase in price under the proposed ESOP transaction to $34 per share, the same price proposed in the third-party group's letter, and the fact that the third-party group's proposal was subject to additional work and documentation, the Special Committee believed that the proposed ESOP transaction should continue to be pursued subject to resolution of the remaining open issue. The Special Committee agreed to reconvene that evening to permit the parties to resolve this open issue.

        During the course of the day, the Company, the ESOP and EGI reached agreement that the exercise price of the warrant would increase by $10 million per year for the first 10 years of the warrant, to a maximum of $600 million, and that the term of the warrant would be reduced from 20 years to 15 years. The Special Committee and the Board reconvened on Sunday evening, April 1, and the Company's management and advisors reported on the resolution of all open issues. The Company's legal counsel reviewed all the agreements and actions to be approved in connection with the proposed ESOP transactions. In a separate meeting of the Special Committee, Morgan Stanley rendered its oral opinion to the Special Committee, subsequently confirmed in writing as of the same date, to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders. See "Special Factors—Opinion of the Special Committee's Financial Advisor." The Trustee provided information to the Special Committee regarding the Trustee's role in the negotiation of the transactions. The Special Committee recommended that the Board approve the Leveraged ESOP Transactions. At the full meeting of the Board, Merrill Lynch gave its oral opinion, subsequently confirmed in writing as of the same date, as to the fairness of the Merger Consideration from a financial point of view (see "Special Factors—Opinion of the Company's Financial Advisor" below), and Morgan Stanley delivered to the full Board the opinion it had previously given to the Special Committee. The Board then approved the Leveraged ESOP Transactions and the related documents. Representatives of the Chandler Trusts on the Board abstained from voting as directors; Dudley Taft was not present at the meeting and did not vote. Following the Board meeting, the approved agreements were executed and the transaction was publicly announced on April 2, 2007.

        On Wednesday, April 25, 2007, the Company commenced the Tender Offer. On May 9, 2007, the Company received an opinion from VRC as to the solvency of the Company after giving effect to the Step One Transactions. See "Special Factors—Opinion of Valuation Research Corporation."

        On May 17, 2007, the Company entered into a credit agreement, as borrower, with several lenders, with respect to an $8.028 billion senior secured credit facility, the proceeds of which are intended to be used by the Company, among other ways, to make payments in connection with the Tender Offer and to refinance certain existing indebtedness.

        The Tender Offer expired at 5:00 p.m. New York City time, on May 24, 2007. On May 31, 2007, the Company announced that approximately 218,132,000 shares were tendered in the Tender Offer. The shares tendered in the Tender Offer represented approximately 90% of shares outstanding, and, after proration, the shares that the Company repurchased represented approximately 52% of shares outstanding.

        On June 4, 2007, Jeffrey Chandler, Roger Goodan and William Stinehart, Jr. resigned as members of the Board. Messrs. Chandler, Goodan and Stinehart served on the Board as representatives of the Chandler Trusts, which agreed to cause the resignations of Messrs. Chandler, Goodan and Stinehart effective upon the consummation of the Tender Offer.

        On June 4, 2007, the Chandler Trusts entered into an underwriting agreement with Goldman, Sachs & Co. ("Goldman Sachs") and the Company, pursuant to which the Chandler Trusts agreed to sell an aggregate of 20,351,954 shares of Company Common Stock, the remainder of the shares owned by them following the Tender Offer, through a block trade underwritten by Goldman Sachs. The shares were offered pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission and that became effective on April 25, 2007. Following the closing of this transaction on June 7, 2007, the Chandler Trusts no longer own any shares of Company Common Stock.

Reasons for and Fairness of the Merger; Recommendations of the Special Committee and the Board

        The Board, based in part on the recommendation of the Special Committee, has (1) determined that the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, is fair to, advisable and in the best interests of the Company and its unaffiliated shareholders, (2) approved the Merger Agreement and the Merger, and (3) determined to recommend that the Company's shareholders vote in favor of adoption of the Merger Agreement. Representatives of the Chandler Trusts on the Board abstained from voting as directors, and Mr. Zell was not a member of the Board at the time the Board made these determinations, recommendations and approvals. Accordingly, the Board recommends that you vote "FOR" adoption of the Merger Agreement and approval of the Merger.

        The Special Committee.    In reaching its determination to recommend the Leveraged ESOP Transactions, including the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Special Committee, in consultation with its legal and financial advisors, and the Company's management and legal and financial advisors, considered the following material factors and benefits of the Leveraged ESOP Transactions, each of which the Special Committee believed supported its recommendation:

  •
  recent and historical market prices for the shares of Company Common Stock and the fact that the value offered in the Leveraged ESOP Transactions was as high as any proposal received from any third party, and the consideration offered in the Merger of $34.00 per share represented a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007 and approximately 9.5% to the average closing price for the 52 weeks ended March 30, 2007;

  •
  the business, operations, properties and assets, financial condition (as described under "Information About the Company—Selected Financial Data"), business strategy and prospects

    (including as described under "Financial Projections") of the Company (as well as the risks involved in achieving those prospects), the nature of the industry in which the Company competes, industry trends and economic and market conditions, both on a historical and on a prospective basis, including in particular:

    •
    the weakened demand for advertising in the newspaper industry;

    •
    the proliferation of media sources and the increased competition with these sources;

    •
    declines and potential declines in newspaper circulation and broadcasting audience as consumers migrate to other media alternatives;

    •
    possible volatility in newsprint prices and cost of broadcast programming rights; and

    •
    the uncertain status of the FCC's cross-ownership rules and other regulatory requirements;

  •
  the fact that the Company had explored a variety of strategic alternatives over an extended period of time, the thoroughness of the process for exploring and reviewing these alternatives, and the Special Committee's view that the Leveraged ESOP Transactions were in the best interests of the Company and its unaffiliated shareholders compared to the alternatives considered;

  •
  the Special Committee's belief that the values potentially offered by the recapitalization and spin-off plan were subject to a number of risks and uncertainties, and that there was no certainty as to the achievability of those values;

  •
  the arm's-length negotiation of the transactions and related agreements, including the economic improvements to the transactions resulting from those negotiations;

  •
  the fact that the transactions were structured to permit the Tender Offer as a means of purchasing a significant portion of the Company Common Stock on an accelerated timetable and without the requirement of satisfying the regulatory requirements necessary for the Merger, and the increased consideration to be paid in the Merger, in the form of the 8% annualized "ticking fee," in the event the Merger does not close by January 1, 2008;

  •
  the fact that the Zell Entity would be making an initial investment of $250 million in the Company, which investment was not conditional on the closing of the Merger;

  •
  the conditions to the Merger Agreement, which the Special Committee viewed as providing a reasonable level of assurance that the Merger could be completed;

  •
  the other terms of the Merger Agreement, including the fact that the Merger Agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits the Company to terminate the Merger Agreement to accept a superior proposal through the date of meeting of the Company's shareholders to consider the Merger, subject to payment by the Company of a $25 million termination fee;

  •
  the availability of financing commitments for the Tender Offer and the Merger, and the agreement by Zell and the Zell Entity to pay a $25 million termination fee to the Company if financing is not obtained for any reason other than a breach by the Company or the ESOP;

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  the favorable tax treatment available to the Company following the Merger upon its election to become an S corporation for federal income tax purposes, the proposed elimination of the Company's 401(k) cash contributions following creation of the ESOP, and the ability to support increased levels of borrowing by the Company as a result of this favorable tax treatment and these savings in order to permit the acquisition of all the shares at $34.00 per share;

  •
  the analysis and written opinion of Morgan Stanley to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the

    Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders, as more fully described below under "Special Factors—Opinion of the Special Committee's Financial Advisor";

  •
  the analysis and written opinion of Merrill Lynch to the effect that, as of April 1, 2007, and based upon the factors and subject to the assumptions set forth in its written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than certain affiliated entities) was fair from a financial point of view to such shareholders, as more fully described below under "Special Factors—Opinion of the Company's Financial Advisor";

  •
  the prices paid by the Company in other purchases of Company Common Stock and the fact that the consideration offered in the Merger of $34.00 per share exceeded the highest price paid per share for purchases of Company Common Stock by the Company during 2006, including the $32.50 per share that the Company paid to purchase shares of Company Common Stock in the June 2006 modified "dutch auction" tender offer; and

  •
  the fact that a vote of shareholders on the Merger is required under Delaware law, and that shareholders who do not tender their shares into the Tender Offer and who do not vote in favor of the Merger will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under Delaware law.

        The Special Committee also took into consideration a variety of risks and other potentially negative factors concerning the Leveraged ESOP Transactions, including the following:

  •
  the risk that the conditions to the Merger will not be met, including the conditions requiring receipt of FCC approval, the receipt of financing and receipt of a solvency opinion, and the potential adverse impact on the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships;

  •
  the fact that the Company's shareholders who tender their shares into the Tender Offer (or whose shares will be converted into cash in the Merger) will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company or from any increased consideration available in connection with a superior proposal accepted by the Company should such a proposal be presented after the consummation of the Tender Offer;

  •
  the Merger Agreement's limitations on the Company's ability to solicit other offers;

  •
  the fact that the all-cash consideration in the transactions will be taxable to the Company's shareholders that are U.S. persons for U.S. federal income tax purposes; and

  •
  the fact that the Zell Entity is a newly formed limited liability company with essentially no assets and, accordingly, that the Company's remedy in connection with a breach of the Merger Agreement by the Zell Entity, even a breach that is deliberate or willful, may be limited to a $25 million termination fee.

        In considering various analyses related to the "going concern value" of the Company, the Special Committee relied on the analyses undertaken by Morgan Stanley and Merrill Lynch described below under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor." In relying on such analyses, the Special Committee adopted (for purposes of this discussion) such analyses. The members of the Special Committee did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Merrill Lynch's analysis referred to above did, however, include an analysis of implied per-share valuations of the Company on an after-tax basis assuming the sale of the B&E Group followed by a sale of the

Company's publishing business. Further, the members of the Special Committee did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.

        The foregoing discussion summarizes the material factors considered by the Special Committee in its consideration of the Leveraged ESOP Transactions, including the Merger. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the other Leveraged ESOP Transactions substantially outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee approved and recommended the Leveraged ESOP Transactions, including the Merger Agreement, based upon the totality of the information presented to and considered by it.

        The Board.    In reaching its determination to approve the Leveraged ESOP Transactions, including the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board, in consultation with its legal and financial advisors and the Company's management, considered all of the factors considered by the Special Committee, as described above, as well as the following:

  •
  the recommendation of the Special Committee in favor of the Leveraged ESOP Transactions as described above;

  •
  the fact that the Special Committee consists solely of independent directors who are not officers or nominees of the Chandler Trusts or affiliated with the ESOP, the Zell Entity or Zell or their affiliates, and that the members of the Special Committee will not personally benefit from the completion of the Leveraged ESOP Transactions in a manner different from the Company's unaffiliated shareholders; and

  •
  the fact that the Special Committee retained separate legal and financial advisors, who participated in negotiations with respect to the Leveraged ESOP Transactions and advised the Special Committee as to the Leveraged ESOP Transactions and the alternatives.

        In considering various analyses related to the "going concern value" of the Company, the Board relied on the analyses undertaken by Morgan Stanley and Merrill Lynch described below under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor." In relying on such analyses, the Board adopted (for purposes of this discussion) such analyses. The Board did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Merrill Lynch's analysis referred to above did, however, include an analysis of implied per-share valuations of the Company on an after-tax basis assuming the sale of the B&E Group followed by a sale of the Company's publishing business. Further, the members of the Board did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.

        The foregoing discussion summarizes the material factors considered by the Board in its determination to approve the Leveraged ESOP Transactions, including the Merger Agreement. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board approved and recommends the Leveraged ESOP Transactions, including the Merger Agreement, based upon the totality of the information presented to and considered by it.

        Representatives of the Chandler Trusts on the Board abstained from voting on the Leveraged ESOP Transactions and make no recommendation with respect thereto. Mr. Zell was not a member of the Board at the time the Board made these determinations, recommendations and approvals.

Reports of the Special Committee's Financial Advisor

        During the course of its engagement, the Special Committee's financial advisor, Morgan Stanley, made various presentations to the Special Committee regarding the strategic alternatives available to the Company. Below is a summary of the presentations that Morgan Stanley gave analyzing EGI's various proposals for an ESOP transaction compared to a recapitalization transaction involving a $17.50 per share special dividend and the spin-off of the B&E Group.

        On March 21, 2007, Morgan Stanley made a presentation to the Special Committee. The presentation included analysis of the economic value of EGI's proposed ESOP transaction at $33 per share with a "ticking fee" of 5% running from the signing of the Merger Agreement through the closing date of the Merger. Morgan Stanley commented that the economic value of the EGI proposal to the Company's shareholders depended upon assumptions as to the time to close and the appropriate cost of equity and stated that its current estimate of the value of the EGI proposal ranged from $30.94 to $32.54. Morgan Stanley then provided estimated valuation ranges for the recapitalization and spin-off plan ranging from $23.67 to $35.55 using EBITDA multiples of 7.5x-8.0x for the Company's publishing business and 9.0x-11.0x for the B&E Group. Morgan Stanley also reviewed recent trading metrics for comparable companies.

        At the March 30, 2007 Special Committee meeting, Morgan Stanley reviewed the Company's recent financial performance, including comparisons of the Company's year-to-date performance against management's plan for 2007 and against the Company's performance for the comparable period in 2006. Morgan Stanley commented that the Company's year-to-date performance was on track with management's plan and that management's presentation to the ratings agencies in connection with the financing for the ESOP transaction was based on management's plan. Morgan Stanley also reviewed estimates by research analysts of the Company's future financial performance, which had been consistent since January 2007, and trading metrics for comparable companies.

        In a presentation delivered later at the March 30, 2007 Special Committee meeting, Morgan Stanley compared the proposal for a revised ESOP transaction with per-share consideration of $33.50 per share with an 8% "ticking fee" beginning nine months after the signing of the Merger Agreement through the closing date of the Merger, with the recapitalization and spin-off plan. The valuations for the ESOP transaction ranged from $31.05 to $32.33, depending on whether a $17.50 cash distribution was received up-front, and assuming a cost of equity of 10% and time to close of 12 months. The valuations for the recapitalization and spin-off plan ranged from $21.18 to $34.55 per share, using EBITDA multiples of 7.5x-8.0x for the Company's publishing business and 9.0x-11.0x for the B&E Group. Morgan Stanley also presented a summary of the financial and comparative analyses it performed in connection with its fairness opinion, including historical share price analysis, Wall Street equity research analyst price targets, comparable company analysis, precedent transactions analysis, discounted cash flow analysis and recapitalization alternative. See "Special Factors—Opinion of the Special Committee's Financial Advisor."

Reports of the Company's Financial Advisors

        On February 12, 2007, the Company's financial advisors, Merrill Lynch and Citi, made a presentation to the Special Committee that included an update on the EGI proposal to reflect that EGI had proposed to increase its price for an acquisition of the entire Company from $30 per share to $33 per share.

        On February 24, 2007, Merrill Lynch and Citi provided an update to the Special Committee on the EGI proposal. The financial advisors compared the cash received in EGI's proposed ESOP transaction at $33 per share with estimated valuation ranges for a $20 per share dividend recapitalization and spin-off of the B&E Group plan. The valuations for the recapitalization and spin-off plan ranged from $27.09 to $34.81 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group. The financial advisors commented that the EGI proposal provided $13 per share more in cash than the recapitalization and spin-off plan and the cash received in the transaction represented a 22% premium to the low end and a 5% discount to the high end of the recapitalization plan valuation. The financial advisors also compared the Company's projected free cash flow position with respect to both the EGI proposal and the recapitalization and spin-off plan. Although the Company's interest expense was estimated to be higher in connection with the EGI proposal, the elimination of income taxes made the transactions similar from a free cash flow perspective. The financial advisors also summarized for the Special Committee various precedent large leveraged employee stock ownership plan buyout transactions that were consummated during the past 25 years.

        On March 21, 2007, Merrill Lynch and Citi provided a full review for the Special Committee of the proposed terms of the potential ESOP transaction with a first-step cash payment to shareholders equivalent to $17.50 per share, and compared it to a recapitalization and spin-off transaction with a $17.50 per share cash dividend. The valuations for the recapitalization and spin-off plan ranged from $27.21 to $34.94 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group. The financial advisors commented that the cash received in the ESOP transaction represented a 24% premium to the low end and a 4% discount to the high end of the recapitalization plan valuation. The financial advisors also compared the Company's projected free cash flow position with respect to both the ESOP transaction and the recapitalization and spin-off plan. Although the Company's interest expense was estimated to be higher in connection with the ESOP transaction, the reduction of income taxes, the tax advantages of the S-corporation structure, the elimination of the Company's 401(k) cash contributions after creation of the ESOP and other cash cost savings made the transactions appear to be similar from a free cash flow perspective. The financial advisors commented that the rating agencies were expected to rate the ESOP transaction one notch lower than the recapitalization and spin-off plan. The financial advisors also reviewed for the Special Committee the proposed terms of the two-step financing contemplated by the ESOP transaction.

        On March 30, 2007, Merrill Lynch and Citi provided a full review of the alternative transactions at a meeting of the Special Committee. The presentation included an update on the ESOP proposal to reflect that EGI had agreed to increase the per-share consideration in the Merger to $33.50 per share with an 8% "ticking fee" running from January 1, 2008 to the closing of the Merger if the Merger did not close by January 1, 2008. The financial advisors also updated the Special Committee regarding two letters received from one of the third-party groups that had previously made a revised proposal with respect to an ESOP transaction involving the Company. The third-party group expressed its interest in participating with a $500 million equity investment in an ESOP transaction in which the Company's shareholders would receive $34 per share. The financial advisors reviewed in detail the terms of the proposed ESOP transaction and the terms of the proposed recapitalization and spin-off, including the terms of proposed financing for each alternative and the transaction steps and timing of each alternative. The financial advisors also reviewed the relative valuations of the two alternatives. The valuations for the recapitalization and spin-off plan ranged from $27.31 to $35.05 per share primarily based on EBITDA multiples using 7.25x-8.75x operating cash flow to value the Company's publishing business and 8.5x-10.0x operating cash flow to value the B&E Group and a $17.50 per share distribution to shareholders. The financial advisors commented that the cash received in the ESOP transaction represented a 21% premium to the low end and a 5% discount to the high end of the recapitalization plan valuation. Merrill Lynch also presented a summary of the financial and comparative analyses it performed in connection with its fairness opinion, including a comparable public companies analysis, an after-tax sum-of-the-parts analysis and a discounted cash flow analysis.

See "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor."

Opinion of the Special Committee's Financial Advisor

        The Special Committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion to the Special Committee in connection with the Merger. The Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and knowledge of the business of the Company. At the special meeting of the Board on April 1, 2007, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the unaffiliated holders of shares of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion, dated April 1, 2007, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex B hereto. The summary of Morgan Stanley's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Special Committee and the Board, addresses only the fairness from a financial point of view of the consideration to be received by unaffiliated holders of Company Common Stock pursuant to the Merger Agreement and does not address any other aspect of the Merger. Morgan Stanley's opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

  •
  analyzed certain financial projections prepared by the Company's management;

  •
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  •
  reviewed the reported prices and trading activity for shares of Company Common Stock;

  •
  compared the financial performance of the Company and the prices and trading activity of shares of Company Common Stock with that of certain other comparable publicly traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of the Special Committee, the Company, the ESOP, the Zell Entity and their financial and legal advisors;

  •
  reviewed drafts, each dated April 1, 2007, of the Merger Agreement, the debt financing commitments provided to the Company by certain lending institutions, the securities purchase agreement, the ESOP purchase agreement, the voting agreement and certain other related documents; and

  •
  performed such other analyses and considered such other factors as it deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including that the Leveraged ESOP Transactions will be consummated in accordance with their terms. Morgan Stanley is not a legal, regulatory or tax advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of the Company and its legal, regulatory and tax advisors with respect to such matters.

        The Morgan Stanley opinion does not address the fairness of any consideration to be received by the ESOP, the Zell Entity or certain other affiliated shareholders in connection with the Leveraged ESOP Transactions, the relative fairness of any portion of the Merger Consideration to holders of any series of common or preferred stock of the Company, the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to the Company or the underlying business decision of the Company to enter into the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 1, 2007. Events occurring after April 1, 2007 may have affected Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In preparing certain of its analyses, Morgan Stanley incorporated four specific scenarios with respect to the projected future financial performance of the Company. The scenario referred to as the "Research Case" refers to projections derived from publicly available Wall Street equity research estimates. The "Management Plan" is based on projections provided by the Company's management team in its operating plan in February 2007, with minor adjustments. "Downside Case A" reflects projections developed by the Company's management team assuming a 2.0% decline in publishing revenue per year and flat operating cash flow for the Company's broadcasting segment. "Downside Case B" reflects projections developed by the Company's management team assuming a 3.0% decline in publishing revenue per year and a 1.0% per year decline in the operating cash flow of the Company's broadcasting segment. Morgan Stanley noted that each of the projections described in this paragraph are based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of April 1, 2007 and the preparation of its written opinion of April 1, 2007. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        Historical Share Price Analysis.    To provide background information and perspective with respect to the relative historical share prices of the Company, Morgan Stanley performed a historical share price analysis.

        Morgan Stanley assumed that the per share Merger Consideration of $34.00 received by each unaffiliated holder of Company Common Stock consisted of an upfront $17.50 cash distribution received in connection with the Tender Offer and a subsequent $16.50 cash distribution received upon consummation of the Merger. Morgan Stanley noted that if the Merger does not close by January 1, 2008, holders of Company Common Stock will be entitled to receive the Additional Share Consideration, if any. The "Additional Share Consideration" means the amount per share, if any, equal to (1) $34.00 multiplied by (2) 8% multiplied by (3) the quotient obtained by dividing the number of days elapsed from and excluding January 1, 2008 to and including the Closing Date by 365. Morgan Stanley also noted that the economic value of the Merger Consideration to the Company's shareholders is a function of the assumed cost of equity and the length of time between the signing of the Merger Agreement and the closing of the Merger. Morgan Stanley discounted to present value the distribution of $16.50 per share received upon consummation of the Merger and the Additional Share Consideration, if any, at an assumed cost of equity of 10.0%. The discount rate used by Morgan Stanley was the midpoint between 8.0% and 12.0%, the estimated range of the Company's cost of equity as estimated by Morgan Stanley. Morgan Stanley did not discount the upfront distribution of $17.50 per share to present value in connection with its analysis. Based on the foregoing assumptions, the present value of the Merger Consideration was $33.23 if the Merger closed six months after the Merger Agreement was signed, or "Perspective 1," and $32.80 if the Merger closed twelve months after the signing of the Merger Agreement, or "Perspective 2."

        Morgan Stanley reviewed the stock price performance of the Company during various periods ending on March 28, 2007 and compared them to the base Merger Consideration and the present value of the Merger Consideration received under Perspective 1 and Perspective 2.

	Price of the Company Common Stock	Base Merger Consideration ($34.00), Implied Premium	Present Value of Merger Consideration in Perspective 1 ($33.23), Implied Premium	Present Value of Merger Consideration in Perspective 2 ($32.80), Implied Premium
Recent Company Common Stock Prices
March 28, 2007(1)	$31.13	9.2%	6.8%	5.4%
March 20, 2007(1)	$28.81	18.0%	15.3%	13.8%
52-Week Low	$27.09	25.5%	22.7%	21.1%
52-Week High	$34.28	(0.8)%	(3.1)%	(4.3)%
Average Price Perspectives(2)
1-Year	$30.72	10.7%	8.2%	6.8%
2-Year	$32.45	4.8%	2.4%	1.1%
3-Year	$36.14	(5.9)%	(8.0)%	(9.2)%

(1)
Based on closing prices as of March 28 and March 20, 2007, respectively.

(2)
Based on the average of the closing prices for each day of the applicable year(s).

        Tribune Wall Street Equity Research Analyst Price Targets.    Morgan Stanley reviewed publicly available published 12-month price target estimates for the Company's Common Stock from Wall Street equity research analysts.

        Morgan Stanley observed that the analysts' 12-month price targets ranged from $19.00 to $34.00 per share of Company Common Stock, with a median target price of $31.00 per share of Company Common Stock. Morgan Stanley also discounted to present value the Wall Street analysts' 12-month price targets for one year at a cost of equity of 11.0%. The Company's cost of equity was estimated by Morgan Stanley using the capital-asset pricing model methodology. The discounted Wall Street analysts' price targets yielded an implied valuation range of $17.12 to $30.63 per share of Company Common Stock, with a median discounted price target of $27.93 per share of Company Common Stock.

        The public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for shares of Company Common Stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

        Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain financial data of, and calculated selected public market trading metrics for, the Company and for public companies with businesses that Morgan Stanley deemed to be similar to those of the Company. The following companies were reviewed in connection with this analysis:

  Diversified Publishing Companies

  •
  Belo Corp.

  •
  Gannett Co., Inc.

  •
  Media General, Inc.

  Pure Publishing Companies

  •
  Journal Register Company

  •
  Lee Enterprises, Incorporated

  •
  The New York Times Company

  •
  The McClatchy Company

  Broadcasting Companies

  •
  Hearst-Argyle Television, Inc.

  •
  LIN TV Corp.

  •
  Gray Television, Inc.

  •
  Sinclair Broadcast Group, Inc.

        Morgan Stanley calculated the aggregate value (defined as equity value plus total book value of debt less cash, cash equivalents and the assumed value of unconsolidated assets) as of March 28, 2007 divided by estimated 2007 and 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA, for comparable diversified publishing, pure publishing and broadcasting companies and for the Company. The estimates of 2007 and 2008 EBITDA for comparable diversified publishing, pure publishing and broadcasting companies were based on publicly available Wall Street equity research estimates as of March 28, 2007. The 2007 and 2008 EBITDA estimates for the Company were based on both the Research Case and the Management Plan.

        A summary of the reference range of market trading multiples (which reflected Morgan Stanley's qualitative assessments of the market trading multiples for the Company and the comparable diversified publishing, pure publishing and broadcasting companies) that Morgan Stanley derived is set forth below:

Aggregate Value to:
	2007E EBITDA	2008E EBITDA
Tribune
Research Case	8.4x	8.2x
Management Plan	8.4x	8.0x
Diversified Publishing Companies
Belo Corp.	8.7x	7.6x
Gannett Co., Inc.	8.0x	7.9x
Media General, Inc.	7.8x	6.9x
Pure Publishing Companies
Journal Register Company	8.7x	8.9x
Lee Enterprises, Inc.	8.6x	8.6x
The New York Times Company	8.4x	8.2x
McClatchy Newspapers, Inc.	7.1x	7.1x
Broadcasting Companies
Hearst-Argyle Television Inc.	14.1x	11.8x
LIN TV Corp.	13.2x	10.0x
Gray Television, Inc.	12.6x	10.1x
Sinclair Broadcast Group, Inc.	11.6x	10.9x

        Based on the analysis of the relevant metrics for the Company under the Research Case and Management Plan and for each of the comparable companies, Morgan Stanley selected a reference range of EBITDA multiples of 8.0x to 8.5x for the Company and applied this range of multiples to the 2007 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $29.17 to $31.74 per share. Morgan Stanley also selected a reference range of EBITDA multiples of 7.5x to 8.0x for the Company's publishing segment and EBITDA multiples of 9.0x to 11.0x for the broadcasting segment. These ranges of multiples were applied to the 2007 estimated EBITDA for the publishing segment and the broadcasting segment (excluding estimated cash flow from the Chicago Cubs) contained in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $28.97 to $33.89 per share.

        In addition, Morgan Stanley calculated the equity market value divided by the estimated 2007 and 2008 net income for both the Company and the comparable companies. The estimates of 2007 and 2008 earnings for comparable diversified publishing, pure publishing and broadcasting companies were based on publicly available Wall Street equity research estimates as of March 28, 2007. The 2007 and 2008 earnings estimates for the Company were based on both the Research Case and the Management Plan.

        Based on the analysis of the relevant metrics for the Company under the Research Case and Management Plan and for each of the comparable companies, Morgan Stanley selected a reference range of earnings per share, or EPS, multiples of 12.0x to 14.0x and applied this range of multiples to the 2007 estimated EPS provided by the Company's management in the Management Plan. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $24.00 to $28.00 per share.

        No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable diversified publishing, pure publishing and broadcasting companies and selecting the valuation multiples to apply, Morgan Stanley made qualitative judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the publishing and broadcasting industries generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industries or in the markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

        Precedent Transactions Analysis.    Morgan Stanley reviewed and analyzed certain publicly available information, including the purchase price, and certain financial information of the target company, relating to selected private market precedent transactions involving other companies in the newspaper and television broadcasting industries and calculated certain valuation multiples implied by such information. Morgan Stanley chose transactions based on the similarity of the target companies to the Company. Morgan Stanley reviewed the last twelve months' EBITDA multiples, or LTM EBITDA, and analyzed historical multiples for the precedent transactions involving companies in the publishing industry. Morgan Stanley reviewed broadcast cash flow multiples, or BCF, and analyzed historical multiples for the precedent transactions in the broadcasting industry. The following acquisition transactions were reviewed in connection with this analysis:

  Newspaper Precedent Transactions

  •
  Star Tribune/Avista Capital Partners

  •
  Philadelphia Inquirer and Philadelphia Daily News/Philadelphia Media Holdings, LLC

  •
  The McClatchy Company/MediaNews Group, Inc. and Hearst Corporation

  •
  Knight-Ridder, Inc./The McClatchy Company

  Television Broadcasting Precedent Transactions

  •
  The New York Times Company/Oak Hill Capital Partners

  •
  Tribune Company/Sunbeam Television Corp.

  •
  Tribune Company/Freedom Communications, Inc.

  •
  Tribune Company/Gannett Co., Inc.

  •
  Emmis Communications/Hearst-Argyle Television, Inc.

  •
  NBC Universal/Media General, Inc.

        Morgan Stanley then derived from the precedent transactions involving the newspaper industry a reference range of LTM EBITDA multiples of 7.0x to 9.0x, and from the precedent transactions involving television broadcasting companies a reference range of BCF multiples of 10.0x to 12.0x. These ranges of multiples were applied to the 2007 estimated EBITDA for the publishing and broadcasting segments (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management in the Management Plan. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Company Common Stock of $28.76 to $39.03 per share.

        Morgan Stanley further noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Morgan Stanley noted that no company or transaction reviewed was identical to the Company or the Merger and that, accordingly, these analyses involve complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the Company and each of the comparable companies, as well as other factors that would affect the acquisition values in the comparable transactions, including the size, regulatory and economic characteristics of the markets of each company and the competitive environment in which it operates. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

        Discounted Cash Flow Analysis.    Morgan Stanley performed a five-year discounted cash flow analysis of the Company based upon each of the Management Plan, the Research Case, Downside Case A and Downside Case B.

        Utilizing such projections, Morgan Stanley calculated the annual after-tax unlevered free cash flows for fiscal years 2007 through 2011. Morgan Stanley estimated a range of terminal values calculated in 2011 using a range of EBITDA multiples of 8.0x to 9.0x applied to the 2012 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs). Morgan Stanley calculated the 2012 estimated EBITDA by multiplying the 2011 estimated EBITDA (excluding estimated cash flow from the Chicago Cubs) provided by the Company's management by the estimated 2011 percentage revenue growth contained in the Management Plan. Morgan Stanley then calculated the present value of the unlevered free cash flow streams and the estimated terminal value using a range of discount rates of 7.0% to 8.0%. The discount rate range was selected based on a weighted average cost of capital calculation which factored in research analysts' views on the Company's cost of capital and estimates provided by the capital-asset pricing model methodology. Morgan Stanley then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets ($2.2 billion). Based on the foregoing projections and assumptions, the discounted cash flow analysis yielded an implied valuation range of $28.25 to $33.96 per share utilizing the Management Plan, $28.75 to $34.45 per share utilizing the Research Case, $17.91 to $21.98 utilizing Downside Case A and $14.21 to $17.70 per share utilizing Downside Case B.

        Recapitalization Alternative.    In conjunction with the foregoing valuation analyses, Morgan Stanley also evaluated a recapitalization scenario in which the Company would spin off its broadcasting segment to the Company's shareholders in the form of a newly created public company, or SpinCo, divest certain assets and use a leveraged debt capital structure to effect a return of capital to investors through a special cash dividend of $17.50.

        In connection with its evaluation of a recapitalization, Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future price of a company's common equity as a function of the company's future EBITDA and future EBITDA multiples. The resulting value is subsequently discounted to arrive at a present value for the Company's stock price. Morgan Stanley assumed a $17.50 per-share return of capital to holders of Company Common Stock, implying pro-forma leverage of 6.8x consolidated adjusted LTM EBITDA. Morgan Stanley then calculated the post-recapitalization per-share value of Company Common Stock and the common stock of SpinCo utilizing the four operational cases described above: (i) the Management Plan, (ii) the Research Case, (iii) Downside Case A and (iv) Downside Case B. In each case, Morgan Stanley calculated the future stock price of both the Company and SpinCo at December 31, 2009 assuming a 2009 year-end forward EBITDA multiple of 7.5x to 8.0x for the Company and 9.0x to 11.0x for SpinCo. Morgan Stanley then discounted these future stock prices to present value at a cost of equity of 11.0%. The cost of equity was estimated by Morgan Stanley using the capital-asset pricing model methodology. For each scenario, Morgan Stanley calculated the "Package Value" of the recapitalization alternative by adding the present value of the equity values of the Company and SpinCo post-recapitalization to the total amount of capital returned to holders of Company Common Stock pursuant to the special cash dividend.

        Based on the foregoing projections and assumptions, the discounted equity value analysis relating to a recapitalization implied the following Package Value ranges:

	Implied Package Value Range; 7.5x Publishing Multiple	Implied Package Value Range; 8.0x Publishing Multiple
Management Plan	$31.77-$34.55	$33.13-$35.90
Research Case	$31.37-$34.13	$32.68-$35.44
Downside Case A	$24.04-$26.24	$25.08-$27.28
Downside Case B	$21.18-$23.31	$22.07-$24.20

        In addition, Morgan Stanley reviewed the Package Values, assuming a 2009 year-end forward EBITDA multiple for the Company of 7.5x and for SpinCo of 9.0x, and compared such values with the base Merger Consideration and the present value of Merger Consideration received under Perspectives 1 and 2.

	Package Value	Base Merger Consideration ($34.00); Implied Premium	Present Value of Merger Consideration in Perspective 1 ($33.23); Implied Premium	Present Value of Merger Consideration in Perspective 2 ($32.80); Implied Premium
Management Plan	$31.77	7.0%	4.6%	3.2%
Research Case	$31.37	8.4%	5.9%	4.6%
Downside Case A	$24.04	41.4%	38.2%	36.4%
Downside Case B	$21.18	60.5%	56.9%	54.9%

        Other Factors.    In rendering its opinion, Morgan Stanley also reviewed and considered other factors, including:

  •
  publicly available research analysts' estimates of the market value of the Company to a financial buyer that would effect a leveraged buyout of the Company. The research analysts' estimates ranged from $25 to $35, with a median of $34; and

  •
  the mean and median premiums paid in public-to-private transactions with an aggregate value greater than $5 billion since 2004.

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Company Common Stock or the value of the successor company.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley or the Company. Any estimates contained in the analyses of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by unaffiliated holders of Company Common Stock pursuant to the Merger Agreement and in connection with the delivery of its opinion to the Special Committee and the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company Common Stock might actually trade.

        The Merger Consideration was determined through arm's-length negotiations between the Company, the ESOP and the Zell Entity, was recommended by the Special Committee and was approved by the Board. Morgan Stanley provided advice to the Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Special Committee or that any specific merger consideration constituted the only appropriate merger consideration for the Merger.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Special Committee in making its determination to recommend the Merger Agreement and by the Board in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Special Committee or the Board with respect to the Merger Consideration or of whether the Special Committee would have been willing to recommend, or the Board would have been willing to agree to, different merger consideration. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in the Merger.

        Pursuant to an engagement letter, the Company has agreed to pay Morgan Stanley customary fees. A $2.5 million fee was payable at the beginning of the assignment, a $7.5 million fee became payable upon delivery of its opinion and the Special Committee has also agreed pursuant to the engagement letter to discuss with Morgan Stanley the payment of an additional discretionary fee payable at the sole discretion of the Special Committee. The terms of the engagement letter do not quantify the amount of the additional discretionary fee and the Special Committee has not yet determined whether to pay Morgan Stanley a discretionary fee or when such determination will be made. The Company has also agreed to reimburse Morgan Stanley for reasonable expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and affiliates of the Zell Entity and have received fees for the rendering of these services. In addition, Morgan Stanley and its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed or may commit in the future to invest in investment funds managed by affiliates of the Zell Entity. Morgan Stanley may also seek to provide the Company, the ESOP, the Zell Entity or their affiliates services in the future and may receive fees in connection with such services. Morgan Stanley did not participate in the financing of the Leveraged ESOP Transactions or any of the alternative transactions considered by the Special Committee.

Opinion of the Company's Financial Advisor

        The Board retained Merrill Lynch to act as its financial advisor in connection with the proposed Merger and to render an opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger was fair, from a financial point of view, to the holders of shares of Company Common Stock, other than the ESOP and its affiliates and Zell and his affiliates.

        On April 1, 2007, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to the Board to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $34.00 per share in cash plus an annualized 8% "ticking fee" from January 1, 2008, up to and including the closing date of the Merger to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of shares of Company Common Stock, other than the ESOP and its affiliates and Zell and his affiliates.

        The full text of the written opinion of Merrill Lynch, dated as of April 1, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Annex C hereto. The summary of Merrill Lynch's opinion below is qualified by reference to the full text of the opinion, and we encourage you to read Merrill Lynch's opinion in its entirety. Merrill Lynch's opinion was intended for the use and benefit of the Board, does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any holder of shares of Company Common Stock as to how such holder should vote on the Merger or any related matter.

        Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock who receive the Merger Consideration (other than the ESOP and its affiliates and Zell and his affiliates).

        In arriving at its opinion, Merrill Lynch:

  •
  reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

  •
  conducted discussions with members of senior management and representatives of the Company concerning the matters described in the first two bullet points above;

  •
  reviewed the market prices and valuation multiples for shares of Company Common Stock prior to the Merger and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  •
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of the Company, the ESOP and Zell, and their financial and legal advisors;

  •
  reviewed a draft, dated as of April 1, 2007, of the Merger Agreement (it being understood that such draft was, in all material respects, in the form to be executed); and

  •
  reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it.

        Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch did not express an opinion on any aspects of any agreements to consummate the Merger or any other document referred to in the Merger Agreement to be entered into in connection with the transaction.

        The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the Board in connection with its opinion. The following summary, however, does not purport to be a complete description of its presentations or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. The Company provided Merrill Lynch, and Merrill Lynch relied on as the basis for its analysis, a "Management Plan" and a "Sensitivity Plan." The Sensitivity Plan assumed a 2.0% decline in publishing revenues and declines in operating cash flow, and assumed no growth in broadcasting and entertainment operating cash flow.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 26, 2007, and is not necessarily indicative of current market conditions.

Review of 52-Week High and Low Market Prices for the Company Common Stock

        Merrill Lynch observed the publicly available historical closing prices for shares of Company Common Stock, as reported by FactSet, and noted that over the 52-week period ended March 26, 2007, the low price was $27.09 per share and the high price was $34.28 per share.

Comparable Public Companies Analysis

        Using publicly available information, Merrill Lynch reviewed and analyzed certain financial information, ratios and public market multiples, where applicable, for the following publicly traded companies in the newspaper publishing and television broadcasting industries:

  Public Companies Reviewed

  Newspaper Publishing

  •
  Gannett Co., Inc.

  •
  Journal Communications, Inc.

  •
  Journal Register Company

  •
  Lee Enterprises, Incorporated

  •
  The McClatchy Company

  •
  Media General, Inc.

  •
  The New York Times Company

  Television Broadcasting

  •
  Belo Corp.

  •
  Gray Television, Inc.

  •
  Hearst-Argyle Television, Inc.

  •
  LIN TV Corp.

  •
  Nexstar Broadcasting Group, Inc.

  •
  Sinclair Broadcast Group, Inc.

        As calculated based on a multiple of enterprise value to estimated 2007 EBITDA (earnings before interest, taxes, depreciation and amortization), the reference trading range for the Newspaper Publishing comparables in the aggregate was a minimum 2007 enterprise value to EBITDA multiple of 7.1x to a maximum of 9.4x, with a mean of 8.4x. As calculated based on a multiple of enterprise value to estimated 2007 EBITDA, the reference trading range for the Television Broadcasting comparables in the aggregate was a minimum 2007 enterprise value to EBITDA multiple of 8.6x to a maximum of 13.7x, with a mean of 11.8x. The multiples and ratios for the Company and each of the selected companies were calculated using their respective closing prices on March 26, 2007 and were based on the most recent publicly available information, Wall Street research and consensus estimates.

        Based on the analysis of the relevant metrics for the Company under the Management Plan, Merrill Lynch selected a reference range of EBITDA multiples of 7.25x to 8.75x for the Company's publishing segment, and EBITDA multiples of 8.5x to 10.0x for the broadcasting and entertainment segment. These ranges of multiples were applied to the 2007 estimated EBITDA for the Company's publishing segment and the 2007 estimated EBITDA for the Company's broadcasting and entertainment segment (excluding cash flows from the Chicago Cubs baseball team) contained in the Management Plan. Merrill Lynch then calculated the Company's implied equity value by subtracting the value of the Company's net debt (approximately $5.1 billion as of December 31, 2006) and adding the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago) and the after-tax value of the Chicago Cubs baseball team. Based upon and subject to the foregoing,

Merrill Lynch calculated an implied valuation range for Company Common Stock of $27.25 to $35.00 per share.

        Although none of the selected companies is directly comparable to the Company, the companies included were selected by Merrill Lynch because they are publicly traded companies with operations that for purposes of analysis Merrill Lynch considered similar to certain operations of the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of shares of Company Common Stock.

Discounted Cash Flow Analysis

        Merrill Lynch performed a discounted cash flow ("DCF") analysis on the Company, based on projections provided by the Company's management.

        The DCF analysis was performed in order to evaluate the fully diluted equity value per share of Company Common Stock. Merrill Lynch calculated illustrative implied equity value per share by calculating (a) the sum of (i)(A) the illustrative present value indications of unlevered free cash flows for the Company for the years 2007 through 2011 using discount rates ranging from 8% to 9%, based on the estimated cost of capital of the Company, which included consideration of historical rates of return for publicly traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of the Company on a standalone basis, and (B) the present value of the illustrative terminal value using estimated 2011 EBITDA based on terminal EBITDA multiples ranging from 7.25x to 8.25x, and using discount rates ranging from 8% to 9%, and (C) the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago) and the after-tax value of the Chicago Cubs baseball team less (ii) the Company's net debt of $5.1 billion as of December 31, 2006, divided by (b) total outstanding diluted shares of Company Common Stock.

        The DCF analysis yielded an implied equity value per diluted share ranging from $26.50 to $33.00 based on the Management Plan and an implied equity value per diluted share of $17.50 to $22.75 based on the Sensitivity Case.

After-Tax Sum-of-the-Parts Analysis

        Merrill Lynch performed an illustrative after-tax sum-of-the-parts analysis on the Company using certain financial forecasts for the Company provided by the management of the Company. In the illustrative after-tax sum-of-the-parts analysis, Merrill Lynch calculated illustrative per-share value indications for the Company on an after-tax basis assuming the sale of Company's broadcasting and entertainment segment followed by a sale of the publishing segment.

        In the illustrative after-tax sum-of-the-parts analysis, Merrill Lynch calculated illustrative implied equity value per share by calculating: (a)(i) the sum of (A) the illustrative after-tax present value indications of unlevered free cash flows for broadcasting and entertainment for the years 2007 through 2011 using discount rates ranging from 8% to 9%, based on the estimated cost of capital of the Company, which included consideration of historical rates of return for publicly traded common stocks, risks inherent in the industry and specific risks associated with the continuing operations of the Company on a standalone basis, and (B) the after-tax present value of the illustrative terminal value using estimated 2011 broadcasting EBITDA based on terminal EBITDA multiples ranging from 8.0x to 9.0x, and using discount rates ranging from 8% to 9%, and (C) the illustrative present value indications of unlevered free cash flows for the publishing segment for the years 2007 through 2011 using discount rates ranging from 8% to 9%, and (D) the present value of the illustrative terminal value using estimated 2011 publishing EBITDA based on terminal EBITDA multiples ranging from 7.0x to 8.0x, and using discount rates ranging from 8% to 9%, and (E) the value of the Company's unconsolidated assets (on an after-tax basis for Comcast SportsNet Chicago and the TV Food Network) and the after-tax value of WGN-AM Radio and the Chicago Cubs baseball team less (ii) the Company's net debt of $5.1 billion as of December 31, 2006, divided by (b) total diluted shares outstanding of Company Common Stock.

        This analysis resulted in a range of illustrative values per share of Company Common Stock of $26.00 to $31.00.

        The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Merrill Lynch's control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to the Company.

        Merrill Lynch is acting as financial advisor to the Company in connection with the Merger, and will assist the Company in arranging a portion of the financing for the Merger. Total advisory and financing fees payable to Merrill Lynch (before syndication costs, capital allocation costs and financing credits) aggregate approximately $70 million, of which approximately $37 million are contingent on the Merger closing and approximately $33 million relate to financing the Tender Offer. In addition, the Company has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch is a participant in the Company's credit facilities which will be refinanced in connection with the transaction and anticipates that it will be a participant in such refinancing. Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and/or its affiliates and Zell and/or his affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade shares of Company Common Stock and other securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Valuation Research Corporation

        The Company has engaged VRC to conduct and provide solvency and capital adequacy analyses and solvency and capital adequacy opinions to the Company after giving effect to the Step One Transactions (as defined below), and subsequent solvency and capital adequacy analyses and solvency and capital adequacy opinions in connection with the Merger and related transactions. The Company selected VRC based on its qualifications, expertise and reputation in providing valuation and solvency opinions.

        On May 9, 2007, VRC made a presentation to the Board and, on May 9, 2007 and on May 24, 2007, VRC provided the Board with written opinions stating that, as of such dates: (1) immediately before giving effect to the consummation of the Step One Transactions, each of the Fair Value and Present Fair Saleable Value of the aggregate assets (including goodwill) of Tribune exceeds its liabilities (including the Stated Liabilities and the Identified Contingent Liabilities) (the "Capital Reduction Test"); (2) immediately after and giving effect to the consummation of the Step One Common Stock

Purchase, each of the Fair Value and Present Fair Saleable Value of the aggregate assets (including goodwill) of the Company will exceed its liabilities (including the Stated Liabilities, the Identified Contingent Liabilities and the New Financing), and such excess is in an amount that is not less than the capital of the Company (as determined pursuant to Section 154 of the Delaware General Corporation Law) (the "Valuation and Capital Adequacy Test"); (3) immediately after and giving effect to the consummation of the Step One Transactions, the Company will be able to pay its debts (including the Stated Liabilities, the Identified Contingent Liabilities and the New Financing) (each as defined below), as such debts mature or otherwise become absolute or due (the "Cash Flow Test"); and (4) immediately after and giving effect to the consummation of the Step One Transactions, the Company Does Not Have Unreasonably Small Capital (as defined below) (the "Capitalization Test").

        The full text of VRC's written opinions, dated as of May 9, 2007 and May 24, 2007, which set forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinions, are attached as Exhibits (c)(11) and (c)(13), respectively, to the Schedule 13E-3, and the written presentation materials provided by VRC to the Board on May 9, 2007 are attached as Exhibit (c)(12) to the Schedule 13E-3, and incorporated herein by reference. The summary below is qualified by reference to the full text of the opinions and the written presentation. We encourage you to read the full text of the opinions in their entirety. VRC's opinions are directed to the Board, address only the matters set forth therein and do not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act on any matters relating to the Merger.

        Furthermore, VRC's opinions do not represent an assurance, guarantee or warranty that the Company will not default on any of its debt obligations or other liabilities in either the Step One Transactions or Step Two Transactions (as defined below), nor do the opinions provide any assurance, guarantee or warranty that any covenants, financial or otherwise, associated with any financing will not be breached in the future.

        In its presentation to the Board on May 9, 2007, VRC reviewed the Valuation and Capital Adequacy Test, the Cash Flow Test, the Capitalization Test and the Capital Reduction Test. In connection with the Valuation and Capital Adequacy Test, VRC estimated the Fair Value and Present Fair Saleable Value of the Company by using comparable companies, comparable transactions, sum of individual assets and discounted cash flow valuation methodologies. VRC estimated Fair Value and Present Fair Saleable Value ranges of approximately $13.9 billion to $16.4 billion for the Company's aggregate assets including goodwill, with a midpoint of $15.1 billion. For VRC's analysis, aggregate assets including goodwill is represented by enterprise value. VRC's corresponding estimates for the Company's equity value as a percent of enterprise value ranged from a low of 32.5 percent to a high of 42.8 percent, with a midpoint of 38.1 percent. With respect to the Cash Flow Test, VRC estimated net cash flow, after scheduled debt repayments, of $211.0 million, $175.0 million, $437.1 million, $67.1 million, $553.2 million, $611.2 million and $579.7 million in 2007 through 2013, respectively. It also reviewed sensitivity cash flow cases showing lower, but still positive, cash flows after scheduled debt repayments in all years from 2007 to 2013 except 2010. In the 2010 sensitivity cash flow case, VRC estimated that the Company would have to draw down approximately $82.6 million on its revolving credit facility. However, VRC believes that the Company maintains adequate liquidity in the 2010 sensitivity cash flow case by maintaining an estimated $174.7 million of cash and $667.4 million of availability under its $750 million revolving credit facility. With respect to the Capitalization Test, VRC discussed the post-transaction relative equity value of the Company, as well as various sensitivity tests it had conducted. It estimated a post-transaction equity value range of approximately $4.5 billion to $7.0 billion. With respect to the Capital Reduction Test, VRC estimates the Company's equity value as a percent of enterprise value ranged from a low of 69.4 percent to a high of 74.0 percent, with a midpoint of 71.9 percent.

        In rendering its opinions, VRC estimated the Fair Value and Present Fair Saleable Value of the aggregate assets of the Company on a consolidated basis immediately after and giving effect to the consummation of the following transactions: (1) the purchase by the Zell Entity of newly issued Company Common Stock for an aggregate purchase price of $50 million in cash and an exchangeable note for a purchase price of $200 million in cash, (2) the ESOP Purchase Agreement, (3) the borrowing by the Company of debt of approximately $7.0 billion under the First Step Credit Facilities, (4) the Tender Offer, (5) the refinancing of existing debt of approximately $2.4 billion in accordance with the First Step Credit Facilities, (6) the roll-over of certain existing debt of approximately $2.4 billion and (7) the payment of financing and other transaction fees of approximately $152 million (collectively, the "Step One Transactions"). For purposes of VRC's opinions, the following terms have the meanings set forth below:

          (1)   "Fair Value" means the amount at which the aggregate or total assets of the Company would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act.

          (2)   "Present Fair Saleable Value" means with respect to the assets of the Company, the amount that may be realized if such aggregate assets are sold with reasonable promptness.

          (3)   "Does Not Have Unreasonably Small Capital" means, with respect to the Company, that the Company does not lack sufficient capital for the businesses in which it is engaged, and will be engaged, as management has indicated such businesses are now conducted and are proposed to be conducted.

          (4)   "Stated Liabilities" means, the recorded liabilities of the subject entity as presented on the most recent balance sheet provided to VRC, which excludes the New Financing (as defined below).

          (5)   "Step Two Transactions" means: (i) the borrowing by the Company of additional debt of approximately $4.2 billion; (ii) the repayment by the Company of the exchangeable note acquired by the Zell Entity under the Zell Entity Purchase Agreement; (iii) the closing of the Merger; (iv) the purchase by the Zell Entity from the Company of a subordinated note for $225 million and the purchase by the Zell Entity of the Warrant; (v) the roll-over of certain existing debt of approximately $9.1 billion; (vi) the payment of cash distributions triggered by a change of control of approximately $104 million; (vii) the payment of financing and other transaction fees of approximately $120 million; (viii) the election of an S-Corporation status following the Merger; and (ix) the disposition of an interest in the Chicago Cubs and in Comcast SportsNet Chicago.

          (6)   "New Financing" means the indebtedness incurred, assumed or guaranteed by the Company in connection with the Step One Transactions.

          (7)   "Identified Contingent Liabilities" means the reasonably estimated contingent liabilities that may result from threatened or pending litigation, asserted claims and assessments, environmental conditions, guaranties, indemnities, contract obligations, uninsured risks, purchase obligations, taxes and other contingent liabilities as identified and explained to VRC by the Company in terms of their nature, expected timing and estimated dollar amount by responsible officers of the Company.

        VRC's opinions were based on, among other things, its solvency and capital adequacy analyses following a review of certain of the Company's public filings, discussions with management, review of industry data and review of information provided by the Company, including the forecasts reflected in VRC's written presentation which is attached as Exhibit (c)(12) to the Schedule 13E-3.

        In rendering its opinions, VRC assumed and relied upon the accuracy and completeness of all information, data and other material (including certain financial forecasts) furnished or otherwise made available to it by the Company, discussed with or reviewed by VRC with the Company, or publicly available, and VRC did not assume any responsibility for independently verifying such information, data or materials. Nothing came to the attention of VRC to lead it to believe that it was unreasonable for VRC to utilize and rely upon such financial forecasts, information and data.

        VRC's opinions were based on, among other things, the assumptions that: (1) the Company will be able to refinance debts when they mature and that it will not make acquisitions or dispositions other than those assumed during the forecast period based on the financial forecasts provided to VRC; and (2) that the Step One Transactions will be consummated in accordance with the terms and conditions of the ESOP Transaction Model dated April 2007, term sheets or Step One Transactions agreements provided to VRC and that the Company is in compliance in all material respects with any and all applicable laws, rules or regulations of any and all legal or regulatory authorities.

        The Company also expects that VRC will provide a solvency opinion in connection with the Merger. The Company's receipt of a satisfactory solvency opinion giving effect to the Merger and related transactions is a condition to consummation of the Merger. See "The Merger Agreement—Conditions to the Merger." The Company will pay VRC fees of $1.5 million for services rendered in connection with delivering these opinions plus expenses.

        In 2006, VRC provided real estate appraisal services to the Company in connection with the restructuring of the TMCT LLCs, for which it was paid customary fees.

Purposes and Reasons of the ESOP and Merger Sub

        For the ESOP and Merger Sub, the primary purpose for the Merger is to benefit from any future earnings and growth of the Company after shares of the Company cease to be publicly traded. The transaction structure will have the effect of the Company becoming a privately held company wholly owned by the ESOP.

Purposes and Reasons of the Zell Investors

        For Samuel Zell, the Zell Entity and Sam Investment Trust (which are collectively referred to as the "Zell Investors"), the purpose of the Leveraged ESOP Transactions, including the Merger, is to allow the Zell Entity to benefit from increases in value of the Company through the Zell Entity's ownership of the Warrant and to allow the Zell Entity to earn an interest return on the $225 million subordinated promissory note. The Zell Investors believe that the Company's future business prospects can be improved through the active participation of Mr. Zell in the strategic direction and operations of the Company and through the Company's experienced management team.

        The Zell Investors believe that it is best for the Company to operate as a privately held entity. As a privately held entity, the Company will have the flexibility to focus on continuing improvements to its business without the constraints, distractions and expenses associated with publicly held companies, especially in light of the fundamental changes occurring in publishing and in the media industry generally. In addition, as an entity whose common stock is not publicly traded, the Company will be able to more easily make strategic decisions that may negatively affect short-term financial performance but that may, in the long run, increase the value of the Company because it is often difficult for a public company to make decisions that could negatively affect it in the short term when the result of those decisions is often a reduction in the per-share price of the publicly traded equity securities of such company. As a result of the Company Common Stock being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with certain SEC reporting requirements.

        In addition, the Zell Investors expect that the Company will derive significant cost and tax savings from the favorable tax treatment available to the Company following the Leveraged ESOP Transactions upon the Company's election to become an S-corporation for federal income tax purposes and the proposed elimination of the Company's 401(k) cash contributions following the creation of the ESOP.

        The Zell Investors' expectations are based upon publicly available information regarding the Company, their due diligence, investigation or knowledge of the Company, and the experience of the Zell Investors and their affiliates in investing in or managing companies generally. While the Zell Investors believe that there will be significant opportunities associated with the Zell Entity's investment in the Company, and that the value of its Warrant could become considerably greater than the original cost thereof, they realize that there also are substantial and significant risks that such opportunities may never be fully realized.

Position of the ESOP and Merger Sub as to Fairness

        The rules of the SEC require the ESOP and Merger Sub to express their belief as to the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's shareholders who are not affiliated with the ESOP. The view of the ESOP and Merger Sub as to the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to adopt the Merger Agreement and approve the Merger.

        The Trustee for the ESOP negotiated the terms of a transaction that would be most favorable to the ESOP and Merger Sub, and not to shareholders of the Company and, accordingly, it did not negotiate the Merger Agreement and other agreements relating to the Leveraged ESOP Transactions with the goal of obtaining terms that were fair to the Company's unaffiliated shareholders. The ESOP and Merger Sub did not participate in the deliberations of the Board or the Special Committee regarding, or receive advice from the Company's or the Special Committee's legal or financial advisors as to, the substantive and procedural fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, nor did the ESOP or Merger Sub undertake any independent evaluation of the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's unaffiliated shareholders, or engage a financial advisor for such purposes. The ESOP and Merger Sub believe, however, that the Leveraged ESOP Transactions, including the Tender Offer and the Merger, are fair to the Company's unaffiliated shareholders based on the following factors:

  •
  the consideration offered in the Tender Offer and the Merger of $34.00 per share represents a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, and approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007 and approximately 9.5% to the average closing price for the 52 weeks ended March 30, 2007;

  •
  the $34.00 per share consideration offered in the Tender Offer and the Merger and other terms and conditions of the Merger Agreement resulted from extensive arm's-length negotiations among the Special Committee and its advisors, the ESOP and its advisors, and the Zell Entity and its advisors;

  •
  the Merger is conditioned upon the approval of the holders of a majority of the outstanding shares; the ESOP and Merger Sub assume that the Company's shareholders are capable of evaluating the fairness of the Merger Consideration and further assumes that an informed decision by holders of a majority of outstanding shares provides meaningful procedural protections for the Company's shareholders;

  •
  the Special Committee consists solely of directors who are not officers or significant shareholders of the Company, or affiliated with the ESOP or its affiliates, or the Zell Entity or its affiliates;

  •
  the Special Committee determined that the Merger Agreement, the Tender Offer and the Merger are fair to the unaffiliated shareholders of the Company and in the best interests of such shareholders;

  •
  the Board determined, based on the recommendation of the Special Committee, that the Merger Agreement, the Tender Offer and the Merger are fair to the unaffiliated shareholders of the Company and in the best interests of such shareholders;

  •
  the Tender Offer provided, and the Merger will provide, consideration to the shareholders entirely in cash, which provides certainty of value;

  •
  the Special Committee and the Board received the advice of financial and legal advisors, each of which has extensive experience in going-private transactions; the Special Committee retained and received financial advice from Morgan Stanley, and the Board retained and received financial advice from Citi and Merrill Lynch, which included receipt of the fairness opinions referred to above under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor;" the Company and the Board retained and received legal advice from Wachtell, Lipton, Rosen & Katz, from Sidley Austin LLP and, for ESOP matters, from McDermott Will & Emery; and the Special Committee retained and received legal advice from Skadden, Arps, Slate, Meagher & Flom LLP;

  •
  the fact that the ESOP and Merger Sub did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the fact that appraisal rights under Delaware law are available to holders of shares of Company Common Stock who do not vote in favor of the Merger and comply with all of the required procedures under Delaware law, which provides shareholders who dispute the fairness of the Merger Consideration with an opportunity to have a court determine the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the Merger Agreement; and

  •
  the fact that the Merger Agreement allows the Board or the Special Committee to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement and to accept a Superior Proposal (as described below under "The Merger Agreement"), subject to a payment by the Company to the Zell Entity of a $25 million termination fee.

        The ESOP and Merger Sub did not consider the liquidation value or net book value of the Company. The foregoing discussion of the information and factors known by the ESOP and Merger Sub in connection with the fairness of the Tender Offer and the Merger is not intended to be exhaustive and the ESOP and Merger Sub assigned no relative weights to the individual factors.

Position of the Zell Investors as to Fairness

        The rules of the SEC may require the Zell Investors to express their belief as to the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's shareholders who are not affiliated with the Zell Investors. The view of the Zell Investors as to the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to adopt the Merger Agreement and approve the Merger.

        The Zell Investors negotiated the terms of a transaction that would be most favorable to the Zell Investors, and not to shareholders of the Company and, accordingly, they did not negotiate the Merger Agreement and other agreements relating to the Leveraged ESOP Transactions with the goal of obtaining terms that were fair to the Company's unaffiliated shareholders. The Zell Investors did not participate in the deliberations of the Board or the Special Committee regarding, or receive advice from the Company's or the Special Committee's legal or financial advisors as to, the substantive and procedural fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, nor did the Zell Investors undertake any independent evaluation of the fairness of the Leveraged ESOP Transactions, including the Tender Offer and the Merger, to the Company's unaffiliated shareholders, engage a financial advisor for such purposes, or receive any report, opinion or appraisal from any financial advisor for such purposes. The Zell Investors believe, however, that the proposed Leveraged ESOP Transactions, including the Tender Offer and the Merger, are fair to the Company's unaffiliated shareholders based on the following factors:

  •
  the consideration offered in the Tender Offer and the Merger of $34.00 per share represents a premium of approximately 5.9% to the closing price of Company Common Stock on March 30, 2007, the last trading day before the proposal was made public, approximately 12.5% to the average closing price of Company Common Stock for the 30 calendar day period ending on March 30, 2007 and approximately 9.5% to the average closing price for the 52 weeks ended March 30, 2007;

  •
  the $34.00 per share consideration offered in the Tender Offer and the Merger and other terms and conditions of the Merger Agreement resulted from extensive arm's-length negotiations among the Special Committee and its advisors, the ESOP and its advisors, and the Zell Entity and its advisors;

  •
  the Tender Offer provided and the Merger will provide consideration to the shareholders entirely in cash, which provides certainty of value;

  •
  the fact that the Company had publicly disclosed numerous times its willingness to consider strategic alternatives, including a merger or a recapitalization;

  •
  the Merger is conditioned upon the approval of the holders of a majority of the outstanding shares; the Zell Investors assume that the Company's shareholders are capable of evaluating the fairness of the Merger and further assume that an informed decision by holders of a majority of outstanding shares provides meaningful procedural protections for the Company's shareholders;

  •
  the Special Committee consists solely of directors who are not officers or significant shareholders of the Company, or affiliated with the ESOP or its affiliates, or the Zell Investors or their affiliates;

  •
  the Special Committee determined that the Merger Agreement, the Tender Offer and the Merger are fair to the unaffiliated shareholders of the Company and in the best interests of such shareholders;

  •
  the Board determined, based on the recommendation of the Special Committee, that the Merger Agreement, the Tender Offer and the Merger are fair to the unaffiliated shareholders of the Company and in the best interests of such shareholders;

  •
  the Special Committee and the Board received the advice of financial and legal advisors, each of which has extensive experience in going-private transactions; the Special Committee retained and received financial advice from Morgan Stanley, and the Board retained and received financial advice from Citi and Merrill Lynch, which included receipt of the fairness opinions referred to above under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor"; the Company and the Board

    retained and received legal advice from Wachtell, Lipton, Rosen & Katz, from Sidley Austin LLP and, for ESOP matters, from McDermott Will & Emery; and the Special Committee retained and received legal advice from Skadden, Arps, Slate, Meagher & Flom LLP;

  •
  the fact that the Zell Investors did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the fact that appraisal rights under Delaware law are available to holders of shares of Company Common Stock who do not vote in favor of the Merger and comply with all of the required procedures under Delaware law, which provides shareholders who dispute the fairness of the Merger Consideration with an opportunity to have a court determine the fair value of their shares, which may be more than, less than, or the same as the amount such shareholders would have received under the Merger Agreement; and

  •
  the fact that the Merger Agreement allows the Board or the Special Committee to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement and to accept a Superior Proposal (as described below under "The Merger Agreement"), subject to a payment by the Company to the Zell Entity of a $25 million termination fee.

        The Zell Investors did not consider liquidation value of the Company as a relevant methodology because they considered the Company to be a viable, going concern. Further, the Zell Investors did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The foregoing discussion of the information and factors known by the Zell Investors in connection with the fairness of the Tender Offer and the Merger is not intended to be exhaustive and the Zell Investors assigned no relative weights to the individual factors.

        As described below under "Other Transaction Agreements—Zell Entity Purchase Agreement," pursuant to the Zell Entity Purchase Agreement, until the earlier of (1) the date of consummation of the Merger and (2) the date on which the Merger Agreement is terminated, the Zell Entity has agreed to vote all of the shares of Company Common Stock that it beneficially owns in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger.

Certain Effects of the Merger

        If the conditions to the Merger are met and the Merger closes, the Company will become wholly owned by the ESOP and all remaining shares of Company Common Stock, other than shares held by the ESOP and shares held by shareholders who validly exercise any appraisal rights that may be available under Delaware law, will be converted into the right to receive $34.00 per share in cash. If the Merger does not close by January 1, 2008, shareholders will receive an additional 8% annualized "ticking fee," calculated from January 1, 2008 through the date of closing of the Merger. In the Merger, the Zell Entity will receive this Merger Consideration for the shares of Company Common Stock it owns and, to the extent not already repaid or converted, the Company will repay the exchangeable promissory note held by the Zell Entity immediately prior to the Merger. In the Merger, Zell will receive the Merger Consideration for the shares of Company Common Stock that he owns. In the Merger, all of the shares of Company Common Stock held by the ESOP will be cancelled and the shares of Merger Sub (all of which are owned by the ESOP) will convert into an aggregate of 56,521,739 shares of common stock of the Company (all of which will be held by the ESOP).

        In addition, in the Merger, each outstanding Company stock option, each share of restricted Company Common Stock and each right of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by the value of shares of Company Common Stock granted under Company stock or benefit plans will become fully vested and cashed out as described below under "The Merger Agreement—Stock Options and Other Stock-Based Awards; Employee Benefits."

        Immediately following the consummation of the Merger, the Zell Entity will purchase from the Company, for an aggregate purchase price of $315 million, a $225 million subordinated promissory note and the Warrant. The Warrant will entitle the Zell Entity to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company immediately following the Merger (on a fully diluted basis, including after giving effect to share equivalents under a management equity incentive plan). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first ten years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment).

        As of the record date for the special meeting, the ESOP owns approximately 7% of the outstanding shares of Company Common Stock, the Zell Entity owns approximately 1.2% of the outstanding shares of Company Common Stock (which does not include the 5,882,353 shares of Company Common Stock underlying the exchangeable promissory note held by the Zell Entity) and Zell owns less than 1% of the outstanding shares of Company Common Stock. Immediately upon completion of the Leveraged ESOP Transactions, the ESOP will own approximately 52% of the fully diluted equity of the Company, and the Zell Entity will own a Warrant to purchase approximately 40% of the fully diluted equity of the Company, in each case (1) after giving effect to the grant of share equivalent awards expected to be made to certain members of management and other key employees as described below under "Special Factors—Interest of Directors and Executive Officers—Proposed Tribune Management Equity Incentive Plan" but (2) without giving effect to the issuance of shares of new Series E Preferred Stock of the Company to the Eagle Entities as described below under "The Merger Agreement—Eagle Exchange." As shareholders and Warrant holders, as the case may be, the ESOP and the Zell Entity do not and will not have any direct interest in or ability to access the Company's net book value or net income. In addition, as described below under "Special Factors—Financing," the Credit Agreement (as defined below) provides that a condition to the consummation of the Merger will be the execution by the Zell Entity of an agreement, guaranteed by Zell, providing that the Zell Entity will invest up to an additional $100 million in Company Common Stock or subordinated debt of the Company in certain circumstances. The Company's net book value was $4,304 million as of April 1, 2007. The Company's net income for the fiscal year ended December 31, 2006 was $594.0 million, and its net loss for the three months ended April 1, 2007 was $23.3 million.

        The Merger will also have the following additional effects:

        Participation in Future Growth.    If the Merger is completed, you will not have the opportunity to participate in the future earnings, profits and growth of the Company and will not have the right to vote on corporate matters relating to the Company. Similarly, you will not face the risk of a decline in the value of the Company after the completion of the Merger.

        Effect on the Market for Shares of Company Common Stock.    If the Merger is completed, the number of shares of Company Common Stock that might otherwise trade publicly will be reduced to zero and the number of holders of shares of Company Common Stock will be reduced to one.

        Delisting of the Shares of Company Common Stock on the NYSE.    The shares of Company Common Stock are currently listed on the NYSE. The Company intends to have the shares delisted as soon as possible after completion of the Merger.

        Deregistration of the Shares of Company Common Stock under the Exchange Act.    The shares of Company Common Stock are currently registered under the Exchange Act. Registration may be terminated by the Company upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and would make certain provisions of the Exchange Act no longer applicable to the Company. These include the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish proxy statements in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to shareholders. The Company intends to apply for termination of registration of the Company's shares as soon as possible after completion of the Merger. However, even if the registration of the shares of Company Common Stock under the Exchange Act is terminated, the Company has debt securities the offer of which was registered under the Securities Act of 1933, and certain of which are listed on the NYSE, and, so long as those securities remain outstanding, the Company will continue to have reporting obligations under the Exchange Act.

        Margin Regulations.    Shares of Company Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which means that, among other things, brokers may extend credit on the collateral of the shares for purposes of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of the shares and the number and market value of publicly held shares, following the purchase of shares pursuant to the Merger the shares of Company Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for credit extended by brokers. In addition, if the registration of the shares of Company Common Stock under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

Plans for the Company after the Merger and the Other Leveraged ESOP Transactions

        After the Merger and the other Leveraged ESOP Transactions, the Zell Investors and the ESOP anticipate that the Company's operations will be conducted substantially as they are currently being conducted, and that the Company will retain its core operating assets. With the exception of the proposed disposition of an interest in the Chicago Cubs and the Company's interest in Comcast SportsNet Chicago, the Zell Investors and the ESOP have no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any material operations or sale or transfer of a material amount of assets. However, in conjunction with management, the Zell Investors and the ESOP will continue to evaluate the Company's entire asset portfolio, business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equityholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions. In particular, to the extent the Zell Investors and the ESOP believe greater value can be realized through dispositions, the Zell Investors and the ESOP may encourage the Company to pursue appropriate disposition transactions, as with the proposed disposition of an interest in the Chicago Cubs and the Company's interest in Comcast SportsNet Chicago. After completion of the Leveraged ESOP Transactions, the Zell Investors and the ESOP intend to retain their interests in the Company and have no current plans to retire or otherwise dispose of such interests.

        After completion of the Merger and the other Leveraged ESOP Transactions, the board of directors of the Company will consist of nine directors. Pursuant to the post-closing bylaws of the Company and the Investor Rights Agreement (described below under "Other Transaction Agreements—Investor Rights Agreement"), the directors will be comprised of the following: two directors shall be designated by the Zell Entity, five directors shall be independent directors, one director shall be the Company's chief executive officer and one director shall be without qualification. In addition, pursuant to the Zell Entity Purchase Agreement (described below under "The Securities Purchase Agreements—Zell Entity Purchase Agreement"), Mr. Zell will be elected to serve as

Chairman of the Board effective as of the date of the Zell Entity's purchase of the Warrant and the $225 million subordinated promissory note immediately after the Merger.

        After the effective time of the Merger, the officers of the Company immediately prior to the effective time of the Merger will remain the officers of the Company, in each case until the earlier of their resignation or removal.

Conduct of the Company's Business if the Merger is Not Completed

        In the event that the Merger Agreement is not adopted by the Company's shareholders or if the Merger is not completed for any other reason, the Company's shareholders will not receive any payment for their shares of Company Common Stock under the Merger Agreement. Instead, the Company will remain a public company, its common stock will continue to be listed and traded on the NYSE, and the Company's shareholders will continue to be subject to risks and opportunities as owners of Company Common Stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Company Common Stock, including the risk that the market price of the Company Common Stock may decline to the extent that the current market price of the stock reflects a market assumption that the Merger will be completed.

        The Company has agreed to grant the Zell Entity and the ESOP registration rights, in the event the Merger does not close, with respect to the shares of Company Common Stock that the Zell Entity and the ESOP purchased from the Company in their initial investments. However, the Zell Entity will not be able to exercise its registration rights prior to April 23, 2010 and, in the event the Merger does not close, will be prohibited from selling or assigning its Company Common Stock, exchangeable promissory note or underlying shares acquired upon exchange until April 23, 2010, other than to certain permitted transferees. In addition, the ESOP will not be able to exercise its registration rights prior to April 1, 2008. See "Other Transaction Agreements—Zell Entity/ESOP Registration Rights Agreement."

        From time to time, the Board will evaluate and review the business operations of the Company, and, among other things, take such steps as are deemed appropriate and continue to seek to maximize shareholder value. If the Merger Agreement is not adopted by our shareholders or if the Merger is not consummated for any other reason, there can be no assurance that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        On May 17, 2007, the Company entered into a Credit Agreement (the "New Credit Agreement") by and among the Company, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. ("JPMCB"), as administrative agent, Merrill Lynch Capital Corporation ("Merrill Lynch"), as syndication agent, Citicorp North America, Inc., Bank of America, N.A. ("Bank of America") and Barclays Bank plc ("Barclays Bank"), as co-documentation agents, and J.P. Morgan Securities Inc. ("JPMorgan"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. ("CGMI") and Banc of America Securities LLC ("BAS"), as joint lead arrangers and joint bookrunners, and on June 4, 2007, the Company entered into an amendment (the "Amendment") to the New Credit Agreement (the New Credit Agreement, as so amended, the "Credit Agreement"). The Credit Agreement contains the negotiated terms and conditions originally contemplated in the commitment letter entered into by the Company on April 1, 2007, as amended and restated on April 5, 2007 (the "First Step Commitment Letter"), with respect to new $8.028 billion senior secured credit facilities (the "First Step Credit Facilities"). The proceeds of the Credit Agreement are to be used by the Company, among other ways, in connection with the consummation of the Tender Offer, to refinance certain existing indebtedness of the Company and for general corporate purposes. The First Step Credit Facilities consist of (a) a $1.50 billion Senior Tranche X Term Loan Facility (the "Tranche

X Facility"), (b) a $5.515 billion Senior Tranche B Term Loan Facility (the "Tranche B Facility"), (c) a $263 million Delayed Draw Senior Tranche B Term Loan Facility (the "Delayed Draw Facility") and (d) a $750 million Revolving Credit Facility (the "Revolving Credit Facility"). The Revolving Credit Facility includes a letter of credit subfacility in an amount up to $250 million and a swing line facility in an amount up to $100 million.

        The Company entered into an additional commitment letter on April 1, 2007, which was amended and restated on April 5, 2007 (as amended and restated, the "Second Step Commitment Letter" and together with the First Step Commitment Letter, the "Commitment Letters"), with JPMorgan, JPMCB, Merrill Lynch, CGMI, on behalf of certain of its affiliates, Bank of America, Banc of America Bridge LLC and BAS with respect to a $2.105 billion incremental term loan facility which will be included in the First Step Credit Facilities (the "Incremental Facility") and a $2.1 billion senior unsecured bridge facility (the "Senior Bridge Facility," together with the Incremental Facility, the "Second Step Credit Facilities" and, together with the First Step Credit Facilities, the "Credit Facilities"). The Company may issue $2.1 billion senior notes or senior subordinated notes (the "New Notes") in lieu of drawing under the Senior Bridge Facility or to refinance the Senior Bridge Facility at a later date. The proceeds from the borrowings or issuances contemplated by the Second Step Commitment Letter will in all cases be used by the Company, among other ways, in connection with the payment of the Merger Consideration pursuant to the terms of the Merger Agreement. The Credit Agreement permits the Company to borrow under the Incremental Facility, upon the satisfaction of certain conditions contained in the Credit Agreement and the Second Step Commitment Letter, including the consummation of the Merger on or before May 31, 2008.

        The Credit Agreement provides that prior to the closing of the Second Step Credit Facilities, the Tranche X Facility (a two-year term facility) bears interest per annum at a variable rate equal to, at the Company's election, either the applicable base rate plus a margin of 150 basis points or LIBOR plus a margin of 250 basis points. On and after the closing of the Second Step Credit Facilities, the margins applicable to the Tranche X Facility will increase to 175 basis points and 275 basis points, respectively. As of the closing date of the Credit Agreement, the Tranche B Facility (a seven-year term facility), the Delayed Draw Facility (a seven-year term facility) and the Revolving Credit Facility (a six-year revolving facility) bear interest per annum at a variable rate equal to, at the Company's election, either the applicable base rate plus a margin of 200 basis points or LIBOR plus a margin of 300 basis points. Undrawn amounts under the Delayed Draw Facility will accrue a commitment fee at a per annum rate of 75 basis points and undrawn amounts under the Revolving Credit Facility accrue a commitment fee at a per annum rate of 50 basis points.

        With respect to the Revolving Credit Facility only, the margin applicable to base rate advances, the margin applicable to LIBOR advances and the commitment fee applicable to undrawn amounts of the Revolving Credit Facility are subject to decreases based on a leverage-based grid. Also, the interest rate applicable to the Tranche X Facility, the Tranche B Facility, the Delayed Draw Facility and the Revolving Credit Facility is subject to a 25 basis point reduction if the Merger is not consummated and the Company's corporate credit ratings are at a specified level.

        The Tranche X Facility must be repaid in an aggregate principal amount of $750 million on the date that is 18 months after the initial draw under the Credit Agreement or, if such date is not a business day, the first business day thereafter, which amount may be adjusted to reflect optional prepayments or other mandatory prepayments (described below) applied thereto; the remaining outstanding amount of the Tranche X Facility must be repaid on the date that is two years after the initial draw under the Credit Agreement or, if such date is not a business day, the first business day thereafter if not repaid sooner. The Tranche B Facility amortizes, and the Incremental Facility, if any, will amortize, at a rate of 1.0% per annum (payable quarterly) prior to maturity, on which date the remaining principal amount will be payable in full. The Delayed Draw Facility will automatically become part of the Tranche B Facility when made and will amortize based upon the Tranche B Facility amortization schedule. Prior to the first anniversary of the closing date of the Credit Agreement, optional prepayments on the Tranche X Facility and the Tranche B Facility with the proceeds of a substantially concurrent issuance of loans under any senior secured credit facilities pursuant to the Credit Agreement must be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the interest rate spread applicable to such new loans is less than the interest rate applicable to the Tranche X Facility or the Tranche B Facility. Except as described in the immediately preceding sentence, the Tranche X Facility, the Tranche B Facility, the Incremental Facility, if any, the Delayed Draw Facility and the Revolving Credit Facility are or will be, as applicable, prepayable at any time prior to maturity without penalty, and the unutilized portion of the commitments under the Revolving Credit Facility or the Delayed Draw Facility may be reduced at the option of the Company without penalty.

        Loans under the Tranche X Facility, the Tranche B Facility, the Incremental Facility, if any, the Delayed Draw Facility and the Revolving Loan Facility are or will be, as applicable, required to be repaid with the following proceeds, subject to certain exceptions and exclusions set forth in the Credit Agreement: (a) 100% of the net cash proceeds from the issuance or incurrence of debt for borrowed money by the Company or any subsidiary (other than debt permitted to be incurred under the negative covenants contained in the Credit Agreement (with certain exclusions)), (b) certain specified percentages of excess cash flow proceeds based on a leveraged-based grid ranging from 50% to 0%, (c) once the aggregate amount of net cash proceeds from all asset sales, share issuances by the Company's subsidiaries and casualty events exceeds $50 million, 100% of such net cash proceeds unless the Company reinvests the proceeds pursuant to the terms of the Credit Agreement and (d) 100% of net cash proceeds from certain dispositions.

        The Tranche X Facility, the Tranche B Facility, the Delayed Draw Facility, the Incremental Facility, if any, and the Revolving Loan Facility are or will be, as applicable, guaranteed by certain of the Company's direct and indirect U.S. subsidiaries and secured by a pledge of the capital stock of certain specified subsidiaries of the Company. Certain outstanding senior notes of the Company (the "Existing Notes") are secured on an equal and ratable basis with the First Step Credit Facilities and the Incremental Facility, if any, as required by the terms of the indentures governing such Existing Notes.

        The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default, in each case subject to customary and negotiated exceptions and limitations, as applicable. In addition, the Credit Agreement includes three financial covenants with which the Company must comply, including a maximum total guaranteed leverage ratio, a minimum interest coverage ratio and limitations on capital expenditures. The Credit Agreement also provides that a condition to the consummation of the Merger will be the execution by the Zell Entity of an agreement, guaranteed by Zell, providing that the Zell Entity will invest up to an additional $100 million in Company Common Stock or subordinated debt of the Company in certain circumstances.

        Under the terms of the Credit Agreement, the Company is required to enter into hedge arrangements to offset a percentage of its interest rate exposure under the Credit Agreement and other debt with respect to borrowed money. On July 2, 2007, the Company entered into an ISDA Master Agreement, a Schedule to the 1992 ISDA Master Agreement and, on July 3, 2007, three Rate Swap Confirmations related thereto (collectively, the "Swap Agreement") with Barclays Bank plc, which Swap Agreement provides for (i) a two-year hedge with respect to $750 million in notional amount, (ii) a three-year hedge with respect to $1 billion in notional amount and (iii) a five-year hedge with respect to $750 million in notional amount.

        There is a possibility that the Company will not be able to borrow funds under the Second Step Credit Facilities if any of the applicable conditions in the Second Step Commitment Letter, the Credit Agreement or the other documents evidencing the Credit Facilities are not met. The Company currently has no alternative financing arrangements in place if the proceeds of the Second Step Credit Facilities are not available to it.

        We anticipate that we will pay for the Merger Consideration from borrowings under the Second Step Credit Facilities. While we have obtained a financing commitment pursuant to the Second Step Commitment Letter, it is contingent on the satisfaction of various conditions as described therein. Accordingly, as discussed in "The Merger Agreement—Conditions to the Merger," in addition to the other conditions described in this proxy statement, the Merger is subject to our receipt of debt financing on the terms set forth in the Second Step Commitment Letter or alternative financing on substantially similar terms. The Company does not currently plan to have alternative financing plans in place prior to the Effective Time.

        The preceding summary of the material terms of the Credit Agreement and the Second Step Commitment Letter is qualified in its entirety by the terms of the actual New Credit Agreement, the Amendment and the Second Step Commitment Letter, which are included as Exhibits (b)(3), (b)(4) and (b)(1)(B) to the Schedule 13E-3, respectively. The summary may not contain all of the information about the Credit Agreement and the Second Step Commitment Letter that is important to you. We encourage you to read them carefully and in their entirety.

Interest of Directors and Executive Officers

        Certain members of the Board and the Company's management have interests in the Merger and the other Leveraged ESOP Transactions that are different from, or in addition to, the interests of the Company's unaffiliated shareholders. The Board was aware of such interests and considered them, among other matters, when determining to approve the Leveraged ESOP Transactions. These interests are described below.

  Compensation Awards

        In connection with the Board's review of strategic alternatives for the Company beginning in September 2006, the Compensation Committee of the Board authorized the creation of a transaction bonus pool to motivate management to seek a transaction that would provide the maximum return to the Company's shareholders despite the risks such transaction would pose to management's continued employment. In connection with the approval of the Leveraged ESOP Transactions, on April 1, 2007, the Board approved certain cash compensation awards and a share equivalent plan for members of management and other key employees of the Company conditioned upon the consummation of the Merger. The Company's principal executive officer, Dennis J. FitzSimons, and the Company's principal financial officer, Donald C. Grenesko, along with Scott C. Smith, President, Tribune Publishing Company, Luis E. Lewin, Senior Vice President Human Resources, and John E. Reardon, President, Tribune Broadcasting Company (who are the three most highly compensated executive officers other than Messrs. FitzSimons and Grenesko), will participate in certain of the awards as more fully described below.

  Cash Transaction Bonus Pool

        On April 1, 2007, the Board approved a cash transaction bonus pool in an aggregate amount of $6,500,000 for 32 individuals. Subsequently, management increased the number of recipients to 40 and reduced the bonus pool to $5,400,000. This cash bonus pool will be used in lieu of approximately 285,000 restricted stock units that were authorized for issuance. Payment of these cash bonuses is conditioned upon the consummation of the Merger and will be payable to a select group of management and other key employees who are playing a critical role in overseeing the completion of the Leveraged ESOP Transactions (not including the Company's Chairman, President and Chief Executive Officer, Mr. FitzSimons, and the President of Tribune Publishing Company, Mr. Smith, who

each voluntarily elected not to participate in this cash bonus pool). We currently contemplate that the named executive officers in the Company's annual proxy statement ("NEOs"), other than Messrs. FitzSimons and Smith, will be allocated amounts from this cash bonus pool as follows: Donald C. Grenesko: $400,000; John E. Reardon: $200,000; and Luis E. Lewin: $50,000.

  Proposed Tribune Management Equity Incentive Plan

        The Merger Agreement contemplates the establishment of a new Tribune Company Management Equity Incentive Plan (the "Plan") to be effective following the consummation of the Merger. The Plan will be administered by the Compensation Committee of the Board (the "Plan Committee") and the Plan Committee will select who will receive awards and the terms of the awards. The Plan contemplates two tranches of share equivalent awards to be granted to certain members of management and other key employees. The first tranche of awards ("Tranche One Awards") will include share equivalents with an economic value equal to 5% of the outstanding Company Common Stock (calculated after giving effect to the Warrant and subject to typical anti-dilution adjustments) and will be awarded to eligible members of Company management (including the NEOs) and other key employees. A portion of the Tranche One Awards will be granted upon the consummation of the Merger, and the remaining portion will be granted in future years. Tranche One Awards will vest ratably over a three-year period beginning on the date of grant unless the Plan Committee determines that another vesting schedule is preferable and, subject to a redeferral election by individual plan participants, will be payable in cash on the fifth anniversary of the grant date.

        Following the grant of Tranche One Awards, the Plan contemplates that the unvested portion of any Tranche One Awards will become fully vested upon a change in control of the Company or termination of employment due to death, disability or retirement from the Company. Upon a change in control of the Company or a Plan participant's termination of employment due to death or disability, the entire Tranche One Award will be payable as soon as practicable following such event. Upon a Plan participant's termination of employment for any other reason, the participant will be entitled to retain the then-vested portion of any Tranche One Award, with payment to be made on the fifth anniversary of the grant date. The unvested portion of any Tranche One Award upon such termination will be cancelled.

        The second tranche of awards ("Tranche Two Awards") will include share equivalents with an economic value equal to 3% of the outstanding Company Common Stock (calculated after giving effect to the Warrant and subject to typical anti-dilution adjustments) to be awarded upon consummation of the Merger to a select group of management and other key employees. The Plan contemplates that 50% of Tranche Two Awards will be fully vested upon grant and the remaining 50% of Tranche Two Awards will vest on the one year anniversary of the grant date. The Plan also contemplates that the unvested portion of any Tranche Two Awards will become fully vested upon a change in control of the Company, involuntary termination of employment or termination of employment due to death, disability or retirement from the Company. Upon a change in control of the Company or a Plan participant's involuntary termination of employment or termination of employment due to death or disability, the entire Tranche Two Award will be payable in cash as soon as practicable following such event. In all other instances and subject to a redeferral election by individual plan participants, one-third of the Tranche Two Awards will be payable in cash on each of the fourth, sixth and eighth anniversaries of the grant date. Tranche Two Awards will be accompanied by a gross-up for the payment of excise taxes, if any, by the participants receiving Tranche Two Awards.

  Transitional Compensation Plan

        Each of the Company's NEOs is eligible for benefits under a Transitional Compensation Plan, which provides for payments and other benefits if the NEO is terminated under circumstances specified in the Transitional Compensation Plan within three years following a change in control of the Company. Consummation of the Merger would constitute a change in control of the Company.

        Under the Transitional Compensation Plan, each NEO would be eligible for benefits upon termination of employment within 36 months following completion of the Merger. A participant would be eligible for benefits for termination prior to the Merger if the termination was at the request of any third party participating in or causing the Merger or otherwise in anticipation of the Merger. Transitional Compensation Plan benefits will only be available if the participant's termination of employment was not:

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  on account of his death;

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  on account of a physical or mental condition that would entitle him to long-term disability benefits under the Tribune Company Long-Term Disability Plan;

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  for conduct involving dishonesty or willful misconduct which, in either case, is detrimental in a significant way to the Company's business; or

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  on account of the employee's voluntary resignation.

        For purposes of the NEOs covered under the Transitional Compensation Plan, a resignation would not be considered to be "voluntary": (a) if the resignation by Mr. FitzSimons or Mr. Grenesko occurs during the 30-day period immediately following the first anniversary of the completion of the Merger; or (b) if the resignation occurs after a successor refuses to assume and agree to perform Tribune's obligations under the Transitional Compensation Plan; or (c) if, subsequent to the completion of the Merger and prior to such resignation, there has been a reduction in the nature or scope of the participant's authority or duties, a reduction in the participant's compensation or benefits, or a change in the city in which he is required to perform his duties.

        Upon a termination under the circumstances outlined above, NEOs would be entitled to a lump sum payment equal to three times the sum of (1) the highest annual rate of the executive's base salary in effect within three years of the date of the participant's termination, plus (2) 200% of the participant's target bonus payable for the year in which the change in control occurs. The Transitional Compensation Plan would also provide outplacement benefits in an amount up to 25% of a participant's base salary and continuation of medical, life insurance and disability benefits for up to three years. In addition, the Transitional Compensation Plan provides that each NEO is entitled to a "gross-up" payment to make the executive whole for any federal excise tax imposed on change in control or severance payments or benefits received by the NEO.

        Assuming the Merger is completed on December 31, 2007 and that thereafter each NEO experiences a qualifying termination for purposes of the Transitional Compensation Plan on that date, the estimated cost of the cash and in-kind severance benefits with respect to the NEOs would be as follows: Mr. FitzSimons, $10,657,500; Mr. Grenesko, $4,576,447; Mr. Smith, $4,794,460; Mr. Lewin, $2,532,550; and Mr. Reardon, $3,872,893. The estimated aggregate cost of the cash and in-kind severance benefits that would be payable to all other executive officers based upon the foregoing scenario would be $9,785,994.

        In addition, as described above, participants in the Transitional Compensation Plan are entitled to certain tax gross-up payments. Assuming the Merger is completed on December 31, 2007 and that thereafter each NEO experiences a qualifying termination for purposes of the Transitional Compensation Plan on that date, the estimated tax gross-up payments to the NEOs would be as follows: Mr. FitzSimons, $3,999,225, Mr. Grenesko, $1,793,016, Mr. Smith, $1,609,862, Mr. Lewin, $955,791 and Mr. Reardon, $1,767,063. The estimated tax gross-up payments that would be payable to all other executive officers based upon the foregoing scenario would be $3,725,596.

  Stock Options, Restricted Stock and Other Equity-Based Awards

        As of the effective time of the Merger:

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  Each outstanding Company stock option that remains outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested, and the holder of the stock option will receive a cash payment, less applicable withholding taxes, equal to the product of (1) the number of shares subject to the option as of the Effective Time, multiplied by (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such option, less applicable tax withholding.

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  Each share of restricted Company Common Stock will vest in full and be converted into the right to receive the Merger Consideration, less any applicable withholding taxes.

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  Each other right of any kind to receive Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock will vest and become free of any forfeiture or holding restrictions or performance, or other conditions, and will entitle the holder thereof to receive an amount in cash based on the Merger Consideration.

We estimate the amounts that will be payable to each NEO in settlement of stock options, restricted stock and other equity-based awards as follows: Mr. FitzSimons, $6,869,559; Mr. Grenesko, $2,699,026; Mr. Smith, $2,665,784; Mr. Lewin, $1,300,699; and Mr. Reardon, $2,005,265. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options, restricted stock and other equity-based awards to be $7,750,595.

  Indemnification of Directors and Officers; Directors' and Officers' Insurance

        In addition, as described below under "The Merger Agreement—Indemnification and Insurance," the Merger Agreement provides that, for a period of six years after completion of the Merger, the Company will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company's and any of its subsidiaries' certificates of incorporation and by-laws as in effect immediately prior to the Merger or in any indemnification agreements of the Company or its subsidiaries with any of their directors, officers or employees as in effect immediately prior to the Merger. The Merger Agreement also provides that the Company will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after completion of the Merger. Following the Merger, the Company will maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, subject to a maximum annual insurance premium of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such coverage. At the Company's option, after consultation with the ESOP, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail" policy (at an aggregate cost not exceeding the maximum premium multiplied by six) on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance.

  Related Party Transactions and Agreements

        Chandler Trusts.    Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., formerly members of our Board, are trustees of the Chandler Trusts. Mr. Chandler and Mr. Goodan are also beneficiaries of these trusts. The Chandler Trusts were the principal shareholders of The Times Mirror Company ("Times Mirror") prior to the merger of Times Mirror into the Company on June 12, 2000. In connection with the merger in 2000, the Chandler Trusts exchanged their Times Mirror common stock for 36,304,135 shares of Company Common Stock and the Company amended its by-laws to grant the Chandler Trusts the right to nominate three directors, one for each of the Board's three classes. Jeffrey Chandler, Roger Goodan and William Stinehart, Jr. were the Chandler Trusts' initial nominees and became directors of the Company following the merger. Mr. Chandler and Mr. Goodan are cousins.

        As described below in "Other Transaction Agreements—Chandler Trusts Registration Rights Agreement," pursuant to such agreement, the Chandler Trusts tendered into the Tender Offer all shares held by them at the expiration of the Tender Offer, and caused Messrs. Chandler, Goodman and Stinehart, each of whom were serving on the Board as a representative of the Chandler Trusts, to resign as directors of the Company, effective June 4, 2007. On June 4, 2007, the Chandler Trusts entered into an underwriting agreement with Goldman Sachs and the Company, pursuant to which the Chandler Trusts agreed to sell an aggregate of 20,351,954 shares of Company Common Stock, the remainder of the shares owned by them following the Tender Offer, through a block trade underwritten by Goldman Sachs. The shares were offered pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission and that became effective on April 25, 2007. Following the closing of this transaction on June 7, 2007, the Chandler Trusts no longer own any shares of Company Common Stock.

        In 1997, the Chandler Trusts and Times Mirror entered into a transaction which, through the formation of TMCT, LLC ("TMCT"), enabled Times Mirror to retire for accounting purposes a substantial block of Times Mirror stock. Times Mirror and its affiliates contributed to TMCT real property used in Times Mirror's business operations and cash and the Chandler Trusts contributed Times Mirror stock. Times Mirror leased back the real property under long-term leases. Upon completion of the merger of Times Mirror into the Company, the Company assumed these leases, and the Times Mirror stock held by the limited liability company was converted into Company Common Stock. In 2006, $20,300,792 of lease payments and $4,005,936 in dividends received on the Company Common Stock held by TMCT were allocated to the Chandler Trusts.

        In 1999, the Chandler Trusts and Times Mirror formed TMCT II, LLC ("TMCT II") and entered into a similar transaction that again enabled Times Mirror to retire for accounting purposes a substantial block of stock. Times Mirror's contribution to TMCT II consisted of cash and securities. The Chandler Trusts again contributed Times Mirror stock that was converted into Company Common Stock upon completion of the merger of Times Mirror into the Company. In 2006, $7,440,746 in dividends received on the Company Common Stock held by TMCT II were allocated to the Chandler Trusts.

        On September 21, 2006, the Company and the Chandler Trusts entered into agreements to restructure TMCT and TMCT II. Under the terms of the agreements, the Company received on September 22, 2006, a total of 38.9 million shares of Company Common Stock and all 1.1 million shares of the Company's preferred stock held collectively by TMCT and TMCT II. Following the distributions by TMCT and TMCT II, the Company's interests in each of TMCT and TMCT II were reduced to approximately five percent. The agreements also provided for certain put and call options, which are exercisable at fair market value beginning in September 2007, relating to the Company's remaining ownership interests in TMCT and TMCT II.

        In addition, on September 22, 2006, the Company and TMCT amended the lease agreement for the eight properties the Company leases from TMCT. Under the terms of the amended lease, the Company was granted an accelerated option to acquire the eight properties during the month of January 2008 for $175 million. The Company was also granted an option to acquire the leased properties from February 8, 2008 to three months prior to the expiration of the amended lease at the higher of fair market value or $195 million. In addition, the amendment extended the properties' current fixed rental rate through August 7, 2021.

        On October 20, 2006, the remaining 12.4 million shares of Company Common Stock held by TMCT and TMCT II were distributed to the Company and the Chandler Trusts in accordance with their respective ownership interests. The Company received 0.6 million shares and the Chandler Trusts received 11.8 million shares. Until October 20, 2007, the trustees of the Chandler Trusts have agreed to vote the 11.8 million shares in the same proportion as all other shares are voted on any matter requiring a shareholder vote, including the proposals to be voted on at the 2007 annual meeting. Information pertaining to the Company's investments in TMCT and TMCT II is provided in Note 7 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        The Zell Entity.    The Zell Entity is wholly owned by Sam Investment Trust, a trust established for the benefit of Mr. Zell and his family. As more fully described below and elsewhere herein, the Zell Entity is party to certain of the agreements entered into in connection with the Leveraged ESOP Transactions and has an interest in the Leveraged ESOP Transactions.

        Immediately prior to the Merger, the Company will repay the exchangeable promissory note held by the Zell Entity. In the Merger, the Zell Entity will receive cash equal to the Merger Consideration for the shares of Company Common Stock it owns. Following consummation of the Merger, the Zell Entity will purchase from the Company, for an aggregate of $315 million, a $225 million subordinated promissory note and a 15-year warrant (the "Warrant"). The Warrant will entitle the Zell Entity to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully-diluted basis, including after giving effect to share equivalents under a management equity incentive plan). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first 10 years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment). See "Other Transaction Agreements—Zell Entity Purchase Agreement."

        In addition, the Company has granted the Zell Entity registration rights, in the event the Merger does not close, with respect to the shares of Company Common Stock that the Zell Entity purchased from the Company in its initial investment. However, the Zell Entity will not be able to exercise its registration rights prior to April 23, 2010 and, in the event the Merger does not close, will be prohibited from selling or assigning its Company Common Stock, exchangeable promissory note or underlying shares acquired upon exchange until April 23, 2010, other than to certain permitted transferees. See "Other Transaction Agreements—Zell Entity/ESOP Registration Rights Agreement."

        Pursuant to the Zell Entity Purchase Agreement, Mr. Zell has been appointed to the Board, effective May 9, 2007, and the Company has agreed that Mr. Zell will be elected to serve as Chairman of the Board, effective as of the date of the consummation of the Step Two Purchase Transaction. The Company also reimbursed the Zell Entity for $2.5 million of expenses following consummation of the Step One Purchase Transaction and agreed to reimburse the Zell Entity for up to an additional $2.5 million of unreimbursed expenses following consummation of the Step Two Purchase Transaction.

        Pursuant to the Credit Agreement, a condition to the consummation of the Merger will be the execution by the Zell Entity of an agreement, guaranteed by Zell, providing that the Zell Entity will invest up to an additional $100 million in Company Common Stock or subordinated debt of the Company in certain circumstances.

        The ESOP and the Trustee.    Pursuant to the terms of the ESOP Purchase Agreement, on April 1, 2007, the Company sold 8,928,571 shares of Company Common Stock to the ESOP at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP executed by the Trustee in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through the ESOP's use of annual contributions from the Company to the ESOP or distributions paid on the shares of Company Common Stock held by the ESOP. On the same date, the Company and the Trustee, on behalf of the ESOP, entered into the ESOP Loan

Agreement, which documents the extension of credit from the Company to the ESOP evidenced by the ESOP Note. The ESOP Note contemplates payment by the ESOP to the Company in 30 annual installments with an annual interest rate of approximately 5%. The Trustee, on behalf of the ESOP, also entered into the ESOP Pledge Agreement with the Company whereby the ESOP has agreed to pledge the shares of Company Common Stock acquired by the ESOP from the Company as collateral for the Company's extension of credit to the ESOP.

        In addition, the Company has granted the ESOP registration rights, in the event the Merger does not close, with respect to the shares of Company Common Stock that the ESOP purchased from the Company in its initial investment. However, the ESOP will not be able to exercise its registration rights prior to April 1, 2008. See "Other Transaction Agreements—Zell Entity/ESOP Registration Rights Agreement."

        The ESOP intends to vote all its shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger.

Fees and Expenses

        As set forth under "Special Factors—Background of the Merger," the Company retained Merrill Lynch and Citi to act as the Company's co-financial advisors and the Special Committee retained Morgan Stanley to act as its financial advisor. In addition, affiliates of Merrill Lynch and Citi will provide a portion of the financing for the Tender Offer and the Merger, subject to specified conditions. The fees payable to Morgan Stanley for its advisory services and to Merrill Lynch for its advisory and financing services are described under "Special Factors—Opinion of the Special Committee's Financial Advisor" and "Special Factors—Opinion of the Company's Financial Advisor," respectively. Total advisory and financing fees payable to Citi (before syndication costs, capital allocation costs and financing credits) aggregate approximately $68.9 million, of which approximately $35.8 million are contingent on the Merger closing and approximately $33.1 million relate to financing the Tender Offer.

        In addition, JPMorgan and Bank of America and their affiliates have also undertaken to provide financing for the Merger, subject to the terms and conditions of the Second Step Commitment Letter described in "Special Factors—Financing," and will receive customary fees in connection therewith.

        Merrill Lynch, Citi, JPMorgan and Bank of America were retained to act as the Co-Dealer Managers in connection with the Tender Offer, for which they will receive reasonable and customary compensation. We also have agreed to reimburse the Co-Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Tender Offer, including reasonable fees and expenses of counsel, and to indemnify the Co-Dealer Managers against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws. The Co-Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking and other services to us, for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Co-Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        We have retained Innisfree M&A Incorporated to act as proxy solicitor. The proxy solicitor will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws.

        Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, except for the reimbursements described below and for the termination fee potentially payable as described under "Other Transaction Agreements—Zell Entity Purchase Agreement." Fees and expenses incurred or to be incurred by the Company in connection with the Leveraged ESOP Transactions are estimated at this time to be as follows:

Description	Amount
(In thousands)
Legal	$14,000
Financial Advisors	$32,000
Debt Issuance Costs	$230,000
Accounting	$460
Printing	$550
SEC Filing Fees	$310
Proxy Solicitation, Information Agent, Paying Agent and Mailing	$525
Reimbursement of Zell Entity Fees and Expenses(1)	$5,000
Reimbursement of ESOP Fees and Expenses(2)	$3,500
Miscellaneous	$825

Total	$287,170

(1)
Pursuant to the Zell Entity Purchase Agreement, the Company reimbursed the Zell Entity for $2.5 million of legal and other advisory fees and expenses upon consummation of the Step One Purchase Transaction and agreed to reimburse the Zell Entity for up to an additional $2.5 million of unreimbursed expenses following consummation of the Step Two Purchase Transaction. |

(2)
Pursuant to the ESOP Purchase Agreement, the Company has agreed to pay the reasonable expenses of the ESOP and the ESOP trustee, including legal and financial advisory fees, incurred in connection with the Leveraged ESOP Transactions.

        These expenses will not reduce the Merger Consideration to be received by the Company's shareholders.

Appraisal Rights

        Delaware law provides shareholders with appraisal rights in the Merger. This means that if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, Delaware law entitles you to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the Merger Agreement at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to strictly follow the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex D. We encourage you to consult your legal advisor if you intend to seek appraisal. See "Appraisal Rights" on page 101.

United States Federal Income Tax Consequences

        If the Merger is consummated, sales of shares into cash pursuant to the Merger will be taxable transactions for United States federal income tax purposes. The following is a discussion of the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of Company Common Stock are converted into the right to receive cash in the Merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the Merger is completed, hold shares of Company Common Stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of Company Common Stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. The following discussion does not address the U.S. federal income tax consequences of the Merger to the ESOP, Merger Sub or the Zell Entity.

        If Company Common Stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of Company Common Stock and partners in such partnerships consult their own tax advisors regarding the tax consequences to them of the Merger.

        This discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the Merger. All shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the Merger.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of Company Common Stock shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source;

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  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

  •
  otherwise is subject to U.S. federal income taxation on a net income basis.

        Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a shareholder that is a U.S. holder for U.S. federal income tax purposes.

        For U.S. federal income tax purposes, the disposition of Company Common Stock pursuant to the Merger generally will be treated as a sale of Company Common Stock for cash by each of our shareholders. Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the Merger will be as follows:

  •
  The shareholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder's shares of Company Common Stock pursuant to the Merger.

  •
  The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the Merger (other than, in the case of a dissenting shareholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the shareholder's adjusted tax basis in the shares of Company Common Stock surrendered in the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the Merger.

  •
  The capital gain or loss, if any, will be long-term with respect to shares of Company Common Stock that have a holding period for tax purposes in excess of one year at the effective time of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting shareholder may be required to recognize any gain or loss in the year the Merger closes, irrespective of whether the dissenting shareholder actually receives payment in that year.

        Cash payments made pursuant to the Merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate shareholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Shareholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the letter of transmittal for the shares of Company Common Stock.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger.

Litigation

        On September 19, 2006, a Company shareholder filed a complaint in the United States District Court for the Northern District of Illinois against the Company's directors, with the exception of Messrs. Chandler, Goodan and Stinehart, and the Company as a nominal defendant, alleging direct and derivative claims on behalf of a purported class of Company shareholders for breach of fiduciary duty in connection with the Company's May 2006 share repurchase program and the manner in which the Board was handling its exploration of strategic alternatives. After the judge in that case issued a memorandum questioning whether plaintiff had satisfied the requirements for diversity jurisdiction in order to maintain the case in federal court, plaintiff moved to dismiss the case voluntarily without prejudice. The district court dismissed the case on September 27, 2006.

        Approximately seven weeks later, on November 17, 2006, the same plaintiff filed a complaint captioned Garamella v. FitzSimons, et al., No. BC362110, in the Superior Court of California, Los Angeles County, alleging substantially identical direct and derivative claims on behalf of a purported class of Company shareholders against all Company directors, including Messrs. Chandler, Goodan and Stinehart, and the Company as a nominal defendant. After the Company announced the Leveraged ESOP Transactions on April 2, 2007, and before any responsive pleading was due, plaintiff amended the California complaint to include claims alleging that the Company's directors breached their fiduciary duties to shareholders in connection with the negotiation of the Leveraged ESOP Transactions and execution of the related documents. Specifically, plaintiff claims that the directors' desire to entrench themselves on the Company's Board caused them to breach their fiduciary duties by undertaking the May 2006 share repurchase program which caused the Company to take on additional debt and, according to plaintiff, become less attractive to potential bidders. Plaintiff further alleges that the directors' entrenchment motives caused them to breach their fiduciary duties by rejecting certain strategic alternatives for the Company, such as a sale of individual Company assets or a tax-free spin-off, and by keeping in place certain of the Company's corporate governance mechanisms such as the shareholder rights plan and the staggered structure of the Board. With respect to the Merger Agreement and the auction process that preceded it, plaintiff claims that the directors breached their fiduciary duties by setting a bid deadline of March 31, 2007 and thereby "cutting short" the bidding process, by structuring the transaction to include an up-front tender offer which plaintiff characterizes as "coercive," and by structuring the transaction so that "insider shareholders" such as the Chandler Trusts and McCormick Tribune Foundation obtain additional unique benefits from the transaction that are not available to other shareholders. Among other things, the California complaint seeks to enjoin the impending Tender Offer and the consummation of the Merger. Defendants filed motions to dismiss the California complaint on April 20, 2007. On May 4, 2007, the court denied defendants' motions to dismiss. On May 18, 2007, plaintiff filed a motion for a preliminary injunction seeking to enjoin the Company from completing the Tender Offer until the Company (1) takes steps to maximize shareholder value, (2) removes the allegedly coercive aspects of the Tender Offer and (3) discloses all material information about the Tender Offer to shareholders. On May 22, 2007, the court denied plaintiff's motion for a preliminary injunction. The foregoing description is qualified in its entirety by reference to Exhibit (a)(5)(A) to the Schedule 13E-3, which is incorporated herein by reference.

        On April 5, 2007, a Company shareholder filed a complaint captioned Simpson v. Tribune Co., et al., No. 07CH9519, in the Chancery Division of the Circuit Court of Cook County, Illinois, against the Company and each of the Company's directors. The Simpson complaint alleges that the Company's directors breached their fiduciary duties in negotiating and executing the Merger Agreement which unfairly favors the Company's management and major insider shareholders at the expense of the Company's public shareholders. The foregoing description is qualified in its entirety by reference to Exhibit (a)(5)(B) to the Schedule 13E-3, which is incorporated herein by reference.

        These actions will be defended vigorously.

        The Company received a letter dated April 9, 2007, (1) stating that it was written on behalf of two hedge funds purporting to hold approximately 37% of the Company's 8,000,000 PHONESSM Exchangeable Subordinated Debentures due 2029 (the "PHONES"), (2) purporting to give a "notice of default" that the Company has violated the "maintenance of properties" covenant in the indenture under which the PHONES were issued (the "PHONES Indenture") and (3) informing the Company that failure to remedy such purported violation within 60 days of notice will result in an "event of default" under the PHONES Indenture (which could, if properly declared, result in an acceleration of principal and interest payable with respect to the PHONES). On April 27, 2007, the Company received a letter from the law firm purporting to represent the two hedge funds stating that the law firm also purported to represent a third hedge fund, which, together with the first two hedge funds, purported to hold 55% of the Company's PHONES and reiterating the claims set forth in the April 9, 2007 letter.

        The particular covenant in question, Section 10.05 of the PHONES Indenture, requires the Company to "cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order (normal wear and tear excepted) and supplied with all necessary equipment. . . all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. . . ." Section 10.05 of the PHONES Indenture expressly provides that the covenant does not "prevent the Company from discontinuing the operation and maintenance of any such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company or of the Subsidiary concerned, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders [of the PHONES]." The letters suggest that the Company's recent sales of three television stations, announced intention to sell the Chicago Cubs baseball team and recent and proposed issuances of debt and return of capital to shareholders violated or will violate this maintenance of properties covenant.

        The Company believes that the hedge funds' claims are without merit and that the Company remains in full compliance with Section 10.05 of the PHONES Indenture. On May 2, 2007, the Company sent a letter to the law firm purporting to represent the hedge funds rejecting their purported "notice of default" as defective and invalid because the Company was not in default of Section 10.05, the entities the law firm purported to represent were not "Holders" as defined in the PHONES Indenture, and because the law firm had provided no evidence that it was an agent duly appointed in writing as contemplated by Section 1.04 of the PHONES Indenture. The law firm sent a letter to the Company on May 8, 2007 responding to the Company's May 2, 2007 letter, reiterating its claim that the Company was in default of Section 10.05 and stating that it had properly noticed a default pursuant to Section 5.01(4) of the Indenture. The Company further responded by letter dated May 18, 2007 reaffirming its rejection of the purported "notice of default" and reiterating its position that the Company was not in default of Section 10.05 and that the entities the law firm purported to represent were not entitled to provide a notice of default under Section 5.01(4) of the PHONES Indenture. The Company will enforce and defend vigorously its rights under the PHONES Indenture.

        On June 1, 2007, the Company announced that an offer of settlement is pending in its appeal of a 2005 Tax Court decision disallowing the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror. Under the proposed settlement, the Company will receive refunds of approximately $350 million in federal and state income taxes and interest resulting from payments previously made for both transactions. After consideration of income taxes on the interest and state income tax refunds, the net cash proceeds would be approximately $290 million. Tribune acquired Times Mirror in June 2000 and inherited the preexisting tax dispute at that time.

Regulatory Approvals

        In connection with the Leveraged ESOP Transactions, the parties to the Merger Agreement and the Zell Entity Purchase Agreement have filed applications with the FCC for consent to the transfer of control of the Company from its public shareholders to the ESOP, the Zell Entity and Zell. The parties have also requested that the FCC waive its rule prohibiting the common ownership of daily English language newspapers and broadcast stations (the "cross-ownership rule") in the five markets where the Company owns such combinations. The applications will also require that the FCC address the Company's pending license renewal applications. The FCC can address the pending license renewal applications by taking action on the renewal applications themselves in connection with the transfer application or, alternatively, by accepting the transferee's willingness to be bound by the FCC's subsequent action on the pending license renewal applications following the completion of the current FCC rulemaking process. The parties have also requested a "failing station waiver" to permit the continued common ownership of the Company's two television stations in Hartford, Connecticut, as well as a "satellite waiver" to permit the continued common ownership and operation of WTTK, Kokomo, Indiana, as a satellite station of WTTV, Indianapolis, Indiana.

        The Company is currently permitted to own its five cross-ownerships as follows:

  •
  In New York, the Company acquired Newsday, Greenwich Time and The Advocate after the grant of its last renewal application for WPIX(TV), and is permitted to own each of them until the FCC acts on the next renewal application for WPIX(TV), which is currently pending, under the FCC's applicable policy, known as the "note 25 exception."

  •
  In Chicago, the Company's common ownership of WGN-TV, WGN(AM), and the Chicago Tribune was grandfathered when the FCC adopted its cross-ownership rule in 1975.

  •
  In Los Angeles, the Company owns both the Los Angeles Times and KTLA under the note 25 exception. An application for renewal of KTLA's license is pending before the FCC.

  •
  In Miami-Ft. Lauderdale, in 1998 the Company was granted a waiver to permit it to own WSFL-TV and the South Florida Sun-Sentinel until six months after the FCC completes its still-pending rulemaking proceeding addressing the cross-ownership rule.

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  In Hartford, the Company was granted a permanent waiver of the rules to permit it to own both WTIC-TV and WTXX(TV) because it had shown WTXX to be a "failing station." The Company is permitted to own both WTIC and the Hartford Courant under the note 25 exception, and it is permitted to own both WTXX and the Hartford Courant under a waiver permitting such common ownership until after the FCC acts on WTXX's currently pending renewal application.

        The Company has filed renewal applications for all twenty-four of its television stations and for WGN(AM) during the recently concluded renewal cycle. Renewal applications have been granted for WGN(AM), for WSFL-TV, Miami, Florida, and for six other television stations. The renewal applications for the other eighteen television stations remain pending before the FCC. The pending renewal applications for the New York, Los Angeles and Hartford stations each contain a request for permanent waiver of the cross-ownership rule or, in the alternative, a waiver pending the outcome of the rulemaking. Those requests were opposed in New York, Los Angeles and Hartford.

        None of the newspaper broadcast cross-ownership waivers can be transferred under a transfer of control application. New waivers will be required in each of the five markets, including Chicago, which were otherwise grandfathered. Because there is a rulemaking proceeding pending in which, on remand from the United States Court of Appeals for the Third Circuit, the FCC is reviewing its ownership rules, including the cross-ownership rule, and because in that proceeding the FCC has previously adopted a rule which would have permitted each of the cross-ownerships, the parties have requested waivers of the cross-ownership rule pending the outcome of that rulemaking proceeding. On June 11, 2007, the Office of Communication of the United Church of Christ and Media Alliance filed a Petition to Deny with the FCC which opposed the grant of the cross-ownership waivers to us in connection with our transfer of control applications. The International Brotherhood of Teamsters also filed comments on the applications, as did certain other parties. The Company and the proposed transferees opposed these objections and comments in pleadings filed on June 26, 2007. In acting on the applications, the FCC may also grant a cross-ownership waiver that could require us to come into compliance with the cross-ownership rule within a specified time period, which might require us to divest either our newspaper or broadcast assets in one or more of the five cross-ownership markets.

        The FCC also generally will not act on a transfer of control application for a broadcast station when a license renewal application is pending for such station. While the FCC could accelerate the processing of the pending renewal applications and act upon them at the same time it acts on the transfer of control applications, in the event that it does not elect to do so, there is a possibility that these renewal applications could remain pending until after the FCC completes its current rulemaking process.

        The "failing station waiver" permitting the common ownership of the two television stations in Hartford does not transfer. In order to obtain a new "failing station waiver," the parties are required to show that WTXX is in financial distress, that it has poor viewership ratings, that it cannot be sold to an out of market buyer, and that the grant of the waiver would be in the public interest. The "satellite waiver" in the Indianapolis market, permitting the common ownership of WTTK and WTTV, similarly cannot be transferred but must be requested again by the parties. The Company has previously made the necessary showing to obtain the "satellite waiver" when it acquired these stations and currently believes that the parties have made the necessary showing to obtain a new "satellite waiver."

        We cannot assure that any such approvals or other actions will be obtained, or will be obtained without substantial cost or conditions, or that the failure to obtain the approvals or other actions might not result in adverse consequences to our business and financial condition. The obligation of the parties to the Merger Agreement to close the Merger is subject to certain conditions relating to regulatory approvals. See "The Merger Agreement—Conditions to the Merger."

        The Merger is not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act").

Accounting Treatment of the Merger

        We expect that, for financial reporting purposes, the Merger will be accounted for as a leveraged recapitalization, pursuant to which the historical basis of the Company's assets and liabilities will be preserved following the Merger. However, it is possible that the Merger could be accounted for as a purchase, pursuant to which, following the Merger, the Company's assets and liabilities would be reflected at their fair market value as of the date of the Merger.

IDENTITY AND BACKGROUND OF FILING PERSONS

The Company

        Tribune Company is a media and entertainment company, operating primarily in the United States, that conducts its operations through two business segments: publishing and broadcasting and entertainment. In publishing, the Company's leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The Company's broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement the Company's print and broadcast properties and extend its nationwide audience. These segments reflect the manner in which the Company sells its products to the marketplace, manages its operations and makes business decisions. The Company's media operations are principally in major metropolitan areas of the United States and compete against all types of media on both a local and national basis. The Company was founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, the Company became a holding company incorporated in Delaware. The principal executive offices of the Company are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is (312) 222-9100. The Company is publicly traded on the New York Stock Exchange (the "NYSE") under the symbol "TRB."

        The names of each of the members of the Company's Board and each of the Company's executive officers and their business experience and principal positions held during the past five years are set forth below. Except as set forth below, the business address and telephone number of each of the below directors or executive officers is c/o Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611; telephone number (312) 222-9100.

  Company Directors

        Dennis J. FitzSimons.    Chairman (since January 2004), Chief Executive Officer (since January 2003), President (since July 2001), Chief Operating Officer (from July 2001 until December 2002) and Executive Vice President (from January 2000 until July 2001) of Tribune Company; President of Tribune Broadcasting Company, a subsidiary of Tribune Company, from May 1997 until January 2003. Director since 2000.

        Enrique Hernandez, Jr.    Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., 210 South De Lacey Avenue, Pasadena, CA 91105, an international provider of high-end security and facility support services to government, utilities and industrial customers, since 1986; Co-founder and principal partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences, since 1998. Director of McDonald's Corporation and Wells Fargo & Company. Director and Chairman of Nordstrom, Inc. Director since 2001.

        Betsy D. Holden.    President–Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005; Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003; President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Director of Western Union Company. Director since 2002.

        Robert S. Morrison.    Interim Chairman and Chief Executive Officer of 3M Company, a diversified technology company, from June 2005 until December 2005. Vice Chairman of PepsiCo, Inc., a processor of packaged foods and beverages, and Chairman of PepsiCo Beverages and Foods North America from August 2001 until his retirement in February 2003; Chairman, President and Chief Executive Officer of The Quaker Oats Company from October 1997 until its merger with PepsiCo in

August 2001. Director of 3M Company, Aon Corporation and Illinois Tool Works, Inc. Director since 2001.

        William A. Osborn.    Chairman and Chief Executive Officer of Northern Trust Corporation, 50 South LaSalle Street, Chicago, IL 60675, a multibank holding company, and its principal subsidiary, The Northern Trust Company, since October 1995. Director of Caterpillar Inc. and Northern Trust Corporation. Director since 2001.

        J. Christopher Reyes.    Chairman of Reyes Holdings, LLC, 9500 West Bryn Mawr Avenue, Suite 700, Rosemont, IL 60018, a food and beverage distribution company, since 1997. Director of The Allstate Corporation and Wintrust Financial Corporation. Director since 2005. On June 25, 2007, Mr. Reyes provided the Company with written notice of his decision to resign as a director, for personal business considerations and commitments, following the July 18, 2007 meeting of the Board.

        Dudley S. Taft.    President and Director of Taft Broadcasting Company, 312 Walnut Street, Suite 3550, Cincinnati, OH 45202, an investor in media and entertainment companies, since 1987. Director of Duke Energy Corporation, Fifth Third Bancorp and UNIFI Mutual Holding Company. Director since 1996.

        Miles D. White.    Chairman and Chief Executive Officer of Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064, a broad-based medical products and pharmaceutical company, since 1999. Chairman of the Federal Reserve Bank of Chicago. Director of Abbott Laboratories and Motorola, Inc. Director since 2005.

        Samuel Zell.    President and Chairman of Equity Group Investments, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, IL 60606. Chairman of the Board of Anixter International Inc., Capital Trust, Inc., Equity Lifestyle Properties, Inc., Equity Residential and Covanta Holding Corporation. Chairman of the Board of Equity Office Properties Trust until its sale in February 2007. Director since May 2007.

  Company Executive Officers

        Dennis J. FitzSimons.    Chairman (since January 2004), Chief Executive Officer (since January 2003) and President (since July 2001); Chief Operating Officer from July 2001 until December 2002; Executive Vice President from January 2000 until July 2001; President of Tribune Broadcasting Company* from May 1997 until January 2003.

        Donald C. Grenesko.    Senior Vice President/Finance and Administration.

        Crane H. Kenney.    Senior Vice President, General Counsel and Secretary.

        Timothy J. Landon.    President of Tribune Interactive, Inc.* since March 2004; President of Tribune Classified* from June 2000 until March 2004.

        Thomas D. Leach.    Senior Vice President/Development since February 2005; Vice President/Development from February 2004 until February 2005; Vice President and Chief Financial Officer of Tribune Broadcasting Company* from March 2001 until January 2004.

        Luis E. Lewin.    Senior Vice President/Human Resources.

        R. Mark Mallory.    Vice President and Controller.

        Ruthellyn Musil.    Senior Vice President/Corporate Relations since February 2004; Vice President/Corporate Relations until February 2004.

        John E. Reardon.    President of Tribune Broadcasting Company* since November 2005; Vice President of Tribune Broadcasting Company* from March 2004 until November 2005; Vice President and General Manager of KTLA-TV, Los Angeles* until March 2004.

        Scott C. Smith.    President of Tribune Publishing Company* since January 2005 and Publisher of Chicago Tribune Company* since October 2006; Chief Operating Officer of Tribune Publishing Company* from November 2004 until January 2005; President of Chicago Tribune Company* until November 2004.

*
A subsidiary or a division of Tribune Company.

        During the past five years, none of the persons described above or the Tribune Company has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each person identified above is a United States citizen.

The ESOP and Merger Sub

        The address of the Tribune Employee Stock Ownership Plan is c/o GreatBanc Trust Company, 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523; telephone (630) 572-5130.

        The ESOP was newly formed by the Company on April 1, 2007, with an effective date of January 1, 2007, to enable eligible employees to acquire stock ownership interests in the Company by investing primarily in the Company's common stock. The ESOP is intended to be a qualified employee benefit plan under section 401(a) of the Code and an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code. The ESOP is intended to invest primarily in the common stock of the Company, and is specifically permitted to invest up to 100% of its assets in the common stock of the Company.

        Tesop Corporation is a Delaware corporation wholly owned by the ESOP with its principal executive offices at c/o GreatBanc Trust Company, 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523. Merger Sub's telephone number is (630) 572-5130. Merger Sub was formed solely for purposes of entering into and consummating the Leveraged ESOP Transactions. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the Leveraged ESOP Transactions.

  The Trustee of the ESOP

        The ESOP has no board of directors or similar board of managers. The Trustee of the ESOP is GreatBanc Trust Company. GreatBanc Trust Company is a Delaware corporation with its principal executive offices at 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523, and its telephone number is (630) 572-5130. Incorporated in 1989, GreatBanc Trust Company provides trust, investment and wealth management services to individuals as well as a range of institutional services to corporations, foundations, endowments and not-for-profit organizations. GreatBanc Trust Company is an independent ERISA trustee with a specialization in employee stock ownership plans. Together with its affiliates, Salem Trust Company and Pennant Management, Inc., GreatBanc Trust Company supervises client assets from its headquarters in Oak Brook, Illinois and offices in New York, Chicago, Milwaukee and several locations in Florida.

  Merger Sub Directors and Executive Officers

        The names of each of the members of Merger Sub's board of directors and each of Merger Sub's executive officers and their business experience and principal positions held during the past five years are set forth below. The business address and telephone number of each of the below directors or executive officers is c/o GreatBanc Trust Company, 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523; telephone number (630) 572-5130.

  Merger Sub Director

        Michael Welgat.    President and Chief Executive Officer of GreatBanc Trust Company since 1989; President of U.S. Fiduciary Services, Inc., the parent holding company of GreatBanc Trust Company and Executive Vice President of Pennant Management, Inc., a subsidiary of U.S. Fiduciary Services, Inc.

  Merger Sub Executive Officers

        Marilyn Marchetti.    President. Has been a Senior Vice President of GreatBanc Trust Company since 1999.

        Danielle Montesano.    Secretary/Treasurer. Has been a Senior Vice President of GreatBanc Trust Company since 2005 and has been associated with GreatBanc Trust Company since 1999, including formerly as Chief Compliance Officer, Secretary and General Counsel.

        During the past five years, none of the ESOP, the Trustee, Merger Sub or any of Merger Sub's directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of Merger Sub's directors and executive officers is a United States citizen.

The Zell Investors

        The Zell Investors consist of Samuel Zell, the Zell Entity and Sam Investment Trust. Mr. Zell is the President of the Zell Entity and is also President and Chairman of Equity Group Investments, L.L.C. ("EGI"). Mr. Zell also serves as the Chairman of the Board of Anixter International Inc.; Capital Trust, Inc.; Equity Lifestyle Properties, Inc.; Equity Residential; and Covanta Holding Corporation. Mr. Zell has been a Director of Tribune Company since May 2007, and served as Chairman of the Board of Equity Office Properties Trust until its sale in February 2007. Mr. Zell's address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. His telephone number is (312) 454-0100.

        The Zell Entity is a Delaware limited liability company wholly owned by Sam Investment Trust, a trust established for the benefit of Mr. Zell and his family. Its address is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. The Zell Entity's telephone number is (312) 454-0100. The Zell Entity was formed solely for purposes of entering into and consummating the Leveraged ESOP Transactions. The Zell Entity has not conducted any activities to date other than activities incidental to its formation and in connection with the Leveraged ESOP Transactions.

        The Zell Entity's sole member is Sam Investment Trust ("SIT"), an Illinois trust established for the benefit of Mr. Zell and his family. The trustee of SIT is Chai Trust Company, LLC, an Illinois limited liability company ("Chai Trust"). The names of each of Chai Trust's officers and managing directors and their business experience and principal positions held during the past five years are set forth below. Except as set forth below, the business address and telephone number of Chai Trust and each of its officers and managing directors listed below is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606; telephone number (312) 454-0100.

        EGI is a private corporate and real estate investment firm co-founded by Mr. Zell in 1968, and is owned by trusts established for the benefit of Mr. Zell and his family (but not SIT). Mr. Zell is the President and Chairman of EGI, which provides investment advisory services to Chai Trust. However, EGI does not have investment control over Chai Trust and the assets held by the trusts controlled by Chai Trust. As such, EGI has no ownership or beneficial interest in either the Zell Entity or SIT, is not a party to any of the agreements entered into in connection with the Leveraged ESOP Transactions, and has no beneficial interest therein.

  Zell Entity Executive Officers

        The Zell Entity has no board of directors or similar board of managers. The names of each of the Zell Entity's executive officers and their business experience and principal positions held during the past five years are set forth below. The business address and telephone number of each of the below executive officers of the Zell Entity is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606; telephone number (312) 454-0100.

        Samuel Zell.    President. President and Chairman, EGI. Chairman of the Board of Anixter International Inc., Capital Trust, Inc., Equity Lifestyle Properties, Inc., Equity Residential and Covanta Holding Corporation. Director of Tribune Company since May 9, 2007. Chairman of the Board of Equity Office Properties Trust until its sale in February 2007.

        William C. Pate.    Vice President. Chief Investment Officer of EGI since March 2006, Managing Director of EGI from July 2000 until March 2006. Director of Hanover Compressor Company since January 2007. Director of Covanta Holding Corporation since 1999 and Chairman of the Board from October 2004 until September 2005. Director of Adams Respiratory Therapeutics, Inc. from 2000 until April 2007. Director of Home Products International, Inc. from December 2004 to January 2006.

        Philip G. Tinkler.    Vice President. Chief Financial Officer and Chief Operating Officer, EGI, Vice President—Accounting from December 2002 until March 2006. President and Chief Executive Officer, First Capital Financial, L.L.C., since March 2006; served in other capacities since 2001. Chief Financial Officer, Covanta Holding Corporation, from January 2003 until October 2004. Director of Home Products International, Inc. since January 2006.

  Chai Trust Executive Officers

        Donald J. Liebentritt.    President. Senior Advisor, EGI, since January 2006; President from 2000 until 2005. Chief Executive Officer and President, First Capital Financial, L.L.C., from December 2002 until March 2006. Director, Adams Respiratory Therapeutics, Inc. since February 2005. Director, Rewards Network Inc. since 2005. Director, Home Products International, Inc., from December 2004 until March 2007.

        Robert M. Levin.    Senior Trust Officer. Partner, Levin & Schreder, Ltd., 120 North LaSalle Street, Suite 3800, Chicago, Illinois 60602; (312) 332-6300.

        James Bunegar.    Vice President, Chief Financial Officer, Assistant Trust Officer and Treasurer. Vice President—Taxes, EGI.

  Chai Trust Managing Directors

        Donald J. Liebentritt.    Senior Advisor, EGI since January 2006; President from 2000 until 2005. Chief Executive Officer and President, First Capital Financial, L.L.C., from December 2002 until March 2006. Director, Adams Respiratory Therapeutics, Inc. since February 2005. Director, Rewards

Network Inc. since 2005. Director, Home Products International, Inc., from December 2004 until March 2007.

        Robert M. Levin.    Partner, Levin & Schreder, Ltd., 120 North LaSalle Street, Suite 3800, Chicago, Illinois 60602; (312) 332-6300.

        Bert Cohen.    Private Investor, 5000-4A Estate Enighed, #65, St. John, VI 00830.

        Kellie Zell Harper.    Homemaker.

        Leah Zell Wanger.    Private Investor, 227 West Monroe Street, Chicago, Illinois 60603.

        JoAnn Zell Gillis.    Physician.

        Matthew Zell.    Managing Director, EGI. Director, Anixter International Inc. since 2001. Director of Desarrolladora Homex, S.A. de C.V. since 2004.

        During the past five years, none of the Zell Investors nor, to any of the Zell Investors' knowledge, any of the Zell Entity's executive officers or any of Chai Trust's officers or managing directors has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Mr. Zell and each other executive officer of the Zell Entity and each officer or managing director of Chai Trust is a United States citizen.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting to be held at Tribune Tower, 435 North Michigan Avenue, Chicago, Illinois, on August 21, 2007, at 9:00 a.m. Central Time, or at any adjournment or postponement thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the Merger Agreement and thereby approve the Merger. If our shareholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about July 17, 2007.

Record Date and Quorum

        The holders of record of Company Common Stock as of the close of business on July 12, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 127,330,754 shares of Company Common Stock were outstanding (excluding shares held by our subsidiaries).

        A quorum is necessary to hold and transact business at the special meeting. The presence in person or by proxy of holders representing a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting. Any shares of Company Common Stock held in treasury by the Company or by any of our subsidiaries will not be counted for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

        Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of shares of Company Common Stock outstanding on the record date and entitled to vote thereon. Each shareholder entitled to vote will have the right to one vote for each such share of Company Common Stock held. A failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the Merger. In addition, the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our shareholders on the proposal. For the purpose of such adjournment proposal, if a holder of shares of Company Common Stock fails to cast a vote, in person or by authorizing a proxy, such failure will not have any effect on the outcome of the proposal. Abstentions and broker non-votes are not considered votes cast and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

        As of the record date, there are 127,330,754 shares of Company Common Stock outstanding (excluding shares held by our subsidiaries), and the directors and executive officers of the Company beneficially owned (excluding options, restricted stock units and other stock-based awards), in the aggregate, approximately 706,033 shares of Company Common Stock, or approximately 0.6% of the outstanding shares of Company Common Stock. The amount of shares shown as beneficially owned by our directors and executive officers does not include the approximately 1.2% of the outstanding shares of Company Common Stock held by the Zell Entity.

        Each of our directors and current executive officers has indicated to us that they currently intend to vote all of their shares of Company Common Stock "FOR" the adoption of the Merger Agreement and approval of the Merger and "FOR" any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, although none of such persons have entered into agreements obligating them to do so. The Zell Entity, which is owned by a trust established for the benefit of Zell

(who became a director of the Company effective May 9, 2007) and his family, has entered into an agreement to vote all of the shares of Company Common Stock that it beneficially owns in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger. See "Other Transaction Agreements—Zell Entity Purchase Agreement."

        As of the record date, July 12, 2007, the ESOP holds and is entitled to vote approximately 7% of the outstanding shares. The ESOP intends to vote all its shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger.

Proxies; Revocation

        If you are a shareholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, we will vote your shares at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card but no voting instructions are indicated, we will vote your shares of Company Common Stock "FOR" the adoption of the Merger Agreement and approval of the Merger and "FOR" any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

        If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in "street name" for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the Merger proposal and thus, absent specific instructions from the beneficial owner of your shares, your broker is not empowered to vote such shares with respect to the adoption of the Merger Agreement. Shares of Company Common Stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote "against" adoption of the Merger Agreement because adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of Company Common Stock outstanding and entitled to vote. For the purpose of any adjournment proposal, if a holder of shares of Company Common Stock fails to cast a vote, in person or by authorizing a proxy, such failure will not have any effect on the outcome of the proposal.

        If you are a participant in any of the Tribune Company 401(k) Savings and Profit Sharing Plan, the Tribune Company Defined Contribution Retirement Plan, or the Times Mirror Savings Plus Plan (collectively, the "Retirement Plans") or if you are a participant in the Tribune Company Employee Stock Purchase Plan (the "Stock Purchase Plan"), you will receive a voting instruction card with respect to those shares of Company Common Stock subject to the plan which will provide the trustee of the plans, with instructions on how to vote those shares. You must submit your voting instructions for your shares to the trustee by the close of business on August 17, 2007 to allow the trustee time to receive your voting instructions and to vote on behalf of the plan. If you hold shares of Company Common Stock outside of these plans, you will receive a separate proxy or voting instruction card for those shares. In order to have all of your shares counted at the meeting, you must complete and submit all cards that you receive.

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise our Corporate Secretary in writing, at Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

        Please note that if you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.

        The Company does not expect that any matter other than the adoption of the Merger Agreement and approval of the Merger (and the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

        Shareholders of record and many shareholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in "street name" by your broker, bank or other nominee. If your shares are held in "street name," you should check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

        In addition to submitting the enclosed proxy card by mail, the Company's shareholders of record may submit their proxies:

  •
  via the Internet by visiting the website established for that purpose indicated on the enclosed proxy card; or

  •
  by telephone by calling the number indicated on the enclosed proxy card and following the recorded instructions.

Adjournments and Postponements

        The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies, if necessary. Any adjournment may be made without notice (if the adjournment is not for more than 30 days) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. In the event that there is present, in person or by proxy, holders representing sufficient shares of Company Common Stock to secure the vote of the shareholders of the Company necessary to adopt the Merger Agreement and approve the Merger, the Company does not anticipate that we will adjourn or postpone the meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company's shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

        The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

        The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. The Company will pay Innisfree M&A Incorporated a customary fee for these services, plus reimbursement of out-of-pocket expenses. See "Special Factors—Fees and Expenses."

        The ESOP and the Zell Entity, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitations by mail, telephone, facsimile or other contact in connection with the Merger.

THE MERGER AGREEMENT

        The following is a summary of certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and which we incorporate by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

        The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, the ESOP and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.

        Effective Time; Structure.    At the "Effective Time" of the Merger, Merger Sub will merge with and into the Company with the Company surviving the Merger (the "Surviving Corporation") and becoming a wholly owned subsidiary of the ESOP. The Effective Time will occur at the time that the Company files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger (or such later time as Merger Sub and the Company may agree and as provided in the certificate of merger). The closing date will occur no later than the third business day after satisfaction or waiver of the conditions to the Merger (other than those conditions that are to be satisfied at the closing) set forth in the Merger Agreement (or such other date as the ESOP and the Company may agree), as described below under "The Merger Agreement—Conditions to the Merger."

        Treatment of Company Common Stock.    In the Merger, each share of Company Common Stock, other than shares owned by the ESOP or Merger Sub immediately prior to the Effective Time or for which appraisal rights have been properly exercised, will be converted into and represent the right to receive $34.00 in cash, plus, if the Merger does not close by January 1, 2008, the Additional Share Consideration (as defined below), if any (the "Merger Consideration"). The "Additional Share Consideration" means the amount per share, if any, equal to (1) $34.00, multiplied by (2) 8%, multiplied by (3) the quotient obtained by dividing the number of days elapsed from January 1, 2008 to and including the Closing Date by 365. All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist, and the holders of certificates which, immediately prior to the Effective Time, represented such shares, will cease to have any rights with respect to such shares other than the right to receive the Merger Consideration.

        Treatment of ESOP and Merger Sub-Owned Shares.    In the Merger, each share of Company Common Stock owned, directly or indirectly, by the ESOP or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time will be cancelled and retired and no consideration will be delivered in exchange for such cancellation and retirement.

        Treatment of Preferred Stock.    As of May 31, 2007, there were approximately 60,671,319 shares of Company Common Stock and approximately 137,643 shares of Series D-1 Preferred Stock of the Company held by the Eagle Entities (as defined below). All of the common equity interests in the Eagle Entities are held by the Company. The Merger Agreement contemplates that, immediately prior to the Merger, the shares of Series D-1 Preferred Stock and the shares of Company Common Stock held by the Eagle Entities will be exchanged for a new Series E Preferred Stock of the Company, as described below under "The Merger Agreement—Eagle Exchange." Each share of Series E Preferred

Stock outstanding at the time of the Merger will remain outstanding following the Merger and will be entitled to appraisal rights.

        Treatment of Merger Sub Common Stock.    All the issued and outstanding shares of common stock of Merger Sub will be converted into, in the aggregate, 56,521,739 shares of common stock of the Surviving Corporation.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by the Company to the ESOP and Merger Sub, and representations and warranties made by the ESOP and Merger Sub to the Company. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations that the Company made are qualified by filings that the Company made with the SEC after December 25, 2005 and prior to the date of the Merger Agreement (other than risk factor and similar cautionary disclosure contained in such filings), as well as by a confidential disclosure schedule that the Company delivered to the ESOP and Merger Sub concurrently with the signing of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. The Company's material representations and warranties relate to:

  •
  the Company's, its subsidiaries' and certain joint ventures' proper organization, good standing and qualification to do business;

  •
  the Company's capitalization, including the number of outstanding shares of Company Common Stock and preferred stock, stock options and other equity-based interests;

  •
  the Company's corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

  •
  the absence of violations of or conflicts with the Company's and its subsidiaries' and certain joint ventures' governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

  •
  the timeliness and compliance with SEC requirements of the Company's SEC filings since December 25, 2005, including the accuracy and compliance with GAAP and SEC requirements of the financial statements contained therein;

  •
  the adequacy of the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of undisclosed liabilities;

  •
  permits and compliance with applicable legal requirements, including licenses issued by the FCC;

  •
  environmental matters;

  •
  matters relating to employee benefit plans;

  •
  the absence of certain changes since December 31, 2006 and the absence of certain changes since the date of the Merger Agreement;

  •
  legal proceedings and investigations;

  •
  accuracy and compliance with applicable securities law of filings made by the Company with the SEC in connection with the Merger Agreement;

  •
  amendment of the Rights Agreement;

  •
  tax matters;

  •
  employment and labor matters affecting the Company or its subsidiaries;

  •
  intellectual property and real property;

  •
  the receipt by the Board of an opinion from Morgan Stanley and Merrill Lynch as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Company Common Stock (other than certain affiliated entities);

  •
  the required vote of the Company's shareholders in connection with the required adoption of the Merger Agreement and approval of the Merger;

  •
  material contracts and performance of obligations thereunder;

  •
  absence of undisclosed brokers' fees;

  •
  insurance;

  •
  absence of affiliate transactions;

  •
  indebtedness; and

  •
  cable and satellite matters.

        Many of the Company's representations and warranties are qualified by a "Company Material Adverse Effect" standard. For the purposes of the Merger Agreement, "Company Material Adverse Effect" means any facts, circumstances, events or changes that are materially adverse to the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the Company and its subsidiaries, taken as a whole, or that have a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement, or to consummate the Merger and the other transactions to be consummated by the Company.

        However, a Company Material Adverse Effect will not include facts, circumstances, events or changes resulting from:

  •
  changes in general economic or political conditions or the securities, credit or financial markets in general;

  •
  general changes or developments in the industries in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries;

  •
  the announcement of the Merger Agreement or the pendency or consummation of the Merger;

  •
  compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to by the Zell Entity and the ESOP;

  •
  any acts of terrorism or war;

  •
  the identity of the Zell Entity or the ESOP or any of their affiliates as participants in the transactions contemplated by the Merger Agreement or other agreements described in the Merger Agreement; or

  •
  changes in United States generally accepted accounting principles ("GAAP") or the interpretation of GAAP by the Financial Accounting Standards Board, the Accounting Principles Board, the American Institute of Certified Public Accountants and similar organizations.

The exceptions described in the first two bullet points above will apply except to the extent such facts, circumstances, events, changes or developments have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries or in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies.

        The parties also have agreed that any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period will not, in and of itself, constitute a Company Material Adverse Effect, but the underlying causes of such decline or failure will be considered to the extent applicable in determining whether there is a Company Material Adverse Effect.

        The Merger Agreement also contains various representations and warranties made by the ESOP and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The material representations and warranties relate to:

  •
  organization, valid existence and good standing;

  •
  corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

  •
  enforceability of the Merger Agreement as against the ESOP and Merger Sub;

  •
  required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

  •
  the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement;

  •
  governmental investigations and litigation;

  •
  accuracy and compliance with applicable securities law of the information supplied by the ESOP and Merger Sub for inclusion in the filings made with the SEC in connection with the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement;

  •
  capitalization of Merger Sub;

  •
  lack of ownership of Company Common Stock; and

  •
  absence of undisclosed broker's fees.

        Many of the ESOP and Merger Sub's representations and warranties are qualified by an "ESOP Material Adverse Effect" standard. For the purposes of the Merger Agreement, "ESOP Material Adverse Effect" means an effect that prevents or materially delays or materially impairs the ability of the ESOP or Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement.

        The representations and warranties of each of the parties to the Merger Agreement will expire upon the Effective Time.

        Conduct of Business Pending the Merger.    Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from and after the date of the Merger Agreement and prior to the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated:

  •
  the Company and its subsidiaries will conduct their business in the ordinary course of business in a manner consistent with past practice; and

  •
  the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact the Company's business and to keep available the services of the key present officers, employees and consultants.

        The Company has also agreed that during the same time period, subject to certain exceptions contained in the Merger Agreement and except as otherwise contemplated by the Merger Agreement, the Company will not (unless the ESOP gives its prior written consent):

  •
  authorize or pay any dividend or distribution on any shares of capital stock or other equity securities (other than dividends and distributions made on a pro rata basis by subsidiaries and except that the Company may continue to pay dividends on its preferred stock);

  •
  split, combine or reclassify its capital stock or other equity securities, or issue or authorize or propose to issue any other securities in respect of its capital stock or other equity securities, except for any such transaction by a wholly owned subsidiary that remains a wholly owned subsidiary after consummation of such transaction and except as contemplated by the Eagle Exchange;

  •
  increase the compensation or other benefits provided to the Company's employees, directors, consultants, contractors or service providers except in the ordinary course of business consistent with past practice; pay any pension, service or retirement benefits not required by any existing plan or agreement; enter into or amend any compensation or benefit plan, collective bargaining agreement or welfare benefit plan, other than employment, severance or retention agreements entered into in the ordinary course of business consistent with past practice between the Company (or one of its subsidiaries) and any consultant, independent contractor, service provider or employee who is not an executive officer; or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock-based compensation, or otherwise accelerate any rights or benefits or make determinations that would result in a material increase in liabilities under any Company benefit plan;

  •
  change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

  •
  amend any provision of its certificate of incorporation or by-laws or similar applicable charter documents;

  •
  issue, sell, pledge, dispose of or encumber, or authorize any of the foregoing in respect of shares of capital stock or other ownership interests in the Company or any Subsidiaries, other than certain permitted issuances of shares;

  •
  except among the Company and its wholly owned subsidiaries or among the Company's wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of capital stock or other equity securities or any rights, warrants or options to acquire any such equity securities;

  •
  incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money except for (1) indebtedness incurred to replace any existing indebtedness on certain terms; (2) guarantees by the Company of indebtedness of subsidiaries; (3) indebtedness necessary to effect the exercise of the purchase option for the properties owned by TMCT, LLC and leased to the Company and its subsidiaries; (4) indebtedness in an amount not to exceed $100 million in aggregate principal amount outstanding at one time incurred under the existing credit agreements or as an advance under the revolving credit facility included in the new credit agreements; (5) indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company's wholly owned subsidiaries; (6) indebtedness as required to consummate the Tender Offer; and (7) unsecured indebtedness not to exceed $100 million in aggregate principal amount outstanding at any time;

  •
  sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or otherwise dispose of any material portion of its properties or assets, except sales of inventory in the ordinary course and pursuant to existing agreements;

  •
  modify, amend, terminate or waive any rights under certain material contracts in any material respect in a manner that is adverse to the Company;

  •
  enter into certain material contracts;

  •
  make, change or revoke any material tax election; file any amended tax return or settle or compromise any liability for taxes;

  •
  acquire, including by merger, consolidation or acquisition, any corporation or business organization or any division, or any material amount of assets with a purchase price of $120 million in the aggregate, provided that without the consent of the ESOP, the Company will not acquire or make any investment in any entity that holds any license, authorization or approval issued by the FCC;

  •
  adopt a plan of restructuring, recapitalization or other reorganization;

  •
  settle any claim, action or proceeding, except those involving only the payment of monetary damages not in excess of $20 million individually and $75 million in the aggregate;

  •
  make capital expenditures other than in accordance with the Company's budget consistent with past practice and other expenditures necessary in response to emergencies such as natural disasters or acts of terrorism;

  •
  enter into any agreement, arrangement or understanding between the Company (or any subsidiary) and any affiliate that would be required to be disclosed under Item 404 of Regulation S-K;

  •
  take any action reasonably likely to prevent or cause a material delay in the satisfaction of certain conditions contained in the Merger Agreement or the consummation of the Merger; or

  •
  agree, or permit any of its subsidiaries, to take any of the foregoing actions.

        In addition, the Company has agreed that between the date of the Merger Agreement and the Effective Time, it shall not, and shall not permit any of its subsidiaries or affiliates to, enter into or consummate any agreements or arrangements for an acquisition of any ownership interest attributable to the ESOP or any of its affiliates under the FCC rules in any radio or television broadcast licensee, or the publisher of any English language daily newspaper of general circulation, if ownership of such interest would reasonably be expected to result in any delay in obtaining, or the failure to obtain, an FCC order granting the consents or approvals required under the Communications Act of 1934 (the "FCC Order") or require the FCC to issue additional waivers prior to granting the FCC Order.

        No Solicitation of Transactions.    During the period beginning on the date of the Merger Agreement and continuing until the Effective Time or the earlier termination of the Merger Agreement, the Company has agreed not to, and to cause its representatives not to:

  •
  solicit, initiate, knowingly encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

  •
  participate in any negotiations regarding an Alternative Proposal, or furnish any non-public information regarding an Alternative Proposal or access to its properties, books, records or personnel in connection with the Alternative Proposal, to any person that has made or is considering making an Alternative Proposal;

  •
  engage in discussions regarding an Alternative Proposal with any person that has made or is considering making an Alternative Proposal;

  •
  approve, endorse or recommend any Alternative Proposal;

  •
  enter into any letter of intent, agreement in principle or any agreement providing for any Alternative Proposal;

  •
  cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person with respect to, or that would reasonably be expected to result in, an Alternative Proposal; or

  •
  exempt any person from state takeover restrictions or similar laws, or otherwise cause such restrictions not to apply.

        In addition, the Company has agreed to, and to cause each of its subsidiaries to, and to direct each of its and its subsidiaries' representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal. However, the Company, the Zell Entity and the ESOP have agreed that the provisions of any standstill agreement entered into between the Company and any third party will not be deemed to prohibit the third party from submitting competing proposals to the Special Committee or the Board.

        "Alternative Proposal" means any bona fide proposal or offer from any person or group of persons, prior to the receipt of Company shareholder adoption of the Merger Agreement and approval of the Merger (other than a proposal or offer by the ESOP, Merger Sub or the Zell Entity and other than the Tender Offer), for:

  •
  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

  •
  the direct or indirect acquisition by any person of assets representing 20% or more of the assets, revenues or earnings of the Company and its subsidiaries;

  •
  the direct or indirect acquisition by any person of 20% or more of the outstanding shares; or

  •
  any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the shares.

        The parties have agreed, however, that the Company may take the following actions, at any time from the date of the Merger Agreement and continuing until the earlier of the receipt of Company shareholder adoption of the Merger Agreement and the termination of the Merger Agreement, in response to a bona fide written and unsolicited Alternative Proposal that constitutes a Superior Proposal (as defined below) or that the Special Committee or the Board determines in good faith could reasonably be expected to result in a Superior Proposal, if the Special Committee or the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the directors' exercise of their fiduciary duties:

  •
  furnish non-public information to the third party making the Alternative Proposal (if the Company receives an executed confidentiality agreement having confidentiality provisions substantially similar to the provisions of the confidentiality agreement between the Company and EGI);

  •
  engage in discussions with the third party with respect to the Alternative Proposal; and

  •
  approve, recommend and enter into an agreement with respect to the Alternative Proposal in connection with the termination of the Merger Agreement in accordance with its terms.

The ESOP will be entitled to receive an executed copy of the confidentiality agreement referred to above and the Company will substantially simultaneously provide or make available to the ESOP any written material non-public information that is provided to the third party making the Alternative Proposal that was not previously provided to the ESOP.

        The Company has also agreed that neither the Board nor any committee thereof will:

  •
  withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to the ESOP, the approval or recommendation by the Special Committee or the Board of the Merger or the Merger Agreement or other transactions contemplated by the Merger Agreement, including the Tender Offer (the "Recommendation");

  •
  approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal;

  •
  recommend that shareholders tender their shares in any tender offer or exchange offer (other than the Tender Offer); or

  •
  exempt any person from state takeover or similar restrictions.

        Any of the foregoing actions constitute a "Change of Recommendation" under the Merger Agreement. However, if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect a Change of Recommendation would be inconsistent with the Board's or the Special Committee's exercise of its fiduciary duties, the Board or the Special Committee may make a Change of Recommendation.

        The Company is required to promptly (within 48 hours) advise the ESOP of any Alternative Proposal or any inquiry that would reasonably be expected to lead to any Alternative Proposal, any request of non-public information relating to the Company or its subsidiaries or any inquiry for discussion or negotiation regarding an Alternative Proposal, including the identity of the person making any Alternative Proposal and the material terms of any such Alternative Proposal or inquiry. The Company must keep the ESOP reasonably informed on a current basis of the status of any Alternative Proposal or inquiry, and must promptly (within 48 hours) notify the ESOP if it determines to begin providing information or engaging in discussions concerning an Alternative Proposal.

        "Superior Proposal" means any Alternative Proposal on terms that the Board or the Special Committee determines in good faith, after consultation with the Company's or the Special Committee's outside legal counsel and financial advisors, and considering such factors as the Board or the Special Committee considers to be appropriate, is more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement. For purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Alternative Proposal are deemed to be references to "50%."

        Shareholders Meeting.    The Company must, as promptly as reasonably practicable following the mailing of the proxy statement, call and hold a meeting of the Company's shareholders for the purpose of obtaining the shareholders' adoption of the Merger Agreement and approval of the Merger. The Company is required to use all reasonable best efforts to solicit shareholder proxies in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to the other terms of the Merger Agreement. Unless the Merger Agreement has been terminated prior to the Company's meeting of shareholders, the Company is required to submit the Merger Agreement to a vote of shareholders even if the Board or the Special Committee has approved, endorsed or recommended an Alternative Proposal or has made a Change of Recommendation.

        Stock Options and Other Stock-Based Awards; Employee Benefits.    Under the terms of the Merger Agreement, at the Effective Time, each outstanding Company stock option that remains outstanding immediately prior to the Effective Time, whether vested or unvested, will become fully vested and the holder of the stock option will receive a cash payment equal to the product of (1) the number of shares subject to the option as of the Effective Time, multiplied by (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such option, less applicable tax withholding.

        Under the terms of the Merger Agreement, at the Effective Time, each right of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by the value of shares of Company Common Stock granted under Company stock or benefit plans, other than restricted shares, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and cease to represent a right or award with respect to shares of Company Common Stock and the holder of such right will receive a cash payment, less applicable withholding taxes, of the Merger Consideration for each share underlying such stock-based award. In addition, under the terms of the Merger Agreement, immediately prior to the Effective Time, each share of restricted Company Common Stock shall vest in full and be converted into the right to receive the Merger Consideration, less any applicable withholding taxes.

        The parties have agreed that the Surviving Corporation will honor all Company benefit plans and compensation arrangements in accordance with their terms. The Surviving Corporation will provide each current and former employee, other than employees covered by collective bargaining agreements whose employment terminates during the one-year period following the Effective Time with severance benefits at levels in accordance with the terms of the Company's severance plans and policies in effect immediately prior to the Effective Time. The Surviving Corporation will fulfill the Company's obligations under the Company's Transitional Compensation Plan, without any amendment that is adverse to any beneficiary of such plan.

        For all purposes under any new employee benefit plans of the Surviving Corporation providing benefits to employees of the Company after the Effective Time, each employee will be credited with his or her years of service with the Company under the employee benefit plans of the Surviving Corporation to the same extent that he or she was entitled to credit for service under the Company's similar benefit plans prior to the Effective Time. Each employee will be immediately eligible to participate in the Surviving Corporation's new employee benefit plans that replace a similar or comparable old benefit plan under which the employee participated. In addition, for new plans of the Surviving Corporation, preexisting condition exclusions and similar requirements will be waived to the extent they were waived under the Company's old plans, and eligible expenses incurred by an employee during the portion of the year prior to consummation of the Merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that year under the Surviving Corporation's benefit plans.

        Indemnification and Insurance.    For a period of six years from the Effective Time, the Surviving Corporation will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company's and any of its subsidiaries' certificates of incorporation and by-laws as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries.

        The parties have also agreed that the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, an "Indemnified Party") against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

        The parties have further agreed that for a period of six years from the Effective Time, the Surviving Corporation will maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, subject to a maximum annual insurance premium of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such coverage (the "Maximum Premium"). At the Company's option, after consultation with the ESOP, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail" policy (at an aggregate cost not exceeding the Maximum Premium times six) on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance. If the Company obtains such a prepaid tail policy, the Surviving Corporation will maintain the policy in full force and effect for its full term.

        The Surviving Corporation will also pay all reasonable expenses, including reasonable attorneys' fees that may be incurred by any Indemnified Party in enforcing the foregoing obligations.

        Agreement to Take Further Action and to Use All Reasonable Best Efforts.    Each of the Company, the ESOP and Merger Sub has agreed to use its reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including to obtain necessary consents or waivers from third parties, to defend any lawsuit challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and to execute and deliver any additional documents necessary to complete the Merger and the other transactions contemplated by the Merger Agreement. However, in no event are the ESOP, Merger Sub or the Company or any of its subsidiaries required to pay prior to the Effective Time any fee or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement.

        The Company and the ESOP have agreed to use reasonable best efforts to cooperate with each other in making any required filings with any governmental entity, and have agreed to take such further action as reasonably may be necessary to resolve objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust authorities or competition authorities of another nation, or any other person may assert under regulatory law so as to enable the closing of the Merger to occur as soon as reasonably possible.

        Financing Commitments; Company Cooperation.    The Company has agreed to use its reasonable best efforts to arrange the debt financing in connection with the Merger, the Tender Offer and the other transactions contemplated by the Merger Agreement on the terms described in the debt commitment letters delivered in connection with the signing of the Merger Agreement. If any of this debt financing becomes unlikely to occur in the manner or from the sources described in the debt commitment letters, the Company will promptly notify the ESOP and use its reasonable best efforts to obtain alternative debt financing.

        The ESOP has agreed to cooperate with the Company in obtaining the financing, including:

  •
  participating in a reasonable number of meetings on reasonable advance notice;

  •
  providing information reasonably required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; and

  •
  cooperating and assisting in the preparation, negotiation, execution and closing of any underwriting or placement agreements, indentures, credit agreements, pledge and security documents or other definitive financing documents.

        The Tender Offer.    The Company agreed in the Merger Agreement to commence the Tender Offer. The Tender Offer was commenced on April 25, 2007, and expired on May 24, 2007. Approximately 218,132,000 shares were tendered in the Tender Offer. Because more than 126,000,000 shares were tendered in the Tender Offer, proration of tendered shares, except for "odd lots" (lots held by owners of less than 100 shares), was required.

        Eagle Exchange.    The Merger Agreement also provides that, if any shares of Company Common Stock or shares of Series D-1 Preferred Stock are owned or held by Eagle New Media Investments, LLC or Eagle Publishing Investments, LLC (the "Eagle Entities") less than 20 business days prior to the closing of the Merger, the Company will, and will cause the Eagle Entities to, (1) enter into an exchange agreement providing for the Eagle Entities to exchange all shares of Company Common Stock and Series D-1 Preferred Stock held by the Eagle Entities for shares of newly designated and issued Series E Preferred Stock of the Company (the "Exchange") and (2) consummate the Exchange prior to the closing of the Merger.

        Other Covenants and Agreements.    The Merger Agreement contains additional agreements among the Company, the ESOP and Merger Sub relating to:

  •
  specified divestitures by the Company, and the process by which such divestitures are conducted;

  •
  compliance with requirements of the FCC and notification of any inquiry by the FCC relating to each radio broadcast and television station owned and operated by the Company or its subsidiaries;

  •
  providing the ESOP reasonable access during normal business hours to the Company's officers, employees, properties, contracts, commitments, books and records;

  •
  taking actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes; and

  •
  the issuance of press releases or other public statements relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

        Conditions to the Merger.    The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

  •
  the Company shareholder approval must be obtained;

  •
  no restraining order, injunction or other order by any court that prohibits consummation of the Merger shall have been entered and shall continue to be in effect;

  •
  any applicable waiting period under the HSR Act shall have expired or been earlier terminated and the FCC Order shall have been obtained;

  •
  certain specified consents and approvals shall have been received;

  •
  the Exchange shall have been consummated, if applicable;

  •
  the conditions precedent to the consummation of the purchase of the Subordinated Note and the Warrant (as described below under "Other Transaction Agreements—Zell Entity Purchase Agreement") shall have been satisfied or waived;

  •
  the Company has obtained the debt financing on the terms set forth in the debt commitment letters, or alternative financing on substantially similar terms;

  •
  the representations and warranties of the other party are true and correct both when made and as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, an ESOP Material Adverse Effect or a Company Material Adverse Effect, as the case may be; and

  •
  the other party has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement prior to the Effective Time.

        In addition, the Company's obligation to effect the Merger is further subject to the fulfillment of the following conditions:

  •
  the FCC Order does not impose any condition on the ESOP, the Company or any subsidiary that, individually or in combination with one or more conditions, would reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the broadcasting business of the Company and its subsidiaries, taken as a whole;

  •
  the ESOP has delivered to the Company a certificate, dated the Effective Time, certifying to the effect that the conditions related to the representations and warranties and performance in all material respects by the ESOP and Merger Sub of their obligations and covenants required by the Merger Agreement have been satisfied; and

  •
  the Company has obtained an opinion from Valuation Research Corporation or another nationally recognized firm, in form and substance reasonably satisfactory to the Company, as to the solvency of the Company, after giving effect to the transactions contemplated by the Merger Agreement.

        In addition, the ESOP's and Merger Sub's obligation to effect the Merger is further subject to the fulfillment of the condition that the Company has delivered to the ESOP a certificate, dated the Effective Time, certifying to the effect that the conditions related to the representations and warranties and performance in all material respects by the Company of its obligations and covenants required by the Merger Agreement have been satisfied.

        Termination.    The Merger Agreement may be terminated by either the ESOP or the Company, if:

  •
  the Company and the ESOP agree to do so;

  •
  the Effective Time shall not have occurred by May 31, 2008, except that this right will not be available to a party if the failure to fulfill any of such party's obligations under the Merger Agreement is the proximate cause of the failure to complete the Merger on or prior to such date;

  •
  any final and non-appealable injunction or order permanently restrains, enjoins or prohibits the consummation of the Merger, except that the party seeking to terminate the Merger Agreement must have used its reasonable best efforts to remove such injunction or order; or

  •
  the Company shareholders meeting shall have concluded and the Company shareholder approval was not obtained.

        The Merger Agreement may be terminated by the Company:

  •
  if the Company is not in material breach of any of its representations, warranties or covenants and if the ESOP breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition to the Company's obligation to consummate the Merger to be satisfied and (2) cannot be cured by May 31, 2008; and the Company has provided the ESOP 30 days' written notice of its intention to terminate;

  •
  in order to accept a Superior Proposal if, prior to the Company shareholder approval, (1) the Company has provided written notice to the ESOP advising that it has received a Superior Proposal; (2) at least three business days following receipt of such notice, the Board or the Special Committee has determined that, taking into account any revised proposal made by the ESOP, the Superior Proposal remains a Superior Proposal; (3) the Company has not breached its no-solicitation obligations; (4) the Board concurrently approves and the Company concurrently enters into a definitive agreement for such Superior Proposal; and (5) the Company has given the ESOP 48 hours' written notice of its intention to terminate the Merger Agreement; or

  •
  if the consummation of the purchase of shares of Company Common Stock and the Exchangeable Note pursuant to the Zell Entity Purchase Agreement (as described below under "Other Transaction Agreements—Zell Entity Purchase Agreement") has not occurred on or before August 17, 2007, or if the Zell Entity Purchase Agreement is terminated in accordance with its terms prior to the Effective Time. The purchase of shares and the Exchangeable Note was consummated on April 23, 2007.

        The Merger Agreement may be terminated by the ESOP:

  •
  if the ESOP is not in material breach of any of its representations, warranties or covenants and if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of a mutual condition or a condition to the ESOP's obligation to consummate the Merger to be satisfied and (2) cannot be cured by May 31, 2008; and the ESOP has provided the Company 30 days' written notice of its intention to terminate; or

  •
  if prior to the Company shareholder approval, the Board has failed to make the Recommendation in the proxy statement or has effected a Change of Recommendation in a manner adverse to the ESOP.

        If the Merger Agreement is terminated, the Merger will not occur. See "Special Factors—Conduct of the Company's Business if the Merger is Not Completed."

        Amendment and Waiver.    The Merger Agreement may be amended by a written agreement signed by the Company, the ESOP and Merger Sub at any time prior to the Effective Time. However, neither the ESOP nor Merger Sub may, without the prior written consent of the Zell Entity, either (1) waive or amend any provision of the Merger Agreement (including, without limitation, any closing condition), including by the exercise of any consent rights, or (2) agree to, or exercise any right to, terminate the Merger Agreement as described under the first bullet point or the last bullet point under the subheading "The Merger Agreement—Termination" above. In addition, no amendment that requires further approval of the Company's shareholders will be made without obtaining that approval.

OTHER TRANSACTION AGREEMENTS

Zell Entity Purchase Agreement

        On April 1, 2007, the Company concurrently with its entry into the Merger Agreement entered into a Securities Purchase Agreement (the "Zell Entity Purchase Agreement") with the Zell Entity and Zell. Pursuant to the terms of the Zell Entity Purchase Agreement, the Company agreed to sell to the Zell Entity (1) 1,470,588 newly issued shares of Company Common Stock for a purchase price of $50 million, and (2) an unsecured subordinated exchangeable promissory note in the principal amount of $200 million, which is exchangeable at the option of the Company, or automatically under certain circumstances, into 5,882,353 shares of Company Common Stock (the "Exchangeable Note"), for a purchase price of $200 million (the "Step One Purchase Transaction"). The parties closed the Step One Purchase Transaction on April 23, 2007. In the Merger, the Zell Entity will receive the Merger Consideration for its shares of Company Common Stock and, immediately prior to the Merger, the Company will repay the Exchangeable Note.

        The Zell Entity Purchase Agreement also provides that, immediately following the consummation of the Merger, the Zell Entity will purchase from the Company for an aggregate purchase price of $315 million, (1) an unsecured subordinated promissory note in the principal amount of $225 million (the "Subordinated Note") and (2) a 15-year warrant (the "Warrant") to purchase 43,478,261 shares of Company Common Stock (subject to adjustment), which will represent approximately 40% of the economic equity interest in the Company following the Merger (on a fully-diluted basis, including after giving effect to the grant of share equivalent awards expected to be made under the management equity incentive plan as described above under "Special Factors—Interest of Directors and Executive Officers") (the "Step Two Purchase Transaction" and, together with the Step One Purchase Transaction, the "Purchase Transactions"). The Warrant will have an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first ten years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment).

        Many of the representations, warranties and covenants made by the Company in the Merger Agreement are incorporated by reference and made by the Company to the Zell Entity and Zell in the Zell Entity Purchase Agreement, including among others, the covenants described above under "The Merger Agreement—No Solicitation of Transactions" with respect to solicitation or negotiation of competing proposals. Pursuant to the Zell Entity Purchase Agreement, Mr. Zell has been appointed to the Board, effective May 9, 2007, and the Company has agreed that Mr. Zell will be elected to serve as Chairman of the Board, effective as of the date of the consummation of the Step Two Purchase Transaction. The Company also reimbursed the Zell Entity for $2.5 million of expenses following consummation of the Step One Purchase Transaction and agreed to reimburse the Zell Entity for up to an additional $2.5 million of unreimbursed expenses following consummation of the Step Two Purchase Transaction. The Step Two Purchase Transaction is subject to various closing conditions, including consummation of the Merger.

        The Zell Entity Purchase Agreement provides that, from April 1, 2007 until the third anniversary of the closing of the Step One Purchase Transaction, the Zell Entity will not transfer the Exchangeable Note, any shares purchased in the Step One Purchase Transaction, or any shares received in exchange for the Exchangeable Note other than pursuant to the Zell Entity Purchase Agreement or the Merger Agreement, except that, after the first to occur of the termination of the Zell Entity Purchase Agreement, the termination of the Merger Agreement or the consummation of the Merger, the Zell Entity may make transfers to certain of its affiliates who agree to be bound by the provisions of the Zell Entity Purchase Agreement.

        The Zell Entity Purchase Agreement also provides that the Company will not amend, waive, or otherwise modify any provision of, or any of the rights and obligations under, the Merger Agreement,

and that the Company will not amend, waive obligations under, or otherwise modify or terminate the exchange agreement providing for the Exchange or the ESOP Purchase Agreement.

        The Zell Entity Purchase Agreement grants certain termination rights to the parties. The Zell Entity Purchase Agreement may be terminated by the Company or the Zell Entity:

  •
  by mutual consent;

  •
  upon termination of the Merger Agreement;

  •
  if the Step One Purchase Transaction has not been consummated on or prior to August 17, 2007 (the Step One Purchase Transaction was consummated on April 23, 2007); or

  •
  if an injunction or other similar proceeding prohibiting the consummation of the Merger or the transactions contemplated by the Zell Entity Purchase Agreement has become final and non-appealable.

        The Zell Entity Purchase Agreement may be terminated by the Zell Entity if:

  •
  the Merger has not been consummated on or prior to May 31, 2008 (provided that the Zell Entity shall not have breached in any material respect its obligations in any manner that shall have proximately caused such failure to consummate the Merger);

  •
  prior to obtaining the requisite shareholder approval, the Board fails to recommend the adoption of the Merger Agreement by the Company's shareholders in the Company's proxy statement or changes its recommendation to the Company's shareholders in a manner adverse to the Zell Entity;

  •
  the Company fails to obtain the requisite shareholder approval of the Merger Agreement at the meeting of the Company's shareholders; or

  •
  the Board or the Special Committee determines to accept a Superior Proposal.

        The Zell Entity Purchase Agreement also gives the Zell Entity and the Company the right to terminate the Zell Entity Purchase Agreement if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Zell Entity Purchase Agreement, which breach or failure to perform (1) would result in a failure of any of the other party's conditions to complete the Step One Purchase Transaction (which transaction was completed on April 23, 2007) or (2) (a) would result in a failure of any of the other party's conditions to complete the Step Two Purchase Transaction and (b) cannot be cured by May 31, 2008; provided that the party seeking termination shall have given the other party at least 30 days' notice of its intent to terminate and the basis for the termination.

        The Zell Entity Purchase Agreement provides that if the Zell Entity Purchase Agreement is terminated under certain specified circumstances, the Company may be required to pay the Zell Entity a termination fee of $25 million, including in the event of termination due to (1) certain breaches by the Company, (2) a change in recommendation by the Board or the Special Committee, (3) a determination by the Board or the Special Committee to accept a Superior Proposal or (4) shareholder disapproval under certain circumstances if the Company then enters into an alternative transaction meeting certain criteria within a year after termination.

        In addition, under certain specified circumstances the Zell Entity may be required to pay the Company a termination fee of $25 million, including in the event of termination due to (1) certain breaches by the Zell Entity or (2) failure to obtain the financing for the transactions unless the failure is due to a breach by the Company or the ESOP.

        Pursuant to the terms of the Zell Entity Purchase Agreement, until the earlier of (1) the date of consummation of the Merger and (2) the date on which the Merger Agreement is terminated, the Zell

Entity has agreed to vote all of the shares of Company Common Stock that it beneficially owns in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger.

        The Zell Entity Purchase Agreement also provides that Mr. Zell will provide a guarantee of payment to the Company of the obligations of the Zell Entity under the Zell Entity Purchase Agreement.

        The Exchangeable Note accrues interest on the unpaid principal amount at the rate of 4.81% per annum, which may be paid in additional notes. The Exchangeable Note is subordinated to the senior obligations of the Company. The Exchangeable Note is exchangeable at any time, at the option of the Company, and will automatically be exchanged upon any termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments. In the event of such an exchange, the Company will pay cash to the Zell Entity in an amount equal to 40% of the interest on the Exchangeable Note that has accrued or has been paid in additional notes, and the remaining 60% will be considered to be additional exchange price for the shares of Company Common Stock issued on the exchange. The Exchangeable Note matures on the date of the closing of the Merger and the Company is required to pay the outstanding principal amount of the Exchangeable Note together with all accrued and unpaid interest thereon, immediately prior to the consummation of the Merger. It is also prepayable at the Company's option in cash.

        The Subordinated Note will be an unsecured subordinated promissory note in the principal amount of $225 million and will bear interest at the "Long-Term Applicable Federal Rate" on the date of issuance. The Warrant is exercisable for a period of 15 years from the date of issuance and provides for the aggregate issuance of 43,478,261 shares of Company Common Stock. The Warrant has an initial aggregate exercise price of $500 million, increasing by $10 million per year for the first 10 years of the Warrant, for a maximum aggregate exercise price of $600 million. The number of shares and the exercise price are subject to adjustment in certain circumstances.

        The foregoing descriptions of the Zell Entity Purchase Agreement, the Exchangeable Note, the Subordinated Note and the Warrant are qualified in their entirety by reference to the complete terms and conditions of the Zell Entity Purchase Agreement and the forms of the Exchangeable Note, the Subordinated Note and the Warrant, which are attached as Exhibits (d)(4), (d)(5), (d)(6) and (d)(7) to the Schedule 13E-3, respectively, and incorporated herein by reference.

ESOP Purchase Agreement

        On April 1, 2007, the Company, concurrently with its entry into the Merger Agreement, entered into an ESOP Purchase Agreement (the "ESOP Purchase Agreement" and, together with the Zell Entity Purchase Agreement, the "Purchase Agreements") with the Trustee (on behalf of the ESOP). Pursuant to the terms of the ESOP Purchase Agreement, on April 1, 2007, the Company sold 8,928,571 shares of Company Common Stock to the ESOP at a price of $28.00 per share. Pursuant to the ESOP Purchase Agreement the Trustee agreed not to tender shares in the Tender Offer. The ESOP paid for this purchase with a promissory note of the ESOP executed by the Trustee in favor of the Company in the principal amount of $250 million (the "ESOP Note") to be repaid by the ESOP over the 30-year life of the loan through the ESOP's use of annual contributions from the Company to the ESOP or distributions paid on the shares of Company Common Stock held by the ESOP.

        On April 1, 2007, the Company and the Trustee (on behalf of the ESOP) entered into an ESOP Loan Agreement (the "ESOP Loan Agreement"). The ESOP Loan Agreement documents an extension of credit of $250 million from the Company to the ESOP, as evidenced by the ESOP Note, which was made to permit the ESOP to purchase the shares of Company Common Stock pursuant to the ESOP Purchase Agreement. The ESOP Note contemplates payment by the ESOP to the Company in 30 annual installments with an annual interest rate of approximately 5%. The Trustee (on behalf of the

ESOP) also entered into a pledge agreement (the "ESOP Pledge Agreement") with the Company whereby the ESOP agreed to pledge the shares of Company Common Stock acquired by the ESOP from the Company as collateral for the Company's extension of credit to the ESOP.

        The foregoing descriptions of the ESOP Purchase Agreement, the ESOP Loan Agreement, the ESOP Note and the ESOP Pledge Agreement are qualified in their entirety by reference to the complete terms and conditions of the ESOP Purchase Agreement, the ESOP Loan Agreement, the ESOP Note and the ESOP Pledge Agreement, which are attached as Exhibits (d)(8), (d)(9), (d)(10) and (d)(11) to the Schedule 13E-3, respectively, and incorporated herein by reference.

Investor Rights Agreement

        On April 1, 2007, the Company entered into an Investor Rights Agreement (the "Investor Rights Agreement") with the Zell Entity and the Trustee (on behalf of the ESOP). Each shareholder who is a party to the Investor Rights Agreement has agreed to vote its shares following the Merger such that (1) the initial directors on the Board following the Merger will serve until the third annual election following the consummation of the Merger, (2) there will be two directors designated by the Zell Entity and (3) there will be one director who shall be the chief executive officer of the Company. The Board will comprise nine members. The Investor Rights Agreement also contains provisions governing the transfer of the shares of Company Common Stock held by the Zell Entity and the ESOP, preemptive rights granted to the Zell Entity and the ESOP by the Company, and specified actions requiring the approval of a majority of the entire Board, including a majority of the independent directors and one designee of the Zell Entity. The parties to the Investor Rights Agreement also have agreed to take all actions necessary to enable the Company to make an election to be treated as a subchapter-S corporation under the Internal Revenue Code, following the consummation of the Merger, and to maintain an election for subchapter-S corporation status. The Investor Rights Agreement is not effective with respect to the Company until the closing of the Merger. The foregoing description of the Investor Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Investor Rights Agreement, which is attached as Exhibit (d)(12) to the Schedule 13E-3, and incorporated herein by reference.

Voting Agreement

        On April 1, 2007, the Company entered into a Voting Agreement (the "Voting Agreement") with the Chandler Trusts, pursuant to which the Chandler Trusts committed to vote all of the shares of Company Common Stock that they beneficially own on the record date in favor of the Merger Agreement, whether or not recommended by the Board, and against any competing transaction, against any other agreement or action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone or discourage the transactions contemplated by the Merger Agreement, and against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or any of the Purchase Agreements. As of June 7, 2007, the Chandler Trusts no longer own any shares of Company Common Stock.

        The Chandler Trusts also agreed to certain restrictions, subject to certain exceptions, on their ability to (1) solicit inquiries with respect to a competing transaction, (2) participate in discussions or negotiations with, or furnish nonpublic information to, any person with respect to a competing transaction or (3) approve, endorse or recommend a competing transaction or enter into any letter of intent or agreement with respect to a competing transaction.

        The foregoing description of the Voting Agreement is qualified in its entirety by reference to the complete terms and conditions of the Voting Agreement, which is attached as Exhibit (d)(13) to the Schedule 13E-3, and incorporated herein by reference.

Zell Entity/ESOP Registration Rights Agreement

        On April 1, 2007, the Company entered into a registration rights agreement (the "Zell Entity/ESOP Registration Rights Agreement") with the Zell Entity and the Trustee (on behalf of the ESOP), pursuant to which the Company granted to the Zell Entity and the ESOP certain demand and piggyback registration rights for the registration and sale of shares of Company Common Stock held by the Zell Entity or the ESOP, respectively, in the event that the Merger Agreement is terminated without consummation of the Merger. The registration rights granted pursuant to the Zell Entity/ESOP Registration Rights Agreement will not become effective in the case of the ESOP until the first anniversary of the date on which the ESOP purchased the shares of Company Common Stock from the Company pursuant to the ESOP Purchase Agreement. The registration rights applicable to the Zell Entity will not become effective until the third anniversary of the date on which the Zell Entity purchased shares of Company Common Stock and the Exchangeable Note from the Company pursuant to the Zell Entity Purchase Agreement. In addition, the Zell Entity will be prohibited from selling or assigning the Company Common Stock, Exchangeable Note and underlying shares acquired upon exchange until such third anniversary other than to certain permitted transferees. The Zell Entity/ESOP Registration Rights Agreement will terminate upon consummation of the Merger.

        The foregoing description of the Zell Entity/ESOP Registration Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Registration Rights Agreement, which is attached as Exhibit (d)(2) to the Schedule 13E-3, and incorporated herein by reference.

Chandler Trusts Registration Rights Agreement

        On April 1, 2007, the Company entered into a registration rights agreement with the Chandler Trusts (the "Chandler Trusts Registration Rights Agreement") pursuant to which the Company granted to the Chandler Trusts certain shelf registration rights for the registration and sale of shares of Company Common Stock that the Chandler Trusts currently own. Concurrently with the commencement of the Tender Offer, the Company filed a shelf registration for the sale of such shares. The Chandler Trusts have agreed that they will not sell or offer to sell shares or otherwise act as a distribution participant (as defined in Regulation M under the Exchange Act) pursuant to the shelf registration prior to consummation or termination of the Tender Offer, unless counsel for the Company and the Chandler Trusts reasonably agree that such actions would not cause the Tender Offer or purchases pursuant to the Tender Offer to violate Regulation M under the Exchange Act. On June 4, 2007, the Chandler Trusts entered into an underwriting agreement with Goldman Sachs and the Company, pursuant to which the Chandler Trusts agreed to sell an aggregate of 20,351,954 shares of Company Common Stock, the remainder of the shares owned by them following the Tender Offer, through a block trade underwritten by Goldman Sachs. The shares were offered pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission and that became effective on April 25, 2007. Following the closing of this transaction on June 7, 2007, the Chandler Trusts no longer own any shares of Company Common Stock.

        In the Chandler Trusts Registration Rights Agreement, the Chandler Trusts agreed that they would tender into the Tender Offer all shares held by them at the expiration of the Tender Offer, so long as the Tender Offer was at a cash price equal to at least $34.00 per share. The Chandler Trusts also agreed in the Chandler Trusts Registration Rights Agreement to cause Jeffrey Chandler, Roger Goodan and William Stinehart, Jr., each of whom were serving on the Board as representatives of the Chandler Trusts, to resign as directors of the Company, effective upon the purchase of shares of Company Common Stock in the Tender Offer or, if earlier, upon the Article VIII Termination Date (as defined in Section 8.1 of the Company's by-laws). The resignations became effective on June 4, 2007.

        The foregoing description of the Chandler Trusts Registration Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of the Chandler Trusts Registration Rights

Agreement, which is attached as Exhibit (d)(3) to the Schedule 13E-3, and incorporated herein by reference.

ESOP Plan Documents

        In connection with the Leveraged ESOP Transactions, the Board adopted the ESOP on April 1, 2007, effective as of January 1, 2007. The ESOP is intended to be qualified under Sections 401(a), 409 and 4975 of the Internal Revenue Code, and the trust portion thereof (the "ESOP Trust") is intended to be tax-exempt under Section 501(a) of the Internal Revenue Code. According to the terms of the ESOP, an employee is eligible to participate as of the first pay period after he or she has completed a year of service (including pre-effective date service) and attained age 21, with certain exclusions. Participating subsidiaries of the Company may make contributions for any year in such amounts as the Company may determine in its sole discretion, subject to the terms of the ESOP Loan Agreement, which provides that contributions will be made to the ESOP and distributions will be made on the shares of Company Common Stock held by the ESOP in an aggregate amount that is sufficient to enable the Trustee to pay principal and interest on the ESOP Note when due.

        As of each December 31, stock will be allocated under the ESOP to the accounts of eligible employees who either (1) have completed 1,000 hours during the year and are employed on the last day of the year or (2) have retired, died or become disabled during the year. Allocations will be pro rata based on each employee's relative compensation, including base salary, wages and commissions, but excluding bonus and overtime. Participants will vest 20% per year between years 2-6 and pre-effective date service will be counted. Participants who have reached age 55 and completed 10 years of plan participation can elect to "diversify" a portion of their account by having their stock account converted to cash and reinvesting such amounts in other investment alternatives available in the retirement plan; pre-effective date service will not count for this purpose.

        Participants' accounts will be distributed as follows: (1) upon retirement (age 65), death or disability, accounts will be distributed in the year following the year of termination of employment; or (2) upon termination of employment for other reasons, accounts will be distributed in the year that is the later of (A) 2018 or (B) six years after the year in which termination of employment occurs, but no later than the year following the year in which the participant attains age 65. The stock will be distributed in a lump sum and the participant or the ESOP will sell it back to the Company at the then fair market value, with payment by the Company to the participants in installments over five years with interest pursuant to the terms of an adequately secured promissory note. The first payment will be at the time of distribution.

        The Tribune Company Employee Benefits Committee will administer the ESOP. Stock in the ESOP will be voted as follows: (1) while the stock is publicly traded, voting will be passed through to participants on all matters and the Trustee will vote undirected and unallocated shares in its discretion; (2) during any period the stock is not publicly traded, the Trustee will vote the shares in its discretion, provided that if the vote relates to certain events specified by law (merger, consolidation, recapitalization, reclassification, liquidation, dissolution or sale of substantially all assets in a trade or business), participants will have the right to direct the vote of the shares allocated to their account and the Trustee will vote all unallocated and undirected shares; and (3) the Trustee will determine how to respond to tender offers, but has agreed under the terms of the ESOP Purchase Agreement not to tender, in connection with the Tender Offer commenced by the Company on April 25, 2007, the shares of Company Common Stock that it purchased from the Company.

        The foregoing description of the ESOP and the ESOP Trust is qualified in its entirety by reference to the complete terms and conditions of the ESOP and the ESOP Trust, which are attached as Exhibits (d)(14) and (d)(15) to the Schedule 13E-3, respectively, and incorporated herein by reference.

Amendment of Shareholder Rights Plan

        In connection with the Leveraged ESOP Transactions, the Company has entered into Amendment No. 3, dated as of April 1, 2007, to the Rights Agreement. The amendment provides that no person shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), and therefore the rights under the Rights Agreement will not be triggered solely by virtue of the execution, delivery or performance of any of the Merger Agreement, the Zell Entity Purchase Agreement, the ESOP Purchase Agreement, the Investor Rights Agreement, the Voting Agreement, the Zell Entity/ESOP Registration Rights Agreement, the Chandler Trusts Registration Rights Agreement and the other agreements entered into in connection with the Leveraged ESOP Transactions. The foregoing description of Amendment No. 3 to the Rights Agreement is qualified in its entirety by reference to the complete terms and conditions of Amendment No. 3 to the Rights Agreement, which is attached as Exhibit (d)(19) to the Schedule 13E-3, and incorporated herein by reference.

APPRAISAL RIGHTS

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Shareholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

        If the Merger is consummated, dissenting shareholders who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such shareholder would otherwise be entitled to receive pursuant to the Merger Agreement.

        The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to our shareholders concerning the availability of appraisal rights under Section 262. A shareholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger.

        Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. Shareholders electing to exercise their appraisal rights must also not vote "FOR" the Merger. Any proxy or vote against the Merger will not constitute a demand for appraisal within the meaning of Section 262.

        A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

        A shareholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at our address at 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary. The written demand for appraisal should specify the shareholder's name, and that the shareholder is demanding appraisal of his, her or its shares. Within ten days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our shareholders who have complied with Section 262 and have not voted for the Merger.

        Within 120 days after the effective time of the Merger, any shareholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company, as the surviving corporation in the Merger, must mail such written statement to the shareholder no later than the later of 10 days after the shareholder's request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

        Within 120 days after the effective time of the Merger, either we or any shareholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares owned by shareholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

        Upon the filing of any petition by a shareholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the shareholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs for such notices. The Delaware Court of Chancery may require the shareholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any shareholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which shareholders are entitled to appraisal rights and will appraise the shares owned by these shareholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In

Cede & Co. v. Technicolor Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Shareholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Special Factors—United States Federal Income Tax Consequences" on page 67.

        Any shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the Merger.

        At any time within 60 days after the effective time of the Merger, any shareholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a shareholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, shareholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any shareholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any shareholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any shareholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex D to this proxy statement) may result in termination of such shareholder's appraisal rights. In view of the complexity of Section 262, shareholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

INFORMATION ABOUT THE COMPANY

About Tribune Company

        The Company is a media and entertainment company, operating primarily in the United States, that conducts our operations through two business segments: publishing, and broadcasting and entertainment. In publishing, our leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. Our broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement our print and broadcast properties and extend our nationwide audience. These segments reflect the manner in which we sell our products to the marketplace, manage our operations and make business decisions. Our media operations are principally in major metropolitan areas of the United States and compete against all types of media on both a local and national basis. We were founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, we became a holding company incorporated in Delaware.

        Prior Public Offerings.    The Company has for several years maintained active debt shelf registration statements for its medium-term note program and other financing needs. A $1 billion shelf registration statement was declared effective in February 2006. In July 2006, a new shelf registration statement was filed and declared effective, replacing the shelf registration statement declared effective in February 2006. The new shelf registration statement does not have a designated amount, but the Board has authorized the issuance and sale of up to $3 billion of debt securities, inclusive of the $1 billion that was registered pursuant to the February 2006 registration statement.

        Company Common Stock Repurchases.    Except for repurchases of shares of Company Common Stock in the Tender Offer, the Company has not repurchased shares in 2007. The Company's repurchases of shares of Company Common Stock totaled 71 million shares for $2.3 billion in 2006 and 12 million shares for $440 million in 2005. On May 30, 2006, the Company initiated a modified "Dutch Auction" tender offer to repurchase up to 53 million shares of Company Common Stock at a price per share not greater than $32.50 and not less than $28.00. That tender offer closed on June 26, 2006, and the Company acquired 45 million shares of Company Common Stock on July 5, 2006 at a price of $32.50 per share before transaction costs. The Company also acquired 10 million shares of Company Common Stock from the Foundations on July 12, 2006 at a price of $32.50 per share before transaction costs. The Foundations are affiliated non-profit organizations, which together held 13.6% of the Company's outstanding shares when that tender offer was launched. In connection with that tender offer, the Board also authorized the repurchase of an additional 12 million shares of Company Common Stock commencing on the eleventh business day following the completion of the tender offer. In the third quarter of 2006, the Company repurchased an additional 11.1 million shares under that authorization at a weighted average cost of $29.94 per share. In addition, the Company repurchased and retired 4.6 million shares of Company Common Stock in the first quarter of 2006.

        The following table summarizes the Company's 2006 repurchases (in thousands):

	Shares	Cost
Repurchases in first quarter	4,604	$137,746
May 2006 tender offer repurchases	45,027	1,468,270
Repurchases from the Robert R. McCormick Tribune Foundation and Cantigny Foundation	10,000	325,300
Repurchases subsequent to the May 2006 tender offer	11,053	330,952

Total Company Common Stock repurchases	70,684	$2,262,268

  Significant Events

        TMCT Transactions.    As a result of the Company's acquisition of Times Mirror in 2000, the Company holds investment interests in TMCT and TMCT II. TMCT and TMCT II were formed in 1997 and 1999, respectively, as a result of transactions involving agreements between Times Mirror and its largest shareholders, the Chandler Trusts. Additional information pertaining to the Company's investments in TMCT and TMCT II is provided in Note 7 to the consolidated financial statements in Item 8 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See "Special Factors—Interest of Directors and Officers—Related Party Transactions and Agreements."

        Sales of WATL-TV, Atlanta, WCWN-TV, Albany and WLVI-TV, Boston.    On June 5, 2006, the Company announced the sale of WATL-TV, Atlanta to Gannett Co., Inc. ("Gannett") for $180 million. The sale closed on August 7, 2006. On June 19, 2006, the Company announced the sale of WCWN-TV, Albany to Freedom Communications, Inc. for $17 million. The sale closed on December 6, 2006. On September 14, 2006, the Company announced the sale of WLVI-TV, Boston, to Sunbeam Television Corp. for $113.7 million. The sale closed on December 19, 2006.

        Acquisition of Additional Equity in CareerBuilder, ShopLocal and Topix.    In August 2006, the Company completed its acquisition of additional equity interests in each of CareerBuilder, LLC, ShopLocal, LLC (formerly CrossMedia Services, Inc.) and Topix, LLC for an aggregate purchase price of $155 million. The negotiated equity purchases followed the exercise of call options by the Company and Gannett on Knight-Ridder, Inc.'s equity ownership in the three online businesses after The McClatchy Company's announcement of its proposed acquisition of Knight-Ridder, Inc. As a result of this transaction, the Company and Gannett each increased their respective ownership of CareerBuilder, LLC and ShopLocal, LLC to 42.5% with The McClatchy Company retaining a 15% interest in both entities. Additionally, each of the Company's and Gannett's interest in Topix, LLC increased to 31.9%. As a result of subsequent funding, the current ownership of Topix, LLC is approximately 33.7% for both the Company and Gannett, 11.9% for The McClatchy Company and 20.7% for management of Topix, LLC.

        Network Affiliations.    On January 24, 2006, the Company announced that it had reached a 10-year agreement to affiliate 16 of its television stations that were at that time affiliated with the former WB Network (including those in New York, Los Angeles and Chicago) with a new broadcast network, the CW Network. The new network was launched in September 2006 by Warner Bros. Entertainment and CBS. The new network airs a portion of the programming previously carried on the WB Network and the UPN Network, as well as new programming. The WB Network has shut down. The Company did not incur any costs related to the shutdown of the WB Network.

        In the second quarter of 2006, the Company announced that its other three former WB Network affiliates (Philadelphia, Atlanta and Seattle) would become affiliates of the new broadcast network, MyNetworkTV, which was launched in September 2006 by the FOX Television Stations Network Inc. and Twentieth Century Television. The new network airs primarily primetime dramas. The Company subsequently sold its Atlanta station in August 2006 and its Albany and Boston stations in December 2006.

  Recent Developments

        On February 12, 2007, the Company announced an agreement to sell the New York edition of Hoy ("Hoy, New York") to ImpreMedia, LLC. The sale of Hoy, New York closed on May 15, 2007. On March 6, 2007, the Company announced an agreement to sell Southern Connecticut Newspapers Inc. ("SCNI") to Gannett for $73 million. This agreement was terminated following an arbitrator's ruling that the Company could not sell SCNI unless Gannett assumed an existing collective bargaining contract as a condition of the sale, which Gannett declined to do. The Company simultaneously announced that it would immediately begin the process of soliciting offers for the SCNI newspapers with the intention of completing a sale as soon as possible. In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.

        On June 1, 2007, the Company announced that an offer of settlement is pending in its appeal of a 2005 Tax Court decision disallowing the tax-free reorganizations of Matthew Bender and Mosby, former subsidiaries of Times Mirror. Under the proposed settlement, the Company will receive refunds of approximately $350 million in federal and state income taxes and interest resulting from payments previously made for both transactions. After consideration of income taxes on the interest and state income tax refunds, the net cash proceeds would be approximately $290 million. Tribune acquired Times Mirror in June 2000 and inherited the preexisting tax dispute at that time.

Selected Financial Data

        Historical Financial Information.    We incorporate by reference the financial statements and notes thereto set forth in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. In addition, we incorporate by reference the financial information included in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007. You should refer to "Where You Can Find More Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Summary Historical Consolidated Financial Data.    Set forth below is certain selected historical consolidated financial data. The financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007. More comprehensive financial information is included in such reports, including management's discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See "Where You Can Find More Information." Financial data for the quarterly periods ended April 1, 2007 and March 26, 2006, and the selected ratios for the quarterly periods ended April 1, 2007 and March 26, 2006 are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

TRIBUNE COMPANY AND SUBSIDIARIES
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
(In thousands of dollars, except per share data)

	Three Months Ended		Fiscal Years Ended
	April 1, 2007	March 26, 2006	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004	Dec. 28, 2003	Dec. 29, 2002
	(unaudited)	(unaudited)
Operating Revenues
Publishing	$931,494	$985,319	$4,045,598	$4,046,907	$4,075,618	$3,983,292	$3,889,904
Broadcasting and entertainment	283,008	284,102	1,425,146	1,414,433	1,501,581	1,457,496	1,344,799

Total operating revenues	$1,214,502	$1,269,421	$5,470,744	$5,461,340	$5,577,199	$5,440,788	$5,234,703

Operating Profit
Publishing	$139,721	$169,813	$742,822	$755,871	$730,874	$878,388	$844,115
Broadcasting and entertainment	61,382	67,451	391,533	416,891	513,289	491,733	437,008
Corporate expenses	(19,641)	(20,363)	(55,712)	(49,413)	(52,218)	(53,351)	(45,770)
Restructuring charges(1)	—	—	—	—	—	—	(27,253)

Total operating profit	181,462	216,901	1,078,643	1,123,349	1,191,945	1,316,770	1,208,100

Net income (loss) on equity investments	12,684	6,548	80,773	41,209	17,931	5,590	(40,875)
Interest and dividend income	3,154	2,180	14,145	7,539	3,053	6,048	8,818
Interest expense	(83,249)	(48,772)	(273,902)	(155,191)	(153,118)	(198,123)	(213,309)
Non-operating items	(83,715)	(13,697)	102,969	69,861	(145,044)	241,247	(63,211)

Income from Continuing Operations Before Income Taxes and Cumulative Effect of Changes in Accounting Principle	30,336	163,160	1,002,628	1,086,767	914,767	1,371,532	899,523
Income taxes	(19,257)	(64,004)	(345,431)	(566,175)	(357,707)	(506,222)	(315,069)

Income from Continuing Operations Before Cumulative Effect of Changes in Accounting Principle	11,079	99,156	657,197	520,592	557,060	865,310	584,454
Income (Loss) from Discontinued Operations, net of tax(2)	(34,374)	3,608	(63,202)	14,097	16,264	26,069	24,125
Cumulative effect of changes in accounting principle, net of tax(3)	—	—	—	—	(17,788)	—	(165,587)

Net Income (Loss)(4)	$(23,295)	$102,764	$593,995	$534,689	$555,536	$891,379	$442,992

Share Information
Basic earnings (loss) per share
Continuing operations before cumulative effect of changes in accounting principle	$0.05	$0.32	$2.39	$1.64	$1.70	$2.70	$1.85
Discontinued operations	(0.14)	0.01	(0.23)	0.05	0.05	0.08	0.08
Cumulative effect of changes in accounting principle	—	—	—	—	(.05)	—	(0.55)

Net income (loss)	$(0.10)	$0.33	$2.16	$1.68	$1.70	$2.78	$1.38

Diluted earnings (loss) per share
Continuing operations before cumulative effect of changes in accounting principle	$0.05	$0.32	$2.37	$1.62	$1.68	$2.53	$1.72
Discontinued operations	(0.14)	0.01	(0.23)	0.04	0.05	0.08	0.07
Cumulative effect of changes in accounting principle	—	—	—	—	(0.05)	—	(0.50)

Net income (loss)	$(.10)	$0.33	$2.14	$1.67	$1.67	$2.61	$1.30

Common dividends per share	$0.18	$0.18	$0.72	$0.72	$0.48	$0.44	$0.44
Weighted average common shares outstanding (000's)	239,959	304,219	272,672	312,880	322,420	311,295	301,932

Financial Ratios
Operating profit margin	14.9%	17.1%	19.7%	20.6%	21.4%	24.2%	23.1%
Debt to capital including PHONES(5)	44%	27%	44%	26%	22%	22%	29%
Debt to capital excluding PHONES(5)	41%	23%	41%	23%	18%	18%	26%
Financial Position and Other Data
Total assets	$13,183,924	$14,378,818	$13,400,772	$14,546,242	$14,155,432	$14,280,152	$13,974,048
Long-term debt including PHONES	3,608,570	2,962,146	3,576,211	2,959,262	2,317,933	2,381,617	3,260,795
Long-term debt excluding PHONES	2,996,490	2,450,866	3,003,251	2,449,561	1,733,053	1,846,337	2,737,355
Shareholders' equity	4,304,420	6,662,283	4,319,616	6,725,551	6,836,844	7,028,124	6,119,235
Capital expenditures	21,369	21,852	221,907	205,945	217,348	193,535	186,737

(1)
During the second quarter of 2001, the Company announced a voluntary employee retirement program. The Company implemented this program as well as various other cost reduction initiatives throughout the remainder of 2001 and the first quarter of 2002. The restructuring charges related to these programs decreased 2002 full year net income by $17 million and diluted EPS by $.05.

(2)
Includes results from operations of Hoy, New York and SCNI for the first quarters of 2007 and 2006 and the expected loss on sale of SCNI in the first quarter of 2007. The results of operations for fiscal years 2002 through 2006 for Hoy, New York and SCNI have been reclassified as discontinued operations. Also includes income from operations and net loss on sales of WATL-TV, Atlanta, WCWN-TV, Albany, and WLVI-TV, Boston for fiscal year 2006. The results of operations for fiscal years 2002 through 2005 for these businesses are reported as discontinued operations. See Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Note 3 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2007 for additional information pertaining to discontinued operations.

(3)
The cumulative effect of adopting a new accounting pronouncement for the valuation of certain intangible assets decreased net income by $18 million in 2004. The cumulative effect of adopting a new accounting pronouncement for goodwill and other intangible assets decreased net income by $166 million in 2002.

(4)
See Note 8 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2007 for information pertaining to non-operating items recorded in the first quarters of 2007 and 2006. See Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for information pertaining to non-operating items recorded in 2006, 2005 and 2004. Fiscal year 2003 included the following after-tax non-operating items; gain on changes in fair values of derivatives and related investments of $52 million, gain on sales of subsidiaries and investments of $90 million, loss on investment write-downs of $6 million, gain on insurance recoveries of $14 million, an other non-operating loss of $2 million and a favorable income tax settlement adjustment of $25 million, totaling a gain of $173 million, or $.52 per diluted share. Fiscal year 2002 included the following after-tax non-operating items; loss on changes in fair values of derivatives and related investments of $98 million, gain on sales of subsidiaries and investments of $65 million, loss on investment write-downs of $11 million, other non-operating gain of $6 million and a favorable income tax settlement adjustment of $29 million, totaling a loss of $9 million, or $.02 per diluted share.

(5)
Capital comprises total debt, non-current deferred income taxes and shareholders' equity.

	Three Months Ended		Fiscal Years Ended
	April 1, 2007	March 26, 2006	Dec. 31, 2006	Dec. 25, 2005	Dec. 26, 2004	Dec. 28, 2003	Dec. 29, 2002
	(unaudited)	(unaudited)
Selected Ratio:
Ratio of earnings to fixed charges	1.7x	4.0x	4.3x	7.1x	6.2x	7.2x	4.9x
	April 1, 2007 (unaudited)	December 31, 2006
	(Dollars in thousands, except per share amounts)
Financial Position:
Assets	$13,183,924	$13,400,772
Current liabilities	2,454,709	2,546,714
Long-term debt	3,608,570	3,576,211
Other non-current liabilities	2,816,225	2,958,231
Shareholders' equity	4,304,420	4,319,616
Book value per common share	$17.89	$18.06

  Summary Unaudited Pro Forma Consolidated Financial Data—2006

        The following unaudited pro forma condensed consolidated financial statements present the Company's pro forma consolidated financial position at December 31, 2006 and its pro forma consolidated results of operations for the year then ended. These unaudited pro forma consolidated financial statements are derived from our historical consolidated financial statements and give effect to the repurchase of shares of Company Common Stock pursuant to the Tender Offer and the related refinancings of certain indebtedness of the Company, as if such repurchase and refinancings had occurred at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of income and as if such repurchase and refinancings had occurred at the end of fiscal year 2006 for purposes of the pro forma condensed consolidated balance sheet. In addition, these unaudited pro forma condensed consolidated financial statements give effect to the Step One Purchase Transaction and the ESOP Purchase Agreement as if they had been consummated at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of income and as if such agreements had been consummated at the end of fiscal year 2006 for purposes of the pro forma condensed consolidated balance sheet.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Tender Offer and related refinancings that are expected to have a continuing impact on the Company. The unaudited pro forma condensed consolidated financial statements do not give effect to the consummation of the Merger, the repayment of the Exchangeable Note held by the Zell Entity or the issuance of the $225 million Subordinated Note or the 15-year Warrant to the Zell Entity in the Step Two Purchase Transaction because the proposed Merger Consideration is all cash and, if the Merger is completed, shareholders other than the ESOP will cease to have any ownership interest in the Company. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used, and pro forma adjustments derived from such assumptions, are reasonable based upon currently available information. However, such adjustments are subject to change based on finalization of the Tender Offer and related refinancings.

        These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is incorporated herein by reference. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of either our financial position or the results of operations that actually would have been attained had the repurchase of shares of Company Common Stock and related refinancings pursuant to the Tender Offer, and consummation of the Step One Purchase Transaction and the ESOP Purchase Agreement had been completed at the dates indicated, or that will be achieved in the future. These unaudited pro forma condensed consolidated financial statements have been included herein for informational and comparative purposes only. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement under "Cautionary Note on Forward-Looking Statements."

Pro Forma Condensed Consolidated Statement of Income (Unaudited)

	Year Ended December 31, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share data)
Operating Revenues	$5,470,744	$—		$5,470,744
Operating Expenses:
Cost of sales (exclusive of items shown below)	2,715,353	—		2,715,353
Selling, general and administrative	1,451,539	—		1,451,539
Depreciation	205,446	—		205,446
Amortization of intangible assets	19,763	—		19,763

Total operating expenses	4,392,101	—		4,392,101
Operating Profit	1,078,643	—		1,078,643
Net income on equity investments	80,773	—		80,773
Interest and dividend income	14,145	—		14,145
Interest expense	(273,902)	(514,573	)(a)	(788,475)
Gain on change in fair values of derivatives and related investments	11,088	—		11,088
Gain on TMCT transactions	59,596	—		59,596
Gain on sales of investments, net	36,732	—		36,732
Other non-operating loss, net	(4,447)	—		(4,447)

Income From Continuing Operations Before Income Taxes	1,002,628	(514,573)		488,055
Income taxes	(345,431)	192,965	(b)	(152,466)

Income From Continuing Operations	$657,197	$(321,608)		$335,589
Earnings Per Share From Continuing Operations:
Basic	$2.39			$2.22
Diluted	$2.37			$2.15
Weighted-average Common Shares Outstanding:
Basic	272,672	(124,529	)(c)	148,143
Diluted	274,411	(118,647	)(c)	155,764
Book value per common share	$18.06			$0.59
Ratio of earnings to fixed charges	4.3			1.6

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements."

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

	As of December 31, 2006
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands of dollars)
Assets
Current Assets:
Cash and cash equivalents	$174,686	$—		$174,686
Accounts receivable, net	765,871	—		765,871
Inventories	40,962	—		40,962
Broadcast rights	271,995	—		271,995
Deferred income taxes	74,450	—		74,450
Prepaid expenses and other	49,466	—		49,466

Total current assets	1,377,430	—		1,377,430

Properties:
Property, plant and equipment	3,592,477	—		3,592,477
Accumulated depreciation	(1,907,365)	—		(1,907,365)

Net properties	1,685,112	—		1,685,112

Other Assets:
Broadcast rights	295,186	—		295,186
Goodwill	5,837,208	—		5,837,208
Other intangible assets, net	2,846,057	—		2,846,057
Time Warner stock related to PHONES debt	348,480	—		348,480
Other investments	564,750	—		564,750
Prepaid pension costs	293,455	—		293,455
Assets held for sale	9,172	—		9,172
Other	143,922	112,857	(d)	256,779

Total other assets	10,338,230	112,857		10,451,087

Total assets	$13,400,772	$112,857		$13,513,629

Liabilities and Shareholders' Equity
Current Liabilities:
Borrowings under bridge credit facility	$1,310,000	$(1,310,000	)(e)	$—
Other debt due within one year	119,007	(97,019	)(e)	21,988
Contracts payable for broadcast rights	317,945	—		317,945
Deferred income	108,607	—		108,607
Accounts payable, accrued expenses and other current liabilities	691,155	(7,929	)(d)	683,226

Total current liabilities	2,546,714	(1,414,948)		1,131,766

Long-Term Debt:
PHONES debt related to Time Warner stock	572,960	—		572,960
Other long-term debt (less portions due within one year)	3,003,251	5,779,219	(e)	8,782,470

Total long-term debt	3,576,211	5,779,219		9,355,430

Other Non-Current Liabilities:
Deferred income taxes	1,974,672	—		1,974,672
Contracts payable for broadcast rights	425,927	—		425,927
Compensation and other obligations	557,632	—		557,632

Total other non-current liabilities	2,958,231	—		2,958,231

Shareholders' Equity:
Common stock and additional paid-in capital	6,837,029	(1,784,235	)(g)	5,052,794
Retained earnings	3,138,313	(13,214	)(d)	566,846
		(54,288	)(f)
		(2,503,965	)(g)
Treasury common stock (at cost)	(5,288,341)	354,288	(f)	(4,934,053)
Unearned ESOP shares	—	(250,000	)(f)	(250,000)
Accumulated other comprehensive income (loss)	(367,385)	—		(367,385)

Total shareholders' equity	4,319,616	(4,251,414)		68,202

Total liabilities and shareholders' equity	$13,400,772	$112,857		$13,513,629

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements."

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

        On April 1, 2007, our Board, based on the recommendation of the Special Committee, approved the Company's entry into the Leveraged ESOP Transactions. In connection with the Leveraged ESOP Transactions, the Company agreed to launch the Tender Offer to repurchase up to 126,000,000 shares of Company Common Stock that are currently outstanding at a price of $34.00 per share. On April 1, 2007, the Company also entered into the Zell Entity Purchase Agreement and the ESOP Purchase Agreement. The terms of these agreements included the following:

  •
  Pursuant to the ESOP Purchase Agreement, on April 1, 2007, the ESOP purchased from the Company 8,928,571 shares of Company Common Stock at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP and/or distributions paid on the shares of Company Common Stock held by the ESOP.

  •
  Pursuant to the Zell Entity Purchase Agreement, on April 23, 2007, the Zell Entity made an initial investment of $250 million in the Company in exchange for (1) 1,470,588 shares of Company Common Stock at $34.00 per share and (2) an unsecured subordinated exchangeable promissory note of the Company in the principal amount of $200 million. The promissory note is exchangeable at the Company's option, or automatically upon termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments.

        To finance the Tender Offer and to refinance indebtedness under its existing credit facilities, the Company secured financing commitments from certain lenders, the definitive terms of which are set forth in the Credit Agreement.

        The unaudited pro forma condensed consolidated statement of income does not reflect material non-recurring charges, which we anticipate will affect income from continuing operations within 12 months following the Tender Offer and related refinancings. The most significant of these charges are costs related to the extinguishment of the Company's existing term facility and bridge credit facility. We currently estimate that the income statement charges related to the extinguishment will be approximately $9 million after-tax. The unaudited pro forma condensed consolidated balance sheet reflects the impact of these non-recurring charges.

        The pro forma adjustments for the Tender Offer and related refinancings, and the Purchase Agreements are described below.

  (a)
  The pro forma interest expense adjustment assumes the issuance of approximately $7.1 billion of new variable rate debt to finance the Tender Offer and to refinance the Company's existing term facility, existing bridge credit facility, and outstanding commercial paper. On July 2, 2007, the Company entered into a Swap Agreement to hedge its variable rate interest exposure on a notional amount of $2.5 billion of debt. A rate of 7.86%, based on LIBOR (at July 10, 2007) plus a spread of 2.5%, has been used to compute pro forma interest expense on $1.5 billion of the new borrowings, a rate of 8.36%, based on LIBOR (at July 10, 2007) plus a spread of 3.0%, has been used to compute pro forma interest expense on $3.1 billion of the new borrowings and a rate of 8.31%, based on the average interest rate under the Swap Agreement plus a spread of 3.0%, has been used to compute pro forma interest expense on the remaining $2.5 billion of the new borrowings. The pro forma interest expense adjustment is net of the historical interest expense on the Company's term facility, bridge credit facility and commercial paper that were assumed to be refinanced and includes the amortization of estimated debt issuance costs of $134 million using an average life of approximately six years as well as undrawn commitment fees on a $263 million variable rate credit facility. A one-eighth percentage point change in the assumed interest rate on the new borrowings would increase or decrease pro forma interest expense by approximately $9 million.

        In addition, the pro forma interest expense adjustment also includes interest on the $200 million subordinated exchangeable promissory note assumed to be issued in connection with the Zell Entity Purchase Agreement. A rate of 4.81%, based on the rate specified in the Zell Entity Purchase Agreement, has been used to compute interest expense on the promissory note.

        The following table summarizes the pro forma interest expense adjustment.

Pro forma interest expense adjustment ($ in millions)
New variable rate debt	$584
$200 million promissory note	10
Amortization of debt issuance costs	22
Commitment fees	2
Less: existing term facility	(54)
Less: existing bridge credit facility	(44)
Less: existing commercial paper	(5)

Interest expense adjustment	$515

(b)
Reflects the income tax effect of the pro forma interest expense adjustment utilizing the applicable statutory tax rate for the year ended December 31, 2006.

(c)
The pro forma adjustment to basic weighted-average common shares outstanding reflects the repurchase of 126,000,000 shares of Company Common Stock and the issuance of 1,470,588 shares of Company Common Stock as of the beginning of fiscal year 2006 in connection with the Zell Entity Purchase Agreement. The pro forma adjustment to diluted weighted-average common shares outstanding also reflects the assumed conversion of the $200 million subordinated exchangeable promissory note into 5,882,353 shares of Company Common Stock as of the beginning of fiscal year 2006.

(d)
Reflects $134 million of debt issuance costs in connection with the new borrowings and the write-off of $21 million of debt issuance costs ($13 million after-tax) as a result of the extinguishment of the term facility and bridge credit facility.

(e)
To record the issuance of the new borrowings and the refinancing of the existing term facility, existing bridge credit facility and $97 million of the Company's outstanding commercial paper.

(f)
To record the issuance of shares of Company Common Stock to the ESOP and Zell Entity in connection with the Purchase Agreements. The shares were assumed to have been issued from our existing treasury common stock at the average value of $34.07 per share.

(g)
To record the repurchase and subsequent retirement of 126,000,000 shares of Company Common Stock at $34.00 per share in connection with the Tender Offer, including $4.2 million of related transaction costs.

  Summary Unaudited Pro Forma Consolidated Financial Data—First Quarter 2007

        The following unaudited pro forma condensed consolidated financial statements present the Company's pro forma consolidated financial position at April 1, 2007 and its pro forma consolidated results of operations for the quarter then ended. These unaudited pro forma consolidated financial statements are derived from our historical unaudited condensed consolidated financial statements and give effect to the repurchase of shares of Company Common Stock pursuant to the Tender Offer and the related refinancings of certain indebtedness of the Company, as if such repurchase and refinancings had occurred at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of operations and as if such repurchase and refinancings had occurred at the end of the first fiscal quarter of 2007 for purposes of the pro forma condensed consolidated balance sheet. In addition, these unaudited pro forma condensed consolidated financial statements give effect to the Step One Purchase Transaction as if such transaction had been consummated at the beginning of fiscal year 2006 for purposes of the pro forma condensed consolidated statement of operations and as if such transaction had been consummated at the end of the first fiscal quarter of 2007 for purposes of the pro forma condensed consolidated balance sheet.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Tender Offer and related refinancings that are expected to have a continuing impact on the Company. The unaudited pro forma condensed consolidated financial statements do not give effect to the consummation of the Merger, the repayment of the Exchangeable Note held by the Zell Entity or the issuance of the $225 million Subordinated Note or the 15-year Warrant to the Zell Entity in the Step Two Purchase Transaction because the proposed Merger Consideration is all cash and, if the Merger is completed, shareholders other than the ESOP will cease to have any ownership interest in the Company. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used, and pro forma adjustments derived from such assumptions, are reasonable based upon currently available information. However, such adjustments are subject to change based on finalization of the Tender Offer and related refinancings.

        These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2007, which are incorporated herein by reference. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of either our financial position or the results of operations that actually would have been attained had the repurchase of shares of Company Common Stock and related refinancings pursuant to the Tender Offer, and consummation of the Step One Purchase Transaction, been completed at the dates indicated, or that will be achieved in the future. These unaudited pro forma condensed consolidated financial statements have been included herein for informational and comparative purposes only. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement under "Cautionary Note on Forward-Looking Statements."

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

	First Quarter Ended April 1, 2007
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands, except per share data)
Operating Revenues	$1,214,502	$—		$1,214,502
Operating Expenses:
Cost of sales (exclusive of items shown below)	617,032	—		617,032
Selling, general and administrative	358,976	—		358,976
Depreciation	52,025	—		52,025
Amortization of intangible assets	5,007	—		5,007
Total operating expenses	1,033,040	—		1,033,040

Operating Profit	181,462	—		181,462
Net income on equity investments	12,684	—		12,684
Interest and dividend income	3,154	—		3,154
Interest expense	(83,249)	(107,416	)(a)	(190,665)
Loss on change in fair values of derivatives and related investments	(69,780)	—		(69,780)
Gain on sales of investments, net	73	—		73
Other non-operating loss, net	(14,008)	—		(14,008)

Income (Loss) from Continuing Operations Before Income Taxes	30,336	(107,416)		(77,080)
Income taxes	(19,257)	40,281	(b)	21,024

Income (Loss) from Continuing Operations	$11,079	$(67,135)		$(56,056)
Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.05			$(0.49)
Diluted	$0.05			$(0.49)
Weighted-average Common Shares Outstanding:
Basic	239,959	(124,529	)(c)	115,430
Diluted	242,052	(126,622	)(c)	115,430
Book value per common share	$17.89			$0.48
Ratio of earnings to fixed charges	1.7			0.8

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements."

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

	As of April 1, 2007
	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands of dollars)
Assets
Current Assets:
Cash and cash equivalents	$182,109	$—		$182,109
Accounts receivable, net	676,973	—		676,973
Inventories	50,146	—		50,146
Broadcast rights	243,061	—		243,061
Deferred income taxes	79,374	—		79,374
Assets held for sale	4,535	—		4,535
Prepaid expenses and other	69,588	—		69,588

Total current assets	1,305,786	—		1,305,786

Properties:
Property, plant and equipment	3,586,372	—		3,586,372
Accumulated depreciation	(1,940,230)	—		(1,940,230)

Net properties	1,646,142	—		1,646,142

Other Assets:
Broadcast rights	250,984	—		250,984
Goodwill	5,780,251	—		5,780,251
Other intangible assets, net	2,807,545	—		2,807,545
Time Warner stock related to PHONES debt	315,520	—		315,520
Other investments	536,526	—		536,526
Prepaid pension costs	307,207	—		307,207
Assets held for sale	84,681	—		84,681
Other	149,282	117,368	(d)	266,650

Total other assets	10,231,996	117,368		10,349,364

Total assets	$13,183,924	$117,368		$13,301,292

Liabilities and Shareholders' Equity
Current Liabilities:
Borrowings under bridge credit facility	$1,325,000	$(1,325,000	)(e)	$—
Other debt due within one year	22,664	—		22,664
Contracts payable for broadcast rights	290,927	—		290,927
Deferred income	205,837	—		205,837
Accounts payable, accrued expenses and other current liabilities	610,281	(6,237	)(d)	604,044

Total current liabilities	2,454,709	(1,331,237)		1,123,472

Long-Term Debt:
PHONES debt related to Time Warner stock	612,080	—		612,080
Other long-term debt (less portions due within one year)	2,996,490	5,697,200	(e)	8,693,690

Total long-term debt	3,608,570	5,697,200		9,305,770

Other Non-Current Liabilities:
Deferred income taxes	1,897,399	—		1,897,399
Contracts payable for broadcast rights	377,785	—		377,785
Compensation and other obligations	541,041	—		541,041

Total other non-current liabilities	2,816,225	—		2,816,225

Shareholders' Equity:
Common stock and additional paid-in capital	6,870,377	(1,793,879	)(g)	5,076,498
Retained earnings	3,016,452	(10,395	)(d)	511,634
		(101	)(f)
		(2,494,321	)(g)
Treasury common stock (at cost)	(4,972,072)	50,101	(f)	(4,921,971)
Unearned ESOP shares	(250,000)	—		(250,000)
Accumulated other comprehensive income (loss)	(360,337)	—		(360,337)

Total shareholders' equity	4,304,420	(4,248,595)		55,825

Total liabilities and shareholders' equity	$13,183,924	$117,368		$13,301,292

See "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements."

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

        On April 1, 2007, our Board, based on the recommendation of the Special Committee, approved the Company's entry into the Leveraged ESOP Transactions. In connection with the Leveraged ESOP Transactions, the Company agreed to launch the Tender Offer to repurchase up to 126,000,000 shares of Company Common Stock that are currently outstanding at a price of $34.00 per share. On April 1, 2007, the Company also entered into the Zell Entity Purchase Agreement and the ESOP Purchase Agreement. The terms of these agreements included the following:

  •
  Pursuant to the ESOP Purchase Agreement, on April 1, 2007, the ESOP purchased from the Company 8,928,571 shares of Company Common Stock at a price of $28.00 per share. The ESOP paid for this purchase with a promissory note of the ESOP in favor of the Company in the principal amount of $250 million, to be repaid by the ESOP over the 30-year life of the loan through its use of annual contributions from the Company to the ESOP and/or distributions paid on the shares of Company Common Stock held by the ESOP.

  •
  Pursuant to the Zell Entity Purchase Agreement, on April 23, 2007, the Zell Entity made an initial investment of $250 million in the Company in exchange for (1) 1,470,588 shares of Company Common Stock at $34.00 per share and (2) an unsecured subordinated exchangeable promissory note of the Company in the principal amount of $200 million. The promissory note is exchangeable at the Company's option, or automatically upon termination of the Merger Agreement, into an aggregate of 5,882,353 shares of Company Common Stock, subject to antidilution adjustments.

        To finance the Tender Offer and to refinance indebtedness under its existing credit facilities, the Company secured financing commitments from certain lenders, the definitive terms of which are set forth in the Credit Agreement.

        The unaudited pro forma condensed consolidated statement of operations does not reflect material non-recurring charges, which we anticipate will affect income from continuing operations within 12 months following the Tender Offer and related refinancings. The most significant of these charges are costs related to the extinguishment of the Company's existing term facility and bridge credit facility. We currently estimate that the income statement charges related to the extinguishment will be approximately $9 million after-tax. The unaudited pro forma condensed consolidated balance sheet reflects the impact of these non-recurring charges.

        The pro forma adjustments for the Tender Offer and related refinancings, and the Step One Purchase Transaction are described below.

  (a)
  The pro forma interest expense adjustment assumes the issuance of approximately $7.0 billion of new variable rate debt to finance the Tender Offer and to refinance the Company's existing term facility and bridge credit facility. On July 2, 2007, the Company entered into a Swap Agreement to hedge its variable rate interest exposure on a notional amount of $2.5 billion of debt. A rate of 7.86%, based on LIBOR (at July 10, 2007) plus a spread of 2.5%, has been used to compute pro forma interest expense on $1.5 billion of the new borrowings, a rate of 8.36%, based on LIBOR (at July 10, 2007) plus a spread of 3.0%, has been used to compute pro forma interest expense on $3.0 billion of the new borrowings and a rate of 8.31%, based on the average interest rate under the Swap Agreement plus a spread of 3.0%, has been used to compute pro forma interest expense on the remaining $2.5 billion of the new borrowings. The pro forma interest expense adjustment is net of the historical interest expense on the Company's term facility and bridge credit facility that were assumed to be refinanced and includes the amortization of estimated debt issuance costs of $134 million using an average life of approximately six years as well as undrawn commitment fees on a $263 million variable rate credit facility. A one-eighth percentage point change in the assumed interest rate on the new borrowings would increase or decrease pro forma interest expense by approximately $9 million.

  In addition, the pro forma interest expense adjustment also includes interest on the $200 million subordinated exchangeable promissory note issued in connection with the Zell Entity Purchase Agreement. A rate of 4.81%, based on the rate specified in the Zell Entity Purchase Agreement, has been used to compute interest expense on the promissory note.

          The following table summarizes the pro forma interest expense adjustment.

Pro forma interest expense adjustment ($ in millions)
New variable rate debt	$144
$200 million promissory note	2
Amortization of debt issuance costs	6
Commitment fees	1
Less: existing term facility	(25)
Less: existing bridge credit facility	(21)

Interest expense adjustment	$107

  (b)
  Reflects the income tax effect of the pro forma interest expense adjustment utilizing the applicable statutory tax rate for the quarter ended April 1, 2007.

  (c)
  The pro forma adjustment to basic weighted-average common shares outstanding reflects the repurchase of 126,000,000 shares of Company Common Stock and the issuance of 1,470,588 shares of Company Common Stock as of the beginning of fiscal year 2006 in connection with the Zell Entity Purchase Agreement. The pro forma adjustment to diluted weighted-average common shares outstanding also includes 2,093,000 shares to eliminate the adjustment for the Company's stock-based awards included in the historical diluted weighted-average common shares outstanding because their effects would be antidilutive on a pro forma basis. The conversion of the $200 million subordinated exchangeable promissory note was not assumed because the effect would be antidilutive on a pro forma basis.

  (d)
  Reflects $134 million of debt issuance costs in connection with the new borrowings and the write-off of $17 million of debt issuance costs ($10 million after-tax) as a result of the extinguishment of the term facility and bridge credit facility.

  (e)
  To record the issuance of the new borrowings and the refinancing of the existing term facility and existing bridge credit facility.

  (f)
  To record the issuance of shares of Company Common Stock to the Zell Entity in connection with the Step One Purchase Transaction. The shares were assumed to have been issued from our existing treasury common stock at the average value of $34.07 per share.

  (g)
  To record the repurchase and subsequent retirement of 126,000,000 of Company Common Stock at $34.00 per share in connection with the Tender Offer, including $4.2 million of related transaction costs.

Market Price of Company Common Stock

        The shares are traded on the NYSE under the symbol "TRB." The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ending December 30, 2007:
First Quarter	$32.30	$28.59
Second Quarter	$33.30	$28.95
Third Quarter (through July 12, 2007)	$30.90	$29.47
Year Ended December 31, 2006:
First Quarter	$31.84	$27.79
Second Quarter	$32.94	$27.09
Third Quarter	$34.28	$28.66
Fourth Quarter	$33.99	$30.74
Year Ended December 25, 2005:
First Quarter	$42.37	$38.59
Second Quarter	$40.14	$35.02
Third Quarter	$39.56	$34.53
Fourth Quarter	$36.15	$30.05

        On March 30, 2007, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the shares reported by the NYSE was $32.11 per share. On July 12, 2007, the most recent practicable date before the printing of this proxy statement, the closing price of Company Common Stock was $29.98. We recommend that shareholders obtain a current market price for the shares before deciding how to vote their shares.

        Quarterly cash dividends declared on Company Common Stock were $0.18 per share for each quarter during 2006 and 2005. Total cash dividends declared on Company Common Stock by the Company were $195 million for 2006 and $225 million for 2005. The Company announced in February 2007 that its first quarter 2007 cash dividend would be $0.18 per share. Under the Merger Agreement, we are not permitted to pay further dividends on the shares pending completion of the Merger.

Security Ownership of Certain Beneficial Owners and Management

        As of July 1, 2007, there were 127,319,714 shares of Company Common Stock issued and outstanding, excluding 60,671,319 shares of Company Common Stock held by our subsidiaries.

        As of July 1, 2007, our directors and executive officers as a group (18 persons) beneficially owned an aggregate of approximately 5,914,846 shares, representing approximately 4.5% of the total number of outstanding shares. As of the record date, July 12, 2007, the directors and executive officers as a group hold and are entitled to vote Company Common Stock representing approximately 0.6% of the outstanding shares (which amount does not include the approximately 1.2% of the outstanding shares held by the Zell Entity).

        To the best of the Company's knowledge, all of the Company's directors and executive officers intend to vote all shares that they are entitled to vote in favor of the adoption of the Merger Agreement and approval of the Merger, although such persons have not entered into agreements obligating them to do so.

        The Zell Entity has entered into an agreement to vote all of the shares of Company Common Stock that it beneficially owns in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger. See "Other Transaction Agreements—Zell

Entity Purchase Agreement." As of the record date, the ESOP holds and is entitled to vote 8,928,571 of Company Common Stock, representing approximately 7% of the outstanding shares. The ESOP intends to vote all its shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger.

        As of July 1, 2007, the aggregate number and percentage of shares of Company Common Stock that were beneficially owned by our current directors, current executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares, were as appears in the following table. Unless otherwise indicated, the address of each person listed is c/o Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares
5% Shareholders:
Robert R. McCormick Tribune Foundation and Cantigny Foundation(3)	13,229,051	10.39%
435 North Michigan Avenue, Room 770 Chicago, IL 60611
Tribune Employee Stock Ownership Plan	8,928,571	7.01%
c/o GreatBanc Trust Company 1301 West 22nd Street, Suite 800 Oak Brook, Illinois 60523
Michael A. Roth and Brian J. Stark(4)	7,759,992	6.09%
3600 South Lake Drive St. Francis, WI 53235
Directors and Executive Officers:
Dennis J. FitzSimons(5)(6)
Amount of shares	214,333
Options exercisable within 60 days	1,561,556
Total	1,775,889	1.38%
Donald C. Grenesko
Amount of shares	110,966
Options exercisable within 60 days	630,956
Total	741,922	*
Enrique Hernandez, Jr.
Amount of shares	12,801
Options exercisable within 60 days	15,200
Total	28,001	*
Betsy D. Holden
Amount of shares	10,305
Options exercisable within 60 days	7,200
Total	17,505	*
Crane H. Kenney
Amount of shares	21,905
Options exercisable within 60 days	485,063
Total	506,968	*
Timothy J. Landon
Amount of shares	19,446
Options exercisable within 60 days	367,015
Total	386,461	*

Thomas D. Leach(6)
Amount of shares	21,459
Options exercisable within 60 days	242,408
Total	263,867	*
Luis E. Lewin
Amount of shares	10,089
Options exercisable within 60 days	392,310
Total	402,399	*
R. Mark Mallory
Amount of shares	46,060
Options exercisable within 60 days	207,245
Total	253,305	*
Robert S. Morrison
Amount of shares	13,119
Options exercisable within 60 days	11,200
Total	24,319	*
Ruthellyn Musil
Amount of shares	31,637
Options exercisable within 60 days	349,379
Total	381,016	*
William A. Osborn
Amount of shares	6,021
Options exercisable within 60 days	11,200
Total	17,221	*
John E. Reardon(6)
Amount of shares	27,015
Options exercisable within 60 days	323,487
Total	350,502	*
J. Christopher Reyes
Amount of shares	10,170
Options exercisable within 60 days	0
Total	10,170	*
Scott C. Smith(5)(6)
Amount of shares	95,729
Options exercisable within 60 days	577,394
Total	673,123	*
Dudley S. Taft(7)
Amount of shares	44,000
Options exercisable within 60 days	27,200
Total	71,200	*
Miles D. White
Amount of shares	8,698
Options exercisable within 60 days	0
Total	8,698	*
Samuel Zell(8)
Amount of shares	2,278
Options exercisable within 60 days	0
Total	2,278	*

*
Less than 1% of the issued and outstanding Company Common Stock.

(1)
"Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.

(2)
Includes shares of Company Common Stock beneficially owned by executive officers under the Tribune Company 401(k) Savings and Profit Sharing Plan. The executive officers have the right to direct the voting of shares allocated to their accounts. Totals for Ms. Musil and Messrs. FitzSimons, Grenesko, Lewin, Mallory and Smith do not include unvested restricted stock units held by them; however, each such individual has reached the minimum retirement age and the required years of service and, therefore, the restrictions on the unvested restricted stock units held by them lapse upon the executive's retirement. Ms. Musil holds 28,667 unvested restricted stock units and Messrs. FitzSimons, Grenesko, Lewin, Mallory and Smith hold 175,000, 71,417, 33,334, 21,934 and 70,000 unvested restricted stock units, respectively.

(3)
The Robert R. McCormick Tribune Foundation owns 11,850,866 shares and the Cantigny Foundation owns 1,378,185 shares. The investment and voting power of each of the Robert R. McCormick Tribune Foundation and the Cantigny Foundation is vested in a board of five directors, consisting of Dennis J. FitzSimons, David D. Hiller, Scott C. Smith and two former Company officers. Mr. Hiller is the Publisher of the Los Angeles Times.

(4)
Share ownership number based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on June 27, 2007. According to information provided by Messrs. Roth and Stark, the shares are held directly by Stark Master Fund Ltd. ("Stark Master") and Stark Global Opportunities Master Fund Ltd. ("Stark Global"). Messrs. Roth and Stark direct the management of Stark Offshore Management LLC ("Stark Offshore"), which acts as the investment manager and has sole power to direct the management of Stark Master. Messrs. Roth and Stark direct the management of Stark Global Opportunities Management LLC ("Stark Management"), which acts as the investment manager and has sole power to direct the management of Stark Global. As the Managing Members of Stark Offshore and Stark Management, Messrs. Roth and Stark possess voting and dispositive power over all of the shares. For purposes of the reporting requirements under the Exchange Act, Messrs. Roth and Stark may be deemed to be the beneficial owners of, but disclaim such beneficial ownership of, the shares.

(5)
Does not include 11,850,866 shares owned by the Robert R. McCormick Tribune Foundation and 1,378,185 shares owned by the Cantigny Foundation (see (3) above).

(6)
Includes shares held by family members or in family trusts, as follows: Mr. FitzSimons, 3,087 shares; Mr. Leach, 94 shares; Mr. Reardon, 75 shares; and Mr. Smith, 800 shares.

(7)
Includes 30,113 shares held by Taft Broadcasting Company. Mr. Taft is the sole shareholder of Taft Broadcasting Company.

(8)
Samuel Zell was elected to the Company's board of directors on May 9, 2007. The amount of shares indicated as beneficially owned by Mr. Zell consist of the 2,278 shares of Company Common Stock Mr. Zell received from the Company on May 9, 2007 as a director stock award. In addition, the Zell Entity is the beneficial owner of 1,470,588 shares of Company Common Stock and a promissory note made by the Company which is exchangeable into 5,882,352 shares of Company Common Stock (subject to certain adjustments), although such exchange is not in the control of the Zell Entity. SIT, the sole member of the Zell Entity, is an irrevocable trust established for the benefit of Mr. Zell and his family. Chai Trust, the trustee of SIT, has investment control with respect to SIT. Mr. Zell is not a managing director or officer of Chai Trust, and does not otherwise exercise investment control with respect to SIT or the Zell Entity. As such, the amount of shares indicated as beneficially owned by Mr. Zell does not include the securities of the Company beneficially owned by the Zell Entity.

        Other Agreements Involving the Company's Securities.    Except as otherwise described herein and for the outstanding stock options, stock awards and other restricted equity interests granted to our directors, executive officers and other employees pursuant to the Company's various equity benefits plans, which are described in Note 16 to the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, which descriptions are incorporated herein by reference, neither the Company nor any affiliate nor, to the Company's knowledge, any of the Company's executive officers or directors, nor associate of the foregoing persons, is a party to any agreement, arrangement, understanding or relationship with the Company or any other person relating, directly or indirectly, to any of the Company's securities. For more information regarding the terms of our equity incentive plans and certain other agreements, we refer you to the entire text of the documents included as Exhibits (d)(20) through (d)(37) to the Schedule 13E-3, as the same may be amended from time to time, which are incorporated herein by reference.

        Recent Securities Transactions.    Except for the Leveraged ESOP Transactions or as otherwise described herein, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Company Common Stock during the 60 days prior to July 12, 2007, with the following exceptions:

  •
  The following shares were purchased in the Tender Offer from the Chandler Trusts, the McCormick Tribune Foundation and Cantigny Foundation and each individual who was a director or executive officer at the expiration of the Tender Offer:

Name	Shares Tendered and Accepted for Payment
The Chandler Trusts	27,812,585
Robert R. McCormick Tribune Foundation and Cantigny Foundation	18,053,737
Dennis J. FitzSimons	266,963
Roger Goodan	7,575
Donald C. Grenesko	131,391
Enrique Hernandez Jr.	808
Betsy D. Holden	635
Crane H. Kenney	29,763
Timothy J. Landon	26,535
Thomas D. Leach	29,281
Luis Lewin	12,725
R. Mark Mallory	62,510
Robert S. Morrison	2,308
Ruthellyn M. Musil	33,754
William A. Osborn	8,216
John E. Reardon	36,822
J. Christopher Reyes	7,078
Scott C. Smith	129,542
William Stinehart, Jr.	4,041
Dudley S. Taft	56,938
  •
  On May 21, 2007, R. Mark Mallory acquired 6,500 shares of Company Common Stock at a price of $31.16 per share upon the exercise of a stock option that was scheduled to expire on February 14, 2014, and used 6,248 shares of Company Common Stock at a price of $32.98 per share to pay the exercise price and income tax applicable to the option exercise.

  •
  The Chandler Trusts sold 20,351,954 shares of Company Common Stock in a transaction that closed on June 7, 2007. See "Other Transaction Agreements—Chandler Trusts Registration Rights Agreement."

FINANCIAL PROJECTIONS

        The Company does not as a matter of course make public projections as to its future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of the Company by the ESOP, the Zell Entity, the Chandler Trusts and other interested parties, the Company provided to the ESOP, the Zell Entity, the Chandler Trusts and to other interested parties certain non-public financial projections. The Company also provided these internal financial projections to the Board and the Special Committee and their respective financial and legal advisors. We have included below a summary of these projections to give our shareholders access to certain non-public information that was furnished to third parties and was considered by the financial advisors and by our Board and Special Committee for purposes of evaluating the Leveraged ESOP Transactions. These projections were prepared on a basis consistent with the accounting principles used in our historical financial statements.

        We prepared the internal financial projections that are set forth below at the dates indicated for internal use and to assist the financial advisors to each of the Board and the Special Committee and other parties in their due diligence investigations of the Company, and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. The independent auditors report incorporated by reference in this proxy statement relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        We based these internal financial projections on numerous estimates, variables and assumptions that are inherently subject to economic and competitive uncertainties, all of which are difficult to predict and beyond the control of the Company's management and may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and result in the forecasted results not being achieved include, but are not limited to: changes in advertising demand, circulation levels and audience shares; regulatory and judicial rulings; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in the Company's credit ratings and interest rates; changes in accounting standards; adverse results from litigation, governmental investigations or tax-related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, investments and divestitures; the effect of derivative transactions; the Company's reliance on third-party vendors for various services; the effect of the Leveraged ESOP Transactions, and other risks described in the Company's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2006 and in the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2007.

        Furthermore, we prepared the internal financial projections at the dates indicated below, and they do not necessarily reflect revised prospects for the Company's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Moreover, the projections are not necessarily indicative of future performance, which may be significantly more or less favorable than as contemplated by the projections and accordingly should not be regarded as a representation that they will be achieved. In addition, we prepared the projections prior to the Board's approval of the Leveraged ESOP Transactions and, accordingly, the projections do not reflect the effects of such transactions. Since the date of the projections, the Company has made publicly available the results of operations for the fiscal year ended December 31, 2006 and the fiscal quarter ended April 1, 2007.

Shareholders should review the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2007 to obtain this information.

        You should not regard the inclusion of the internal financial projections in this document as an indication that the Company or its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company or its affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, nor, to the knowledge of the Company, the ESOP, the Zell Entity or the Chandler Trusts intends to make publicly available any update or other revisions to the projections. None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that projected results will be achieved. The Company has made no representation to the ESOP, the Zell Entity or the Chandler Trusts in the Merger Agreement or otherwise, concerning the projections.

Company Projected Financial Information

  2007 Management Projections

        As described above, in February 2007 the Company provided the following financial projections ("2007 Management Projections") to the Company's Board and the Special Committee and their respective financial advisors as well as to the ESOP, the Zell Entity, the Chandler Trusts and to other interested parties.

TRIBUNE COMPANY
SUMMARY CONSOLIDATED FINANCIAL DATA(a)
($ in millions)

	2006(d)	2007	2008		2009	2010	2011	'06-'10 4Y CAGR	'07-'11 4Y CAGR	'06-'11 5Y CAGR
Operating Revenues
Publishing	$4,025	$3,984	$4,007		$4,036	$4,063	$4,093	0.2%	0.7%	0.3%
Broadcasting & Entertainment	1,408	1,401	1,480		1,487	1,531	1,537	2.1%	2.3%	1.8%

Total Revenues	5,433	5,385	5,487		5,523	5,594	5,630	0.7%	1.1%	0.7%
Operating Cash Expenses(b)
Publishing	3,094	3,069	3,072		3,089	3,104	3,123	0.1%	0.4%	0.2%
Broadcasting & Entertainment	970	985	1,012		1,003	1,030	1,048	1.5%	1.6%	1.6%
Corporate	61	61	65		66	69	71	3.0%	3.8%	3.0%

Total Operating Cash Expenses	4,125	4,115	4,149		4,158	4,203	4,242	0.5%	0.8%	0.6%
Operating Cash Flow(c)
Publishing	931	915	935		947	959	970	0.7%	1.5%	0.8%
Broadcasting & Entertainment	437	416	468		484	501	490	3.5%	4.2%	2.3%
Corporate	(61)	(61)	(65)		(66)	(69)	(71)	3.0%	3.8%	3.0%

Total Operating Cash Flow	1,308	1,270	1,339		1,364	1,391	1,389	1.6%	2.3%	1.2%
Equity Income	75	67	95		129	159	191	20.7%	29.9%	20.6%
Adjusted Operating Cash Flow	1,383	1,337	1,434		1,493	1,550	1,580	2.9%	4.3%	2.7%
Capital Expenditures
Publishing	173	165	140		100	100	100
Broadcasting & Entertainment	42	28	28		27	27	27
Corporate	6	7	7		3	3	3

Total Capital Expenditures	222	200	175		130	130	130
Investments	222	100	275	(e)	100	100	100

Total Capital Usage	444	300	450		230	230	230

								Cumulative FCF ('07-'11)
Pre-tax Free Cash Flow	$939	$1,037	$983		$1,264	$1,320	$1,350	$5,954

(a)
Excludes non-operating items and discontinued operations (Atlanta, Albany and Boston).

(b)
Includes non-cash stock-based compensation and non-cash pension expense.

(c)
Operating Cash Flow represents operating revenue less cash expenses, including non-cash stock-based compensation expense and non-cash pension expense. It should be noted that operating cash flow is not a measure of performance under GAAP and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows as a measure of liquidity. Further, management's calculation of operating cash flows may differ from that used by others.

(d)
Excludes fiscal year 2006's additional week. A 53rd week occurs every six years as the Company's fiscal year ends on the last Sunday of the year. 2006 excludes the following special items: approximately $20 million of severance and other payments associated with new union contracts at Newsday, $9 million of other severance expense, a $4 million charge for the disposition of a press, $7 million of gains from property sales and a $7 million gain from the sale of the corporate airplane.

(e)
Includes $175 million in 2008 for the purchase of TMCT real estate.

        The material assumptions made by the Company in developing the 2007 Management Projections were as follows:

  Publishing

  •
  Revenue decline of 1% in 2007 due to a challenging advertising environment;

  •
  Print advertising revenue decline of 3% in 2007, which will be partially offset by Interactive revenue growth;

  •
  Modest improvement in 2008-2011 revenues as compared to 2007 due to annual Interactive revenue growth of 16% and improvements in classified;

  •
  Circulation revenue declines of 4% annually in years 2007-2011 from modest volume declines and continued selective discounting;

  •
  Expense decline of 1% in 2007 due to more favorable newsprint prices and other cost reductions;

  •
  Continued focus on cost reductions beyond 2007;

  •
  Growth in equity income from CareerBuilder and Classified Ventures; and

  •
  Declining capital expenditures due to the completion of ongoing systems projects by early 2009.

  Broadcasting and Entertainment

  •
  Advertising sales growth of nearly 2% annually in years 2006-2011;

  •
  Base television spot market growth of 1% annually;

  •
  Expected improvements in political spending;

  •
  An expected increase in revenue share to 14.3% in 2011 from a projected 13.3% in 2006;

  •
  Improved ratings for The CW network as compared to The WB network and continued ratings momentum of FOX network programming;

  •
  Increase in revenue share due to debuts of new syndicated programming in fall 2007;

  •
  Continued growth of WGN Superstation distribution (volume and rate) and renewal of carriage agreements;

  •
  Increase in annual operating expenses of approximately 1.6%; and

  •
  Continued growth of the TV Food Network.

        The Company subsequently slightly refined the 2007 Management Projections discussed above. The material difference in the revised version of the projections was a decrease of approximately $75 million in capital expenditures and investments in 2007, resulting in an increase of the same amount in pre-tax free cash flow in 2007. These updated projections were shared with the Board, the Special Committee and their respective financial advisors, as well as with the Chandler Trusts and the Zell Entity.

        The Board, the Special Committee and their respective financial advisors also considered certain downside sensitivity cases, two of which are described as "Downside Case A" and "Downside Case B" in "Special Factors—Opinion of the Special Committee's Financial Advisor." Downside Case A assumes a 2% annual decline in publishing revenues and no growth in broadcasting and entertainment operating cash flow, in each case, from 2007 through 2011. Downside Case B assumes a 3% annual decline in publishing revenues and a 1% annual decline in broadcasting and entertainment operating cash flow, in each case, from 2007 through 2011. The downside sensitivity cases were not provided to the Zell Entity; however, they were provided to the ESOP and other interested parties. The Downside Case A and the Downside Case B developed by the Company are described in the April 1, 2007 Presentation to the Committee of Independent Directors of the Board of Directors of Tribune prepared by Morgan Stanley, which is included as Exhibit (c)(10) to the Schedule 13E-3 dated April 25, 2007.

  First Quarter 2007 Results

        On May 9, 2007, the Company reported its 2007 first quarter results and furnished such results on a Quarterly Report on Form 10-Q. Consolidated operating cash flow for the first quarter of 2007 was 2% lower than planned results factored into the 2007 Management Projections, primarily due to lower publishing revenues, which were partially offset by lower expenses in both the publishing and broadcasting segments. Consolidated operating cash flow for the first quarter of 2007 was down approximately 12% from 2006. Excluding one-time items in 2007 and 2006, consolidated operating cash flow declined by approximately 17%. Shareholders should review the Company's Quarterly Report on Form 10-Q dated May 9, 2007 to obtain further information regarding the Company's first quarter results.

  Certain 2006 Management Projections

        In October and December 2006, the Company prepared certain other non-public financial projections which, during the strategic review process, were provided or made available to the Board, the Special Committee, the Zell Entity and other interested parties and their respective legal and financial advisors (respectively, the "October 2006 Projections" and the "December 2006 Projections"). The October 2006 Projections and December 2006 Projections were fully superseded by the 2007 Management Projections described above.

        The October 2006 Projections included projected financial information for the remainder of the 2006 fiscal year through the 2010 fiscal year and reflected (i) 2006 publishing operating revenues of $4,042 million, increasing at a five-year compound annual growth rate ("CAGR") of 2.1%, (ii) 2006 broadcasting and entertainment operating revenues of $1,390 million, increasing at a five-year CAGR of 1.7% and (iii) 2006 consolidated operating cash flow of $1,303 million, increasing at a five-year CAGR of 2.9%.

        In December 2006, management reviewed the October 2006 Projections in light of the most recent operating results and revised the October 2006 Projections. As compared to the October 2006 Projections, the December 2006 Projections included projected financial information for the remainder of the 2006 fiscal year through the 2010 fiscal year and reflected (i) 2006 publishing operating revenues of $4,022 million, increasing at a five-year CAGR of 2.1%, (ii) 2006 broadcasting and entertainment operating revenues of $1,399 million, increasing at a five-year CAGR of 2.3% and (iii) 2006 consolidated operating cash flow of $1,307 million, increasing at a five-year CAGR of 3.4%.

        In February 2007, in connection with the Company's preparation of its 2007 operating plan and in light of the 2006 year-end operating results and Period 1, 2007 operating results, management reviewed and revised the December 2006 Projections and prepared the 2007 Management Projections described above.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

        If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to the Company's website at www.tribune.com, under the heading "Investor Relations"; (ii) in writing to Tribune Company, Attention: Corporate Relations Department, 435 North Michigan Avenue, Chicago, Illinois 60611; or (iii) telephonically to (312) 222-9100. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

        If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed, we expect to hold a 2008 annual meeting of shareholders. In order to submit proposals for consideration at an annual meeting, shareholders must comply with the procedures set forth in the Company's by-laws and securities laws, rules and regulations. The Company's by-laws provide that in order for a shareholder to propose business for consideration at an annual meeting, notice of the proposal must be delivered to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, a shareholder proposal intended to be considered at the 2008 annual meeting must be received by the Company after the close of business on January 10, 2008 and prior to the close of business on February 11, 2008. However, under securities laws, if a shareholder desires to have the proposal included in the Company's proxy statement for the 2008 annual meeting, notice of the proposal must be delivered to the Company on or before December 10, 2007.

        Shareholders may also nominate a candidate for election as a director. The Company's by-laws provide that notice of shareholder nominations for election of directors must be received by the Company not less than 90 days and not more than 120 days prior to the meeting at which directors are to be elected. As more fully described in the Company's by-laws, this notice must include the proposed nominee's name, age, business and residence addresses, and principal occupation, the number of shares of Company Common Stock he or she beneficially owns, and a signed consent of the proposed nominee to serve as a director of the Company if elected. The advance notice requirement affords the Board's Nominating & Governance Committee the opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by the Board, inform shareholders about these qualifications.

        Proposals and director nominations should be directed to Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary. Only proposals and director nominations that meet the requirements set forth in the Company's by-laws will be considered. The Company's by-laws and additional information regarding shareholder proposals and director nominations are available on our website at www.tribune.com.

OTHER MATTERS

        We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

        No provision has been made to grant the Company's shareholders access to the corporate files of the Company or any other party to the Merger Agreement or to obtain counsel or appraisal services at the expense of the Company or other such party.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This proxy statement, including any documents incorporated by reference or deemed to be incorporated by reference, contains "forward-looking statements" that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such risks, trends and uncertainties are in some instances beyond the Company's control.

        The words "believe," "expect," "anticipate," "estimate," "could," "should," "intend" and similar expressions generally identify forward-looking statements. These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the Merger Agreement;

  •
  our ability to obtain necessary consents or approvals from the FCC under the Communications Act of 1934;

  •
  the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the Merger;

  •
  our ability to obtain the necessary financing for the Merger pursuant to the terms and conditions of the Second Step Credit Facilities;

  •
  the effects of our increased debt subsequent to the Merger;

  •
  the failure of the Merger to be completed for any other reason;

  •
  the risk that the proposed transaction disrupts current plans and operations and or results in difficulties in employee retention;

  •
  the effect of the announcement of the Merger on our client and customer relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the Merger;

  •
  the demand for our advertising being impacted by changes in economic conditions and fragmentation of the media landscape;

  •
  the possible decline in our newspaper circulation and broadcasting audience share as consumers migrate to other media alternatives;

  •
  changes in the regulatory landscape affecting our business operations and asset mix;

  •
  the impact of the availability and cost of quality syndicated programming on our television ratings;

  •
  the impact of events beyond our control;

  •
  unforeseen volatility in newsprint prices and cost of broadcast programming rights;

  •
  the highly competitive nature of the media business or our ability to achieve operating and financial targets;

  •
  our ability to attract and retain qualified management and personnel;

  •
  potential claims and other liabilities that may be asserted against the Company;

  •
  fluctuations in the market value of our Company Common Stock;

  •
  the outcome of previously disclosed governmental investigations by the United States Attorney for the Eastern District of New York;

  •
  delays in supply of our raw materials used in our operations;

  •
  changes in our business strategy or development plans, including potential divestiture, exchange, reorganization or spin-off of certain of our publishing or interactive assets and some or all of our broadcasting and entertainment assets;

  •
  our borrowing costs increasing due to increased debt;

  •
  any further downgrade in the Company's credit ratings as a result of the Merger;

  •
  changes in accounting standards;

  •
  adverse effects of derivative transactions;

  •
  adverse results from litigation or governmental investigations;

  •
  additional tax liabilities;

  •
  changes in interest rates;

  •
  our reliance on third-party vendors for various services;

  •
  labor strikes, lock-outs and protracted negotiations; and

  •
  future acquisitions, investments and divestitures.

        These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this proxy statement. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this proxy statement or the date of documents incorporated by reference.

        In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, as filed with the SEC, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See "Where You Can Find More Information" beginning on page 132. Any statement contained in this proxy statement or in a document incorporated herein by reference into this proxy statement shall be deemed to be modified or superseded to the extent such statement is modified or superseded in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549 and at the library of the NYSE at 20 Broad Street, New York, NY 10005. You may obtain copies of this material by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        Because the Merger is a "going private" transaction, the Company, the ESOP, Merger Sub and the Zell Investors have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        The rules of the SEC allow us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that we previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. These documents contain important information about us.

SEC Filing (File No. 1-8572)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2006, filed February 26, 2007.
Definitive Proxy Statement on Schedule 14A for Tribune's 2007 Annual Meeting	April 6, 2007.
Quarterly Report on Form 10-Q	Fiscal Quarter Ended April 1, 2007, filed May 9, 2007.
Current Reports on Form 8-K	February 16, 2007; April 5, 2007; April 24, 2007; April 25, 2007; May 10, 2007; May 17, 2007; June 1, 2007; June 5, 2007 and June 29, 2007.

        Any statement contained in this proxy statement or in a document incorporated herein by reference into this proxy statement shall be deemed to be modified or superseded to the extent such statement is modified or superseded in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        You can obtain any of the documents incorporated by reference in this proxy statement from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings by writing or telephoning us at: Tribune Company, Attention: Corporate Relations Department, 435 North Michigan Avenue, Chicago, Illinois 60611, Telephone: (800) 757-1694. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at www.tribune.com. Information contained on our website is not part of, and is not incorporated into, this proxy statement.

Tribune Company

July 13, 2007

Annex A

        AGREEMENT AND PLAN OF MERGER
by and among
GREATBANC TRUST COMPANY,
solely as trustee of the
TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST
which forms a part of the
TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN,
TESOP CORPORATION,
TRIBUNE COMPANY
and
EGI-TRB, L.L.C.
(solely for the limited purposes of Section 8.12 hereof)
Dated as of April 1, 2007

A-ii

EXHIBITS

Exhibit A — Certificate of Incorporation
Exhibit B — By-Laws
Exhibit C — Exchange Agreement

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of April 1, 2007 (the "Agreement"), among GreatBanc Trust Company, not in its individual or corporate capacity, but solely as trustee (the "ESOP Fiduciary") of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "ESOP"), Tesop Corporation, a Delaware corporation all of the common stock of which is owned by the ESOP ("Merger Sub"), Tribune Company, a Delaware corporation (the "Company"), and EGI-TRB, L.L.C., a Delaware limited liability company ("Tribune Acquisition") (solely for the limited purposes of Section 8.12 hereof).

W I T N E S S E T H:

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger.

        WHEREAS, concurrently herewith, the Company, Tribune Acquisition and Samuel Zell have entered into a Securities Purchase Agreement (the "Tribune Purchase Agreement") pursuant to which Tribune Acquisition has, on the terms and subject to the conditions set forth in the Tribune Purchase Agreement, agreed to purchase (a) 1,470,588 shares of Company Common Stock (as defined below) and an unsecured $200,000,000 subordinated exchangeable note (the "Subordinated Exchangeable Note") prior to consummation of the Merger and (b) an unsecured $225,000,000 subordinated promissory note (the "Subordinated Note") and a warrant (the "Warrant") to purchase 43,478,261 shares of common stock of the Surviving Corporation (as defined below) immediately following consummation of the Merger.

        WHEREAS, concurrently herewith, the ESOP Fiduciary, on behalf of the ESOP, and the Company have entered into an Equity Purchase Agreement (the "ESOP Purchase Agreement") pursuant to which the ESOP has, on the terms and subject to the conditions set forth in the ESOP Purchase Agreement, agreed to purchase 8,928,571 shares of Company Common Stock prior to consummation of the Merger.

        WHEREAS, concurrently herewith, the Company has entered into a Voting Agreement with Chandler Trust No. 1 and Chandler Trust No. 2, pursuant to which Chandler Trust No. 1 and Chandler Trust No. 2 have agreed, among other things, to vote in favor of this Agreement and the Merger.

        WHEREAS, concurrently herewith, the Company, Tribune Acquisition and the ESOP Fiduciary, on behalf of the ESOP, have entered into an Investor Rights Agreement (the "Investor Rights Agreement") pursuant to which the parties thereto will have certain rights and obligations as the Surviving Corporation and the stockholders of the Surviving Corporation, as applicable.

        WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of independent directors of the Company (the "Special Committee"), has (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend to its shareholders approval and adoption of this Agreement.

        WHEREAS, the ESOP Fiduciary, on behalf of the ESOP, and the board of directors of Merger Sub have approved this Agreement and declared it advisable for the ESOP and Merger Sub, respectively, to enter into this Agreement.

        WHEREAS, the ESOP, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ESOP, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the "Surviving Corporation").

        Section 1.2    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date") which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and the ESOP may agree in writing.

        Section 1.3    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger in a form reasonably satisfactory to the ESOP and Tribune Acquisition (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company, its Subsidiaries and Merger Sub.

        Section 1.5    Certificate of Incorporation and By-laws of the Surviving Corporation.    Subject to Section 5.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be Tribune Company and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, with such changes as may be necessary to comply with any applicable Law or the rules and regulations of any national securities exchange, in each case, until thereafter amended in accordance with applicable Law, except the references to Merger Sub's name shall be replaced by references to Tribune Company.

        Section 1.6    Directors.    Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7    Officers.    The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

        (a)    Conversion of Company Common Stock.    Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, "Company Common Stock," and each, a "Share"), other than (i) Shares to be cancelled pursuant to Section 2.1(b) and (ii) Dissenting Shares (as hereinafter defined), shall be converted automatically into and shall thereafter represent the right to receive Thirty-four Dollars ($34.00) in cash plus the Additional Per Share Consideration (the "Merger Consideration"). The "Additional Per Share Consideration" shall mean an amount per share, if any, rounded to the nearest whole cent, equal to (1) Thirty-four Dollars ($34) multiplied by (2) eight percent (8%) multiplied by (3) the Annualized Portion (as hereinafter defined). The "Annualized Portion" shall mean the quotient obtained by dividing (x) the number of days actually elapsed from and excluding January 1, 2008 to and including the Closing Date by (y) 365. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

        (b)    ESOP and Merger Sub-Owned Shares.    Each Share that is owned, directly or indirectly, by the ESOP or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the "Cancelled Shares") shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

        (c)    Treatment of Company Preferred Stock.    Each share of Series E Preferred Stock of the Company that is owned immediately prior to the Effective Time by an Eagle Entity, which shares constitute all the outstanding shares of Series E Preferred Stock, shall remain outstanding following the Merger in accordance with their terms.

        (d)    Conversion of Merger Sub Common Stock.    All the shares of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, in the aggregate, 56,521,739 validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of Series E Preferred Stock referred to above in Section 2.1(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

        (e)    Dissenters' Rights.    Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively waives, withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such Shares shall not be deemed Dissenting Shares and will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Dissenting Shares for which appraisal rights have been perfected shall be paid to the Surviving Corporation upon demand. The Company will give the ESOP (i) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company that relate to any such demand for dissenters' rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of the ESOP, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

        (f)    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

        Section 2.2    Exchange of Certificates.

        (a)    Paying Agent.    At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with a U.S. bank or trust company to act as a paying agent hereunder pursuant to an agreement customary in form and substance (the "Paying Agent"), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) and the Company Stock-Based Awards (as hereinafter defined), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares ("Certificates") (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("Book-Entry Shares") pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the "Exchange Fund").

        (b)    Payment Procedures.

            (i)  As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the ESOP and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) upon surrender of such documents as may reasonably be required by the Paying Agent, to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

           (ii)  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

          (iii)  The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the "Code") or any provision of applicable Federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made.

        (c)    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with Section 2.2 shall thereafter look only to the Surviving Corporation as general unsecured creditors of the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

        (e)    No Liability.    Notwithstanding anything herein to the contrary, none of the Company, the ESOP, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by the Company; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, or commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's Corporation, a division of The McGraw Hill Companies, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), or a combination thereof. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

        (g)    Lost Certificates.    In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof, other than risk factor and similar cautionary disclosure contained in the Company SEC Documents under the headings "Risk Factors" or "Forward-Looking Statements" or under any other similar heading, or as disclosed in the disclosure schedule delivered by the Company to the ESOP immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to the ESOP and Merger Sub as follows:

        Section 3.1    Qualification, Organization, Subsidiaries, etc.    Each of the Company and its Subsidiaries and, to the knowledge of the Company, each Company Joint Venture is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, hold and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, holding or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Company Joint Venture" means CareerBuilder, LLC, ShopLocal, LLC, Topix LLC, Television Food Network, G.P., Comcast SportsNet Chicago, LLC, Eagle New Media Investments, LLC ("Eagle New Media"), and Eagle Publishing Investments, LLC ("Eagle Publishing" and together with Eagle New Media, the "Eagle Entities"). As used in this Agreement, any reference to any facts, circumstances, events or changes having a "Company Material Adverse Effect" means any facts, circumstances, events or changes that are materially adverse to the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the Company and its Subsidiaries, taken as a whole, or that have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or to consummate the Merger and the other transactions to be performed or consummated by the Company; provided, however that "Company Material Adverse Effect" shall not include facts, circumstances, events or changes resulting from (a) changes in general economic or political conditions or the securities, credit or financial markets in general, (b) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in law or regulation across such industries, (c) the announcement of this Agreement or the pendency or consummation of the Merger, (d) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Tribune Acquisition and the ESOP, (e) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (f) the identity of Tribune Acquisition or the ESOP or any of their affiliates as participants in the transactions contemplated by this Agreement or the other agreements described in the recitals hereof or (g) changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board, the Accounting Principles Board, the American Institute of Certified Public Accountants and other similar organizations generally considered authoritative with respect to the interpretation of GAAP, except, in the case of the foregoing clauses (a) and (b), to the extent such facts, circumstances, events, changes or developments referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries or in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other companies. For the avoidance of doubt, the parties agree that any decline in the stock price of the Company Common Stock on the New York Stock Exchange or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a Company Material Adverse Effect, but the underlying causes of such decline or failure shall be considered to the extent applicable (and subject to the proviso set forth in the immediately preceding sentence) in determining whether there is a Company Material Adverse Effect. The Company has made available to the ESOP prior to the date of this Agreement a true and complete copy of the Company's amended and restated certificate of incorporation and by-laws and the charter and comparable organizational documents of each Company Joint Venture, each as amended through the date hereof. The amended and restated certificate of incorporation and by-laws of the Company are in full force and effect, and the certificate of incorporation and by-laws or similar organizational documents of each Subsidiary of the Company and, to the knowledge of the Company, each Company Joint Venture are in full force and effect. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Company Joint Venture is in material violation of any provision of its certificate of incorporation or by-laws or similar organizational documents.

        Section 3.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of 1,400,000,000 shares of Company Common Stock and 12,000,000 shares of preferred stock, without par value ("Company Preferred Stock"), of which 6,000,000 shares are designated as Series A Junior Participating Preferred Stock and 380,972 shares are designated as Series D-1 Preferred Stock (the "Series D-1 Preferred Stock"). At the close of business on March 14, 2007, (i) 388,098,408 shares of Company Common Stock were issued and outstanding (including 18,000 Restricted Shares), (ii) 87,035,996 shares of Company Common Stock were held in treasury, (iii) 60,671,319 shares of Company Common Stock were held by the Eagle Entities, (iv) 32,853,240 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company or of the former Times Mirror Company (the "Company Stock Plans") and (v) 137,643 shares of Series D-1 Preferred Stock were issued and outstanding and held by the Eagle Entities. All outstanding shares of Company Common Stock and Company Preferred Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iv), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and all Liens. As of immediately prior to the Effective Time, there will be (i) no shares of Series D-1 Preferred Stock issued and outstanding and (ii) issued and outstanding shares of Series E Preferred Stock, all of which will be held by the Eagle Entities, as contemplated by that certain Exchange Agreement by and among the Company, Eagle New Media and Eagle Publishing (the "Exchange Agreement"). Such Series E Preferred Stock, when issued in accordance with the terms of the Exchange Agreement, will be fully authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and all Liens.

        (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth as of March 14, 2007, a complete and correct list of all outstanding Company Stock-Based Awards, Restricted Shares, Company Stock Options and each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents), the number of shares of Company Common Stock issuable thereunder or with respect thereto and the exercise price (if any) and the Company has granted no other such awards since March 14, 2007 and prior to the date hereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including any required shareholder approval by the necessary number of votes or written consents, and each such grant was made in all material respects in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act, and all other applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange. The per share exercise price of each Company Stock Option was equal to the fair market value (as such term is defined in the applicable Company Stock Plan) of a share of Company Common Stock on the applicable grant date. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. No outstanding Company Stock Option is intended to qualify as an "incentive stock option" under Section 422 of the Code.

        (c)   All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all Liens. To the knowledge of the Company, all of the outstanding ownership interests in each of the Company Joint Ventures are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Company Joint Venture that are owned by the Company or a wholly owned Subsidiary of the Company, are owned free and clear of all Liens.

        (d)   Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after March 14, 2007, which were reserved for issuance as of March 14, 2007 as set forth in subsection (a) above with respect to awards outstanding as of such date under Company Stock Plans, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, or other similar rights, undertakings, agreements or commitments of any kind to which the Company or any of the Company's Subsidiaries is a party obligating the Company or any of the Company's Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, undertaking, agreement or arrangement, (C) repurchase, redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or Company Joint Venture or (E) give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. Except for the issuance of shares of Company Common Stock that were reserved for issuance as set forth in subsection (a) above, and except for regular quarterly cash dividends, from March 9, 2007 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Stock, and its Board of Directors has not authorized any of the foregoing.

        (e)   Except for awards to acquire or receive shares of Company Common Stock under a Company Stock Plan, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

        (f)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

        Section 3.3    Corporate Authority Relative to This Agreement; No Violation.

        (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined) in the case of the Merger, to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, acting upon the recommendation of the Special Committee, at a duly held meeting has (i) determined that it is fair to and in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement (the "Recommendation") and directed that this Agreement and the Merger be submitted for consideration of the shareholders of the Company at the Company Meeting (as hereinafter defined). Assuming the accuracy of the representations and warranties of the ESOP and Merger Sub set forth in Section 4.9, (i) the determinations, approvals and resolutions by the Board of Directors of the Company are sufficient to render inapplicable to the ESOP and Merger Sub and this Agreement, the Merger and the other transactions contemplated hereby the restrictions on "business combinations" contained in Section 203 of the DGCL and (ii) to the knowledge of the Company, no other "fair price," "moratorium," "control share acquisition," "business combination" or other similar antitakeover statute or regulation enacted under state or Federal laws in the United States applicable to the Company is applicable to the ESOP and Merger Sub and this Agreement, the Merger or the other transactions contemplated hereby. Except for the Company Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the ESOP and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

        (b)   The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "Governmental Entity"), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the filing of the Proxy Statement (as hereinafter defined) and the Schedule 13E-3 (as hereinafter defined), (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) filings with the Federal Communications Commission (the "FCC"), the FCC Order (as hereinafter defined), and the state regulatory bodies (the "State Commissions") set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky laws, (vii) such of the foregoing as may be required in connection with the Financing, and (viii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (viii), the "Company Approvals"), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger. As used herein, "FCC Order" means one or more orders or decisions of the FCC (or its staff) which grant all consents or approvals required under the Communications Act of 1934, as amended (the "Communications Act") or the rules, regulations and published policies of the FCC promulgated thereunder (the "FCC Rules") for the transfer of control or assignment of all FCC licenses, permits or other authorizations held by the Company or any of its Subsidiaries to the ESOP, Merger Sub or an affiliate of the ESOP or Merger Sub and the consummation of the transactions contemplated by this Agreement, whether or not any (x) appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or any sua sponte action by the FCC with similar effect, has expired or (y) such order is subject to any condition or provision of law or regulation of the FCC (whether such law or regulation is now existing or is proposed in any proceeding pending at the time of receipt of the FCC Order). There is not pending or, to the knowledge of the Company, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture, complaint or investigation against or relating to the Company, any of its Subsidiaries or a Company Station or, to the knowledge of the Company, any Company Joint Venture, nor, to the knowledge of the Company, is there any fact or circumstance related to the Company, any of its Subsidiaries, any Company Joint Venture or a Company Station, that would reasonably be expected to prevent the FCC from issuing the FCC Order.

        (c)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, any of its Subsidiaries or any Company Joint Venture, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) assuming compliance with the matters referenced in Section 3.3(b), conflict with, contravene, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person (other than employees of the Company) under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which the Company or any of the Company's Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien"), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established on the most recent consolidated balance sheet included in Company SEC Documents filed prior to the date hereof, (B) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a "Permitted Lien"), upon any of the properties or assets of the Company or any of the Company's Subsidiaries, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.4    Reports and Financial Statements.

        (a)   The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the "SEC") since December 25, 2005 (the "Company SEC Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is, or at any time since December 25, 2005 has been, required to file any form or report with the SEC.

        (b)   The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and comply as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Since December 25, 2005, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

        (c)   To the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that, as of the date of this Agreement, has been adopted by the SEC, the Financial Accounting Standards Board or the Emerging Issues Task Force that is not in effect as of the date of this Agreement but that, if implemented, could reasonably be expected to have a Company Material Adverse Effect.

        Section 3.5    Internal Controls and Procedures.    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective.

        Section 3.6    No Undisclosed Liabilities.    Except (a) as reflected or reserved against in the Company's most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Documents, (b) as expressly permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7    Compliance with Law; Permits.

        (a)   The Company, each of the Company's Subsidiaries, their relevant personnel and operations and, to the knowledge of the Company, each of the Company Joint Ventures are, and since December 31, 2006, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matters is addressed by other sections of this Agreement.

        (b)   The Company, the Company's Subsidiaries and, to the knowledge of the Company, each of the Company Joint Ventures are in possession of and have in effect all franchises, grants, authorizations, licenses, permits (other than the Company FCC Licenses), easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company's Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), and no non-renewal, suspension, cancellation or materially adverse modification of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have any of the Company Permits or the suspension, cancellation or materially adverse modification of any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no violation of, default (with or without the lapse or time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect in accordance with their terms and, to the Company's knowledge, there is no event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit, except where the failure to be in full force and effect, or where such revocation, cancellation, non-renewal or adverse modification, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Section 3.7(c) of the Company Disclosure Schedule sets forth (i) all main television and radio station licenses, permits, authorizations and approvals issued by the FCC to the Company or any of its Subsidiaries for the operation of the Company Stations ("Company FCC Licenses") and the legal name of the entity to which each such Company FCC License was issued and (ii) all time brokerage agreements and joint sales agreements between the Company or any of its Subsidiaries and any other broadcast licensee with respect to any broadcast television or radio station. The Company FCC Licenses are in full force and effect in accordance with their terms in all material respects and are not subject to any material conditions except for conditions applicable to television or radio broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses. The Company and its Subsidiaries have constructed and operated and currently are constructing and operating the Company Stations in material compliance with the terms of the Company FCC Licenses, the Communications Act, the FCC Rules and applicable requirements of the Federal Aviation Administration (the "FAA"). Without limiting the generality of the foregoing, the Company and its Subsidiaries have timely filed or made all applications, reports and other disclosures required by the FCC or FAA to be filed or made with respect to the Company Stations and have timely paid all FCC regulatory fees with respect to the Company Stations, except for such noncompliance, failure to file or failure to pay as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries hold all Company FCC Licenses necessary for the Company and its Subsidiaries to construct and operate the Company Stations as they are now being constructed and operated, and no suspension, cancellation or adverse modification of any of the Company FCC Licenses is pending or, to the knowledge of the Company, threatened, except where the failure to have any of the Company FCC Licenses or the non-renewal, suspension, cancellation or materially adverse modification of any of the Company FCC Licenses would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is not pending or, to the knowledge of the Company, threatened by or before the FCC any proceeding, notice of violation, order of forfeiture, complaint or investigation against or relating to the Company, any of its Subsidiaries, any Company Station or, to the knowledge of the Company, any Company Joint Venture, except for any such proceedings, notices, orders, complaints or investigations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no order of forfeiture or notice of liability issued by the FCC with respect to the Company, any of its Subsidiaries, any Company Station or, to the knowledge of the Company, any Company Joint Venture that has not been satisfied. As used herein, "Company Station" shall mean each radio broadcast and television station currently owned and operated by the Company or any of its Subsidiaries, including full power radio and television broadcast stations and low power television and television translator stations.

        (d)   The transmission towers and other transmission facilities of the Company Stations have been maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice. To the knowledge of the Company, no Company Station causes interference in violation of the Communications Act or the FCC Rules to the transmission of any other broadcast station or communications facility.

        (e)   Neither the Company nor any of its Subsidiaries has leased, licensed, assigned, conveyed or otherwise encumbered any portion of the digital spectrum of a Company Station or granted rights to any party to broadcast on any portion of the digital spectrum of a Company Station.

        Section 3.8    Environmental Laws and Regulations.

        (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels allowed or otherwise permitted by applicable Environmental Laws, (iii) since December 31, 2006, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses or any of their respective properties or assets, (iv) there have been no Releases or transportation of any Hazardous Substance at, onto, or from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, notice of violation or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8.

        (b)   As used herein, "Environmental Law" means any Law relating to (x) the protection, preservation or restoration of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date hereof, or (z) the protection of worker health or safety.

        (c)   As used herein, "Hazardous Substance" means any substance, element, compound, mixture, solution, and/or waste presently listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Entity or any Environmental Law, including but not limited to any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

        (d)   As used herein, "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the environment of a Hazardous Substance, in each case, in violation of any Environmental Law or in a manner which has or may give rise to any liability under any Environmental Law.

        Section 3.9    Employee Benefit Plans.

        (a)   Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. "Company Benefit Plans" means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than the Company or a Company Subsidiary pursuant to any collective bargaining agreements), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

        (b)   Section 3.9(b) of the Company Disclosure Schedule lists all "multiemployer plans" (as defined in Regulation 4001.2 under ERISA) to which the Company or any ERISA Affiliate (as defined below) is obligated to contribute currently or has been obligated to contribute during the immediately preceding three years. The Company has made available to the ESOP all material written information which it has regarding potential withdrawal liability under such multiemployer plans, and, subject to, and in accordance with Section 5.2, the Company will use reasonable best efforts to assist the ESOP and Merger Sub in obtaining any additional, available material information regarding such multiemployer plans as the ESOP or Merger Sub shall reasonably request.

        (c)   The Company has heretofore made available to the ESOP true and complete copies of each of the material Company Benefit Plans and material related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iii) the most recent determination letter from the Internal Revenue Services (the "IRS") (if applicable) for such Company Benefit Plan.

        (d)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each material Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and in each case the regulations thereunder (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and, to the knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code and (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any liability of the Company or any of its Subsidiaries. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        (e)   Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation, forgiveness of indebtedness or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) result in any "excess parachute payment" (within the meaning of Section 280G of the Code), (iii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iv) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, director or officer, except as expressly provided in this Agreement, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

        Section 3.10    Absence of Certain Changes or Events.

        (a)   From December 31, 2006 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the Tribune Purchase Agreement or the ESOP Purchase Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (ii) there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Since the date of this Agreement, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.11    Investigations; Litigation.    As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of the Company's Subsidiaries or, to the knowledge of the Company, any Company Joint Venture which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitrations, mediations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company, any of its Subsidiaries, any of their respective properties or, to the knowledge of the Company, any Company Joint Venture at law or in equity (and, to the knowledge of the Company, there is no basis for any such action, suit, inquiry, investigation or proceeding) before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.12    Proxy Statement; Other Information.    The proxy statement (including the letter to shareholders, notice of meeting and form of proxy, and any amendments or supplements thereto, the "Proxy Statement") and the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time they are concurrently filed with the SEC, or, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied by the ESOP, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

        Section 3.13    Rights Plan.    The Board of Directors of the Company has resolved to, and the Company promptly after the execution of this Agreement will, take all action necessary to render the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company ("Rights"), issued pursuant to the terms of the Rights Agreement, dated as of December 12, 1997, as amended (the "Rights Agreement"), between the Company and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent, inapplicable to the Merger and the execution and operation of this Agreement.

        Section 3.14    Tax Matters.

        (a)   Except in the case of clauses (i), (iv) or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters owed or claimed to be owed by the Company or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed, in whole or in part, by Section 355(a) or 361 of the Code (or any similar provision of state, local or foreign Law) and (vii) neither the Company nor any of its Subsidiaries has ever entered into any "reportable transaction," as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a) (other than transactions for which Form 8866 was filed with the Company's Tax Returns).

        (b)   None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (i) the installment method of accounting, (ii) the completed contract method of accounting, (iii) the long-term contract method of accounting, (iv) the cash method of accounting or Section 481 of the Code or (v) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Company SEC Documents.

        (c)   As used in this Agreement, (i) "Taxes" means any and all (whether or not disputed) domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers'

compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (A) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (B) a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to any such amounts, and (ii) "Tax Return" means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

        Section 3.15    Labor Matters.    Except for matters in the case of clause (e) below which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries ("Employees") that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (b) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (c) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, (d) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the operations of, or result in material liability to, the Company and its Subsidiaries taken as a whole, and (e) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998 as a result of any action taken by the Company (other than at the written direction of the ESOP or as a result of any of the transactions contemplated hereby) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.16    Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all material Liens, all domestic and foreign trademarks (including call signs), trade names, service marks, service names, assumed names, registered and unregistered copyrights and applications for same, domain names, patents and patent applications and registrations used in their respective businesses as currently conducted, including all rights associated therewith, whether registered or unregistered and however documented (collectively, the "Intellectual Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2006, (a) there has not been any pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other unauthorized use of Intellectual Property by the Company or any of its Subsidiaries, or challenging any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any of the Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise made unauthorized use of any intellectual property rights of any person, and neither the Company nor any of its Subsidiaries has received an "invitation to license" or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any intellectual property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other unauthorized use by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person has or is currently infringing, misappropriating or otherwise making unauthorized use of any Intellectual Property of the Company or any of its Subsidiaries and (e) the Company and its Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve the Intellectual Property.

        Section 3.17    Real Property.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof).

        Section 3.18    Opinion of Financial Advisor.    The Board of Directors of the Company has received the opinion of each of Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares (other than certain affiliated entities).

        Section 3.19    Required Vote of the Company Shareholders.    Subject to the accuracy of the representations and warranties of the ESOP and Merger Sub in Section 4.9, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the "Company Shareholder Approval").

        Section 3.20    Material Contracts.

        (a)   Except for this Agreement, the Tribune Purchase Agreement, the ESOP Purchase Agreement, the Company Benefit Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, nor are any of their properties or other assets bound by, any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.20(a) being referred to herein as "Company Material Contracts").

        (b)   Neither the Company nor any Subsidiary of the Company is in breach of or default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.21    Finders or Brokers.    Except for Morgan Stanley & Co. Incorporated, Merrill Lynch & Co., Inc. and Citigroup Global Markets Inc. (the "Company Financial Advisors"), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to the ESOP an accurate and complete summary of the fee arrangements with the Company Financial Advisors.

        Section 3.22    Insurance.    The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company or its Subsidiaries, and in amounts sufficient to comply with all Company Material Contracts to which the Company or any of its Subsidiaries are parties or are otherwise bound.

        Section 3.23    Affiliate Transactions.    As of the date hereof, there are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC which have not been so disclosed prior to the date hereof.

        Section 3.24    Indebtedness.    Section 3.24 of the Company Disclosure Schedule sets forth, as of April 1, 2007, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, and all reimbursement obligations (or guarantees thereof) with respect to letters of credit issued on behalf of, the Company and each of its Subsidiaries.

        Section 3.25    Cable and Satellite Matters.    Section 3.25 of the Company Disclosure Schedule sets forth a list of the ten largest multichannel video programming distributors (including cable systems, SMATV, open video systems, MMDS, MDS, Broadband Radio Service and DBS systems, collectively, "MVPDs") that carry the analog and/or digital signals of the Company Stations. No MVPD listed on Section 3.25 of the Company Disclosure Schedule has declined or refused to carry a Company Station or disputed a Company Station's right to carriage pursuant to such Company Station's must-carry or retransmission consent election, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ESOP AND MERGER SUB

        The ESOP and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Qualification, Organization, Subsidiaries, etc.    Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, hold and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing, holding or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the ESOP or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (an "ESOP Material Adverse Effect"). The ESOP has made available to the Company prior to the date of this Agreement a true and complete copy of the operating agreement of the ESOP and the certificate of incorporation and by-laws of Merger Sub, each as amended through the date hereof.

        Section 4.2    Authority Relative to This Agreement; No Violation.

        (a)   The ESOP has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the trustee of the ESOP, the Board of Directors of Merger Sub and by the ESOP, as the sole shareholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other organizational proceedings on the part of the ESOP or corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the ESOP and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of the ESOP and Merger Sub, enforceable against each of the ESOP and Merger Sub in accordance with its terms.

        (b)   The execution, delivery and performance by the ESOP and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the ESOP and Merger Sub do not and will not require any consent, approval, license, authorization, order or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings with and approvals from the FCC and the State Commissions as set forth on Section 3.3(b) of the Company Disclosure Schedule, (v) compliance with any applicable foreign or state competition, antitrust, securities or blue sky laws, (vi) filings under any applicable state takeover Law and (vii) such of the foregoing as may be required in connection with the Financing (collectively, clauses (i) through (vii), the "ESOP Approvals"), and other than any consent, approval, license, authorization, order, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

        (c)   The execution, delivery and performance by the ESOP and Merger Sub of this Agreement and the consummation by the ESOP and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the ESOP or Merger Sub, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or result in violation of any provision of any Law binding upon or applicable to the ESOP or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license to which the ESOP or Merger Sub is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the ESOP or Merger Sub, other than, in the case of clause (ii) through (iv), any such items that would not, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

        Section 4.3    Investigations; Litigation.    There is no investigation or review pending (or, to the knowledge of the ESOP, threatened) by any Governmental Entity with respect to the ESOP or Merger Sub which could, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to the ESOP's knowledge, threatened) against or affecting the ESOP or Merger Sub, or any of their respective properties at law or in equity (and to the ESOP's knowledge there is no basis for any such action, suit, inquiry, investigation, arbitration, mediation or proceeding) before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which could, individually or in the aggregate, reasonably be expected to have an ESOP Material Adverse Effect.

        Section 4.4    Proxy Statement; Other Information.    None of the information provided by the ESOP or Merger Sub to be included in the Proxy Statement, the Schedule TO or the Schedule 13E-3 will, at the time the Proxy Statement, the Schedule TO and the Schedule 13E-3 are concurrently filed with the SEC, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the ESOP or Merger Sub with respect to statements made in the Proxy Statement, the Schedule TO or the Schedule 13E-3 based on information supplied by the Company, any of the Company's Subsidiaries or any of their respective affiliates.

        Section 4.5    Capitalization of Merger Sub.    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the ESOP. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than the ESOP may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof, other than business and operations related to the Merger and the transactions contemplated by this Agreement, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        Section 4.6    Lack of Ownership of Company Common Stock.    Except as contemplated by the ESOP Purchase Agreement, neither the ESOP nor any of its Subsidiaries beneficially owns or, since December 31, 2006 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

        Section 4.7    Finders or Brokers.    Except for Duff & Phelps, LLC, the ESOP has not employed any financial advisor, investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

        Section 4.8    No Additional Representations.

        (a)   The ESOP acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

        (b)   The ESOP acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to the ESOP and its Representatives except as expressly set forth in Article III, and neither the Company nor any other person shall be subject to any liability to the ESOP or any other person resulting from the Company's making available to the ESOP or the ESOP's use of such information, including the presentation materials delivered to the ESOP, as subsequently updated, supplemented or amended (the "Information Memorandum"), or any information, documents or material made available to the ESOP in the due diligence materials provided to the ESOP, including in the "data room," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to the ESOP with respect to (i) the information set forth in the Information Memorandum or (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Information Memorandum or any management presentation.

ARTICLE V
COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business by the Company.

        (a)   From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the ESOP and Tribune Acquisition (which consent shall not be unreasonably withheld), (iii) as may be expressly required or permitted by this Agreement, the Tribune Purchase Agreement, the Financing Commitments, the New Credit Agreements or the ESOP Purchase Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and (B) the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company's business, to keep available the services of those of their present officers, employees and consultants who are important to the operation of their business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

        (b)   Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), the Company agrees, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the ESOP, the Company:

            (i)  shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity securities (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries and (B) that the Company may continue to pay dividends on the Company Preferred Stock in accordance with the terms thereof;

           (ii)  shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except (A) for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and (B) as contemplated by the Exchange Agreement;

          (iii)  except to the extent required by Law (including Section 409A of the Code) or by Contracts in existence as of the date hereof or by Company Benefit Plans, shall not and shall not permit any of its Subsidiaries to (A) increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted each year), (B) pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers, (C) enter into, amend, alter (other than amendments that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, bonus, collective bargaining or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider, other than with respect to any employment, severance or retention agreement (or amendment with respect thereto) entered into in the ordinary course of business consistent with past practice between the Company or one of its Subsidiaries, on the one hand, and any consultant, independent contractor, service provider or employee of the Company or its Subsidiaries who is not an executive officer of the Company or its Subsidiaries, or (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or otherwise accelerate any rights or benefits, or make any determinations that would result in a material increase in liabilities under any Company Benefit Plan;

          (iv)  shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

           (v)  shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents, except pursuant to the Certificate of Designation;

          (vi)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise expressly provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) issuances of up to 75,000 shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefit Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock permitted under this Section 5.1(b) if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (D) issuances of shares of Company Common Stock and other Company securities pursuant to the Tribune Purchase Agreement and the ESOP Purchase Agreement;

         (vii)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other equity securities or any rights, warrants or options to acquire any such equity securities;

        (viii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money (x) on materially no less favorable terms and so long as such indebtedness is voluntarily prepayable or redeemable without premium or penalty or (y) with borrowings under and pursuant to the (1) Amended and Restated Credit Agreement and the Amended and Restated Bridge Credit Agreement, each dated as of June 27, 2006, among the Company, the banks, financial institutions and other institutional lenders party thereto, and Citicorp North America, Inc., as administrative agent (together, the "Existing Credit Agreements") or the (2) definitive credit agreements (the "New Credit Agreements") to be entered into by the Company pursuant to the Financing Commitments, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money in an amount necessary to effect the exercise of the purchase option for the properties currently owned by TMCT, LLC and leased to the Company and its Subsidiaries, (E) indebtedness for borrowed money in an amount not to exceed $100 million in aggregate principal amount outstanding at any time, incurred as (x) a "Revolving Credit Advance" or a "Swing Line Advance" and "Term Advances" under and pursuant to the Existing Credit Agreements or (y) as an advance under the revolving credit facility to be included in the New Credit Agreements; provided that any amount borrowed pursuant to this clause (E) shall reduce the amount of borrowings permitted under clause (G) below, (F) indebtedness for borrowed money as required to consummate the Offer, the Merger and the transactions contemplated hereby or by the New Credit Agreements and (G) other unsecured indebtedness for borrowed money not to exceed $100 million in aggregate principal amount outstanding at any time other than in accordance with clauses (A)-(F) above, so long as such indebtedness is voluntarily prepayable or redeemable (without premium or penalty) upon no more than three business days' notice; provided that any amount borrowed pursuant to this clause (G) shall reduce the amount of borrowings permitted under clause (E)(y) above;

          (ix)  except for transactions among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock or equity securities of Subsidiaries, except (A) sales of inventory in the ordinary course of business, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and (C) as set forth on Section 5.1(b) of the Company Disclosure Schedule;

           (x)  shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company;

          (xi)  shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts;

         (xii)  shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any amended Tax Return, or (C) settle or compromise any liability for Taxes or surrender any claim for a refund of Taxes, other than in the case of clauses (B) and (C) hereof in respect of any Taxes that have been identified in the reserves for Taxes in the Company's GAAP financial statements;

        (xiii)  shall not acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, including by merger, consolidation or acquisition of stock or assets, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price of $120 million in the aggregate; provided that without the ESOP's consent (which consent may not be unreasonably withheld), the Company shall not acquire or make any investment (or agree to acquire or to make any investment) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC;

        (xiv)  shall not adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than as contemplated in this Agreement);

         (xv)  shall not settle or compromise any claim, suit, action, arbitration, or other proceeding, whether administrative, civil or criminal, in law or in equity, including in connection with the Matthew Bender and Mosby Tax litigation, except for claims that consist solely of monetary damages in an amount not to exceed $20 million individually and $75 million in the aggregate;

        (xvi)  shall not make any capital expenditures other than in accordance with the Company's budget consistent with past practice and other than expenditures necessary in response to emergencies such as natural disasters or acts of terrorism, in each case in accordance with past practice;

       (xvii)  shall not enter into any transaction, agreement, arrangement or understanding between (A) the Company or any Subsidiary, on the one hand, and (B) any affiliate of the Company (other than the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC;

      (xviii)  shall not knowingly take any action that would be reasonably likely to prevent or cause a material delay in the satisfaction of the conditions contained in Sections 6.1 and 6.3 or the consummation of the Merger; and

        (xix)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          (c)   The Company (on behalf of itself and its Subsidiaries and affiliates) agrees that, between the date hereof and the Effective Time, they shall not, and shall not permit any of their respective Subsidiaries or affiliates to enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest attributable to the ESOP or any of its affiliates under the FCC Rules in any radio or television broadcast licensee, or the publisher of any English language daily newspaper of general circulation, if the ownership of such interest would reasonably be expected (A) to result in any delay in obtaining, or failure to obtain, the FCC Order or (B) to require the FCC to issue additional waivers of its ownership rules in prior to granting the FCC Order.

        Section 5.2    Investigation.    The Company shall afford to the ESOP and its accountants, consultants, legal counsel, financial advisors, and agents and other representatives (collectively, "Representatives") reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish the ESOP with financial, operating and other data and information as the ESOP, through its respective officers, employees or other authorized Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a material risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall the ESOP or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any onsite procedure, with the Company's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such procedure is necessary for the Financing).

        Section 5.3    No Solicitation.

          (a)   Subject to Section 5.3(b)-(e), (i) the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal and (ii) during the period beginning on the date hereof and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (B) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal or access to its properties, books, records or personnel in connection therewith to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, (C) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (D) approve, endorse or recommend any Alternative Proposal, (E) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), (F) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the ESOP, Merger Sub, Tribune Acquisition or their Representatives) with respect to, or which would reasonably be expected to result in, an Alternative Proposal, or (G) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.3(a). Without limiting the foregoing, it is understood that any action of any Subsidiary of the Company or Representative of the Company or any of its Subsidiaries that would be a violation if taken by the Company shall be deemed to be a breach of this Section 5.3 by the Company.

          (b)   Notwithstanding the limitations set forth in Section 5.3(a), at any time from the date hereof and continuing until the earlier of the receipt of the Company Shareholder Approval and the Termination Date, if the Company receives a bona fide written Alternative Proposal that was not solicited after the execution and delivery hereof (i) which (A) constitutes a Superior Proposal or (B) the Special Committee or the Board of Directors of the Company determines in good faith could reasonably be expected to result in a Superior Proposal, and (ii) which the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Special Committee's or the Company's outside legal counsel, that the failure of the Special Committee or the Board of Directors of the Company to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable Law, then the Company may take the following actions:

           (x)  furnish nonpublic information to the third party (including its Representatives) making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that, subject to Section 5.3(d), are substantially similar to the comparable confidentiality provisions of that certain Confidentiality Agreement, dated as of November 8, 2006, by and between the Company and Equity Group Investments, L.L.C. (the "Confidentiality Agreement"), it being understood that such agreement with such third party need not have comparable standstill provisions), (y) engage in discussions or negotiations with the third party (including its Representatives) with respect to the Alternative Proposal, and (z) approve, recommend and enter into an agreement with the third party with respect to the Alternative Proposal and exempt such third party from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply to such Alternative Proposal, in each case in connection with the termination of this Agreement pursuant to and in accordance with the terms of Section 7.1(g); provided, however, that (1) the ESOP shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Company furnishing information to the person making such Alternative Proposal or its Representatives and (2) the Company shall substantially simultaneously provide or make available to the ESOP any written material nonpublic information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to the ESOP.

          (c)   Except as provided in the next sentence, neither the Special Committee nor the Board of Directors of the Company shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to the ESOP, the approval or recommendation by the Special Committee or the Board of Directors of the Company of the Merger or this Agreement or the other transactions or agreements contemplated by this Agreement (including the Offer), (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (iii) recommend that shareholders of the Company tender their shares in connection with any tender offer or exchange offer (other than the Offer) or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL (each of the foregoing, a "Change of Recommendation"). Notwithstanding the foregoing, but subject to Section 5.4(c), the Special Committee or the Board of Directors of the Company may, at any time, make a Change of Recommendation if the Special Committee or the Board of Directors of the Company has concluded in good faith, after consultation with the Company's or the Special Committee's outside legal counsel and financial advisors, that the failure of the Special Committee or the Board of Directors of the Company to effect a Change of Recommendation would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable Law; provided, however, that no Change of Recommendation shall change the approval of the Special Committee or the Board of Directors of the Company for purposes of (A) causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement or (B) rendering the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the execution and operation of this Agreement.

          (d)   The Company promptly (and in any event within 48 hours) shall advise the ESOP orally and in writing of (i) any Alternative Proposal after the date hereof or indication or inquiry after the date hereof with respect to or that would reasonably be expected to lead to any Alternative Proposal, (ii) any request after the date hereof for nonpublic information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, or (iii) any inquiry or request after the date hereof for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or inquiry). The Company shall keep the ESOP reasonably informed on a current basis (and in any event within 48 hours of the occurrence of any material changes or developments) of the status (including the material terms and conditions thereof and any material change thereto) of any such Alternative Proposal or indication or inquiry, including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify the ESOP orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to the ESOP as required by this Section 5.3(d).

          (e)   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Board of Directors determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable Law; provided, however, that neither the Company, the Board of Directors nor the Special Committee may effect a Change of Recommendation unless permitted by Section 5.3(c).

          (f)    As used in this Agreement, "Alternative Proposal" shall mean any bona fide proposal or offer (including any proposal or offer from or to the Company's shareholders) made by any person or group of persons prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by the ESOP, Merger Sub and Tribune Acquisition and other than the Offer) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of assets representing twenty percent (20%) or more of the consolidated assets, revenues or earnings of the Company and its Subsidiaries, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock.

          (g)   As used in this Agreement "Superior Proposal" shall mean an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Company's or the Special Committee's outside legal and financial advisors, and considering such factors as the Special Committee or the Board of Directors of the Company, as applicable, consider to be appropriate (including the timing and likelihood of consummation of such proposal, financial and regulatory aspects, and any alterations to this Agreement agreed to in writing by the ESOP in response thereto), is more favorable to the Company and its shareholders than the transactions contemplated by this Agreement.

        Section 5.4    Proxy Statement; Company Meeting.

          (a)   The Company, the ESOP and Merger Sub shall each use their reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act or any other federal securities Laws, and under any applicable state securities or "blue sky" Laws, in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall prepare and concurrently file with the SEC the Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement, and the Company and the ESOP shall use all reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's shareholders, all as promptly as reasonably practicable; provided, however, that prior to the concurrent filing of the Proxy Statement and the Schedule 13E-3 the Company shall consult with the ESOP with respect to such filings and shall afford the ESOP and its respective Representatives reasonable opportunity to review and comment thereon. The ESOP and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement or the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify the ESOP of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply the ESOP with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Each of the Company, the ESOP and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement, the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, the ESOP and Merger Sub agree to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform the ESOP. In such case, the Company, with the cooperation of the ESOP, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company's shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with the ESOP with respect to such amendment or supplement and shall afford the ESOP and its Representatives reasonable opportunity to comment thereon. Notwithstanding the foregoing, the Company shall have no obligation to notify the ESOP of any matters to the extent that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with the Company's or the Special Committee's legal counsel, that to do so would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable Law.

          (b)   Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the "Company Meeting") (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 45 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and the ESOP), and (ii) subject to any Change of Recommendation of the Board of Directors or the Special Committee in accordance with Section 5.3(c), (A) include in the Proxy Statement the recommendation of the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, that the shareholders of the Company vote in favor of the adoption of this Agreement, and the written opinions referred to in Section 3.18 hereof, dated as of the date of this Agreement (unless the Company shall have been notified of the withdrawal of either such opinion) and (B) use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

          (c)   Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Article VII, the Company will take all of the actions contemplated by Section 5.4(a) and Section 5.4(b) regardless of whether the Board of Directors of the Company (acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has made a Change of Recommendation, and will submit this Agreement for adoption by the shareholders of the Company at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Article VII.

        Section 5.5    Stock Options and Other Stock-Based Awards; Employee Matters.

        (a)    Stock Options and Other Stock-Based Awards.

            (i)  Each option to purchase shares of Company Common Stock (each, a "Company Stock Option") granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the "Option Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

           (ii)  At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Company Benefit Plans (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Restricted Shares (as hereinafter defined), any rights under the Stock Purchase Plan, and Company Stock Options (each, other than Restricted Shares, rights under the Stock Purchase Plan and Company Stock Options, a "Company Stock-Based Award"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the "Option and Stock-Based Consideration") less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

          (iii)  Immediately prior to the Effective Time, each award of restricted Company Common Stock (the "Restricted Shares") shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

          (iv)  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan")) will adopt such resolutions and take such other actions as may be required to provide that with respect to the Stock Purchase Plan: (A) participants in the Stock Purchase Plan may not increase their payroll deductions or purchase election from those in effect on the date of this Agreement, (B) no purchase period will be commenced after the date of this Agreement (it being understood that any purchase period in effect on the date of the Agreement may continue in accordance with its terms), (C) the Stock Purchase Plan shall be terminated effective immediately prior to the Effective Time and (D) the amount of the accumulated contributions of each participant under the Stock Purchase Plan as of immediately prior to the Effective Time shall be refunded to such participant as promptly as practicable following the Effective Time (without interest).

           (v)  The Compensation & Organization Committee of the Board of Directors of the Company shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options, Company Stock-Based Awards, Restricted Shares and rights under the Stock Purchase Plan to implement the foregoing provisions of this Section 5.5.

        (b)    Employee Matters.

            (i)  From and after the Effective Time, the Surviving Corporation shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (without giving effect to any amendments thereto after the Effective Time except if consented to by the affected party). Notwithstanding any other provision of this Agreement to the contrary, (A) the Surviving Corporation shall provide each current and former employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements ("Company Employees") whose employment terminates during the one-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the Company's severance plans and policies as in effect immediately prior to the Effective Time (it being understood that Company Employees whose severance benefits are otherwise addressed in Section 5.5(b)(iv) of the Company Disclosure Schedule will be governed thereby), and (B) during such one-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees. Except as provided in the last sentence of this Section 5.5(b)(i) or in Section 5.5(b)(iv) or (v), nothing contained in this Agreement shall be construed as requiring the Surviving Corporation to establish, maintain or continue any specific plans. Furthermore, except as provided in the last sentence of this Section 5.5(b)(i) or in Section 5.5(b)(iv) or (v), no provision of this Agreement shall be construed as prohibiting or limiting the ability of the Surviving Corporation to amend, modify or terminate, any plans, programs, policies, arrangements, agreements or understandings of the Surviving Corporation or the Company. Without limiting the scope of Section 8.10, nothing herein shall confer any rights or remedies of any kind or description upon any current or former employee of the Company and its Subsidiaries or any other Person other than the ESOP, the Company and their respective successors and assigns; provided, however, that the last sentence of this Section 5.5(b)(i) shall be enforceable by and on behalf of the beneficiaries of the Company's Transitional Compensation Plan, as in effect as of the date hereof (the "Transitional Compensation Plan"), and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation shall honor, fulfill and discharge the Company's obligations under the Transitional Compensation Plan, without any amendment or change that is adverse to any beneficiary of such Transitional Compensation Plan.

           (ii)  For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any new employee benefit plans of Surviving Corporation and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (iii)  The ESOP and the Surviving Corporation each hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Stock Plans and the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

          (iv)  Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation agrees to the additional matters set forth on Section 5.5(b)(iv) of the Company Disclosure Schedule.

           (v)  Immediately following the Closing, the Surviving Corporation shall adopt an incentive plan in accordance with the term sheet set forth in Section 5.5(b)(v) of the Company Disclosure Schedule. This Section 5.5(b)(v) shall be enforceable by and on behalf of the beneficiaries of the Transitional Compensation Plan.

        Section 5.6    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions set forth in this Agreement, each of the Company, the ESOP and Merger Sub shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the ESOP Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by the ESOP to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement (it being understood that the failure to receive any such consents, approvals or waivers shall not be a condition to the ESOP's and Merger Sub's obligations hereunder, except with respect to the consents set forth on Section 6.1(d) of the Company Disclosure Schedule), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event shall the ESOP, Merger Sub, the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

          (b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the ESOP shall (i) promptly, (A) but in no event later than fifteen (15) days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, and (B) but in no event later than thirty (30) days after the date hereof, make their respective filings and thereafter make any other required submissions under the with the FCC to obtain the FCC Order (the "FCC Applications"), (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, trust or otherwise, the sale, divestiture or disposition of such assets or businesses of the ESOP or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of the ESOP or its Subsidiaries' (including the Surviving Corporation's) or affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, (iv) promptly inform the other party upon receipt of any material communication from the FCC, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or the ESOP, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and the ESOP shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and the ESOP agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) or (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

          (c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and the ESOP shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

          (d)   For purposes of this Agreement, "Regulatory Law" means the Communications Act, the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate media ownership or (iii) protect the national security or the national economy of any nation.

          (e)   The ESOP and the Company acknowledge that license renewal applications (each, a "Renewal Application") may be pending before the FCC with respect to one or more Company Stations (each, a "Renewal Station"). In order to avoid disruption or delay in the processing of the FCC Applications, the ESOP and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting the processing of license assignments and transfers in transactions involving multiple markets, notwithstanding the pendency of one or more license renewal applications. The ESOP and the Company agree to make such representations and undertakings as are reasonably necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending Renewal Application, and to assume the risks relating to such Renewal Application. To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the FCC Applications, the ESOP and the Company shall enter into tolling agreements with the FCC with respect to the relevant Renewal Application as reasonably necessary or appropriate to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints, investigations, letters of inquiry or other proceedings, including complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a "Tolling Agreement"). The ESOP and the Company shall consult in good faith with each other prior to entering into any such Tolling Agreement. Section 5.6(e) of the Company Disclosure Schedule sets forth each Renewal Application pending as of the date of this Agreement and describes any challenge, petition or investigation that, to the knowledge of the Company, is pending or threatened by or before the FCC against such Renewal Application.

        Section 5.7    Takeover Statute.    If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and the ESOP and the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

        Section 5.8    Public Announcements.    The Company and the ESOP will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The ESOP and the Company agree to issue a joint press release, together with Tribune Acquisition, announcing this Agreement.

        Section 5.9    Indemnification and Insurance.

          (a)   For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company's and any Company Subsidiary's certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any certificate of incorporation, by-laws or similar organizational documents, for a period of six (6) years from the Effective Time, in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries (it being understood that any indemnification agreement shall remain in effect in accordance with its terms); provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

          (b)   The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in and to the extent of their capacities as such and not as shareholders and/or equity holders of the Company or its Subsidiaries or otherwise (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the

  Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

          (c)   For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the ESOP shall not be required to pay annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (such 200% amount, the "Maximum Premium"), but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company's option, after consultation with the ESOP, the Company may purchase prior to the Effective Time, a six-year prepaid "tail" policy or policies (at an aggregate cost not exceeding the Maximum Premium times six) on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such "tail" prepaid policy or policies has or have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall cause such policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. The Company represents that the Maximum Premium is $7,915,164.

          (d)   The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

          (e)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger in accordance with their terms and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

          (f)    In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9.

        Section 5.10    Control of Operations.    Nothing contained in this Agreement shall give the ESOP, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.11    Financing.

          (a)   Section 5.11 of the Company Disclosure Schedule sets forth a true, accurate and complete copy of those certain commitment letters, letter agreements and related fee letters (collectively, the "Debt Commitment Letters"), dated April 1, 2007, from Merrill Lynch Capital Corporation,

  Citigroup Global Markets Inc. and JPMorgan Securities Inc. to the Company (the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide the Company with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger, the Offer and the other transactions contemplated hereby (the "Financing"). The Company shall use reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy on a timely basis all conditions applicable to the Company in such Financing Commitments, including, without limitation, conditions related to the payment of fees and expenses of the lead arrangers, the preparation and delivery to the lead arrangers of offering materials related to the Senior Notes (as defined in the Debt Commitment Letters), and the provision of information relating to the financial and operating results of the Company, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments. The Company shall give the ESOP prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Upon reasonable request, the Company shall inform the ESOP in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing, or amends the conditions to the drawdown of the Financing or any other terms thereof in any respect that could be reasonably expected to affect the availability of the Financing or delay the Closing, in each case, in any material respect. In the event that the Company becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources substantially consistent with the Financing Commitments, the Company shall promptly notify the ESOP and shall use reasonable best efforts to arrange any such portion from alternative sources.

          (b)   The ESOP will and will cause its Representatives to, at the Company's sole expense, cooperate reasonably with the Company and its authorized Representatives in connection with the arrangement, negotiation and closing of the Financing and the issuance of the Senior Notes (as defined in the Debt Commitment Letters), including (i) participation in a reasonable number of meetings on reasonable advance notice, (ii) furnishing information (including any financial statements) reasonably required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (iii) cooperation and assistance in respect of the preparation, negotiation, execution and closing of any underwriting or placement agreements, indentures, credit agreements, pledge and security documents, other definitive financing documents; provided, that, without limiting the obligations of the ESOP under this Section 5.11(b), the ESOP shall not be required to become subject to any obligations relating to such activities prior to the Closing; and provided, further, that any information provided to the Company pursuant to this Section 5.11(b) shall be subject to the applicable Confidentiality Agreement other than information included in any offering memoranda, private placement memoranda, prospectuses and similar documents.

        Section 5.12    Specified Divestitures.    The Company shall, and/or shall cause one or more of its Subsidiaries, to: (a) promptly after the date hereof, use commercially reasonable efforts (at the Company's sole expense) to commence a process by which the Company will or will cause one or more of its Subsidiaries to sell all of the assets or equity or other ownership interests owned or held by the Company and/or any of its Subsidiaries in the businesses identified on Section 5.12 of the Company Disclosure Schedule (the "Divestitures" and each a "Divestiture"), (b) coordinate with the ESOP and its advisors on all material aspects of the sale process and strategy in effecting the Divestitures, including any public announcements related thereto, (c) coordinate with the ESOP and its advisors on all material terms, conditions and obligations of a proposed Divesture, including transaction structure and timing, price, form of consideration, tax considerations, representations and warranties, indemnification obligations and other material terms, conditions and obligations, and (d) provide the ESOP and its advisors with a reasonable opportunity to review and comment upon any material transaction documents related to a proposed Divestiture. Nothing in this Agreement shall be deemed to require the Company to consummate any such Divestiture or to enter into any agreement for such Divestiture that is not conditioned on the closing of the Merger.

        Section 5.13    FCC Matters.    During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, the Company shall, and shall cause each of its Subsidiaries to: (i) comply in all material respects with all material requirements of the FCC applicable to the construction or operation of a Company Station, (ii) promptly deliver to the ESOP copies of any material reports, applications, petitions, objections or responses filed with the FCC with respect to a Company Station, (iii) promptly notify the ESOP of any material inquiry, investigation or proceeding initiated by the FCC relating to a Company Station, (iv) maintain in effect all of the Company FCC Licenses material to the operation of a Company Station and (v) not make or revoke any election with the FCC if such election or revocation would be material and adverse, individually or in the aggregate, to the Company or any of its Subsidiaries.

        Section 5.14    Company Offer.

          (a)   As promptly as reasonably practicable after the date hereof, the Company shall commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time in accordance with this Agreement, the "Offer") to purchase up to approximately 126 million shares of Company Common Stock at a price of $34 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the "Offer Price"). The Offer shall be subject to the conditions set forth in Section 5.14 of the Company Disclosure Schedule. The Company expressly reserves the right (subject to the terms of the Tribune Purchase Agreement) to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced, unless extended.

          (b)   As soon as practicable on the date of commencement of the Offer, the Company shall (i) file with the SEC (A) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the "Offer Documents") and (B) a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "TO Schedule 13E-3"), if required, and (ii) cause the Offer Documents to be disseminated to holders of Company Common Stock. The ESOP and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Offer Documents and the

  TO Schedule 13E-3 each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by the ESOP and its counsel.

          (c)   If the Offer is not consummated, this Agreement shall nevertheless remain in full force and effect in accordance with the terms hereof, and the Merger shall be consummated in accordance with the terms and subject to the conditions hereof.

        Section 5.15    Eagles Exchange.    In the event that any shares of Company Common Stock or Series D-1 Preferred Stock are owned or held by the Eagle Entities on any day that is less than 20 business days prior to Closing, the Company shall, and the Company shall cause the Eagle Entities to, (a) enter into an Exchange Agreement substantially in the form attached hereto as Exhibit C, which provides for Eagle New Media and Eagle Publishing to agree, on the terms and subject to the conditions set forth in the form of Exchange Agreement, to exchange (the "Exchange") all of the outstanding Company Common Stock and Series D-1 Preferred Stock held by them for shares of newly designated and issued Series E Preferred Stock, without par value, of the Company (the "Series E Preferred Stock"), with such terms and conditions as are necessary to provide for a fair value exchange and are reflected in a form of Certificate of Designation that will be attached as an exhibit to the Exchange Agreement (the "Certificate of Designation"), and (b) to consummate the Exchange prior to Closing.

ARTICLE VI
CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions (provided, however, that neither the ESOP nor Merger Sub shall be permitted to waive any condition hereunder without the express written consent of Tribune Acquisition):

          (a)   The Company Shareholder Approval shall have been obtained.

          (b)   No restraining order, injunction or other order by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

          (c)   Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and the FCC Order shall have been obtained.

          (d)   The consents and approvals set forth on Section 6.1(d) of the Company Disclosure Schedule shall have been received.

          (e)   The Exchange shall have been consummated in accordance with the terms of the Exchange Agreement, unless the Eagle Entities do not then own or hold any shares of Company Common Stock or Series D-1 Preferred Stock as a result of a liquidation, distribution or otherwise.

          (f)    All of the conditions precedent to the consummation of the purchase of the Subordinated Note and the Warrant contemplated by the Tribune Purchase Agreement shall have been satisfied or waived (other than consummation of the Merger) such that such purchases shall occur immediately following the consummation of the Merger.

          (g)   The Company shall have obtained the Financing on the terms set forth in the Financing Commitments, or alternative financing on substantially similar terms that are not materially more onerous than the terms reflected in such Financing Commitments, sufficient to consummate the Merger and the transactions contemplated by this Agreement.

        Section 6.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

          (a)   The representations and warranties of the ESOP and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) would not have, individually or in the aggregate, an ESOP Material Adverse Effect.

          (b)   The ESOP shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c)   The FCC Order shall not impose any condition on the ESOP, the Company or any Subsidiary of the Company that, individually or in combination with one or more other conditions, would reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations on an ongoing basis or continuing operations of the broadcasting business of the Company and its Subsidiaries, taken as a whole.

          (d)   The ESOP shall have delivered to the Company a certificate, dated the Effective Time and signed on its behalf by the ESOP Fiduciary, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (e)   The Company shall have obtained an opinion from Valuation Research Corporation or another nationally recognized firm reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Company, as to the solvency of the Company after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby and including the closing of the transactions contemplated by the Tribune Purchase Agreement and the ESOP Purchase Agreement).

        Section 6.3    Conditions to Obligations of the ESOP and Merger Sub to Effect the Merger.    The obligations of the ESOP and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions (provided, however, that neither the ESOP nor Merger Sub shall be permitted to waive any condition hereunder without the express written consent of Tribune Acquisition):

          (a)   (i) The representations and warranties of the Company set forth in Section 3.2(a) and (d) shall be true and correct in all material respects, (ii) the representations and warranties of the Company set forth in Sections 3.10(a)(ii) and (b) shall be true and correct in all respects and (iii) the other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c)   The Company shall have delivered to the ESOP a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

        Section 6.4    Frustration of Closing Conditions.    Neither the Company nor the ESOP may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.

ARTICLE VII
TERMINATION

        Section 7.1    Termination or Abandonment.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, as follows:

          (a)   by the mutual written consent of the Company and the ESOP;

          (b)   by either the Company or the ESOP if (i) the Effective Time shall not have occurred on or before May 31, 2008 (the "End Date") and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

          (c)   by either the Company or the ESOP if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling; and provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such final, non-appealable injunction, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

          (d)   by either the Company or the ESOP if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

          (e)   by the Company, if the Company is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and if the ESOP shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform by the ESOP (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date; provided that the Company shall have given the ESOP written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

          (f)    by the ESOP, if the ESOP is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform by the Company (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date; provided that the ESOP shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the ESOP's intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

          (g)   by the Company, prior to the Company Shareholder Approval, if the Board of Directors of the Company or the Special Committee determines to accept a Superior Proposal; provided, however, that (i) the Company shall have provided written notice to the ESOP (a "Notice of Superior Proposal") advising the ESOP that the Board of Directors of the Company or the Special Committee has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and the identity of the person making the proposal and providing the ESOP with a copy thereof (if in writing), (ii) at least three (3) business days following receipt by the ESOP of the Notice of Superior Proposal, and taking into account any revised proposal made by the ESOP since receipt of the Notice of Superior Proposal, the Board of Directors of the Company or the Special Committee shall have concluded that such Superior Proposal remains a Superior Proposal; provided that during such three (3) business day period, at the ESOP's request, the Company shall cooperate and negotiate with the ESOP in connection with the ESOP's efforts to make such a revised proposal; and provided, further, that in the event of any material change to the terms of such Superior Proposal, the Board of Directors of the Company or the Special Committee shall deliver to the ESOP an additional Notice of Superior Proposal, and the three (3) business day period referenced above shall be extended for an additional forty-eight (48) hours, (iii) the Company shall be in compliance with Section 5.3, (iv) the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of such Superior Proposal and (v) the Company shall have given the ESOP forty-eight (48) hours' written notice of its intention to terminate this Agreement pursuant to this Section 7.1(g), which notice period may run concurrently with any notice period contemplated by clause (ii) above;

          (h)   by the ESOP, prior to the Company Shareholder Approval, if the Board of Directors of the Company has failed to make the Recommendation in the Proxy Statement or has effected a Change of Recommendation in a manner adverse to the ESOP; and

          (i)    by the Company, if the consummation of the purchase of Company Common Stock and the Subordinated Exchangeable Note pursuant to the Tribune Purchase Agreement shall not have occurred on or prior to August 17, 2007 or if the Tribune Purchase Agreement is terminated in accordance with its terms prior to the Effective Time.

        In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company, the ESOP or Merger Sub, except as provided in Section 8.20 of the Tribune Purchase Agreement.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    No Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

        Section 8.2    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred by the Company, the ESOP, the ESOP Fiduciary or Merger Sub in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Company.

        Section 8.3    Counterparts; Effectiveness.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

        Section 8.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 8.5    Jurisdiction; Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

        Section 8.6    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 8.7    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  To the ESOP or Merger Sub:

    Tribune Employee Stock Ownership Trust
    c/o Greatbanc Trust Company, Trustee
    1301 West 22nd Street, Suite 702
    Oak Brook, Il 60523
    Attn: Marilyn Marchetti and Danielle Montesano

    Tel: (630) 572-5121 and (630) 572-5120
    Fax: (630) 571-0599

  with copies to:

    K & L Gates
    535 Smithfield Street
    Pittsburgh, PA 15222
    Attn: Charles R. Smith, Esq.
    Tel: (412) 355-6536
    Fax: (412) 355-6501

  and with additional copies to Tribune Acquisition and its copied parties.

  To the Company:

    Tribune Company
    435 North Michigan Avenue
    Chicago, IL 60611

    Attn: c/o Crane H. Kenney
    Senior Vice President, General Counsel & Secretary
    Tel: (312) 222-2491
    Fax: (312) 222-4206

  with copies to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attn: Steven A. Rosenblum and Peter E. Devine
    Tel: (212) 403-1000
    Fax: (212) 403-2000

    and

    Sidley Austin LLP
    One South Dearborn Street
    Chicago, IL 60603
    Attn: Thomas A. Cole and Larry A. Barden
    Tel: (312) 853-7473 and (312) 853-7785
    Fax: (312) 853-7036

    and

    Skadden, Arps, Slate, Meagher & Flom LLP
    Suite 2100
    333 West Wacker Drive
    Chicago, IL 60606
    Attn: Charles W. Mulaney, Jr.
    Tel: (312) 407-0700
    Fax: (312) 407-0411

    and

    McDermott, Will & Emery
    227 West Monroe Street
    Chicago, IL 60606

    Attn: William W. Merten
    Tel: (312) 984-7647
    Fax: (312) 984-7700

  To Tribune Acquisition:

    EGI-TRB, L.L.C.
    c/o Equity Group Investments, L.L.C.
    Two North Riverside Plaza, Suite 600
    Chicago, IL 60606
    Attn: Joseph M. Paolucci and Marc D. Hauser
    Tel: (312) 466-3885 and (312) 466-3281
    Fax: (312) 454-0335

  with copies to:

    Jenner & Block LLP
    330 N. Wabash Ave.
    Chicago, IL 60611
    Attn: Joseph P. Gromacki
    Tel: (312) 923-2637
    Fax: (312) 923-2737

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.8    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 8.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        Section 8.10    Entire Agreement; Third-Party Beneficiaries.    This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 2.1(a), Section 5.5(a), Section 5.5(b)(v), Section 5.9, and the last two sentences of Section 5.5(b)(i), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 8.11    Amendments; Waivers.    At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the ESOP and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or the ESOP in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.12    Tribune Acquisition Rights.    Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that neither the ESOP nor Merger Sub may, without the prior written consent of Tribune Acquisition, either (a) waive or amend any provision of this Agreement (including, without limitation, any condition under Section 6.1 or 6.3 hereof), including by the exercise of any consent rights, or (b) agree to, or exercise any right to, terminate this Agreement under Section 7.1(a) or 7.1(h).

        Section 8.13    Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.14    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 8.15    No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

        Section 8.16    Definitions.

          (a)   References in this Agreement to "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to "person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "knowledge" means (i) with respect to the ESOP, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule. As used in this Agreement, "business day" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

          (b)   Each of the following terms is defined on the pages set forth opposite such term:

Action	43
Additional Per Share Consideration	4
affiliates	56
Agreement	1
Alternative Proposal	34
Annualized Portion	4
Book-Entry Shares	5
business day	56
Cancelled Shares	4
Certificate of Designation	46
Certificate of Merger	2
Certificates	5
Change of Recommendation	33
Closing	2
Closing Date	2
Code	6
Communications Act	12
Company	1
Company Approvals	12
Company Benefit Plans	17
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	38
Company FCC Licenses	15
Company Financial Advisors	23
Company Joint Venture	7
Company Material Adverse Effect	8

Company Material Contracts	23
Company Meeting	36
Company Permits	15
Company Preferred Stock	9
Company SEC Documents	13
Company Shareholder Approval	22
Company Station	16
Company Stock Option	36
Company Stock Plans	9
Company Stock-Based Award	37
Confidentiality Agreement	33
control	56
Debt Commitment Letters	44
DGCL	2
Dissenting Shares	4
Divestiture	45
Divestitures	45
Eagle Entities	8
Eagle New Media	8
Eagle Publishing	8
Effective Time	2
Employees	21
End Date	49
Environmental Law	16
ERISA	17
ERISA Affiliate	18
ESOP	1
ESOP Approvals	25
ESOP Fiduciary	1
ESOP Material Adverse Effect	24
ESOP Purchase Agreement	1
Exchange	46
Exchange Act	11
Exchange Agreement	9
Exchange Fund	5
Existing Credit Agreements	29
FAA	15
FCC	11
FCC Applications	40
FCC Order	12
FCC Rules	12
Financing	44
Financing Commitments	44
GAAP	13
Governmental Entity	11
Hazardous Substance	17
HSR Act	11
Indemnified Party	43
Information Memorandum	27
Intellectual Property	22
Investor Rights Agreement	1

IRS	18
knowledge	56
Law	14
Laws	14
Lien	12
Maximum Premium	43
Merger	1
Merger Consideration	4
Merger Sub	1
MVPDs	24
New Credit Agreements	29
New Plans	38
Notice of Superior Proposal	50
Offer	46
Offer Documents	46
Offer Price	46
Old Plans	38
Option and Stock-Based Consideration	37
Option Consideration	36
Paying Agent	5
Permitted Lien	13
person	56
Proxy Statement	19
Recommendation	11
Regulatory Law	41
Release	17
Renewal Application	41
Renewal Station	41
Representatives	31
Restricted Shares	37
Rights	20
Rights Agreement	20
Sarbanes-Oxley Act	14
Schedule 13E-3	19
Schedule TO	46
SEC	13
Securities Act	13
Series D-1 Preferred Stock	9
Series E Preferred Stock	46
Share	3
Special Committee	1
State Commissions	11
Stock Purchase Plan	37
Subordinated Exchangeable Note	1
Subordinated Note	1
Subsidiaries	56
Superior Proposal	34
Surviving Corporation	2
Tax Return	21
Taxes	21
Termination Date	27

TO Schedule 13E-3	46
Tolling Agreement	42
Transitional Compensation Plan	38
Tribune Acquisition	1
Tribune Purchase Agreement	1
Warrant	1

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GREATBANC TRUST COMPANY, not in its individual or corporate capacity, but solely as trustee of the TRIBUNE EMPLOYEE STOCK OWNERSHIP TRUST, which forms a part of the TRIBUNE EMPLOYEE STOCK OWNERSHIP PLAN
By:	/s/ MARILYN H. MARCHETTI
	Name:	Marilyn H. Marchetti
	Title:	Senior Vice President
TESOP CORPORATION
By:	/s/ MARILYN H. MARCHETTI
	Name:	Marilyn H. Marchetti
	Title:	President
TRIBUNE COMPANY
By:	/s/ DENNIS J. FITZSIMONS
	Name:	Dennis J. FitzSimons
	Title:	Chairman, President and Chief Executive Officer
EGI-TRB, L.L.C. (solely for the limited purposes of Section 8.12 hereof)
By:	/s/ PHILIP G. TINKLER
	Name:	Philip G. Tinkler
	Title:	Vice President

Signature Page to the Agreement and Plan of Merger

Annex B

April 1, 2007

1585 Broadway New York, NY 10026

Special Committee of the Board of Directors
Board of Directors
Tribune Company
435 North Michigan Avenue
Chicago, IL 60611

Members of the Special Committee of the Board and the Board of Directors:

        We understand that Tribune Company (the "Company"), GreatBanc Trust Company ("GreatBanc"), not in its individual or corporate capacity, but solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan (the "Buyer"), Tesop Corporation, a wholly owned subsidiary of the Buyer (the "Merger Sub"), and EGI-TRB, L.L.C. (solely for the limited purposes of Section 8.12 thereof) (the "Investor") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 1, 2007 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Stock"), other than shares of Common Stock held by the Company as treasury stock, shares of Common Stock owned by the Buyer or the Merger Sub immediately prior to the effective time of the Merger or shares of Common Stock as to which dissenters' rights have been perfected, will be converted into the right to receive $34.00 in cash plus the Additional Per Share Consideration (as defined in the Merger Agreement). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that the Investor will invest in debt and equity securities of the Company prior to the Merger and debt and equity securities of the surviving corporation following the Merger pursuant to a Securities Purchase Agreement, substantially in the form of the draft dated April 1, 2007 and related agreements, each entered into in connection with the Merger (together, the "Investor Agreements"). In addition, we understand that the Buyer will invest in equity securities of the Company prior to the Merger pursuant to an ESOP Purchase Agreement, substantially in the form of the draft dated April 1, 2007 and related agreements, each entered into in connection with the Merger (together, the "ESOP Purchase Agreements"). Furthermore, we understand that in the event that Eagle New Media Investments, LLC or Eagle Publishing Investments, LLC (together, the "Eagle Entities") own or hold any shares of Common Stock or Series D-1 preferred stock of the Company (the "Preferred Stock") shortly before the consummation of the Merger, the Company and the Eagle Entities will enter into a Stock Exchange Agreement, substantially in the form of the draft dated April 1, 2007 (the "Stock Exchange Agreement"), pursuant to which the Eagle Entities will exchange the shares of Common Stock and Preferred Stock owned or held by them for shares of Series E preferred stock, without par value, of the Company prior to the consummation of the Merger.

        You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock (other than the Investor, the Eagle Entities, the Buyer and the Merger Sub) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

            (i)  reviewed certain publicly available financial statements and other information of the Company;

           (ii)  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii)  analyzed certain financial projections prepared by the management of the Company;

          (iv)  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

           (v)  reviewed the reported prices and trading activity for shares of the Common Stock;

          (vi)  compared the financial performance of the Company and the prices and trading activity of shares of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii)  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (viii)  participated in discussions and negotiations among representatives of the Special Committee, the Company, the Buyer, the Investor and their financial and legal advisors;

          (ix)  reviewed the Merger Agreement; drafts of the debt financing commitments provided to the Company by certain lending institutions dated April 1, 2007 (the "Commitment Letters"); drafts of the Investor Agreements dated April 1, 2007; the Stock Exchange Agreement; drafts of the ESOP Purchase Agreements dated April 1, 2007; a draft of the Voting Agreement, dated April 1, 2007, by and between the Company and each of Chandler Trust No. 1 and Chandler Trust No. 2 and certain other related documents; and

           (x)  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the transactions contemplated by the Investor Agreements, the ESOP Purchase Agreements and the Stock Exchange Agreement (if entered into pursuant to the terms of the Merger Agreement) will be consummated in accordance with their terms. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters.

        This opinion does not address the fairness of any consideration to be received by the Buyer, the Investor or the Eagle Entities pursuant to the Merger Agreement, the ESOP Purchase Agreements, the Investor Agreements or the Stock Exchange Agreement (if entered into pursuant to the terms of the Merger Agreement), the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of the Company, the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which became payable at the time we advised the Special Committee of the Board of Directors that we were prepared to deliver this opinion. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and affiliates of the Investor and have received fees for the rendering of these services. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in investment funds managed by affiliates of the Investor. In the ordinary course of our trading, brokerage, investment management and financing activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of our customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in this transaction.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, we express no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Common Stock (other than the Investor, the Eagle Entities, the Buyer and the Merger Sub) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ THOMAS F. WHAYNE Thomas F. Whayne Managing Director

Annex C

Global Markets & Investment
Banking Group

4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

April 1, 2007

Board of Directors
Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611

Members of the Board of Directors:

        Tribune Company ("Company"), the Tribune Employee Stock Ownership Trust ("Acquiror"), which forms a part of the Tribune Employee Stock Ownership Plan, and Tesop Corporation, a Delaware corporation all of the common stock of which is owned by the Acquiror ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated as of April 1, 2007 ("Merger Agreement"), pursuant to which Acquisition Sub would be merged with and into the Company ("Merger"), with the Company surviving the merger and becoming wholly owned by the Acquiror. In the Merger, each share of Company common stock, par value $0.01 per share ("Company Shares", which term shall also apply to the common stock of the surviving corporation following the Merger), other than any shares held by the Acquiror and other than shares with respect to which dissenters rights are perfected, would be converted into the right to receive $34.00 per share in cash, such amount to be adjusted upward at an 8% annualized rate from January 1, 2008 to and including the closing date if the Merger does not close by January 1, 2008 (the "Consideration"). As part of the transaction, the Company and EGI-TRB, L.L.C., a Delaware limited liability company ("EGI-TRB") and Samuel Zell as guarantor of EGI-TRB ("Guarantor"), have entered into a Securities Purchase Agreement dated April 1, 2007 ("Securities Purchase Agreement") by which EGI-TRB has agreed to purchase 1,470,588 newly issued Company Shares at $34.00 per Company Share and an unsecured subordinated exchangeable note in the principal amount of $200.0 million which shall be exchangeable at the option of the Company, or automatically in certain circumstances, into 5,882,353 Company Shares (the "Subordinated Exchangeable Note") prior to consummation of the Merger. In addition, GreatBanc Trust Company ("ESOP Trustee"), not in its individual or corporate capacity, but solely as trustee of Acquiror, has entered into an ESOP Purchase Agreement with the Company dated April 1, 2007, by which the Acquiror has agreed to purchase 8,928,571 Company Shares at $28.00 per share immediately following execution of the Merger Agreement. As soon as practicable following the execution of the Merger Agreement, the Company will commence a self-tender share repurchase ("Self-Tender") of up to approximately 126 million Company Shares at $34.00 per share. Immediately prior to the Merger, the Company will repay the Subordinated Exchangeable Note, and immediately following consummation of the Merger, EGI-TRB will purchase from the Company an unsecured subordinated promissory note in the principal amount of $225.0 million (the "Subordinated Note") and purchase a 15-year warrant (the "Warrant") to purchase 43,478,261 Company Shares (subject to adjustment). The purchase price of the Warrant will be $90 million, and the initial aggregate exercise price of the Warrant will be $500 million, increasing by $10 million per year for the first 10 years of the Warrant, for a maximum aggregate exercise price of $600 million (subject to adjustment).

        We understand that the Company has entered into a Voting Agreement (the "Voting Agreement") with Chandler Trust No. 1 and Chandler Trust No. 2, pursuant to which Chandler Trust No. 1 and Chandler Trust No. 2 have agreed, among other things, to vote in favor of the Merger Agreement and the Merger. We further understand that the Company has entered into separate Registration Rights Agreements (the "Registration Rights Agreements") with (a) Chandler Trust No. 1 and Chandler Trust No. 2 (the "Chandler Registration Rights Agreement") and (b) a Registration Rights Agreement with EGI-TRB and the Acquiror (the "EGI-TRB/Acquiror Registration Rights Agreement").

        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the Acquiror and its affiliates and the Guarantor and his affiliates.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares prior to the Merger and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and the Guarantor and their financial and legal advisors;

  (8)
  Reviewed a draft dated as of April 1, 2007 of the Merger Agreement (it being understood that such draft was, in all material respects, in the form to be executed); and

  (9)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have reviewed drafts dated as of April 1, 2007 (it being understood that such drafts were, in all material respects, in the form to be executed) of the Securities Purchase Agreement, the Subordinated Exchangeable Note, the ESOP Purchase Agreement, the Subordinated Note, the Warrant, the Voting Agreement, the Chandler Registration Rights Agreement and the EGI-TRB/Acquiror Registration Rights Agreement, however we express no opinion on any aspect of such agreements, or on any other document referred to in the Merger Agreement to be entered into in connection with the transaction.

        We are acting as financial advisor to the Company in connection with the Merger, and will assist the Company in arranging a portion of the financing for the Merger, and will receive fees from the Company for our services, significant portions of which are contingent upon the consummation of the Merger and such financing. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are a participant in the Company's credit facilities which will be refinanced in connection with the transaction and anticipate that we will be a participant in such refinancing. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and the Guarantor and/or his affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and transactions related thereto and does not constitute a recommendation to any shareholder as to whether such shareholder should tender any Company Shares pursuant to the Self-Tender and how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares (excluding the Acquiror and its affiliates and the Guarantor and his affiliates).

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than the Acquiror and its affiliates and the Guarantor and his affiliates.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. APPRAISAL RIGHTS.

        (a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TRIBUNE

C123456789

000004
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1		000000000.000000 ext	000000000.000000 ext
ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 21, 2007.
Vote by Internet
		•	Log on to the Internet and go to www.investorvote.com
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card	123456	C0123456789	12345

    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND
RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

A    Proposals — The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain			For	Against	Abstain
1.	Board proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune Company, GreatBanc Trust Company, solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, Tesop Corporation, and, for limited purposes, EGI-TRB, L.L.C., as it may be amended from time to time, and to approve the Merger.	☐	☐	☐	2.	Board proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve proposal number 1.	☐	☐	☐

B    Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon.    Joint owners should each sign.    When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

	C 1234567890 J N T 1 U P X 0 1 4 1 3 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND
RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

TRIBUNE

Proxy—Tribune Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIBUNE COMPANY.

The undersigned, whose signature appears on the reverse, hereby appoints Dennis J. FitzSimons and Crane H. Kenney, or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote all the shares of common stock of Tribune Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on August 21, 2007 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting.    Your shares will be voted as directed on this card.    If signed and no direction is given for any item, it will be voted in favor of items 1 and 2.    The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.    To vote by telephone or Internet please see the reverse side.    To vote by mail, please sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope.    If you have any comments or a change of address, mark the appropriate box on the reverse side.

Your vote is important.    By returning your voting instruction promptly, you can avoid the inconvenience of receiving follow-up mailings plus help the company avoid additional expenses.

If there are shares of Tribune Company common stock allocated to you in Tribune's employee benefit plans, the instructions you give on this proxy card or by telephone or on the Internet will be used as instructions to the trustee or nominee of the plans to vote all of your shares in the plans at the Special Meeting and any adjournment thereof.    Your instructions will also be used to authorize the trustee or nominee to vote in its judgment on such other business as may properly come before the meeting and any adjournment thereof.

TRIBUNE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

A    Proposals — The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain			For	Against	Abstain
1.	Board proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2007, by and among Tribune Company, GreatBanc Trust Company, solely as trustee of the Tribune Employee Stock Ownership Trust, which forms a part of the Tribune Employee Stock Ownership Plan, Tesop Corporation, and, for limited purposes, EGI-TRB, L.L.C., as it may be amended from time to time, and to approve the Merger.	☐	☐	☐	2.	Board proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve proposal number 1.	☐	☐	☐

B  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon.    Joint owners should each sign.    When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1 U P X      0 1 4 1 3 4 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

TRIBUNE

Proxy—Tribune Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIBUNE COMPANY.

The undersigned, whose signature appears on the reverse, hereby appoints Dennis J. FitzSimons and Crane H. Kenney, or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote all the shares of common stock of Tribune Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on August 21, 2007 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or Internet please see the reverse side. To vote by mail, please sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope. If you have any comments or a change of address, mark the appropriate box on the reverse side.

Your vote is important.    By returning your voting instruction promptly, you can avoid the inconvenience of receiving follow-up mailings plus help the company avoid additional expenses.

If there are shares of Tribune Company common stock allocated to you in Tribune's employee benefit plans, the instructions you give on this proxy card or by telephone or on the Internet will be used as instructions to the trustee or nominee of the plans to vote all of your shares in the plans at the Special Meeting and any adjournment thereof. Your instructions will also be used to authorize the trustee or nominee to vote in its judgment on such other business as may properly come before the meeting and any adjournment thereof.

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 21, 2007
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
INTRODUCTION
SPECIAL FACTORS
IDENTITY AND BACKGROUND OF FILING PERSONS
THE SPECIAL MEETING
THE MERGER AGREEMENT
OTHER TRANSACTION AGREEMENTS
APPRAISAL RIGHTS
INFORMATION ABOUT THE COMPANY
TRIBUNE COMPANY AND SUBSIDIARIES SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA (In thousands of dollars, except per share data)
Pro Forma Condensed Consolidated Statement of Income (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
FINANCIAL PROJECTIONS
MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
SUBMISSION OF SHAREHOLDER PROPOSALS
OTHER MATTERS
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
Table of Contents
W I T N E S S E T H
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ESOP AND MERGER SUB
ARTICLE V COVENANTS AND AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS
  Annex B
  Annex C
  Annex D
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE